         AS FILED WITH THE SECURITIES AND COMMISSSION ON JULY 16, 1996
                                             Registration No. 333-4335

               SECURITIES AND EXCHANGE COMMISSION

                      Washington D.C. 20549

                   --------------------------

                      AMENDMENT NO. 2 TO

                            FORM S-4

                      REGISTRATION STATEMENT

                              UNDER

                    THE SECURITIES ACT OF 1933

                    --------------------------

                           USAIR, INC.

       (Exact name of Registrant as specified in its charter)

                            Delaware

  (State or other jurisdiction of incorporation or organization)

                              4512

     (Primary Standard Industrial Classification Code Number)

                       -------------------------

                             53-0218143

             (I.R.S. Employer Identification Number)

                          2345 Crystal Drive

                       Arlington, Virginia 22227

                            (703) 418-7000

       (Address, including zip code and telephone number, including area code, of Registrants' principal executive office)

                       -------------------------
                               copies to:
John W. Harper                 Lawrence M. Nagin
Senior Vice President-Finance  Executive Vice President-Corporate
 and Chief Financial Officer    Affairs and General Counsel
USAir, Inc.                    USAir, Inc.
2345 Crystal Drive             2345 Crystal Drive
Arlington, Virginia 22227      Arlington, Virginia 22227
(703) 418-7000                 (703) 418-7000

          (Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                      CROSS REFERENCE SHEET
                      ---------------------


Item      Item Caption                  Location or Heading
                                           in Prospectus


A.        INFORMATION ABOUT THE TRANSACTION
          ---------------------------------

 1.       Forepart of the Regis-
          tration Statement and
          Outside Front Cover
          Page of Prospectus........    Facing Page; Cross
                                        Reference Sheet; Outside
                                        Front Cover Page of the
                                        Prospectus

 2.       Inside Front and Outside Back
          Cover Pages of Prospectus.... Inside Front Cover Page
                                        of Prospectus

 3.       Risk Factors; Ratio of
          Earnings to Fixed Charges
          and Other Information.....    "Prospectus Summary";
                                        "Risk Factors";
                                        "Business";
                                        "Selected Consolidated
                                        Financial and Operating
                                        Data"

 4.       Terms of the Transaction...   "Prospectus Summary";
                                        "Risk Factors"; "The
                                        "The Exchange Offer";
                                        "Description of the
                                        Notes"; "United States
                                        Federal Income Tax
                                        Consequences"; "Plan of
                                        Distribution"

 5.       Pro Forma Financial
          Information................   *

 6.       Material Contacts With the
          Company Being Acquired.....   *

 7.       Additional Information
          Required for Reoffering
          by Persons and Parties
          Deemed to be Underwriters..   *

 8.       Interests of Named
          Experts and Counsel........   "Independent Auditors";
                                        "Experts"; "Legal
                                        Matters"

 9.       Disclosure of Commission
          Position on Indemnifi-
          cation for Securities
          Act Liabilities............   *


B.   INFORMATION ABOUT THE REGISTRANT
     --------------------------------

10.       Information With Respect
          to S-3 Registrants.........   *

11.       Incorporation of Certain
          Information by Reference...   *

12.       Information With Respect
          to S-2 or S-3 Registrants..   *

13.       Incorporation of Certain
          Information by Reference...   *

14.       Information With Respect
          to Registrants Other Than
          S-2 or S-3 Registrants.....   Cover Page of Regis-
                                        tration Statement;
                                        "Prospectus Summary";
                                        "Risk Factors";
                                        "Business"; "Use
                                        of Proceeds"; "Selected
                                        Consolidated Financial
                                        and Operating Data";
                                        "Management's Discussion
                                        and Analysis of Financial
                                        Condition and Results of
                                        Operations";
                                        "Management";
                                        "Security Ownership of
                                        Certain Beneficial Owners
                                        and Management".

15.       Information With Respect
          S-3 Companies..............   *


C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
     --------------------------------------------

16.       Information With Respect      *
          to S-2 or S-3 Companies....

17.       Information With Respect
          to Companies Other Than
          S-2 or S-3 Companies.......   *

18.       Information if Proxies,
          Consents or Authorizations
          are to be Solicited........   *


D.   VOTING AND MANAGEMENT INFORMATION
     ---------------------------------

19.       Information if Proxies,
          Consents or Authorizations
          are not to be Solicited
          or in an Exchange Offer       "Management"; "Security
                                        Ownership of Certain
                                        Beneficial Owners and
                                        Management"

____________________
*Not Applicable

                                 $263,000,000
                         [LOGO OF USAIR APPEARS HERE]

           OFFER TO EXCHANGE 6.76% CLASS A ENHANCED EQUIPMENT NOTES,
                  7.50% CLASS B ENHANCED EQUIPMENT NOTES AND
            8.93% CLASS C ENHANCED EQUIPMENT NOTES FOR ANY AND ALL
              OUTSTANDING 6.76% CLASS A ENHANCED EQUIPMENT NOTES,
                  7.50% CLASS B ENHANCED EQUIPMENT NOTES AND
                    8.93% CLASS C ENHANCED EQUIPMENT NOTES

                                ---------------

  USAir, Inc. ("USAir" or the "Company") hereby offers to exchange (the "Exchange Offer") (a) up to $142,400,000 in aggregate principal amount of new 6.76% Class A Enhanced Equipment Notes (the "New Class A Notes") for up to $142,400,000 in aggregate principal amount of outstanding Class A Enhanced Equipment Notes (the "Old Class A Notes"), (b) up to $54,800,000 in aggregate principal amount of new 7.50% Class B Enhanced Equipment Notes (the "New Class B Notes") for up to $54,800,000 in aggregate principal amount of outstanding Class B Enhanced Equipment Notes (the "Old Class B Notes") and (c) up to $65,800,000 in aggregate principal amount of new 8.93% Class C Enhanced Equipment Notes (the "New Class C Notes") for up to $65,800,000 in aggregate principal amount of outstanding Class C Enhanced Equipment Notes (the "Old Class C Notes"; the New Class A Notes, the New Class B Notes and the New Class C Notes are sometimes collectively referred to as the "New Notes"; the Old Class A Notes, the Old Class B Notes and the Old Class C Notes are sometimes collectively referred to as the "Old Notes"; the New Notes and the Old Notes, collectively, the "Notes").

  The Old Notes were issued pursuant to three separate indentures (each, an "Indenture") dated as of February 15, 1996 between USAir and Wilmington Trust Company, as Indenture Trustee. The terms of the New Notes are identical in all respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged in the Exchange Offer, except that the New Notes are freely transferable by holders thereof and are issued free from any covenant regarding registration. The New Notes will evidence the same debt as the Old Notes and contain terms which are identical to the terms of the Old Notes that are to be exchanged therefor. For a complete description of the terms of the New Notes, see "Description of the Notes." There will be no cash proceeds to USAir from the Exchange Offer.

  The Old Notes were issued and sold on February 16, 1996 in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Private Offering"). Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of USAir under a registration rights agreement (the "Registration Rights Agreement") dated as of February 15, 1996 between Morgan Stanley & Co. Incorporated, Salomon Brothers Inc., Chase Securities, Inc. and Lehman Brothers Inc. (collectively, the "Initial Purchasers") on the one hand and USAir on the other, relating to the Old Notes. See "The Exchange Offer--Purpose of the Exchange Offer." New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of USAir within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The "Letter of Transmittal" relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. USAir will, for a period of 90 days after the Expiration Date (as defined herein), make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Notes constitute securities for which there is no established trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. USAir does not currently intend to list the New Notes on any securities exchange. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on August , 1996, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Old Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, otherwise such tenders will be irrevocable. USAir will pay all expenses incident to the Exchange Offer.

                                ---------------

  See "Risk Factors" commencing on page 17 for a discussion of certain factors that should be considered by prospective investors in evaluating the New Notes.

                                ---------------

                  The date of this Prospectus is July  , 1996

                             AVAILABLE INFORMATION

  USAir has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. USAir is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports with the Commission. Such reports and other information concerning USAir may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1228; The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 75 Park Avenue, New York, New York 10007, 14th Floor. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  17
Use of Proceeds..........................................................  25
Description of the Aircraft and the Appraisals...........................  26
Selected Financial and Operating Information.............................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Business.................................................................  42
Management...............................................................  69
Beneficial Security Ownership............................................  79
The Exchange Offer.......................................................  82
Description of the Notes.................................................  88
Plan of Distribution..................................................... 104
United States Federal Income Tax Consequences............................ 104
Legal Matters............................................................ 105
Independent Auditors..................................................... 105
Experts.................................................................. 105
Consolidated Financial Statements........................................ F-1

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus. Capitalized terms used in this summary and not defined herein shall have the meanings assigned to them elsewhere in this Prospectus.

                                  THE COMPANY

  USAir, a certificated air carrier engaged primarily in the business of transporting passengers, property and mail, is a wholly-owned subsidiary of USAir Group, Inc. ("USAir Group"). USAir accounted for approximately 93% of USAir Group's operating revenues for the fiscal year ended December 31, 1995 and 92% of USAir Group's operating revenues for the first quarter of 1996. USAir is USAir Group's principal operating subsidiary. USAir enplaned more than 57 million passengers in 1995 and was the fifth largest United States air carrier ranked by revenue passenger miles ("RPMs") in 1995. As of December 31, 1995, USAir provided regularly scheduled jet service through 108 airports to approximately 143 cities in the continental United States, Canada, Mexico, France, Germany and the Caribbean. USAir added service to Italy and Spain in 1996. USAir's executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22227 (telephone number (703) 418-7000) and its primary connecting hubs are located at the principal airports in Pittsburgh, Pennsylvania, Charlotte, North Carolina, Philadelphia, Pennsylvania, and Baltimore/Washington International Airport ("BWI"). USAir also maintains significant operations at major airports in the large east coast population centers of Boston, New York City (LaGuardia Airport ("LaGuardia")) and Washington, D.C. (National Airport ("Washington National")). When measured by departures, USAir is the largest or second largest airline at each of the foregoing airports and is the predominant air carrier in many smaller eastern cities, such as Albany, Buffalo, Hartford, Providence, Richmond, Rochester and Syracuse. In addition, USAir is the leading airline from the Northeast to Florida. As discussed below in "Business-- Significant Impact of Low Cost, Low Fare Competition," a substantial portion of USAir's RPMs are flown within or to and from the eastern United States. For fiscal year 1995, approximately 36% of all scheduled flights on the east coast of the United States were USAir flights. Approximately 64% of USAir's current flights and 44% of its available seat miles ("ASMs") are represented by intra-east coast flying.

  USAir has an important international alliance with British Airways Plc ("BA"), a major investor in USAir Group. As of December 31, 1995, USAir and BA had implemented code sharing from 70 of the 138 airports currently authorized by the United States Department of Transportation ("DOT"). The USAir/BA alliance also extends to the sharing of ground services at certain airports and joint cooperation in areas such as product branding, cargo services, jet fuel purchasing, frequent traveler programs and maintenance services. As discussed further below in "Risk Factors--Proposed Alliance Between British Airways and American" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Proposed Alliance Between British Airways and American", on June 11, 1996, American Airlines, Inc. ("American") and BA announced a proposed alliance to jointly market, price and manage their North Atlantic airline services, effective April 1, 1997, subject to United States and international approvals. The joint services would carry the designator codes of both airlines, and each would code-share behind/beyond the other's gateways. The two airlines also intend to act cooperatively in other areas, such as marketing, sales, facilities use and cargo. The BA/American alliance, as proposed, does not prevent American or BA from entering into or continuing commercial arrangements with other airlines, including USAir. Certain competition authorities in the United States and Europe have made inquiries into the proposed alliance and several airlines serving the North Atlantic have raised strong objections to the proposed alliance. USAir has stated that the proposed alliance "provides positive opportunities" and that "USAir will act in the best interests of its shareholders, employees and communities served". At present, USAir is reviewing the proposed alliance and is unable to predict how, if approved, the BA/American alliance would affect USAir and its relationship with BA.

  USAir also code-shares with eleven regional airlines which operate under the "USAir Express" trade name. The USAir Express network feeds traffic into USAir's route system at several points, including its major hub operations at Pittsburgh, Charlotte, Philadelphia and BWI. At December 31, 1995, USAir Express carriers enplaned approximately 9.6 million passengers, over half of whom connected to USAir flights. USAir also has a management agreement and code shares with Shuttle, Inc. which operates under the name "USAir Shuttle." The USAir Shuttle operates frequent service between LaGuardia and Boston and between LaGuardia and Washington National.


                                      3--1

  In January 1996, Stephen M. Wolf was appointed Chairman and Chief Executive Officer of USAir and of USAir Group. Mr. Wolf succeeded Seth E. Schofield, who retired after 38 years with USAir. Mr. Wolf has been a senior executive at United Airlines, Inc. ("United"), The Flying Tiger Line Inc. ("Flying Tigers"), Republic Airlines, Inc. ("Republic"), Continental Airlines, Inc. ("Continental"), Pan American World Airways ("Pan Am") and American. In addition, in February 1996, USAir appointed Rakesh Gangwal as President and Chief Operating Officer of USAir and USAir Group and Lawrence M. Nagin as Executive Vice President--Corporate Affairs and General Counsel of USAir and USAir Group. Mr. Gangwal has been a senior officer at Air France and United and Mr. Nagin has held senior positions at United and Flying Tigers.

RECENT OPERATING RESULTS

  USAir recorded a net loss of $54.9 million for the three months ended March 31, 1996 compared to a net loss of $101.8 million for the three months ended March 31, 1995. USAir recorded net income of $33.0 million and operating income of $234.7 million for the fiscal year ended December 31, 1995 compared with a net loss of $716.2 million and an operating loss of $517.0 million for the fiscal year ended December 31, 1994. The year-over-year improvement reflects a $406.3 million revenue increase coupled with a decrease in operating expenses of $345.3 million. USAir's 1995 and 1994 results include $34.5 million and $26.5 million, respectively, of income attributible to equity investments in certain partnerships that provide computerized reservation services. From 1989 through 1994, USAir incurred substantial losses. Its results of operations have been adversely affected by, among other factors, the growth of low cost, low fare competition, particularly in 1994, and its unit costs, which are the highest of major United States air carriers.

STRATEGY

  USAir has been striving to improve its profitability and respond to the competitive environment that characterizes the United States airline industry by:

  --Rationalizing the level and geographic distribution of its capacity;

  --Building brand loyalty by improving its product and its delivery; and

  --Reducing its operating costs and aircraft commitments.

Most recently, Stephen M. Wolf, Chairman of the Board of Directors and Chief Executive Officer of both USAir Group and USAir, and Rakesh Gangwal, President and Chief Operating Officer of both companies, have held a series of employee meetings where they presented their assessment of USAir's competitive position. The focal point of these meetings was to communicate senior management's belief that USAir must lower its personnel costs, increase employee productivity, increase the quality of USAir's service and customer satisfaction and grow in size to ensure long-term viability. The Chairman made a similar presentation at USAir Group's annual stockholders meeting in May 1996. USAir remains committed to reducing USAir's personnel costs and improving employee productivity. With regard to the growth of USAir, USAir believes that internal growth is preferable but has not excluded other alternatives.

CAPACITY AND ROUTE RATIONALIZATION

  Beginning in the spring of 1995, USAir instituted a significant rationalization of its capacity and routes with the goals of reducing less profitable non-hub (point-to-point) flying, emphasizing the quality of departures versus quantity of flights, reducing excess capacity in strong markets and replacing low demand jet service with modern turboprop aircraft operated by USAir Express. USAir has also been seeking to broaden its route portfolio by leveraging its strong east coast franchise into expanded transcontinental and international service from the eastern United States. By diversifying its route structure in this way, USAir can enhance its long-haul service and increase its average length of haul. Increasing its length of haul will enable USAir to increase the average value of tickets sold and reduce the unit cost of serving each passenger.

  Internationally, USAir has expanded service to the Caribbean and has re-aligned its international routes in an effort to further develop Philadelphia and Boston as transatlantic gateways. USAir has recently commenced service to Munich, Germany, Madrid, Spain and Rome, Italy to complement its European service to Frankfurt and Paris. In July 1996, USAir began code-sharing with German airline Deutsche BA on flights to Berlin and Dusseldorf from Munich. USAir estimates that its transatlantic capacity in 1996 (as measured by ASMs) will increase by approximately 54% compared to 1995. USAir believes that the further development of international service from Philadelphia and Boston will enable it to achieve a competitive advantage by leveraging USAir's existing domestic network with the strong local transatlantic demand and the favorable geographic position of these cities.

  USAir's reduction in jet aircraft and its continuing efforts to reduce costs and enhance revenue by eliminating less profitable routes have resulted in the cessation of or reduction in jet flying between certain city pairs. In some cases, existing or former jet routes have been turned over to USAir Express with the goal of maintaining portions of the revenue base (particularly the hub connecting traffic) with lower cost operations.

ENHANCED CUSTOMER SERVICE, PERFORMANCE AND RELIABILITY

  USAir has undertaken a number of initiatives to build brand loyalty among its customers with the goal of maintaining and enhancing its traditional unit revenue premiums over its competitors. USAir hopes to increase its market share of business travelers and long-haul customers. The initiatives include enhancements appealing to business travelers, investments in technology and new facilities, improvements in service levels and an emphasis on safety.

COST REDUCTIONS

  Although USAir has recently demonstrated significantly improved financial performance, USAir believes that it must continue to lower its costs (including personnel costs) in order to compete effectively in a low fare environment. USAir, whose operating costs are the highest among the major United States airlines, is actively pursuing several initiatives in an effort to further reduce its cost structure. USAir is working to achieve additional substantial cost savings through a combination of organizational and structural changes, reengineering and other initiatives including: centralization of its purchasing functions; realignment of customer services; improvements in operations performance to increase crew productivity; outsourcing of cargo and communications; and reengineering its maintenance operations, finance, reservations, purchasing, accounts payable, payroll and human resources functions.

  In February 1995, USAir and several other major U.S. carriers, including Delta Airlines, Inc. ("Delta"), American, Northwest Airlines, Inc. ("Northwest") and United, imposed limits on the base commissions they pay travel agents for domestic air fares. See "Business--Industry Restructuring and Cost-Cutting." The new limits on commissions are designed to reduce one of the airlines' largest expenses. USAir has experienced cost savings due to the new commission limits.

  In March 1994, in an attempt to reduce its annual labor personnel costs by approximately $500 million through concession agreements involving wage and benefit reductions, improved productivity and other cost savings, USAir Group began negotiating with the unions that represent certain of USAir's employees. USAir's wages and benefits are the largest single component of its operating costs (approximately 41% for 1995). In late July 1995, USAir Group announced that it was ending discussions with the unions on a wage concession and restructuring package and that it would concentrate on reducing USAir's labor costs through traditional collective bargaining. See "Business--Employees." USAir remains committed to obtaining labor cost reductions.

  In order to decrease aircraft ownership costs, facilitate its capacity rationalization plan and reduce its fleet size and number of fleet types, USAir has deferred new aircraft deliveries, pursued the sale or lease of certain jet aircraft and declined to renew leases for certain other aircraft upon lease expiry. USAir has no current plans to add new aircraft to its fleet until January 1998. In May 1994, USAir reached an agreement with The Boeing Company ("Boeing") to reschedule the delivery of 40 737-300 series aircraft from the 1997 through 2000 time period to the years 2003 through 2005. In June 1995, USAir reached agreements with Boeing and Rolls-Royce plc ("Rolls-Royce") to reschedule the delivery dates for eight 757-200 aircraft from 1996 to 1998. As a result of these recent agreements, USAir's capital commitments have been substantially reduced for the 1996 to 2000 time period. In addition, USAir has committed financing for a substantial portion of the purchase price of each of the scheduled 1998 deliveries.

                              TRANSACTION OVERVIEW

  On February 16, 1996 (the "Closing Date"), USAir issued the Old Notes, the proceeds of which were used as part of the funds necessary to repay in full the indebtedness incurred by USAir in connection with its acquisition of nine Boeing 757-200 aircraft (each an "Aircraft" and collectively, the "Aircraft"). USAir took delivery of two of the Aircraft from Boeing in the fourth quarter of 1994 and seven during 1995. Each of the Aircraft is equipped with two Rolls-Royce model RB211-535E4 aircraft engines.

  The Old Class A Notes, the Old Class B Notes and the Old Class C Notes were issued in principal amounts not exceeding 32.5%, 45% and 60%, respectively, on a cumulative basis, of $438,120,000--the "Initial Aggregate Appraised Value." "Appraised Value" for an Aircraft is defined as the lower of the average and median of the appraisals for such Aircraft as of December 31, 1995 from the following three independent aircraft appraisal and consulting firms commissioned by USAir: AirClaims Limited ("AirClaims"), Aircraft Information Services, Inc. ("AISI") and BK Associates, Inc. ("BK"). The Initial Aggregate Appraised Value of $438,120,000 was the sum of the nine Appraised Values. See "Risk Factors--Limitations Regarding Aircraft Collateral--Appraisals of Aircraft; Realizable Value" and "Description of the Aircraft and the Appraisals."

  The Old Notes are and the New Notes will be secured by a security interest in, among other things, the Aircraft, granted on the Closing Date by USAir to Wilmington Trust Company, as collateral agent (the "Collateral Agent") under a Collateral Agency Agreement (the "Collateral Agency Agreement") entered into by USAir, the Indenture Trustees, the Liquidity Providers (as defined herein) and the Collateral Agent. Payments of interest on the Notes will be supported by three separate Liquidity Facilities (as defined herein), being provided initially by Westdeutsche Landesbank Girozentrale, acting through its New York branch ("WestLB New York"), each in an amount sufficient to pay interest on (but not principal of or premium on) the respective Class of Notes at the applicable interest rate on three successive semi-annual Interest Payment Dates (as defined herein).

  USAir will make semi-annual payments of interest on, and is expected to make semi-annual payments of principal of, the Notes directly to the Collateral Agent. From these payments (as well as from other payments described herein required to be made by USAir under the Collateral Agency Agreement and the Liquidity Agreements (as defined herein)), the Collateral Agent will first reimburse the Liquidity Providers for amounts owing to such Liquidity Providers and then pay to the applicable Indenture Trustee for each Class of Notes interest on and principal of the Notes. The expected final principal payment date of the Notes is April 15, 2008. Failure to make an expected payment of principal of the Notes before the Legal Maturity Date (as defined below) is not an Event of Default (as defined herein) under the applicable Indenture.

                         SUMMARY OF TERMS OF THE NOTES

                                   CLASS A NOTES  CLASS B NOTES  CLASS C NOTES
                                   -------------  -------------  -------------
Aggregate Principal Amount.......   $142,400,000    $54,800,000    $65,800,000
Ratings of Old Notes on February
 16, 1996:
  Moody's........................             A2           Baa1            Ba2
  S&P............................             A+             A-           BBB-
Initial Loan to Aircraft Value
 (cumulative)....................           32.5%          45.0%          60.0%
Expected Average Life Date.......     02/20/2006     02/20/2006     02/20/2006
Initial Average Life (in years)..           10.0           10.0           10.0
Interest Payment Dates...........  04/15 & 10/15  04/15 & 10/15  04/15 & 10/15
Expected Principal Payment
 Dates...........................  04/15 & 10/15  04/15 & 10/15  04/15 & 10/15
Final Expected Payment Dates.....     04/15/2008     04/15/2008     04/15/2008
Legal Maturity Date..............     10/15/2009     10/15/2009     10/15/2009
Minimum Denomination.............   $    100,000    $   100,000    $   100,000
Section 1110 Protection(1).......            yes            yes            yes
Liquidity Provider Ratings.......       A-1+/P-1       A-1+/P-1       A-1+/P-1
Liquidity Facility Coverage......  3 semi-annual  3 semi-annual  3 semi-annual
                                    int. pymts.    int. pymts.    int. pymts.
Initial Liquidity Facility
 Amounts(2)......................   $ 14,439,360    $ 6,165,000    $ 8,813,910

- --------
(1) The benefits of Section 1110 of the Bankruptcy Code are available to the Collateral Agent.
(2) The initial available amount of each of the Liquidity Facilities is sufficient to cover three times the amount of interest to accrue on the relevant Class of Notes during the first semi-annual interest period. The aggregate initial amount of the Liquidity Facilities is $29,418,270.

                          AIRCRAFT SECURING THE NOTES

  The following table sets forth the registration number, type, in-service date and Appraised Value of each of the Aircraft:

       AIRCRAFT                                        AIRCRAFT
     REGISTRATION                                     IN-SERVICE    APPRAISED
        NUMBER                        AIRCRAFT TYPE      DATE       VALUES(1)
     ------------                     -------------- ------------- ------------
       N625VJ........................ Boeing 757-200 November 1994 $ 47,710,000
       N626AU........................ Boeing 757-200 November 1994   47,920,000
       N627AU........................ Boeing 757-200 February 1995   48,330,000
       N628AU........................ Boeing 757-200 February 1995   48,330,000
       N629AU........................ Boeing 757-200    March 1995   48,740,000
       N630AU........................ Boeing 757-200    April 1995   48,750,000
       N631AU........................ Boeing 757-200      May 1995   49,170,000
       N632AU........................ Boeing 757-200     June 1995   49,380,000
       N633AU........................ Boeing 757-200     July 1995   49,790,000
                                                                   ------------
                                                                   $438,120,000
                                                                   ============

- --------

(1) Appraised Value for each Aircraft means the lower of the average and median of the appraisals for such Aircraft commissioned by USAir from AirClaims, AISI and BK as of December 31, 1995. The median appraisal was used in each case. As further described in "Risk Factors--Limitations Regarding Aircraft Collateral--Appraisals of Aircraft; Realizable Value" and "Description of the Aircraft and the Appraisals", an appraisal is only an estimate of value and should not be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be less than the Appraised Value thereof. In addition, the current market value of an Aircraft may be less than its Appraised Value. Each of the appraisals has been filed with the Commission and each is subject to qualifications, limitations and assumptions that should be considered by prospective holders of the New Notes.

                              LOAN TO VALUE RATIOS

  The following table sets forth loan to value ratios ("LTVs") for each Class of Notes as of the date specified. The LTV for any Class of Notes is equal to the outstanding principal amount of such Class, together in each case with the outstanding principal amount of the Notes of all Classes senior to such Class, divided by the "Assumed Aggregate Appraised Value." USAir does not generally disclose projections of future values. USAir has no obligation, and does not intend, to prepare updated projections of the LTVs set forth below.

  The table is based on the assumption that the value of each Aircraft included in the aggregate pool set forth below depreciates by 2% per year from the Initial Aggregate Appraised Value. Other rates or methods of depreciation would result in materially different LTVs and no assurance can be given (i) that the depreciation rates and method assumed for the purpose of the table are those most likely to occur or (ii) as to the actual future value of any Aircraft. The Note balances are calculated on the assumption that USAir makes all payments of principal when expected to be made. Thus, the table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions.

                                    CLASS A

                                                 ASSUMED
                                                AGGREGATE
                                                APPRAISED     CLASS A    CLASS A
     PAYMENT DATE                                VALUE(1)     BALANCE      LTV
     ------------                              ------------ ------------ -------
     Apr. 15, 1996............................ $438,120,000 $142,400,000  32.5%
     Oct. 15, 1996............................  438,120,000  138,703,000  31.7%
     Apr. 15, 1997............................  429,357,600  137,011,500  31.9%
     Oct. 15, 1997............................  429,357,600  135,320,000  31.5%
     Apr. 15, 1998............................  420,595,200  133,797,650  31.8%
     Oct. 15, 1998............................  420,595,200  132,275,300  31.4%
     Apr. 15, 1999............................  411,832,800  130,895,410  31.8%
     Oct. 15, 1999............................  411,832,800  129,515,520  31.4%
     Apr. 15, 2000............................  403,070,400  128,503,680  31.9%
     Oct. 15, 2000............................  403,070,400  127,491,840  31.6%
     Apr. 15, 2001............................  394,308,000  126,657,177  32.1%
     Oct. 15, 2001............................  394,308,000  124,996,877  31.7%
     Apr. 15, 2002............................  385,545,600  123,842,573  32.1%
     Oct. 15, 2002............................  385,545,600  122,980,798  31.9%
     Apr. 15, 2003............................  376,783,200  120,627,040  32.0%
     Oct. 15, 2003............................  376,783,200  119,285,600  31.7%
     Apr. 15, 2004............................  368,020,800  113,635,200  30.9%
     Oct. 15, 2004............................  368,020,800  110,353,800  30.0%
     Apr. 15, 2005............................  359,258,400  103,923,520  28.9%
     Oct. 15, 2005............................  359,258,400   96,807,604  26.9%
     Apr. 15, 2006............................  350,496,000   88,857,600  25.4%
     Oct. 15, 2006............................  350,496,000   79,804,800  22.8%
     Apr. 15, 2007............................  341,733,600   73,154,400  21.4%
     Oct. 15, 2007............................  341,733,600   63,648,000  18.6%
     Apr. 15, 2008............................  332,971,200            0   0.0%

- --------

(1) The Assumed Aggregate Appraised Value set forth opposite April 15, 1996 (but not the Assumed Aggregate Appraised Values for subsequent periods) is the Initial Aggregate Appraised Value (see "Description of the Aircraft and the Appraisals"). No assurance can be given that such value represents the realizable value of the Aircraft; the proceeds realized upon the sale of any Aircraft may be less than the Appraised Value thereof. In addition, the current market value of an Aircraft may be less than its Appraised Value. Each of the appraisals has been filed with the Commission and each is subject to qualifications, limitations and assumptions that should be considered by prospective holders of the New Notes. See "Risk Factors--Limitations Regarding Aircraft Collateral-- Appraisals of Aircraft; Realizable Value" and "Description of the Aircraft and the Appraisals."

                                    CLASS B

                                                  ASSUMED
                                                 AGGREGATE
                                                 APPRAISED     CLASS B   CLASS B
     PAYMENT DATE                                 VALUE(1)     BALANCE     LTV
     ------------                               ------------ ----------- -------
     Apr. 15, 1996............................. $438,120,000 $54,800,000  45.0%
     Oct. 15, 1996.............................  438,120,000  53,377,278  43.8%
     Apr. 15, 1997.............................  429,357,600  52,726,336  44.2%
     Oct. 15, 1997.............................  429,357,600  52,075,393  43.6%
     Apr. 15, 1998.............................  420,595,200  51,489,545  44.1%
     Oct. 15, 1998.............................  420,595,200  50,903,697  43.6%
     Apr. 15, 1999.............................  411,832,800  50,372,672  44.0%
     Oct. 15, 1999.............................  411,832,800  49,841,647  43.6%
     Apr. 15, 2000.............................  403,070,400  49,452,259  44.2%
     Oct. 15, 2000.............................  403,070,400  49,062,871  43.8%
     Apr. 15, 2001.............................  394,308,000  48,741,666  44.5%
     Oct. 15, 2001.............................  394,308,000  48,102,731  43.9%
     Apr. 15, 2002.............................  385,545,600  47,658,518  44.5%
     Oct. 15, 2002.............................  385,545,600  47,326,880  44.2%
     Apr. 15, 2003.............................  376,783,200  46,421,080  44.3%
     Oct. 15, 2003.............................  376,783,200  45,904,852  43.8%
     Apr. 15, 2004.............................  368,020,800  43,730,400  42.8%
     Oct. 15, 2004.............................  368,020,800  42,467,614  41.5%
     Apr. 15, 2005.............................  359,258,400  39,993,040  40.1%
     Oct. 15, 2005.............................  359,258,400  37,254,612  37.3%
     Apr. 15, 2006.............................  350,496,000  34,195,200  35.1%
     Oct. 15, 2006.............................  350,496,000  30,711,398  31.5%
     Apr. 15, 2007.............................  341,733,600  28,152,115  29.6%
     Oct. 15, 2007.............................  341,733,600  24,493,753  25.8%
     Apr. 15, 2008.............................  332,971,200           0   0.0%

- -------

(1) The Assumed Aggregate Appraised Value set forth opposite April 15, 1996 (but not the Assumed Aggregate Appraised Values for subsequent periods) is the Initial Aggregate Appraised Value (see "Description of the Aircraft and the Appraisals"). No assurance can be given that such value represents the realizable value of the Aircraft; the proceeds realized upon the sale of any Aircraft may be less than the Appraised Value thereof. In addition, the current market value of an Aircraft may be less than its Appraised Value. Each of the appraisals has been filed with the Commission and each is subject to qualifications, limitations and assumptions that should be considered by prospective holders of the New Notes. See "Risk Factors-- Limitations Regarding Aircraft Collateral--Appraisals of Aircraft; Realizable Value" and "Description of the Aircraft and the Appraisals."

                                    CLASS C

                                                  ASSUMED
                                                 AGGREGATE
                                                 APPRAISED     CLASS B   CLASS B
     PAYMENT DATE                                 VALUE(1)     BALANCE     LTV
     ------------                               ------------ ----------- -------
     Apr. 15, 1996............................. $438,120,000 $65,800,000  60.0%
     Oct. 15, 1996.............................  438,120,000  64,091,695  58.5%
     Apr. 15, 1997.............................  429,357,600  63,310,089  58.9%
     Oct. 15, 1997.............................  429,357,600  62,528,483  58.2%
     Apr. 15, 1998.............................  420,595,200  61,825,038  58.8%
     Oct. 15, 1998.............................  420,595,200  61,121,592  58.1%
     Apr. 15, 1999.............................  411,832,800  60,483,975  58.7%
     Oct. 15, 1999.............................  411,832,800  59,846,357  58.1%
     Apr. 15, 2000.............................  403,070,400  59,378,807  58.9%
     Oct. 15, 2000.............................  403,070,400  59,911,258  58.4%
     Apr. 15, 2001.............................  394,308,000  58,525,578  59.3%
     Oct. 15, 2001.............................  394,308,000  58,758,388  58.5%
     Apr. 15, 2002.............................  385,545,600  57,225,009  59.3%
     Oct. 15, 2002.............................  385,545,600  57,826,801  58.9%
     Apr. 15, 2003.............................  376,783,200  56,739,180  59.1%
     Oct. 15, 2003.............................  376,783,200  55,119,329  58.5%
     Apr. 15, 2004.............................  368,020,800  52,508,400  57.0%
     Oct. 15, 2004.............................  368,020,800  50,992,135  55.4%
     Apr. 15, 2005.............................  359,258,400  48,020,840  53.4%
     Oct. 15, 2005.............................  359,258,400  44,732,727  49.8%
     Apr. 15, 2006.............................  350,496,000  41,059,200  46.8%
     Oct. 15, 2006.............................  350,496,000  36,876,094  42.1%
     Apr. 15, 2007.............................  341,733,600  33,803,087  39.5%
     Oct. 15, 2007.............................  341,733,600  29,410,382  34.4%
     Apr. 15, 2008.............................  332,971,200           0   0.0%

- --------

(1) The Assumed Aggregate Appraised Value set forth opposite April 15, 1996 (but not the Assumed Aggregate Appraised Values for subsequent periods) is the Initial Aggregate Appraised Value (see "Description of the Aircraft and the Appraisals"). No assurance can be given that such value represents the realizable value of the Aircraft; the proceeds realized upon the sale of any Aircraft may be less than the Appraised Value thereof. In addition, the current market value of an Aircraft may be less than its Appraised Value. Each of the appraisals has been filed with the Commission and each is subject to qualifications, limitations and assumptions that should be considered by prospective holders of the New Notes. See "Risk Factors-- Limitations Regarding Aircraft Collateral--Appraisals of Aircraft; Realizable Value" and "Description of the Aircraft and the Appraisals."

                               THE EXCHANGE OFFER

EXCHANGE OFFER

  USAir is offering to exchange pursuant to the Exchange Offer (a) up to $142,400,000 in aggregate principal amount of new 6.76% Class A Enhanced Equipment Notes for up to $142,400,000 in aggregate principal amount of outstanding 6.76% Class A Enhanced Equipment Notes, (b) up to $54,800,000 in aggregate principal amount of new 7.50% Class B Enhanced Equipment Notes for up to $54,800,000 in aggregate principal amount of outstanding 7.50% Class B Enhanced Equipment Notes and (c) up to $65,800,000 in aggregate principal amount of new 8.93% Class C Enhanced Equipment Notes for up to $65,800,000 in aggregate principal amount of outstanding 8.93% Class C Enhanced Equipment Notes. The terms of the New Notes are identical in all respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes are freely transferable by holders thereof, and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer--Terms of the Exchange" and "--Terms and Conditions of the Letter of Transmittal."

INTEREST PAYMENTS

  Interest on the New Notes will accrue from the last Interest Payment Date (defined below) on which interest was paid on the Old Notes so surrendered.

MINIMUM CONDITION

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

EXPIRATION DATE

  The Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date.

EXCHANGE DATE

  The date of acceptance for exchange of the Old Notes will be the first business day following the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

  USAir's obligation to consummate the Exchange Offer will be subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer." USAir reserves the right to terminate or amend the Exchange Offer at any time prior the Expiration Date upon the occurrence of any such condition.

WITHDRAWAL RIGHTS

  Tenders may be withdrawn at any time prior to the Expiration Date; otherwise, all tenders will be irrevocable.

PROCEDURES FOR TENDERING NOTES

  See "The Exchange Offer--How to Tender."

FEDERAL INCOME TAX CONSEQUENCES

  The exchange of Old Notes for New Notes should not be a taxable exchange for federal income tax purposes. See "United States Federal Income Tax Consequences."

EFFECT ON HOLDERS OF OLD NOTES

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, USAir will have fulfilled a covenant contained in the Registration Rights Agreement, and accordingly the holders of the Old Notes will have no further registration or other rights under the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the applicable Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Notes pursuant to, the Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the applicable Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

USE OF PROCEEDS

  There will be no cash proceeds to USAir from the exchange pursuant to the Exchange Offer.

                               TERMS OF THE NOTES

NEW NOTES OFFERED

  The form and terms of the New Notes are identical in all respects (including principal amount, interest rate and maturity) to the Old Notes except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and are not subject to any covenant regarding registration under the Securities Act. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indentures. See "Description of the Notes".

CLASS A NOTES

  $142,400,000 aggregate principal amount of Class A Enhanced Equipment Notes.

CLASS B NOTES

  $54,800,000 aggregate principal amount of Class B Enhanced Equipment Notes.

CLASS C NOTES

  $65,800,000 aggregate principal amount of Class C Enhanced Equipment Notes.

INTEREST PAYMENTS

 Interest Payment Dates

  Each April 15 and October 15, commencing April 15, 1996, except that, if any such date shall not be a Business Day (as defined in the Indentures), the Interest Payment Date shall be the next Business Day.

 Interest

  Interest will be paid on each Class of Notes on each Interest Payment Date at the following interest rates: 6.76% for the New Class A Notes, 7.50% for the New Class B Notes and 8.93% for the New Class C Notes. Interest will be calculated assuming a 360-day year of twelve 30-day months.

PRINCIPAL PAYMENTS

 Principal Payment Dates

  The principal amount of the Notes is due and payable on the Legal Maturity Date. It is expected that a portion of the principal amount of each Note will be paid each April 15 and October 15, commencing October 15, 1996 (each, a "Principal Payment Date" and, together with the Interest Payment Dates, the "Payment Dates"). Failure to make an expected payment of principal before the Legal Maturity Date is not an Event of Default under the Indentures.

 Expected Average Life Date

  The initial expected average life date with respect to the amortization of each Class of Notes will be February 20, 2006.

 Final Expected Payment Date

  It is expected that the final principal payment on the Notes will be made on April 15, 2008.

 Legal Maturity Date

  October 15, 2009 for each Class of Notes (the "Legal Maturity Date").

REDEMPTION OF THE NOTES

 Optional Redemption

  Any Class of Notes may be redeemed in whole or from time to time in part at the option of USAir, so long as no Collateral Access Event (as defined herein) has occurred and is continuing, at a redemption price equal to the outstanding principal amount of the Notes to be redeemed, together with accrued interest and, if any of the Notes are redeemed prior to February 20, 2006, a Make Whole Premium (as defined herein). See "Description of the Notes--Redemption." In calculating the Make Whole Premium, expected payments of principal and interest will be discounted at the applicable Treasury Yield (as defined herein).

  The Notes may be redeemed at par on or after February 20, 2006. Prior to any such redemption, all amounts (if any) then owing to the Liquidity Providers shall be paid in full.

 Mandatory Redemption

  Following an Event of Loss (as defined herein), Notes of every Class shall be redeemed, so long as no Collateral Access Event has occurred and is continuing, at par plus accrued interest, in a pro rata amount (based upon the ratio borne by the initial Appraised Value of the Aircraft subject to such Event of Loss to the Initial Aggregate Appraised Value). All amounts paid in connection with any such redemption shall be applied (i) to the Notes within each Class pro rata in accordance with the then outstanding principal amount thereof and (ii) pro rata to each of the unpaid installments of principal of such Notes expected to be paid on each Principal Payment Date. Prior to any such redemption, all amounts (if any) then owing to the Liquidity Providers shall be paid in full. See "Description of the Notes--Redemption--Collateral Agency Agreement--Events of Loss."

MINIMUM DENOMINATIONS

  $100,000 and integral multiples of $1,000 in excess thereof.

COLLATERAL

  All amounts payable in respect of the Notes will be secured pursuant to the Collateral Agency Agreement by a security interest in, among other things, the Aircraft (collectively, the "Collateral"). See "Risk Factors--Limitations Regarding Aircraft Collateral," "Description of the Aircraft and the Appraisals" and "Description of the Notes--Collateral."

EVENTS OF DEFAULT

  The following constitute Events of Default under each Indenture: the failure to pay within 15 days of the due date thereof (i) the outstanding principal amount of the applicable Class of Notes on the Legal Maturity

Date for such Class or (ii) interest due on any Note on any Interest Payment Date (unless the Collateral Agent shall have made an Interest Advance with respect thereto).

COLLATERAL ACCESS EVENTS

  Each Indenture provides that, upon the occurrence and during the continuance of a Collateral Access Event, the applicable Indenture Trustee may, subject to notice requirements and grace periods, accelerate the Notes and, at (but only at) the direction of the Controlling Party (as defined herein), exercise remedies against USAir and the Collateral. "Collateral Access Events" under each Indenture include (subject to notice requirements and grace periods): (i) the failure by USAir to pay principal of the applicable Notes when expected,
(ii) the failure by USAir to pay interest or premium on the applicable Notes when due, (iii) the failure to procure or maintain insurance as provided in the Collateral Agency Agreement, (iv) the failure to perform certain covenants under the Collateral Agency Agreement, (v) the falsity of representations and warranties in the Operative Documents (as defined in the Collateral Agency Agreement) in any material respect, (vi) certain bankruptcy, insolvency or reorganization events of USAir and (vii) the occurrence of a Collateral Access Event under any other Indenture. In addition, each Indenture provides that the acceleration of one Class of Notes will result in the acceleration of all of the Notes. The Controlling Party shall have the exclusive right to cause and direct the exercise of remedies following an acceleration of Notes. See "Description of the Notes--Collateral Agency Agreement--Collateral Access Events" and "--Collateral Agency Agreement--Remedies."

PURCHASE RIGHTS OF NOTEHOLDERS

  Upon acceleration of the Notes, the holders of each junior Class of Notes shall have the right to purchase all, but not less than all, of the Notes of all senior Classes at a purchase price equal to par plus accrued interest. See "Description of the Notes--Purchase Rights of Noteholders."

LIQUIDITY FACILITIES

  With respect to each Class of Notes, USAir has entered into a Liquidity Agreement (collectively, the "Liquidity Agreements") with the Liquidity Provider for such Class of Notes pursuant to which such Liquidity Provider has agreed to make advances to the Collateral Agent (each such advance, an "Interest Advance") to pay interest on (but not principal of or premium on) the Notes of such Class in an amount equal, at any time, to three times the interest payable on such Notes on the next Interest Payment Date (collectively, the "Liquidity Facilities") to the extent that payments made by USAir to the Collateral Agent on or prior to the fifth day after such Interest Payment Date are not sufficient to pay interest due on such Interest Payment Date on the Notes to which such Liquidity Facility relates. On the Closing Date, the amounts available under the Class A Liquidity Facility, the Class B Liquidity Facility and the Class C Liquidity Facility were $14,439,360, $6,165,000 and $8,813,910, respectively. The Liquidity Facilities do not provide for any payment in respect of principal of or premium on any Class of Notes.

  In the event of an acceleration of any Class of Notes the Liquidity Provider for such Class of Notes shall advance the entire available amount under such Liquidity Agreement (an "Acceleration Advance"). The proceeds of each Acceleration Advance will be deposited into a cash collateral account (each, a "Cash Collateral Account") maintained at the offices of the Collateral Agent and used for the same purposes and under the same circumstances as Interest Advances under the Liquidity Facility are to be used. See "Description of the Notes--Liquidity Facilities."

  If at any time the short-term unsecured debt obligations of a Liquidity Provider are rated lower than A-1 by Standard and Poor's Ratings Services ("S&P") or lower than P-1 by Moody's Investors Service, Inc. ("Moody's"), the Collateral Agency Agreement will provide for replacement of the applicable Liquidity Facility. If a Liquidity Facility is not replaced in connection with such a downgrade by S&P or Moody's, a borrowing in an amount equal to the entire available amount will be made under such Liquidity Facility (a "Downgrade Advance") and the proceeds will be deposited into the Cash Collateral Account and used for the same purposes and under the same circumstances as Interest Advances under the Liquidity Facility are to be used. See "Description of the Notes--Liquidity Facilities."

  In addition, the Collateral Agency Agreement will provide for the replacement of a Liquidity Facility (other than a Liquidity Facility that expires no earlier than 15 days after the Legal Maturity Date of the applicable Class of Notes) in the event that it is not extended by the date that is 30 days prior to the then scheduled expiration date thereof. In such event, a borrowing in an amount equal to the entire available amount under such Liquidity Facility will be made (the "Non-Extension Advance") and the proceeds will be deposited in a Cash Collateral Account and used for the same purposes and under the same circumstances as Interest Advances under such Liquidity Facility are to be used. The initial Liquidity Facilities are scheduled to expire on February 14, 1997.

  Upon an advance of any kind under a Liquidity Facility, USAir will be obligated to repay to the Liquidity Provider the amount of such advance together with accrued interest thereon at the rates and in the manner described herein. Such repayment obligation and any other amounts payable by USAir under the Liquidity Agreements will be secured by the Collateral and will rank senior in right of distribution to all amounts payable to Noteholders, other than distributions to Noteholders of amounts advanced in respect of Interest Advances under the respective Liquidity Facilities.

LIQUIDITY PROVIDER

  WestLB New York is serving as the initial Liquidity Provider for each Class of Old Notes and will serve as Liquidity Provider for each Class of New Notes. As of July 10, 1996, the short-term, unsecured debt ratings of the Liquidity Providers were A-1+ from S&P and P-1 from Moody's.

SUBORDINATION OF DISTRIBUTIONS

  The Class B Notes are subordinated to the Class A Notes in right of payment and the Class C Notes are subordinated to the Class A Notes and the Class B Notes in right of payment. On each Payment Date, all payments of interest on and principal of the Class A Notes will be made prior to payments of interest on and principal of the Class B Notes and payments of interest on and principal of the Class A Notes and the Class B Notes will be made prior to payments of interest on and principal of the Class C Notes. Upon acceleration of the Notes, no payment will be made on the Class B Notes until all amounts outstanding on or in respect of the Class A Notes have been paid in full and no payment will be made on the Class C Notes until all amounts outstanding on or in respect of the Class A Notes and the Class B Notes have been paid in full.

  Both before and after an acceleration of the Notes, payments of amounts owing to the Liquidity Providers under the Liquidity Facilities are payable before any payments may be made to Noteholders of any Class, except that the Noteholders of each Class will be entitled to receive and retain amounts available in respect of Interest Advances under the Liquidity Facility for such Class of Notes. See "Description of the Notes--Priority of Distributions."

INTERCREDITOR RIGHTS

  At any given time, except as set forth below, only one of the Class A Indenture Trustee, the Class B Indenture Trustee and the Class C Indenture Trustee may direct and control the exercise of remedies in respect of the Collateral (the party so entitled to act, the "Controlling Party"). Such control will include the ability to direct the Collateral Agent or applicable Indenture Trustee as to when, and in what manner, to exercise remedies under the applicable Indenture.

  Except as set forth below, the Class A Indenture Trustee will be the Controlling Party until all amounts outstanding on or in respect of the Class A Notes have been paid in full, in which case the Class B Indenture Trustee will be the Controlling Party until all amounts outstanding on or in respect of the Class B Notes have been paid in full, in which case the Class C Indenture Trustee will be the Controlling Party. Notwithstanding the foregoing, if none of the Indenture Trustees acting as Controlling Party has taken action to exercise remedies in respect of the Collateral within 24 months following the earlier of the acceleration of the Notes and the unreimbursed utilization of the entire available amount under any of the Liquidity Facilities, the Liquidity Provider for the Class A Notes shall thereupon become the Controlling Party for all purposes under the Collateral Agency Agreement until all amounts outstanding in respect of the Liquidity Facility for the Class A Notes shall have been paid in full, whereupon the Liquidity Provider for the Class B Notes shall become the Controlling Party until all amounts outstanding in respect of the Liquidity Facility for the Class B Notes shall have been paid in full, whereupon the Liquidity Provider for the Class C Notes shall become the Controlling Party until all amounts outstanding in respect of the Liquidity Facility for the Class C Notes shall have been paid in full, whereupon the Controlling Party shall be the appropriate Indenture Trustee.

  For a period of nine months after the acceleration of the Notes, without the consent of a majority in principal amount of Notes of each Class, if the Indenture Trustee for such Class of Notes is not the Controlling Party, no Aircraft may be sold if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft. "Minimum Sale Price" means, with respect to any Aircraft, the lesser of (i) 75% of the value of such Aircraft based upon a then-current appraisal and (ii) a pro rata amount of the total amount then owed by USAir to the Noteholders and the Liquidity Providers (the allocation for any such Aircraft shall be based upon the ratio borne by the initial Appraised Value thereof to the Initial Aggregate Appraised Value.) See "Description of the Notes--Intercreditor Rights."

SECTION 1110

  The Collateral Agent received, on the Closing Date, an opinion from Fulbright & Jaworski, L.L.P. (special counsel to USAir) that the Collateral Agent will be entitled to the benefits of Section 1110 of the Bankruptcy Code ("Section 1110 of the Bankruptcy Code") with respect to the Aircraft. See "Description of the Notes--Remedies" for a description of Section 1110 of the Bankruptcy Code.

INDENTURE TRUSTEES

  Wilmington Trust Company, Wilmington, Delaware, is acting as Indenture Trustee, Paying Agent and Registrar for each Class of Notes.

COLLATERAL AGENT

  Wilmington Trust Company, Wilmington, Delaware.

EXCHANGE AGENT

  Wilmington Trust Company, Wilmington, Delaware.

                                 RISK FACTORS

  In deciding whether to accept the Exchange Offer, holders of the Old Notes should consider carefully the following specific risk factors, as well as the other information set forth in this Prospectus.

                        COMPANY RELATED CONSIDERATIONS

SUBSTANTIAL LEVERAGE; LIMITED ACCESS TO NEW CAPITAL; LIQUIDITY

  USAir is highly leveraged and, as of March 31, 1996, had long-term debt and capital lease obligations of approximately $2.7 billion. In addition, as of December 31, 1995, USAir's minimum lease payment obligations under noncancelable operating leases totaled approximately $3.4 billion for the years 1996 through 2000 and $6.6 billion thereafter. The ability of USAir to fulfill these payment obligations will depend upon a variety of factors, including favorable domestic and international pricing environments, the absence of adverse general economic conditions, the absence of adverse regulatory changes, continued operating cost reductions and the ability of USAir to attract new capital. However, there can be no assurances that any of these factors will produce an outcome favorable to USAir. For USAir, continued cost reductions (particularly in personnel costs) are especially critical in order to enable USAir to become more competitive with airlines with lower operating costs and those with greater financial strength.

  At March 31, 1996, USAir's unrestricted cash, cash equivalents and short-term investments totaled approximately $828 million. Factors beyond USAir's control, such as a downturn in the economy, adverse regulatory changes, intensified industry fare wars, substantial increases in jet fuel prices or fuel taxes, adverse weather conditions, negative public perception regarding safety or further incursions by low cost, low fare carriers into USAir's markets, could have a material adverse effect on USAir's prospects, liquidity, financial condition and results of operations. Because USAir is highly leveraged and currently has no bank credit or receivables facilities in place and has limited access to public debt and equity markets, it is more vulnerable to these factors than are financially stronger competitors or those with standby funding sources or better access to such markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In addition, because of the two aircraft accidents involving USAir in 1994 and the negative publicity associated with these accidents and other incidents in recent years, should any other aircraft accident or incident involving USAir or its code-share partners occur in the near future, USAir may be particularly susceptible to adverse passenger reactions, and its ability to procure sufficient amounts of insurance on commercially reasonable terms may be materially impaired.

LOSS HISTORY

  Although USAir recorded net income of $33.0 million for 1995, it recorded net losses in excess of $3 billion on revenues of approximately $36 billion from 1989 through 1994. USAir recorded a net loss of $54.9 million in the first three months of 1996.

  USAir's cumulative losses through 1994 and in the first quarter of 1996 have resulted in a common stockholder's deficit as of March 31, 1996 of $366.1 million. There may be investors and lenders who have policies that limit or preclude their investment in or lending to companies with a common stockholder's deficit and therefore USAir's common stockholder's deficit may affect its ability to obtain additional financing in the future.

DEFERRAL OF DIVIDENDS BY USAIR GROUP

  On September 29, 1994, USAir Group announced that it was deferring the quarterly dividend payment due September 30, 1994 on the 358,000 outstanding shares of its 9 1/4% Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock is owned by affiliates of Berkshire Hathaway Inc. ("Berkshire"). USAir Group has also deferred quarterly dividend payments on all its other outstanding series of preferred stock, including the Series F Cumulative Convertible Senior Preferred Stock (the "Series F Preferred Stock") and Series T-1 and T-2 Cumulative Convertible Exchangeable Senior Preferred Stock (the "Series T Preferred Stock"), both of which are owned by BA, as well as on the publicly held $437.50 Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). On March 13, 1995, Berkshire announced that it had recorded a pre-tax charge of $268.5 million to recognize a decline in the value of its investment in the Series A Preferred Stock that had an original cost of $358 million. On May 22, 1995, BA announced that it had made a $200 million provision against its $400 million investment in preferred stock of USAir Group. USAir Group has not paid a dividend on its common stock, par value $1.00 per share (the "Common Stock"), since the second quarter of 1990. As of July 10, 1996, the board of directors of USAir Group had not authorized the resumption of any dividends on USAir Group's preferred stock or Common Stock and there can be no assurance when or if such dividend payments will resume.

  Under the terms of the Series A Preferred Stock, Berkshire has the right to elect two additional directors to the board of directors of USAir Group after a scheduled dividend payment has not been paid for thirty days. Berkshire has informed USAir Group that it does not intend to exercise this right at this time. Berkshire's Chairman Warren E. Buffett and Vice Chairman Charles T. Munger served as directors on USAir Group's and USAir's boards of directors from January 27, 1993 until November 28, 1995. They did not stand for re-election as directors in November 1995. Under the terms of the Series B Preferred Stock, the holders of that security have the right to elect two additional directors to the board of directors of USAir Group if six quarterly dividends are not paid. That right became effective on February 15, 1996. In May 1996, Berkshire offered to sell the Series A Preferred Stock to USAir Group. Berkshire has advised that if USAir Group does not buy back the shares from Berkshire, Berkshire may sell the Series A Preferred Stock to third parties but Berkshire has stated it will not knowingly sell the shares to any person who would own 3% or more of a voting stake in USAir Group as a result of the purchase. As of July 10, 1996, USAir believes that USAir Group was legally prohibited from paying dividends on or redeeming its capital stock in accordance with Section 170 of the Delaware General Corporation Law. A requisite percentage of Series B Preferred Stockholders have informed USAir Group that they would be pursuing the right to elect two additional directors to USAir Group's board of directors and they have provided the name of one such nominee to USAir Group. If Berkshire were to exercise its right to elect directors and upon the election of the Series B directors, BA would have the right to designate an additional nominee for election as director to the board of directors of USAir Group pursuant to the January 21, 1993 Investment Agreement between USAir Group and BA (as amended, the "Investment Agreement").

HIGH PERSONNEL COSTS

  USAir's wages and benefits are the largest single component of its operating costs (approximately 41% for the year ended December 31, 1995). USAir's operating costs, and particularly its personnel costs, are generally higher than those of its competitors. USAir believes that it must reduce its operating costs substantially if it is to achieve sustained improved financial performance. USAir Group began negotiating with the unions that represent certain of USAir's employees in March 1994 toward its goal of reducing USAir's annual personnel costs by $500 million through concession agreements involving wage and benefit reductions, improved productivity and other cost savings. After reaching agreements in principle with its unions during the spring of 1995, USAir Group in July 1995 terminated discussions with the unions on tentative wage concession and restructuring packages, which had included equity participation in USAir Group and representation on USAir Group's board of directors for USAir's employees, because the Air Line Pilots Association ("ALPA") covering USAir's pilots had made significant additional demands which were unacceptable. USAir had stated that it intends to concentrate on reducing its labor costs through traditional collective bargaining. See "Business--Cost Reductions and Revenue Enhancement Initiatives." It is not possible to predict whether USAir will be successful in achieving its desired personnel cost savings. The contract with the International Association of Machinists (the "IAM"), covering USAir's mechanics and related employees, became open for negotiation on October 1, 1995. Talks between USAir and the IAMs advisory counsel began in late 1995 and continued during the first two quarters of 1996. USAir's contract with ALPA became open for negotiations on April 30, 1996 and collective bargaining talks have begun. USAir cannot predict the outcome of these negotiations at this time or if USAir will be able to secure meaningful wage and benefit concessions and productivity improvements from its unionized employee groups.

POSSIBILITY OF FURTHER UNIONIZATION

  The Railway Labor Act ("RLA") governs, and the National Mediation Board (the "NMB") has jurisdiction over, campaigns to unionize workers. Approximately 65% of USAir's employees are covered by collective bargaining agreements with various labor unions, or will be covered by a collective bargaining agreement for which initial negotiations are in progress. Certain unions are engaged in efforts to unionize USAir's passenger service employees. Under the RLA, the NMB could order an election among a class or craft of eligible employees if a union submitted an application to the NMB supported by the authorization cards from at least 35% of the applicable class or craft of employees. If the NMB ordered an election and a majority of the eligible employees voted for representation, USAir would be required to negotiate a collective bargaining agreement with the union that wins the election. On April 24 and 25, 1996, respectively, the IAM workers and the Communications Workers of America filed applications with the NMB requesting that an election be held among USAir's passenger service workers. The NMB is in the process of determining whether these applications are supported by sufficient authorization cards to warrant an election. USAir cannot predict whether an election will be held among the passenger service class or craft and the outcome of the election, if held.

LIKELIHOOD OF NO FUTURE INVESTMENTS BY BRITISH AIRWAYS

  As described in greater detail in "Business--British Airways Investment Agreement," on January 21, 1993, USAir Group and BA entered into the Investment Agreement. BA invested approximately $400 million in certain preferred stock of USAir Group in accordance with the Investment Agreement. USAir Group has deferred quarterly dividend payments on all outstanding series of preferred stock beginning with payments due September 30, 1994. See "-- Deferral of Dividends by USAir Group." The deadline for BA's election to purchase a certain series of preferred stock of USAir Group and therefore, to elect to make any further investment in USAir Group pursuant to the Investment Agreement, was January 21, 1996 (except that, if the DOT shall approve all of the transactions contemplated by the Investment Agreement on or before January 21, 1998, BA may make additional investments in USAir Group under certain circumstances). BA declined to make any further investment on or before the January 21, 1996 deadline. BA stated publicly that it was precluded from making additional investments under existing DOT policy and that it did not expect DOT approval to be forthcoming. Pursuant to the Investment Agreement, BA has the right to maintain its proportionate ownership of USAir Group's securities under certain circumstances by purchasing additional shares of certain series. British Airways has advised USAir Group that it would not exercise the right (triggered by the issuances of USAir Group Common Stock pursuant to certain USAir Group benefit plans during the nine months ended March 31, 1996) to buy additional shares of Series T Convertible Exchangeable Senior Preferred Stock. See "Business--British Airways Investment Agreement-- Provisions Regarding Additional BA Investments; BA Announcement Regarding No Additional Investment in USAir Group and "--Miscellaneous."

PROPOSED ALLIANCE BETWEEN BRITISH AIRWAYS AND AMERICAN

  On June 11, 1996, American and BA jointly announced that they intend to enter into an extensive alliance and code-sharing arrangement, effective April 1, 1997, subject to United States and international regulatory approvals. American is the second largest domestic airline and a major competitor of USAir. The following description of the proposed BA/American alliance is based upon public statements by BA and American and other published reports. Under the proposed alliance, American and BA would jointly market, price and manage their North Atlantic airline services but neither airline would obtain an equity position in the other. The joint services would carry the designator codes of both airlines, and each airline also would code-share behind/beyond the other's international gateways. In addition, the two airlines would integrate their world-wide frequent flyer programs and enter into other cooperative arrangements in other areas, such as marketing, sales, facilities use and cargo. The BA/American alliance, as proposed, does not prevent either American or BA from continuing or entering into commercial arrangements with other airlines, including USAir. The alliance would be effective for a minimum period of five years, with either airline able to terminate thereafter upon giving one year's notice with a further five year wind-down period following any such termination.

  The proposed alliance is conditioned upon the grant of antitrust immunity by the DOT. The DOT also would have to approve the code-share agreements. Other United States or international regulatory reviews and approvals might be required, depending on the final structure of the transaction. As of July 10, 1996, USAir believed that no application for approval of any kind had been filed by American or BA. Both United Kingdom and European Union competition authorities have announced they are conducting investigations of the proposed alliance. The Department of Justice is reported to have made preliminary inquiries and issued civil investigative demands to third parties. Several airlines serving the North Atlantic have raised strong objections to the proposed alliance.

  USAir's only public statement regarding the proposed alliance was made on the date BA and American announced the venture at which time USAir stated: "Today's proposal has the potential to provide USAir with the ability to pursue new and positive opportunities. In all events, USAir will act in the best interests of its shareholders, employees and communities served." At present, USAir is reviewing the proposed alliance and is unable to predict how, if approved, the BA/American alliance would affect USAir and its relationship with BA.

GEOGRAPHICAL CONCENTRATION

  A substantial portion of USAir's operations are to and from or among cities in the eastern United States. Approximately 64% of USAir's flights and 44% of its ASMs are represented by intra-east coast flying. Accordingly, USAir is particularly susceptible to regional factors such as severe weather, regionalized downturns in the economy and air traffic control problems. For example, USAir's revenues were adversely affected by approximately $55 million as a result of the severe winter weather during January 1996 and the partial federal government shutdowns in the first quarter of 1996.

                                     19--1

FOKKER AIRCRAFT

  In March 1996, Fokker Aircraft N.V. ("Fokker"), a Dutch aircraft manufacturer, was declared bankrupt under the laws of The Netherlands. In May 1996, Fokker Aircraft U.S.A., Inc. ("FAUSA"), an affiliate of Fokker, advised USAir that it is winding down its affairs and imminently ceasing operations. As of December 31, 1995, USAir operated 55 Fokker aircraft. Although USAir had no outstanding aircraft purchase orders with Fokker, FAUSA has certain warranty obligations to USAir under purchase agreements and also supplied aircraft parts and components to USAir. Although USAir has been advised that successor entities will supply parts and technical services to Fokker's airline customers, a disruption in the supply of parts or components could adversely impact USAir's operations. Moreover, an adverse market perception of Fokker products could adversely affect market values of USAir's owned Fokker aircraft or the ability of USAir to sell or lease retired Fokker products. As of June 28, 1996, USAir owned 57 Fokker aircraft (20 of which were operated by lessees of USAir).

                        INDUSTRY RELATED CONSIDERATIONS

GENERAL INDUSTRY CONDITIONS

  Demand for air transportation historically has tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft and, secondarily, to the operation of certain major U.S. carriers under the protection of Chapter 11 of the Bankruptcy Code for extended periods. While industry capacity has leveled off and the general economy has improved, USAir expects that the airline industry will remain extremely competitive for the foreseeable future, primarily due to the dramatic change which has occurred in industry pricing and which has resulted in generally lower fares. See "--Significant Impact of Low Cost, Low Fare Competition."

  In 1995, the U.S. airline industry had its best year since the recession began in July 1990, with several airlines posting profits, although many of the major carriers continue to be burdened with large amounts of debt. Unlike the results of some of its competitors, USAir's results did not improve in 1994. USAir experienced a pre-tax loss of $716.2 million in 1994. The entire airline industry experienced further improved results in 1995. USAir's results improved in 1995 as well. Nonetheless, USAir believes that for the foreseeable future, while the demand for higher yield "business fares" will remain essentially flat and relatively inelastic, the lower yield "leisure" market, which is affected by the general economy, will remain highly price sensitive. This trend will make it more difficult for the domestic airlines, including USAir, to sustain meaningful yield increases in the long run. Therefore, USAir believes it must reduce its cost structure substantially in order to ensure its long-term financial stability.

SIGNIFICANT IMPACT OF LOW COST, LOW FARE COMPETITION

  Most of USAir's operations are in competitive markets. USAir experiences competition of varying degrees with other air carriers and with all forms of surface transportation. USAir competes with at least one major airline on most of its routes between major cities. Vigorous price competition exists in the airline industry, and competitors have frequently offered sharply reduced discount fares in many of these markets. Airlines, including USAir, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. Discount and promotional fares are often subject to various restrictions such as minimum stay requirements, advance ticketing, limited seating and refund penalties. USAir has often elected to match discount or promotional fares in certain markets in order to compete in those discounted markets.

  The dramatic expansion of low fare competitive service in many of USAir's markets in the eastern United States during 1994 and USAir's competitive response of reducing its fares up to 70% in certain affected primary and secondary markets in order to preserve its market share contributed to large losses in 1994. In particular, Continental created a high frequency, low fare product called "Continental Lite." By late 1994, USAir competed with Continental in primary and secondary markets from which USAir then generated 46% of its passenger revenue with fare reductions of up to 70% in certain markets. As discussed below, in 1995 the airline industry did not generally experience the deep level of fare discounting prevalent during the last several years. Continental abandoned its Continental Lite strategy in 1995 and fare levels have somewhat recovered. Nonetheless, USAir does not believe that there has been a reduction in the public demand for generally lower air fares. The growth of the operations of low cost, low fare carriers in USAir's domestic markets represents an intense competitive challenge for USAir, which has higher operating costs and fewer financial resources than many of its competitors. For example, the expansion of Southwest Airlines, Inc. ("Southwest") into BWI, Florida and the Northeast poses a competitive challenge for USAir. Southwest has a significant cost advantage over USAir. In addition, Delta recently announced that its pilots' union has ratified a new contract that allows for the creation of a low cost, low fare operation in certain short-haul markets, principally within the eastern United States. USAir believes that it must reduce its operating costs substantially if it is to ensure its long-term financial stability and that low-cost incursions into markets served by USAir have had a material and adverse affect on USAir's financial condition and results of operations. ValuJet Airlines, Inc. ("ValuJet") has been a competitor of USAir in the eastern United States. ValuJet was significantly harmed by adverse public reaction to a crash of a ValuJet DC-9 in the Florida Everglades in May 1996 and the subsequent investigation into the maintenance and operations of ValuJet by the FAA. The investigation resulted in a suspension of ValuJet's operations pursuant to an agreement between the Federal Aviation Administration ("FAA") and ValuJet. That agreement contemplates the resumption of operations by ValuJet if certain conditions are met by the airline but it will significantly curtail the scope of ValuJet's operations if and when it flies again. Although USAir and certain of its competitors have benefited from the suspension of ValuJet's operations, USAir does not know whether such circumstances will have a long-term positive effect on USAir's financial condition or results of operations.

  However, other low cost carriers may enter other USAir markets. For example, America West Airlines, Inc. ("America West") commenced service in April 1994 between Columbus, Ohio, where it operates a hub, and Philadelphia, where USAir has a hub operation. Other carriers, including some of the larger carriers, have also developed or indicated their intent to develop similar low fare short-haul service, such as United's low cost, low fare operation in the western United States. USAir has stated that it will be competitive on routes that are important to USAir and has underscored the necessity of cutting costs to remain competitive with insurgents on these routes.

INDUSTRY RESTRUCTURING AND COST-CUTTING

  Major carriers that compete with USAir have implemented, or are in the process of implementing, measures to reduce their operating costs. For example, United has substantially reduced its personnel costs as part of a recapitalization transaction completed in July 1994. United initiated its low cost, low fare operation in the western U.S. in October 1994. Delta has recently announced that it has reached agreement with certain of its employees regarding concessions and has announced progress in these talks. Delta has also recently turned over several of its former routes to Delta Connection code-share carriers that have lower cost structures. American announced a restructuring of its non-union workforce and is still seeking substantial concessions and productivity gains from its pilot group. Trans World Airlines, Inc. ("TWA") has negotiated productivity improvements with its unionized employees and has recently emerged from bankruptcy for the second time pursuant to a "pre-packaged" reorganization plan approved by a bankruptcy court which reduces the carrier's debt by approximately 30%. Continental has reduced capacity and returned non-productive aircraft to lessors. In early 1995, Southwest announced that its pilots had ratified a 10-year labor contract that provides for no wage increases in the first five years, providing for grants of stock options to the pilots instead. USAir expects that the implementation of this labor contract will further enhance Southwest's low cost advantage over USAir and other carriers. These actions by certain of USAir's competitors illustrate the trend among the major U.S. airlines to restructure in order to reduce their operating costs and enable them to compete in a low fare environment. See "Prospectus Summary--Strategy" and "--Capacity and Route Rationalization" above for a discussion of USAir's cost reduction initiatives.

  There are recent examples of companies in the airline industry which have obtained employee concessions in agreements that provided for the recapitalization of the companies, including employee ownership stakes and employee participation in corporate governance. Most recently, in July 1994, UAL Corporation ("UAL"), parent of United, consummated the recapitalization noted above which resulted in majority ownership and board membership for certain employee groups in exchange for concessions. In other cases, airlines have filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code, and some airlines have ceased operation altogether when their operating costs remained excessive in relation to their revenues, and their liquidity became insufficient to sustain their operations.

  In 1995, various carriers, including USAir, implemented cutbacks in service in the eastern U.S. The "intra-east coast" area represents approximately 64% of USAir's departures and approximately 44% of its ASMs. USAir has implemented a plan to cut capacity throughout its system and to emphasize the strength of its hubs in Pittsburgh, Charlotte, Philadelphia and Baltimore, as well as other major east coast urban centers. See "Prospectus Summary--Strategy" and "--Capacity and Route Rationalization" above. The major carriers decreased service in the East by approximately 9.8% year-over-year. However, several smaller carriers increased the number of departures in this region during the same time period or have announced plans to introduce or increase service in this region. The net result was a decrease in jet capacity in the intra-east coast region of approximately 3.5% for the full year 1995 from 1994 levels.

JET FUEL

  Because jet fuel costs represent a significant portion of USAir's operating costs (approximately 9% for fiscal year 1995), significant increases in jet fuel costs could materially and adversely affect USAir's results of operations. Fuel prices continue to be susceptible to, among other factors, political events and market factors that USAir cannot control. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result.

  In August 1993, the United States increased taxes on domestic fuel, including aircraft fuel used on domestic routes, by 4.3 cents per gallon. Airlines were exempt from the tax increase until October 1, 1995. Pending legislation in Congress would continue the exemption through September 30, 1997, subject to termination of the exemption on September 30, 1996 if certain aviation trust funds are not extended. These aviation trust funds expired on December 31, 1995 and have not, as of June 28, 1996, been extended. There can be no assurance that the continuation of the fuel tax exemption will be enacted, or if enacted, the terms under and the period for which the exemption will be effective. The additional fuel tax is currently being collected. Non-extension of the fuel tax exemption would increase the annual operating expenses of USAir by approximately $47 million based on projected domestic fuel consumption for 1996.

REGULATORY MATTERS

  In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement, increased inspections and maintenance procedures to be conducted on older aircraft. See "Business--Industry Regulation and Airport-Access." USAir expects to continue to incur expenditures relating to compliance with noise and ageing aircraft modifications. In addition, several airports have increased substantially the rates charged to airlines, and the ability of airlines to contest these increases has been restricted by federal legislation, DOT regulations and judicial decisions.

  Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional restrictions or requirements on operations. Laws and regulations have also been considered from time to time that would prohibit, restrict or tax the ownership of airline routes or takeoff and landing slots. Also, the award and retention of international routes is governed by several aviation treaties and agreements between the United States and foreign governments that are amendable. In addition, proposals are being considered that would provide that a portion of the appropriations for the FAA and other aviation governmental functions be funded pursuant to additional taxes on ticket and cargo revenue or fees for use of the air traffic control system. USAir cannot predict what laws and regulations will be adopted, what changes to treaties may be effected or whether and how any of the foregoing might affect USAir, and there can be no assurance that existing or future laws or regulations will not adversely affect USAir.

                          TRANSACTION CONSIDERATIONS

PAYMENTS GENERALLY; SCOPE OF SUPPORT BY LIQUIDITY FACILITIES

  The Old Notes represent and the New Notes will represent general payment obligations of USAir. The ability of USAir to make its expected payments of principal and interest will depend upon USAir's financial condition. The Liquidity Facilities, each of which will be in an amount sufficient to pay interest due in respect of the relevant Class of Notes on three Interest Payment Dates, are intended to enhance the likelihood of the timely receipt of interest by the holders of Notes ("Noteholders") in the event of the failure by USAir to make interest payments on the Notes. None of the Liquidity Facilities will be available to pay principal of or premium on any Class of Notes. See "Description of the Notes--Priority of Distributions" and "-- Liquidity Facilities."

LIMITATIONS REGARDING AIRCRAFT COLLATERAL

  USAir's obligations under the Notes, the Collateral Agency Agreement, the Indentures and the Liquidity Agreements are secured by the Collateral, which consists primarily of the Aircraft.

APPRAISALS OF AIRCRAFT; REALIZABLE VALUES

  Appraisals in respect of the Aircraft were prepared by AirClaims, AISI and BK. Based upon the appraisals of the three firms, the Aircraft had an Initial Aggregate Appraised Value of $438,120,000 as of December 31, 1995. See "Description of the Aircraft and the Appraisals." However, an appraisal is only an estimate of value and should not be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be more or less than its Appraised Value. In addition, the current market value of any Aircraft at any time may be more or less than its Appraised Value. Each of the appraisals has been filed with the Commission and each is subject to qualifications, limitations and assumptions that should be considered by prospective holders of the New Notes. For example, the qualifications include statements by the appraisers to the effect that: "[t]he values stated therein do not therefore reflect those anticipated under current (today's) market conditions or "distress' sale conditions" (Airclaims appraisal, page 2); the
Appraised Values are based upon ". . . . a theoretical situation that assumes a "fair market' and a hypothetical "average' airplane condition" (AISI appraisal, page 2). The value of the Aircraft in the event of the exercise of remedies under the Collateral Agency Agreement will depend on market and economic conditions, demand for such Aircraft, the condition of the Aircraft and other factors at the time. Accordingly, there can be no assurance that the proceeds realized upon any exercise of remedies in respect of the Collateral would be sufficient to satisfy in full payments due on the Notes. If such proceeds were not sufficient to pay or repay all amounts due on any Class of Notes, then holders thereof would need to pursue other remedies against USAir, and their recovery would be limited to amounts realized in any such proceedings. See "Description of the Notes--Priority of Distributions."

MAINTENANCE

  USAir is responsible for the maintenance, service, repair and overhaul of the Aircraft, as more fully set forth in the Collateral Agency Agreement. The failure of USAir (or any lessee of USAir) to adequately maintain, service, repair or overhaul any of the Aircraft may adversely affect the value of such Aircraft and thus, upon a liquidation of the Aircraft, may reduce the proceeds available to repay the holders of the Notes. Under the Collateral Agency Agreement, the applicable maintenance standards may vary depending upon the jurisdiction in which an Aircraft is registered or if an Aircraft is leased by USAir to a lessee. Notwithstanding compliance by USAir (or any lessee of USAir) with its obligations under the Collateral Agency Agreement to adequately maintain, service, repair or overhaul the Aircraft, the value of the Aircraft may deteriorate. Such a deterioration in the value of the Aircraft would not, in and of itself, constitute a breach by USAir of its obligations under the Collateral Agency Agreement or give rise to the enforcement of remedies by the Noteholders. See "Description of the Notes-- Collateral Agency Agreement."

INSURANCE

  USAir is responsible for the maintenance of public liability, property damage and all-risk aircraft hull insurance on the Aircraft to the extent described in the Collateral Agency Agreement; all-risk aircraft hull insurance must at all times be in an amount not less than the sum of the aggregate outstanding principal amount of the Notes and the scheduled amount of interest payable on the Notes on the next Interest Payment Date. The failure of USAir to adequately insure the Aircraft, or the retention of self-insurance amounts or deductibles, may adversely affect the proceeds which could be obtained upon an Event of Loss and, thus, may reduce the proceeds available to repay the holders of the Notes.

  With respect to any insurance required, USAir may maintain deductibles and self-insurance amounts to the extent permitted under the Collateral Agency Agreement. See "Description of the Notes--Collateral Agency Agreement-- Insurance."

FORECLOSURE

  The Collateral Agency Agreement does not contain any general geographic restriction on the ability of USAir (or of any lessee of USAir) to operate the Aircraft. Although USAir has no current intention to do so, USAir is permitted, upon compliance with certain provisions of the Collateral Agency Agreement, to lease the Aircraft or to register the Aircraft in foreign jurisdictions. While the Collateral Agent's rights and remedies in the event of a Collateral Access Event include the right to obtain possession of the Aircraft, it may be difficult, expensive and time-consuming for the Collateral Agent to obtain possession, particularly when an Aircraft located outside the United States has been registered in a foreign jurisdiction or is leased to a foreign operator. Any such exercise of the right to foreclose upon the Aircraft may be subject to the limitations and requirements of applicable law, including the need to obtain consents or approvals for deregistration or re-export of the Aircraft, which may be subject to delays and political risk. When a defaulting lessee or other permitted transferee is the subject of a bankruptcy, insolvency or similar event, additional limitations may apply.

  Furthermore, certain jurisdictions may not accord recognition to, or recognize the priority of, the Collateral Agency Agreement or may have no specific laws providing for the creation, recognition or registration of mortgages over aircraft such as the Collateral Agency Agreement, or may accord higher priority to certain other liens or other third party rights over the Aircraft. Some or all of these factors could limit the benefits to the Collateral Agent of the security interest in the Aircraft. See "Description of the Notes--Collateral" and "Collateral Agency Agreement--Registration, Possession and Leasing."

CONTROL OVER COLLATERAL

  The exercise of remedies under the Collateral Agency Agreement with respect to the Collateral will be subject to the control of the Controlling Party. Until all principal, interest and other amounts payable to the Class A Noteholders shall have been paid in full, the Class A Indenture Trustee will be the Controlling Party; thereafter the Class B Indenture Trustee will be the Controlling Party until all amounts owing to the Class B Noteholders have been paid in full, whereupon the Class C Indenture Trustee will be the Controlling Party. Such control by the Controlling Party will include the ability, subject to certain limitations, to direct the Collateral Agent in the exercise of all remedies under the Collateral Agency Agreement following the occurrence of a Collateral Access Event. In addition, if an Indenture Trustee acting as Controlling Party has not taken any action to exercise remedies in respect of the Collateral within 24 months after the earlier of the acceleration of the Notes and the unreimbursed utilization of the entire available amount under any of the Liquidity Facilities, the Liquidity Provider for the Class A Notes shall thereupon become the Controlling Party for all purposes under the Collateral Agency Agreement until all amounts outstanding in respect of the Liquidity Facility for the Class A Notes shall have been paid in full, whereupon the Liquidity Provider for the Class B Notes shall become the Controlling Party until all amounts outstanding in respect of the Liquidity Facility for the Class B Notes shall have been paid in full, whereupon the Liquidity Provider for the Class C Notes shall become the Controlling Party until all amounts outstanding in respect of the Liquidity Facility for the Class C Notes shall have been paid in full, whereupon the Controlling Party shall be the appropriate Indenture Trustee. See "Description of the Notes-- Intercreditor Rights."

PRIORITY OF DISTRIBUTIONS

  In general, on each Interest Payment Date prior to the acceleration of the Notes, amounts owing to the Liquidity Providers in respect of (x) fees under the Liquidity Facilities, (y) interest on unreimbursed Interest Advances and
(z) reimbursement of Interest Advances are payable prior to payments to Noteholders of expected principal of and interest due on any of the Notes (except for payment of interest made from the proceeds of Interest Advances (or the portion of other Advances (as defined in the Collateral Agency Agreement) being applied as Interest Advances) under the Liquidity Facilities), and expected principal of and interest due on the Notes are payable in the following order of priority: expected principal of and interest on the Class A Notes are payable prior to payments of principal of and interest on the Class B Notes and expected principal of and interest on the Class B Notes are payable prior to payments of principal of and interest on the Class C Notes. Following the bankruptcy of USAir or the acceleration of the Notes: (i) amounts owing to the Liquidity Providers are payable prior to payments of principal of and interest on the Notes (except for payment of interest made from the proceeds of Interest Advances (or the portion of other Advances being applied as Interest Advances) under the Liquidity Facilities),
(ii) the total principal of and interest on the Class A Notes are payable prior to any payments on account of the Class B Notes and (iii) the total principal of and interest on the Class B Notes are payable prior to any payments on account of the Class C Notes.

NO PROTECTION AGAINST HIGHLY LEVERAGED TRANSACTIONS

  There are no provisions in the Indenture, Collateral Agency Agreement or other documents that would afford the Noteholders additional protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change of control of USAir or USAir Group.

LIMITED MARKET FOR NOTES

  The New Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in February 1996 to a small number of institutional investors. Prior to the Exchange Offer, there had been no secondary market for the Old Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the Noteholders with liquidity of investment or that it will continue for the life of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. USAir does not currently anticipate that it will register the Old Notes under the Securities Act. Based on the interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of USAir within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale or such New Notes. See "Plan of Distribution."

                                USE OF PROCEEDS

  There will be no cash proceeds to USAir from the exchange pursuant to the Exchange Offer.

                 DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

THE AIRCRAFT

  The Aircraft consist of nine Boeing 757-200 aircraft purchased by USAir from Boeing in the fourth quarter of 1994 and during 1995. USAir's 757 fleet is operated in its North American route system and between the continental United States and the Caribbean. Each of USAir's 757-200s is equipped with two Rolls-Royce RB211-535E4 engines and is in compliance with Stage 3 noise level standards-the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

  The table below sets forth certain additional information for the Aircraft:

                                                        APPRAISALS
                          -----------------------------------------------------------------------
   FAA                    MFG. SERIAL IN SERVICE                                      APPRAISED
 REG. NO.                   NUMBER       DATE     AIRCLAIMS     AISI         BK       VALUES(1)
 --------                 ----------- ---------- ----------- ----------- ----------- ------------
 N625VJ..................    27246     11/03/94  $45,500,000 $56,610,000 $47,710,000 $ 47,710,000
 N626AU..................    27303     11/15/94   45,500,000  56,610,000  47,920,000   47,920,000
 N627AU..................    27805     02/01/95   46,400,000  57,210,000  48,330,000   48,330,000
 N628AU..................    27806     02/03/95   47,300,000  57,500,000  48,330,000   48,330,000
 N629AU..................    27807     03/04/95   47,300,000  57,810,000  48,750,000   48,740,000
 N630AU..................    27808     04/01/95   47,300,000  58,100,000  48,750,000   48,750,000
 N631AU..................    27809     05/21/95   47,300,000  58,400,000  49,170,000   49,170,000
 N632AU..................    27810     06/20/95   47,300,000  59,000,000  49,380,000   49,380,000
 N633AU..................    27811     07/16/95   47,300,000  59,000,000  49,790,000   49,790,000
                                                                                     ------------
                                                                                     $438,120,000
                                                                                     ============

- --------
(1) The Initial Aggregate Appraised Value of $438,120,000 is the sum of the lower of the median and average of the appraisals for each Aircraft commissioned by USAir from AirClaims, AISI and BK as of December 31, 1995. The median appraisal was used in each case.

APPRAISED VALUE

  The Appraised Values set forth in the foregoing table were determined by AirClaims, AISI and BK. Each Appraiser was asked to provide its opinion as to the fair market value of each Aircraft as of December 31, 1995. The Aggregate Appraised Value of the Aircraft of $438,120,000 equals the sum of the Appraised Value for each Aircraft. The Appraised Value for each Aircraft equals the lower of the median and the average of the three appraisals therefor. All three appraisals involved "desk-top" analyses with no physical inspection of the Aircraft or related records. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value; the proceeds realized upon the sale of any Aircraft may be more or less than its Appraised Value. Each of the appraisals has been filed with the Commission and each is subject to qualifications, limitations and assumptions that should be considered by prospective holders of the New Notes. For example, the qualifications include statements by the appraisers to the effect that: "[t]he values stated therein do not therefore reflect those anticipated under current (today's) market conditions or "distress' sale conditions" (Airclaims appraisal, page 2); the Appraised values are based upon "....a theoretical situation that assumes a "fair market' and a hypothetical "average' airplane condition" (AISI appraisal, page 2).

                 SELECTED FINANCIAL AND OPERATING INFORMATION

                       SELECTED FINANCIAL INFORMATION(1)

                                       YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------
                          1996***   1995    1994    1993    1992     1991    1990
                          -------  ------  ------  ------  -------  ------  ------
                                            (IN MILLIONS)
CONSOLIDATED STATEMENTS
 OF OPERATIONS:
Operating Revenues......  $1,740   $6,985  $6,579  $6,623  $ 6,236  $6,069  $6,138
Operating Expenses......   1,749    6,750   7,096   6,772    6,621   6,285   6,680
Operating Inc. (Loss)...      (9)     235    (517)   (149)    (385)   (216)   (542)
Income (Loss) before
 income taxes and
 accounting change......     (55)      37    (716)   (375)    (590)   (284)   (427)
Accounting change(2)....     --       --      --      (44)    (639)    --      --
Net Income (Loss).......     (55)      33    (716)   (419)  (1,228)   (284)   (427)
CONSOLIDATED BALANCE
 SHEET:
Total Assets............   6,857    6,824   6,676   6,809    6,718   6,564   6,395
Long-Term Obliga-
 tions(3)...............   3,776    3,835   3,889   3,540    3,049   1,956   1,656
Stockholder's Equity
 (Deficit)..............    (366)    (311)   (273)    408      862   2,097   2,381
Ratio of Earnings to
 Fixed Charges..........      **      1.1       *       *        *       *       *

                  AIRLINE OPERATING AND FINANCIAL STATISTICS

                                       YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------
                          1996***   1995    1994    1993    1992     1991    1990
                          -------  ------  ------  ------  -------  ------  ------
SCHEDULED SERVICE
Revenue Passengers (Mil-
 lions).................    12.9     56.7    59.5    53.7     54.7    55.6    60.1
Average Passenger Jour-
 ney (Miles)............     673      664     638     656      642     614     592
Revenue Passenger Miles
 (Millions).............   8,788   37,618  37,941  35,221   35,097  34,120  35,551
Available Seat Miles
 (Millions).............  13,493   58,163  61,027  59,485   59,667  58,261  59,484
Passenger Load Factor...    64.6%    64.7%   62.2%   59.2%    58.8%   58.6%   59.8%
Yield...................   17.81c   16.66c  15.61c  17.27c   16.49c  16.67c  16.18c
Break Even Load Fac-
 tor(4).................    67.1%    64.9%   67.3%   61.7%    63.2%   62.7%   64.5%
Revenue per Available
 Seat Mile..............   12.74c   11.80c  10.59c  11.04c   10.38c  10.33c  10.19c
Cost per Available Seat
 Mile(4)................   12.81c   11.40c  11.02c  11.12c   10.85c  10.80c  10.86c
Average Stage Length
 (Miles)................     573      560     536     536      516     495     469
Gallons of Jet Fuel
 Consumed (Millions)....     266    1,137   1,205   1,161    1,183   1,168   1,283
Cost of Jet Fuel per
 Gallon.................   58.61c   53.23c  53.28c  58.40c   60.94c  65.90c  75.42c
Number of Employees at
 End
 of Period(5)...........  40,000   39,900  42,400  45,400   46,200  45,300  49,200
Operating Aircraft at
 End of Period..........     396      394     424     441      440     436     454

- --------
 * For the years ended December 31, 1994, 1993, 1992, 1991, and 1990, earnings were not sufficient to cover fixed charges. Additional earnings of approximately $721 million for the year ended December 31, 1994, $385 million for 1993, $610 million for 1992, $411 million for 1991, and $674 million for 1990 would have been required to achieve a ratio of 1.0.
 ** Ratio of earnings to fixed charges is not available for the quarter ended
    March 31, 1996.
*** Three months ended March 31, 1996
(1) The selected financial information has been summarized from the financial statements of USAir included herein and should be read in conjunction with the notes thereto and in conjunction with the financial statements contained elsewhere in this Prospectus. Operating statistics exclude flights operated by USAir under a wet lease with BA. Financial statistics for the first quarter of 1996 exclude the revenue and expenses (which amounts net to zero) generated under the BA wet lease.

(2) Cumulative effect of changes in method of accounting for (i) post-employment benefits other than pensions which was effective as of January 1, 1993 and (ii) post-retirement benefits other than pensions (net of income tax benefit of $107 million) effective as of January 1, 1992.
(3) Long-term obligations include long-term debt, capital leases and post-retirement benefits other than pensions, non-current. Long-term debt included $0, $68 million, $0, $105 million, $130 million and $98 million payable to USAir Group at, March 31, 1996, December 31, 1995, 1994, 1993, 1992 and 1991, respectively. USAir fully paid its long-term obligation to USAir Group during the fourth quarter of 1994 and during the first quarter of 1996.
(4) Financial statistics exclude non-recurring charges as well as revenue and expense generated under the wet lease arrangements with BA.
(5) Full-time equivalent employees.
    c = cents

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The following discussion relates to the financial results and condition of USAir. USAir is the principal subsidiary of USAir Group and accounted for approximately 93% of USAir Group's operating revenues for fiscal year 1995 and 92% for the first three months of 1996. USAir is a major United States air carrier whose primary business is transporting passengers, property and mail. USAir enplaned more than 57 million passengers during 1995 and is currently the fifth largest domestic air carrier, as measured by revenue passenger miles. Except where noted, the following discussion is based primarily upon USAir's financial condition, results of operations and future prospects.

  USAir, whose results include USAir's wholly-owned subsidiary USAM Corp. ("USAM"), recorded net income of $33.0 million in 1995 compared to a loss of $716.2 million for 1994. USAir recognized a net loss of $54.9 million for the first three months of 1996 compared to a $101.8 million loss for the same period in 1995. USAir's 1995 and 1994 results include $34.5 million and $26.5 million, respectively, of income attributable to equity in earnings of certain partnerships that provide computerized reservation services. These investments are held by USAM. USAM recorded income of $12.0 million for the first quarter of 1996.

  USAir's improved results in 1995 and for the first quarter of 1996 are mainly attributable to a stable domestic economic climate, favorable capacity trends in USAir's markets, less fare discounting and low fare competition and the positive influence of USAir's cost-reduction and revenue enhancement initiatives. USAir estimates that severe winter weather within the eastern United States and the partial shutdowns of the United States government adversely affected first quarter results by approximately $55 million. The entire domestic airline industry has benefitted from a stable domestic economic environment and overall favorable capacity and fare pricing factors. However, USAir's financial condition, results of operations and future prospects are more susceptible to an economic downturn and competitive influences than most of its major competitors due to USAir's high cost structure amid the growing low cost, low fare environment of the domestic airline industry.

FACTORS CONTRIBUTING TO IMPROVED 1995 FINANCIAL RESULTS

  USAir realized stronger than anticipated yields (Passenger Transportation revenue per RPM) in 1995 due in part to a decrease in industry capacity in the eastern United States and less intense low fare competition and fare discounting than in recent years. The eastern U.S. is the primary operating region for USAir and its regional airline affiliates. In 1995, several major air carriers, including USAir, implemented reductions in capacity (as measured by ASMs in the eastern U.S. Most notably, Continental eliminated its low fare, "no frills" pricing and marketing strategy, "Continental Lite," in early 1995. Continental Lite was launched in October of 1993 on certain routes in the eastern U.S. also served by USAir and was substantially expanded during 1994 into additional markets also served by USAir. In an effort to maintain market share, USAir responded to Continental Lite's competitive threat by selectively lowering its fares by as much as 70% compared to the fares in effect prior to Continental Lite's incursion. These fare reductions affected markets where USAir had previously generated approximately 46% of its Passenger Transportation revenues. In addition to Continental's capacity reductions, American and United also reduced service in the intra-east coast region during 1995. Overall, during 1995, the mature, established air carriers decreased capacity in the intra-east coast region by approximately 9.8% versus 1994 levels. However, other air carriers with low costs of operations and low fare structures ("low cost, low fare" air carriers) increased capacity in this region during the same period. The net result was that capacity in the intra-east coast region decreased by approximately 3.5% year-over-year.

  USAir's recent cost-reduction and revenue enhancement initiatives contributed positively to USAir's improved 1995 results. USAir stated in 1994 and early 1995 that it sought to reduce its annual operating costs by $1 billion through a combination of labor-related and other cost reductions. During 1995, USAir achieved its goal of reducing annual non-labor operating expenses by approximately $500 million from otherwise expected levels. USAir believes that these savings will approach $600 million in 1996 from otherwise expected levels. The anticipated savings in the labor-related areas, the other half of the targeted annual reduction in operating costs, have not been realized. USAir's 1995 financial results represent a significant improvement over 1994 levels, but USAir believes that it will not be able to achieve either its short-term or long-term goals without achieving significant reductions in USAir's personnel costs.

RESULTS OF OPERATIONS

 First Quarter of 1996 Compared with First Quarter of 1995

  USAir recorded a net loss of $54.9 million for the first quarter of 1996, an improvement of $46.9 million (or 46.1%) over its $101.8 million loss for the first quarter of 1995.

  During the first quarter of 1996, USAir reduced capacity (ASMs) by 11.4% versus first quarter of 1995. For the same comparative periods, USAir boarded 6.0% fewer scheduled service revenue passengers and experienced a 4.1% decrease in scheduled service revenue passenger miles (scheduled service revenue passengers multiplied by the number of miles that they are flown or "RPMs"), but realized an 8.8% increase in yield (revenue per RPM) and a 4.9 percentage point increase in load factor (percentage of seats occupied by revenue passengers). The capacity decrease reflects USAir's schedule reductions during mid-1995 and the effects of the harsh weather experienced in the eastern United States during the first quarter of 1996. The Company estimates that approximately 1.5% of the quarter-over-quarter capacity decrease is due to weather factors. USAir believes that it has been able to recapture most of the revenues from flights eliminated as the result of its schedule reductions. USAir's capacity (ASMs) for full-year 1996 is expected to be 2.5% less than for full-year 1995.

  The increase in yield for the first quarter of 1996 as compared to the first quarter of 1995 was primarily driven by capacity and pricing factors that prevailed during the first quarter of 1995, as well as select fare increases that were put in place by USAir during the first quarter of 1996. During the first quarter of 1995, USAir was facing considerable competitive pressure from the low fare, "no frills" product, "Continental Lite," offered by Continental. In response to Continental Lite, USAir selectively reduced fares in certain markets to maintain market share. Continental eliminated its Continental Lite operation early in the second quarter of 1995. USAir estimates that its yield will increase marginally for the second quarter of 1996 as compared to the second quarter of 1995, but remain relatively flat or decrease slightly as compared to 1995 results for the remainder of 1996 due to competitive factors.

  USAir's unit cost, or cost per ASM, was 12.81 cents for the first quarter of 1996, a 15.6% increase versus the first quarter of 1995. This increase is primarily the result of relatively flat operating expenses applied over 11.4% less capacity (ASMs). USAir estimates that its unit cost for full-year 1996 will be approximately 8% higher than for full-year 1995, reflecting slightly higher operating expenses and less capacity year-over-year. However, this estimate is dependent on a number of factors that are generally outside of the Company's control, including, for example, aviation fuel prices and weather-related factors.

OPERATING REVENUES

  Passenger Transportation--USAir's Passenger Transportation revenues increased $65.0 million, or 4.4%. USAir's increase is the result of an 8.8% increase in yield partially offset by a 4.1% decrease in scheduled service RPMs. As mentioned above, USAir selectively increased fares during the first quarter of 1996. In addition to other factors discussed previously, the Company's Passenger Transportation revenues may have been stimulated by the expiration of the 10% Federal Transportation Tax on January 1, 1996. USAir stopped collecting this tax from customers when it lapsed. The Company cannot estimate the dollar impact of the lapse of this tax on its Passenger Transportation revenues due to the complexity and number of factors that contribute to the Company's performance in this area.

  Other Operating Revenues--Fees received by USAir from USAir Express carriers (other than the fees USAir receives from USAir Group's three wholly-owned regional air carriers) increased due to higher passenger volumes and a higher per-passenger fee structure. In addition, USAir had increased revenues from USAir Club membership renewals (a special renewal incentive program was offered during the first quarter of 1996) and reservation cancellation fees. Revenues received from the wet lease arrangement with British Airways decreased approximately $6.9 million due to the phase-out of these arrangements. Increases in this category are largely offset by increases in the Other Operating Expenses category.

OPERATING EXPENSES

  Personnel Costs--Interest rate-driven increases in pension and post-retirement benefits expenses, contractual wage increases that USAir's pilot and flight attendant employee groups received in January 1996 and wage increases received by certain non-contract employees effective January 1, 1996, combined to more than offset personnel complement decreases. USAir's pilots and flight attendants also received contractual wage increases in January 1995 and July 1995, respectively, and USAir's mechanics received contractual wage increases in March 1995. USAir had approximately 39,959 full-time equivalent employees on March 31, 1996 versus 41,887 full-time equivalent employees on March 31, 1995. The Company also recognized expenses of approximately $10.1 million during the first quarter of 1996 related to restricted stock grants, sign-on bonuses, severance payments and other compensation related to recent management changes. The Company expects to recognize additional expenses related to executive compensation during the second quarter of 1996. The Company did not recognize expenses related to profit sharing plans during the first quarter of 1996, but expects to record such expenses in 1996 in the approximate amount of $123 million, subject to the Company's actual results and the terms of the profit sharing plans.

  Aviation Fuel--Consumption decreased approximately 33 million gallons, but was offset by the effects of a 6.55 cent increase in the average cost of aviation fuel per gallon. USAir experienced even higher aviation fuel prices during April 1996; however, the Company cannot predict whether or not this trend will continue. Sustained increases in the price of aviation fuel would have a materially adverse effect on the Company's results of operations. Based on current consumption, each one cent increase in USAir's cost of aviation fuel per gallon translates into an increase of approximately $11 million in USAir's annual aviation fuel expense. See Other Operating Expenses below related to federal taxes on aviation fuel.

  Commissions--Decreased primarily due to the effects of the revised rate structure for commissions paid to travel agencies, which went into effect during February 1995.

  Other Rent and Landing Fees--Decreased due mainly to credits received by USAir from certain airport facilities related to 1995 activity (these facilities experienced lower operating costs than expected) and an increase in the sublease of certain facilities to third parties. USAir also experienced a slight decrease in landing fees expenses quarter-over-quarter due to capacity reductions.

  Aircraft Maintenance--Efficiencies gained from re-engineering efforts in USAir maintenance areas and the effects of fewer operating aircraft in USAir's fleet were more than offset by timing factors and an increase in the rate-per-engine USAir pays to an outside contractor to overhaul certain jet engines.

  Aircraft Rent--Increased due primarily to two leased Boeing 767-200ER aircraft re-entering USAir's operating fleet during the first quarter of 1996. USAir recognized expenses related to these two aircraft in the Other Operating Expenses category while they were operated by British Airways (see also Other Operating Revenues).

  Depreciation and Amortization--Decreased due mainly to fewer owned aircraft in USAir's operating fleet. During 1995, USAir sold 13 owned Boeing 737-300 aircraft and took delivery of 7 new Boeing 757-200 aircraft.

  Other Operating Expenses--Increased primarily due to additional Federal taxes on aviation fuel and increases in insurance, de-icing fluid and communications-related costs. The Federal Excise Tax on Transportation Fuels, which USAir became obligated to pay beginning October 1, 1995, totaled approximately $10 million for the first quarter of 1996. Expenses related to the wet lease arrangements with British Airways decreased approximately $6.9 million due to the recent termination of two of the three wet leases (see also Other Operating Revenues and Aircraft Rent).

OTHER INCOME (EXPENSE)

  Interest Income--Increased due mainly to higher Cash and Cash Equivalents and Short-Term Investments balances period-over-period.

  Interest Expense--Decreased primarily as the result of less long-term debt outstanding period-over-period. USAir made early debt repayments totaling approximately $202.1 million during 1995.
LIQUIDITY AND CAPITAL RESOURCES


  Net cash used for operations was $12.9 million for the first quarter of 1996. As of March 31, 1996, Cash and Cash Equivalents totaled $782.7 million and Short-Term Investments totaled $45.5 million. USAir also had $99.0 million deposited in trust accounts to collateralize letters of credit and worker's compensation policies at quarter-end.

  The Company is highly leveraged. USAir requires substantial working capital in order to meet scheduled debt and lease payments and to finance day-to-day operations. In addition, USAir currently does not have access to a short-term credit or receivables sale facilities. However, based on current projections, the Company expects to satisfy its liquidity requirements for the remainder of 1996 through a combination of cash on hand and cash flows from operations. In addition, the Company expects to record expenses of approximately $123 million in 1996 related to the profit sharing plan component of the 1992 Salary Reduction Program. This expectation is based on the Company's earnings forecast, as of July 10, 1996, for the remainder of 1996. If USAir achieves its expected results, the maximum remaining payout under the profit sharing plan would be approximately $134.3 million. USAir presently anticipates that such amount would be paid during the first quarter of 1997. USAir has committed financing for a significant portion of the purchase price for each of its scheduled 1998 aircraft deliveries. The Company's expectations are subject to revision. Changes in certain factors that are generally outside the Company's control, such as the general economic environment, intensified competition from low cost, low fare carriers or operations and the price of aviation fuel, could have a materially adverse effect on the Company's liquidity, financial condition and results of operations.

  Investing activities during the first quarter of 1996 included cash outflows of $31.4 for the acquisition of assets ($3.4 million related to progress payments for Boeing 757-200 aircraft scheduled for delivery in 1998 and $28.0 million related to the purchase of rotables, hush kits, computer equipment and various ground support equipment). The Company's Short-Term Investments increased by $25.7 million during the period and the Other investing uses of cash category includes $12.2 million related to the purchase of debt issued by Shuttle, Inc. The net cash used by investing activities during the first quarter of 1996 was $64.5 million.

  Net cash used by financing activities during the first quarter of 1996 was $19.5 million. USAir sold the Old Notes during the first quarter of 1996 through a private placement offering under Securities and Exchange Commission Regulation 144A. USAir used the proceeds from the offering as part of the funds necessary to repay in full the indebtedness incurred in connection with certain 757-200 aircraft delivered to USAir in 1994 and 1995. The transaction is reflected on the Company's Condensed Consolidated Statements of Cash Flows as proceeds from the issuance of debt of $103.0 million and a "non-cash" issuance of debt of $160.0 million. The non-cash component reflects proceeds that USAir directed to reduce debt and pay underwriter's fees at the time of the offering. USAir used cash proceeds it received from the offering and additional funds to make debt repayments of approximately $105.5 million immediately following the offering. The Old Notes are secured by the Aircraft. In addition to the sale of the Old Notes, the Company made scheduled debt repayments of approximately $17.0 million during the first quarter of 1996. USAir also incurred new debt of $4.6 million associated with progress payments for Boeing 757-200 aircraft scheduled for delivery in 1998. The $4.6 million is reflected as non-cash activity in the Company's Condensed Consolidated Statement of Cash Flows because USAir incurred the related debt in conjunction with the payment of the progress payments. As mentioned above, USAir has committed financing for a significant portion of the purchase price for each of its scheduled 1998 aircraft deliveries.

  As of March 31, 1996, USAir's ratio of current assets to current liabilities was .59 to 1 and the debt component of USAir's capitalization structure was greater than 100% due to a net capital deficiency.

                            1995 COMPARED WITH 1994

  USAir recorded net income of $33.0 million for 1995 which represents an improvement of $749.2 million over its 1994 results.

  USAir's yield was 16.66 cents for 1995, a 6.7% improvement versus 1994. The stronger than anticipated increase in yield primarily resulted from the effects of the factors discussed in "Factors Contributing to Improved 1995 Financial Results" above. USAir's capacity (ASMs) for 1995 decreased by approximately 4.7%. RPMs, however, decreased less than 1% and USAir's load factor was 64.7% for 1995, a historical high. USAir's unit costs increased to
11.40 cents from 1994's 11.02 cents primarily due to the capacity reductions that occurred in 1995. USAir's capacity (ASMs) for 1996 is expected to be approximately 3% less than for 1995 reflecting the full-year effects of USAir's right-sizing initiatives. USAir's unit costs are expected to increase for 1996 mainly due to higher Personnel Costs and Aviation Fuel expenses, partially offset by decreases in certain capacity-related expenses, applied over less capacity on a year-over-year basis. USAir's pilot and flight attendant employees received contractual wage increases in early 1996 and certain USAir non-contract employees received salary increases effective January 1, 1996.

  USAir believes that for the foreseeable future, while demand for higher yield "business fares" will remain essentially flat and relatively inelastic, the lower yield "leisure" market will remain highly price sensitive. The leisure market, which is affected by general economic conditions, is also the primary target market for low cost, low fare carriers. The Company expects that low fares offered by its airline affiliates in response to low cost, low fare competition in their markets will increase during 1996 and such competitive actions may have an adverse effect on the Company's results of operations, liquidity and financial condition.

  Although a competitive strength, concentration of significant operations in the eastern U.S. leaves USAir susceptible to certain regional conditions that may have an adverse affect on the Company's results of operations and financial condition.

  In August 1993, the United States increased taxes on domestic fuels, including aircraft fuel used on domestic routes, by 4.3 cents per gallon. Airlines were exempt from the tax increase until October 1, 1995. Pending legislation in Congress would reinstate the exemption through September 30, 1997, subject to termination of the exemption on September 30, 1996 if excise taxes relating to certain aviation trust funds are not extended. These excise taxes expired on December 31, 1995 and have not, as of July 10, 1996, been extended. There can be no assurance that an airline jet fuel tax exemption will be reinstated, or if reinstated, the terms under and the period for which the exemption will be effective. The additional fuel tax is currently being collected. USAir's 1995 results include expenses related to this tax of approximately $11.9 million, recognized as an operating expense, in Other Expense, Net. The lack of an airline jet fuel tax exemption would increase USAir's annual operating expenses by approximately $47 million based on projected domestic fuel consumption for 1996.

  The financial results for 1994 include: (i) a $172.9 million charge related to USAir's grounded BAe-146 fleet (see below for additional information related to the reserve for the BAe-146 fleet) and to USAir's decision to cease operations of its remaining Boeing 727-200 aircraft in 1995 (the last operational 727-200 aircraft was retired from service in September 1995); (ii) a $54.0 million charge for obsolete inventory and rotables to reflect market values; (iii) a $25.9 million charge related to USAir's decision to reduce substantially service between Los Angeles and San Francisco in November 1994; and (iv) a gain of $18.6 million resulting from the accounting treatment of the hull insurance recovery on the aircraft lost in the September 1994 accident.

                                                     CALIFORNIA
LINE ITEM                        AIRCRAFT  INVENTORY REDUCTION  OTHER  TOTAL
- ---------                        --------  --------- ---------- ----- -------
Personnel Costs................. $   --     $  --      $ (0.3)  $ --  $  (0.3)
Aircraft Rent...................  (115.5)      --         --      --   (115.5)
Aircraft Maintenance............     3.4       --         --      --      3.4
Depreciation/Amortization.......   (21.7)    (18.0)     (18.2)    --    (57.9)
Other Operating Expenses........   (39.1)    (36.0)      (7.4)    --    (82.5)
                                 -------    ------     ------   ----- -------
Total Operating................. $(172.9)   $(54.0)    $(25.9)  $ --  $(252.8)
                                 =======    ======     ======   ===== =======
Other Non-Operating............. $   --     $  --      $  --    $18.6 $  18.6
                                 =======    ======     ======   ===== =======

  In addition to the above charges, USAir recorded a $50 million addition to Passenger Transportation revenue in the fourth quarter of 1994 to adjust estimates of traffic balances payable and unused tickets liability recorded during the first three quarters of 1994. This adjustment represents coupons (tickets) that USAir sold but were not presented for travel or refund before expiry. There was no corresponding costs associated with this adjustment since point-of-sale costs were recognized during the periods the coupons were sold and operating costs would not apply since the coupons were never presented for travel.

  USAir recognized a $4.1 million unusual item during the fourth quarter of 1995. This amount, a reduction in Aircraft Rent expense, reflects a partial reversal of the $132.8 million unusual item recorded in the fourth quarter of 1994. USAir presently owns one and leases seventeen BAe-146-200 aircraft. The seventeen operating leases were entered into in 1984 and 1985 by Pacific Southwest Airlines. Each of the leases expires in either 1999 or 2000. Pacific Southwest Airlines was merged with and into USAir in 1987. In late 1990, USAir determined that the BAe-146 aircraft were uneconomical to operate and decided to remove the planes from USAir's operating fleet in May 1991 with the intention of terminating the leases early through buy-out clauses or subleasing the aircraft to other airlines. USAir recorded a $44 million charge in 1990 to reflect the lease payments required to be made between May 1991 and the early lease termination dates in 1992 and 1993 plus additional costs expected to be incurred in terminating the leases. In 1991, USAir was unsuccessful in its efforts to sublease the aircraft. USAir then contemplated returning the aircraft to its operating fleet and recorded a $21 million unusual item in 1991 in connection with estimated return-to-service expenses.

  In 1992, USAir decided not to return its BAe-146 aircraft to service, and USAir also determined that there were no imminent remarketing possibilities and that it would be uneconomical to terminate the leases early in 1992 and 1993 as previously envisioned. However, USAir believed that the narrowbody market might recover by 1995. Accordingly, at the end of 1992, USAir recorded a $72 million charge equal to the unreserved 1993 and 1994 rent payments. In addition, USAir was contingently liable for future rent payments beyond 1994 in the approximate amount of $100 million if the BAe-146-200 aircraft could not be successfully remarketed. At the end of 1994, USAir re-examined the likelihood of remarketing the aircraft and the economics involved in terminating the leases. USAir determined that, in light of economic conditions and the worldwide glut of narrowbody aircraft (and particularly the significant number of grounded BAe-146s), it was appropriate from an accounting perspective to take a $132.8 million charge during the fourth quarter of 1994. This amount consisted of $102.7 million for the present value of the remaining lease payments, $42.6 million to reduce the value of spare parts to their estimated fair market value, a $15.5 million credit to reverse the previously accrued early termination costs, and a $3 million write-off of a warranty claim against the manufacturer. In the latter part of

1995 and in 1996, USAir began to witness favorable changes in market conditions for BAe-146 aircraft. This change is attributable to, among other factors, a shortage in certain markets of narrowbody aircraft that comply with applicable noise regulations and the engine manufacturer recently offering maintenance cost guarantees for the aircraft's Avco-Lycoming engines. During the first six months of 1996, USAir delivered seven BAe-146 aircraft to other airlines and as of July 10, 1996, has entered into sublease agreements with foreign and domestic airlines for nine additional aircraft to be delivered in 1996. USAir's success in remarketing the aircraft resulted in a $4.1 million reversal of the previous accrual in the fourth quarter of 1995. USAir anticipates that it will make additional reversals in the second, third and fourth quarters of 1996.

  Operating Revenues--USAir's Passenger Transportation revenues increased $345.5 million, (5.8%). USAir's estimates that its Passenger Transportation revenues were adversely affected during 1994 by approximately $50 million due to unfavorable weather during the first quarter and approximately $150 million as the result of the two accidents that occurred during the third quarter. By early 1995, USAir's traffic had recovered from the effects of the accidents and approached a level more normally associated with USAir's capacity in the marketplace. USAir's 6.7% yield improvement was sufficient to offset the effects on revenues of a 4.7% decrease in both revenue passengers and capacity (see related discussion in "Factors Contributing to Improved 1995 Financial Results" above).

  In March 1993, the U.S. District Court in Atlanta, Georgia entered a settlement involving USAir and five other U.S. air carrier defendants in the Domestic Air Transportation Antitrust Litigation class action lawsuit. The class action suit, which was filed in July 1990, alleged that the airlines used the Airline Tariff Publishing Company to signal and communicate air carrier pricing intentions and otherwise limit price competition for travel to and from numerous hub airports. Under the terms of the settlement, the six air carriers paid $45 million in cash and issued $396.5 million in certificates valid for purchase of domestic air travel on any of the six airlines. USAir's share of the cash portion of the settlement, $5 million, was recorded in the results of operations in the second quarter of 1992. Incremental cost associated with the settlement will not be material based on the nominal equivalent free trips associated with the settlement. The travel certificates may be applied towards travel purchased between January 1995 and December 1998.

  On October 11, 1994, USAir and seven other air carriers entered into a settlement agreement with a group of State Attorneys General resolving similar issues with the states. The settlement entitles passengers traveling

                                     34--1
within the United States on state government business to a 10% discount off the published fares of each of the settling air carriers and will be available for 18 months from August 16, 1995, or until the combined discount amount reaches $40 million, whichever first occurs. On May 10, 1995, a U.S. federal district court judge approved this settlement. USAir does not expect that this settlement will have a material adverse effect on its financial condition or results of operations.

  USAir's Cargo and Freight revenue decreased $6.7 million (4.2%). The U.S. Postal Service's increased emphasis on truck movement of mail in the Northeastern U.S. has resulted in lower mail volumes and yields. The $67.5 million (13.6%) increase in USAir's Other Revenue is mainly attributed to an increase in fees received from participants in USAir's frequent traveler program and increased revenues from higher volumes and rates for cancellation and rebooking fees. Revenues from third party aircraft lease and sublease arrangements also increased during 1995. Overall, increases in the Other Revenue category were largely offset by increases in related expenses recognized as Other Expenses, Net (see below). Revenues associated with USAir's wet lease arrangements with BA, recognized as Other Revenue, are expected to decrease in 1996 in conjunction with the phase-out of the wet lease program. USAir's results include certain transactions that are eliminated at the USAir Group level.

  Operating Expenses--USAir's Personnel Costs were relatively unchanged. USAir recognized approximately $49.7 million of expense in 1995 associated with the profit share component of the 1992 Salary Reduction Program (see further discussion of this profit share plan in "Liquidity and Capital Resources" below). Profit share expense during 1994 was approximately $4.1 million, resulting from employees receiving certain guaranteed profit share payments upon termination. Overall, profit share expense and the contractual wage increases that USAir's pilots, flight attendants and mechanics received during 1995 were offset by lower personnel levels. USAir's workforce had approximately 2,500 fewer employees at December 31, 1995 than at December 31, 1994. Aviation Fuel expense decreased $37.3 million, a 5.8% decrease. Year-over-year, the average cost of fuel per gallon was relatively unchanged but USAir's capacity (ASMs) decreased approximately 4.7%. The decreased capacity contributed to a 5.6% reduction in fuel consumption. Jet fuel prices have increased during the first quarter of 1996. The cost of jet fuel per gallon is expected to be higher during 1996 than 1995, however, the price of jet fuel is dependant on market factors generally outside of the Company's control. See discussion above related to jet fuel tax legislation. The Company's Commissions expense decreased $22.1 million (4.0%) despite an increase in Passenger Transportation revenues primarily due to the effects of a change in the rate structure for travel agency commissions that went into effect during early 1995. USAir's Aircraft Rent decreased $123.3 million (23.7%). Excluding the unusual items recognized during 1994 and 1995, as discussed above, USAir's Aircraft Rent decreased $3.7 million (0.9%) mainly due to fewer leased aircraft year-over-year. The Company's Other Rent and Landing Fees expense decreased $33.3 million (7.9%) primarily due to USAir's capacity reductions and credits totalling approximately $6.0 million received from various airport authorities during 1995 related to 1994 activity. The Company's Aircraft Maintenance decreased $40.2 million (12.0%) which resulted from fewer operating aircraft year-over-year and the positive impact of USAir's re-engineering efforts in the maintenance areas. Excluding the effects of the unusual items recognized during 1994, as discussed above, USAir's Depreciation and Amortization expense increased $7.8 million (2.4%) in 1995 compared with 1994. Excluding the effect of the unusual items recognized in 1994, as discussed above, the Company's Other Expenses, Net increased approximately $45.4 million (3.2%) largely due to increases in expenses associated with increased sales activity and increased taxes on jet fuel (see discussion above related to jet fuel tax legislation). Increased third party lease and sublease arrangements have also contributed to the increase in this expense category (see related discussion above in "Other Revenues"). Decreases in certain capacity-related expenses partially offset increases in other components of the Other Expense, Net. Expenses associated with USAir's wet lease of aircraft to BA, recognized as Other Expenses, Net, are expected to decrease in 1996 in conjunction with the phase-out of the wet lease program. USAir's results include certain transactions that are eliminated at the USAir Group level.

  Other Income (Expense)--The Company's Interest Income improved by $23.1 million (82.3%) mainly as a result of significantly higher cash levels during 1995. The Company's Interest Expense increased $16.1 million

(5.6%) primarily as a result of interest incurred on debt associated with new aircraft deliveries during 1994 and 1995. Interest Capitalized decreased $5.0 million (36.2%) mainly due to USAir's agreement with Boeing to defer the delivery of certain 757-200 aircraft from 1996 to 1998. Equity in earnings
(loss) of affiliates increased by $8.0 million (30.2%) due to the improved results of USAM. USAM owns 11% of the Galileo International Partnership ("GIP"), which owns and operates the Galileo Computerized Reservation System ("CRS"), and approximately 21% of the Apollo Travel Services Partnership ("ATS"), which markets the Galileo CRS in the U.S. and Mexico. Other, Net decreased $8.1 million (44.1%) primarily due to a $10.7 million gain recorded in 1995 related to USAir's sale of 13 737-300 aircraft as compared to the effects of the $18.6 million gain recognized in 1994 (as discussed above).

  Income Tax Provision (Credit)--The Company was subject to Federal alternative minimum tax for 1995 as well as income taxes in certain states. The Company was not subject to regular Federal income tax for 1995 as the result of using Federal net operating loss carryforwards. The results for 1994 do not include any income tax credit due to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") limitations in recognizing a current benefit for net operating losses.

  The Company implemented Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" as of January 1, 1995. The effects, which were negligible, are included in the Company's results of operations for 1995. In October 1995, the Financial Accounting Standards Board adopted Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"). This statement establishes the fair value based method of accounting for stock compensation. The Company has elected to continue using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                            1994 COMPARED WITH 1993

  Adverse weather during the first quarter, the two aircraft accidents which occurred during the third quarter, the intense competitive environment characterized by the growth of low cost, low fare airlines in USAir's markets, widespread industry fare discounting, and USAir's cost structure had a negative effect on USAir's results of operations during 1994.

  USAir recorded a net loss of $716.2 million on revenue of $6.6 billion for 1994, compared with a net loss of $418.8 million on revenue of $6.6 billion for 1993. USAir estimates that severe winter weather in the first quarter of 1994 negatively affected its results of operations by approximately $50 million and that the effect of the two aircraft accidents during the third quarter of 1994 produced a revenue shortfall of approximately $150 million from forecast amounts for the third and fourth quarters.

  USAir's 1994 financial results contain $234.2 million of unusual items as discussed in "1995 Compared with 1994" above.

  The financial results for 1993 included: (i) a $43.7 million charge for the cumulative effect of an accounting change, as required by Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits;" (ii) a $68.8 million charge for severance, early retirement, and other personnel-related expenses for a workforce reduction of approximately 2,500 full-time positions; (iii) a $36.8 million charge based on a projection of the repayment of certain employee pay reductions; (iv) a $13.5 million charge for certain airport facilities at locations where USAir has, among other things, discontinued or reduced its service; (v) $8.8 million for a loss on USAir's investment in the Galileo International Partnership, which operates a computerized reservations system; and (vi) an $18.4 million credit related to non-operating aircraft. The following table indicates where these items (excluding the accounting change) appear in USAir's consolidated statement of operations ($ millions, brackets denote expense):

                                 WORKFORCE EMPLOYEE AIRCRAFT/
LINE ITEM                        REDUCTION PAYBACK  FACILITIES GALILEO  TOTAL
- ---------                        --------- -------- ---------- ------- -------
Personnel Costs.................  $(65.6)   $(36.8)   $  --     $ --   $(102.4)
Aircraft Maintenance............     --        --       18.4      --      18.4
Depreciation and Amortization...     --        --      (13.5)     --     (13.5)
Other Operating Expenses........    (3.2)      --        --       --      (3.2)
                                  ------    ------    ------    -----  -------
Total Operating.................  $(68.8)   $(36.8)   $  4.9    $ --   $(100.7)
                                  ======    ======    ======    =====  =======
Other Non-Operating.............  $  --     $  --     $  --     $(8.8) $  (8.8)
                                  ======    ======    ======    =====  =======

  Operating Revenues--Increases in traffic which were stimulated by the lower fares during 1994 were not sufficient to offset USAir's lower yields experienced during 1994.

  As discussed above, severe winter weather in the first quarter of 1994 had a material adverse effect on USAir's operations and financial results. Passenger transportation revenue increased during the second quarter compared with 1993 because increases in passenger traffic more than offset the dilutive effect of the lower fares. However, this trend did not continue in the third and fourth quarters primarily due to the reduced number of passengers following the two aircraft accidents. By early 1995, USAir's traffic had largely recovered from the effects of the accidents and approached a level normally associated with USAir's capacity in the marketplace.

  USAir's Passenger Transportation Revenue decreased $159.6 million (2.6%) in 1994 compared with 1993. Despite the negative effect of the adverse weather during the first quarter and the two accidents during the third quarter, USAir's scheduled traffic as measured by RPMs increased by 7.7% during 1994 on 2.6% of additional capacity, as measured by ASMs, resulting in a 3.0 percentage point increase in passenger load factor, a measure of capacity utilization. However, USAir's yield decreased by 9.6% in 1994 compared with 1993 due to several factors including lower fares resulting from increased competition from low cost, low fare carriers in USAir's markets and industry fare discounting promotions.

  USAir's Cargo and Freight revenue decreased $10.1 million (5.9%) due to overall lower volumes and lower mail yields during 1994. The $125.2 million (33.8%) increase in USAir's Other Revenue is the result of several factors including the wet lease arrangement between USAir and BA, increased volume and rate for cancellation and rebooking fees, and fees from companies which participate in USAir's frequent traveler program. These increases were largely offset by increases in other operating expenses. USAir has begun to phase out the wet lease arrangements with BA. See "Business--British Airways Investment Agreement--U.S.-U.K. Routes." One each of the three aircraft began the wet lease service in the months of June 1993, October 1993 and January 1994.

  Operating Expenses--USAir's Personnel Costs increased $55.2 million (2.0%). Excluding the effect of the unusual items discussed and presented in the tables above, USAir's personnel costs increased $157.3 million (6.1%) in 1994 compared with 1993 due to the expiration during 1993 of employee wage reductions, subsequent contractual and general salary increases and a lower discount rate used during 1994 in the calculation of pension and post-retirement benefit expense. These increases more than offset any expense reductions realized as a result of the workforce reduction during 1994. Aviation Fuel expense decreased $35.6 million (5.2%), which is the result of an 8.8% reduction in the cost of fuel partially offset by a 3.8% increase in consumption compared with 1993. USAir's Commissions expense decreased $10.6 million (1.9%) as a result of decreased passenger revenue. See "Business-- Industry Restructuring and Cost-Cutting," and "Business--Legal Proceedings." USAir's Other Rent and Landing Fees expense decreased $9.4 million (2.2%) primarily due to lower operating costs at certain airport facilities. USAir's Aircraft Rent increased $89.8 million (20.8%). Excluding the effect of the unusual items discussed and presented in the tables above, USAir's aircraft rent decreased $25.7 million (6.0%) in 1994 compared with 1993 due to the expiration or renegotiation of several aircraft leases and additional wet lease service over 1993 levels. USAir's Aircraft Maintenance increased $26.9 million (8.7%), which resulted from the $18.4 million credit in 1993 (see above table) and initial repairs on certain of USAir's newer aircraft in 1994. USAir's Depreciation and Amortization expense increased $62.0 million (19.1%). Excluding the effect of the unusual items discussed and presented in the tables above, USAir's depreciation and amortization expense increased $17.6 million (5.6%) in 1994 compared with 1993 primarily due to the delivery of new Boeing 757-200 aircraft. USAir's Other Expenses, Net increased $145.1 million (10.8%). Excluding the effect of the unusual items discussed and presented in the tables above, USAir's Other Expenses, Net increased $65.8 million (4.9%) in 1994 compared with 1993 largely due to increases in several passenger volume-related expense categories and expenses related to the increase in USAir's other revenue category discussed above.

  Other Income (Expense)--USAir's Interest Income improved by $3.3 million (13.1%) as a result of higher cash levels and more favorable interest rates in 1994. Interest Expense increased $47.2 million (19.8%) primarily as a result of interest incurred on certain aircraft-secured and unsecured financings completed during 1993. Interest Capitalized decreased $4.0 million (22.5%) because average deposits for future aircraft deliveries were lower during 1994 compared with 1993. Equity in earnings (loss) of affiliates increased by $39.6 million. The improvement primarily reflects charges recognized by GIP during 1993 to eliminate duplicate facilities and operations resulting from the merger of Covia Partnership and Galileo Limited. Other, Net increased $35.1 million principally related to an $18.6 million gain recognized by USAir in 1994 (discussed above). The remaining variance is mainly attributable to overall higher net losses recorded by USAir in 1993 in connection with miscellaneous asset dispositions.

  Effective January 1, 1993, USAir adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). The adoption of FAS 109 resulted in no cumulative adjustment. Results for 1994 and 1993 do not include any income tax credit due to the FAS 109 limitations in recognizing a current benefit for net operating losses. See Note 6 to USAir's consolidated financial statements for additional information.

INFLATION AND CHANGING PRICES

  Inflation and changing prices do not have a significant effect on USAir's operating revenues and expenses (other than depreciation and amortization) because such revenues and expenses generally reflect current price levels.

  Depreciation and amortization expense is based on historical cost. For assets acquired through the purchase of Pacific Southwest Airlines, USAir's historical cost is based on fair market value of the assets on May 29, 1987. In the case of Piedmont Aviation, Inc., USAir's historical cost is based on the fair market value of the assets on November 5, 1987, reduced by the tax effect of that portion of fair market value not deductible for tax purposes in the form of depreciation and amortization. Therefore, aggregate depreciation and amortization is lower than if this expense reflected today's replacement costs for existing productive assets. In evaluating how inflation would increase depreciation expense, however, consideration should also be given to the reduction in other operating expenses, such as aircraft maintenance and aviation fuel, that would be achieved from the operating efficiencies of newer, more technologically advanced productive assets.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operations was $578.3 million for the year ended December 31, 1995. As of December 31, 1995, USAir's unrestricted cash, cash equivalents and short-term investments totaled approximately $899.0 million.

  During December 1995, USAir completed a transaction which enabled it to substitute previously unencumbered aircraft in lieu of cash deposits for certain workers' compensation liabilities and letters of credit which are classified as "Other Assets" on USAir's balance sheet at that date.

  Although USAir's liquidity and capital resources improved considerably during 1995, USAir remains highly leveraged. In order to meet debt service, lease and other obligations and to finance daily operations, USAir requires substantial liquidity and working capital. Developments beyond the control of USAir might occur which could have a material adverse effect on USAir's prospects, liquidity, financial condition and results of operations, including a downturn in the economy, adverse regulatory changes, intensified industry fare wars, substantial increases in jet fuel prices or fuel taxes, adverse weather conditions, negative public perception regarding safety or further incursions by low cost, low fare carriers into USAir's markets. However, based on current expectations, USAir believes that its cash balances will be more than sufficient to meet its liquidity requirements for the remainder of 1996 and is evaluating the possible redemption or refinancing of certain debt instruments and capital leases in order to lower interest and lease expenses. Depending on market, economic and other factors, USAir's expectations of its liquidity requirements are subject to change.

  Certain USAir employees whose wages and/or benefits were temporarily reduced during 1992 and 1993 currently participate in a profit sharing plan (a component of the 1992 Salary Reduction Program) designed to recompense them for the concessions made during that time period. The plan will cease to exist after these employees have been recompensed to the extent permitted under the provisions of the plan. Estimated savings of approximately $23 million attributable to the suspension of longevity/step increases will not be subject to repayment through the profit-sharing program. This profit sharing plan is distinct from two other profit sharing plans that USAir currently offers in conjunction with certain of its defined contribution plans and its Employee Stock Ownership Plan. Payouts are determined based on USAir Group's pre-tax results for a year, less charges associated with postretirement benefit expenses other than for pensions. Certain unusual items are also excluded from the calculation. Based on USAir Group's 1995 results and the provisions of the profit sharing plan, USAir recognized charges of approximately $49.7 million for this plan in 1995. USAir made a cash payment of approximately $73.7 million to plan participants in March 1996 for 1995 activity. The maximum remaining pay-out under this plan after the March 1996 payment, the timing of which is dependant on USAir Group's future profitability, among other factors, is currently estimated to be no more than $134.3 million.

  As discussed above in "Risk Factors--Deferral of Dividends by USAir Group", USAir Group has deferred dividend payments on all series of its outstanding preferred stock. The aggregate annual dividend requirements related to USAir Group's outstanding preferred stock issuances, each of which has a cumulative dividend feature, currently amount to approximately $79.2 million. Accordingly, aggregate dividends-in-arrears as of December 31, 1995, including additional dividends (interest) on deferred dividends, of approximately $117.7 million represent a future obligation of USAir Group. In addition, USAir Group's Series A Preferred Stock is mandatorily redeemable on August 7, 1999 at $1,000 per share plus accrued dividends (interest). The Series F Preferred Stock and Series T Preferred Stock are mandatorily redeemable in the year 2008. As of December 31, 1995, the redemption values of the Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock were approximately $412.1 million, $329.1 million, and $109.6 million, respectively.

  Investing activities during 1995 included cash inflows of $219.8 million from the disposition of assets (primarily from thirteen Boeing 737-300 aircraft, offset by $142.3 million paid for the acquisition of assets ($61.7 million cash payments related to new 757-200 aircraft, $80.6 million cash payments related to the purchase of rotables, hush kits, and various ground support equipment). Net cash provided by investing activities for 1995 was $150.7 million.

  Financing activities during 1995 included $278.3 million of debt payments, including the redemption of USAir's remaining outstanding 12 7/8% Unsecured Senior Notes (the "12 7/8% Notes"). In addition, USAir incurred debt of $169.7 million associated with the delivery of seven new Boeing 757-200 aircraft and scheduled aircraft progress payments for future aircraft deliveries half of 1995. In connection with the deferral of eight 757-200 deliveries to 1998, USAir rescheduled the due date of $70.8 million of previously satisfied aircraft purchase deposits into the future resulting in a reduction of both debt and equipment deposits. USAir had a $68.6 million 8.4% note payable to USAir Group related to USAir Group's purchase of aircraft-secured debt obligations of USAir. The $169.7 million, $70.8 million and $68.6 million are reflected as non-cash activity in USAir's Consolidated Statement of Cash Flows because USAir experienced an increase or decrease in fixed assets or equipment deposits concurrently with the increase or decrease in debt. USAir made early debt payments, including the redemption of the 12 7/8% Notes, totalling approximately $202.1 million during 1995. Further steps by USAir to prepay debt and lease obligations are possible.

  USAir is a party to certain financial contracts to reduce exposure to fluctuations in the price of jet fuel and changes in the U.S. dollar to Japanese Yen conversion rates. Under the jet fuel arrangements, USAir pays a fixed rate per notional gallon of fuel and receives in return a floating rate per notional gallon based on the market rate during the month of settlement. Decreases in the market cost of jet fuel below the rates specified in the contracts require USAir to make cash payments. However, USAir believes these contracts do not present a material risk to USAir's financial position or liquidity due to the relatively simple terms of the agreements, their purpose and their short remaining duration. USAir has reviewed the financial condition of each of the counterparties to these financial contracts and believes that the potential for default by any of the current counterparties is negligible. In prior years, USAir participated in contracts to reduce exposure to interest rate changes but those contracts expired during 1995 and were not renewed. See
Note 2 to USAir's consolidated financial statements for additional information.

  USAir has received notices from the U.S. Environmental Protection Agency and various state agencies that it is a potentially responsible party ("PRP") with respect to the remediation of existing sites of environmental concern. Negotiations with various governmental agencies continue concerning known and possible cleanup sites. USAir has made financial contributions for the performance of remedial investigations and feasibility studies at sites in Moira, New York; Escondido, California; and Elkton, Maryland. The contributions were approximately $200,000 in the aggregate for 1995, 1994 and 1993. USAir believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on its liquidity, financial position or results of operations based on USAir's experience with similar environmental sites.

  USAir has been identified as a PRP for environmental contamination at Boston Logan Airport. There are a number of other PRPs at the site. The Company is presently unable to assess its proportionate share of contribution, but does not expect any such contribution to have a material adverse effect on its financial condition or results of operations.

  USAir Group terminated its revolving credit facility with a group of banks during 1994. USAir Group had historically utilized such a facility to supplement its and USAir's liquidity from time to time. In addition, USAir's revolving accounts receivable sale program expired in December 1994. USAir was unable to sell receivables under the agreement during 1994 because of failure to comply with certain financial covenants required to be maintained in connection with that agreement. USAir had engaged in discussions with respect to a replacement receivables sale facility but has elected not to pursue such a financing at this time.

  USAir anticipates that its 1996 capital expenditures will be approximately $257 million. Of this amount, approximately $67 million relates to progress payments for future aircraft deliveries and $35 million relates to the purchase of hush kits for certain aircraft in order to comply with federal noise and pollution mandates. USAir expects that it will satisfy its liquidity requirements for 1996 through a combination of cash flow from operations and cash on hand. As a result of the recent aircraft delivery deferral agreements with Boeing, the Company's capital commitments have been substantially reduced for the 1996-2000 time period. USAir currently has committed financing for a significant portion of the purchase price for each of the scheduled 1998 deliveries of Boeing 757 aircraft.

  Except for the Old Notes, USAir's debt securities are presently rated below investment grade by Standard & Poors and Moody's. The ratings of USAir's debt securities make it more difficult and costly for USAir to effect additional financing, particularly unsecured debt financing.

  In February 1996, USAir issued the Old Notes under Securities and Exchange Commission Regulation 144A. The Private Offering netted proceeds of approximately $259 million which were used as a part of the funds necessary to repay in full the indebtedness incurred in connection with certain 757-200 aircraft delivered to USAir in 1994 and 1995.

  During 1994, USAir's investment in new aircraft acquisitions and purchase deposits totaled $270.6 million (which includes $224.6 million presented as non-cash on USAir's consolidated statement of cash flows since debt was incurred upon delivery of aircraft or to satisfy equipment deposit progress payments). USAir took delivery of five new Boeing 757-200 aircraft during 1994. USAir invested $128.9 million in non-aircraft property during 1994 (e.g., ground support equipment, computer equipment, software, aircraft rotables and hush kits, and take-off and landing slots), partly offset by $55.5 million in proceeds from disposition of assets which includes insurance proceeds related to the jet aircraft involved in the September 1994 accident. Net cash provided by financing activities was $70.2 million, which includes $172.2 million net proceeds received by USAir upon the sale of $175 million principal amount of 9 5/8% Senior Notes due 2001 through an underwritten public offering, offset by $102.0 million of scheduled debt payments. In addition, as discussed above, USAir incurred $270.6 million of debt upon delivery of five 757-200 aircraft and to satisfy equipment deposit progress payments.

  During 1993, USAir's investment in new aircraft acquisitions and purchase deposits totaled $469.2 million (which includes $343.2 million presented as "non-cash" on USAir's consolidated statement of cash flows because debt was incurred upon delivery of aircraft or to satisfy equipment deposit progress payments). USAir took delivery of 11 Boeing 757-200, one Boeing 767-200ER, and six McDonnell Douglas MD-82 aircraft during the year. The MD-82s were immediately sold to a third party. In addition, in January 1993 USAir sold two other MD-82 aircraft which had been delivered in the fourth quarter of 1992. Proceeds from the sale of the MD-82s approximated $168 million. USAir completed financing arrangements for, or internally funded, all of its 1993 aircraft expenditures. The financing arrangements included the $337.7 million issue of Pass Through Certificates which USAir sold through an underwritten public offering on November 1, 1993. USAir invested $150.8 million in non-aircraft property during 1993 (e.g., ground support equipment, computer equipment, software, aircraft rotables and hush kits, take-off and landing slots).

  On July 8, 1993, USAir sold $300 million principal amount of 10% Senior Notes due 2003 ("10% Notes") through an underwritten public offering. The offering netted proceeds of approximately $294 million. The 10% Notes are unconditionally guaranteed by USAir Group.

  All net proceeds received by USAir from the sale of the 10% Notes and the 9 5/8% Notes were added to the working capital of USAir for general corporate purposes.

  As of December 31, 1995, USAir's ratio of current assets to current liabilities was .60 to 1 and the debt component of USAir's capitalization structure was greater than 100% due to the existence of a net capital deficiency.

                                   BUSINESS

  USAir, a certificated air carrier engaged primarily in the business of transporting passengers, property and mail, is the principal operating subsidiary of USAir Group, and accounted for approximately 93% of USAir Group's operating revenues for the fiscal year ended December 31, 1995. USAir enplaned more than 57 million passengers in 1995 and is the fifth largest United States air carrier ranked by RPMs flown. As of December 31, 1995, USAir provided regularly scheduled jet service through 108 airports to approximately 143 cities in the continental United States, Canada, Mexico, France, Germany, and the Caribbean. USAir added service to Italy and Spain in 1996. USAir's executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22227 (telephone number (703) 418-7000), and its primary connecting hubs are located at the Pittsburgh, Charlotte/Douglas, Philadelphia and Baltimore/Washington International Airports. As discussed below in "--Significant Impact of Low Cost, Low Fare Competition," a substantial portion of USAir's RPMs are flown within or to and from the eastern United States. USAir also maintains significant operations at major airports in the large east coast population centers of Boston, LaGuardia and Washington National. When measured by departures, USAir is the largest or second largest airline at each of the foregoing airports and is the predominant air carrier in many smaller eastern cities, such as Albany, Buffalo, Hartford, Providence, Richmond, Rochester and Syracuse. In addition, USAir is the leading airline from the Northeast to Florida. For fiscal year 1995, approximately 36% of all scheduled flights on the east coast of the United States were USAir flights. Approximately 64% of USAir's flights and 44% of its ASMs are represented by intra-east coast flying.

  USAir has an important international alliance with BA, a major investor in USAir Group. As of December 31, 1995, the two air carriers had implemented code sharing from 70 of the 138 airports currently authorized by the United States DOT. The USAir/BA alliance also extends to the sharing of ground services at certain airports and joint cooperation in areas such as product branding, cargo services, jet fuel purchasing, frequent traveler programs and maintenance services. On June 11, 1996, American and BA announced a proposed alliance to jointly market, price and manage their North Atlantic airline services, effective April 1, 1997, subject to United States and international approvals. The joint services would carry the designator codes of both airlines, and each would code-share behind/beyond the other's gateways. The two airlines also intend to act cooperatively in other areas, such as marketing, sales, facilities use and cargo. The BA/American alliance, as proposed, does not prevent American or BA from entering into or continuing commercial arrangements with other airlines, including USAir. Certain competition authorities in the United States and Europe have made inquiries into the proposed alliance and several airlines serving the North Atlantic have raised strong objections to the proposed alliance. USAir has stated that the proposed alliance "provides positive opportunities" and that "USAir will act in the best interests of its shareholders, employees and communities served". At present, USAir is reviewing the proposed alliance and is unable to predict how, if approved, the BA/American alliance would affect USAir and its relationship with BA.

  USAir also code shares with eleven regional airline affiliates operating under the "USAir Express" trade name. USAir has entered into service agreements with each of the USAir Express carriers. Through its service agreements, USAir provides reservations and, at certain stations, ground support and other services, in return for service fees. USAir Group owns three of the USAir Express carriers--Piedmont, Allegheny and PSA. The USAir Express network feeds traffic into USAir's route system at several points, including its major hub operations at Pittsburgh, Charlotte, Philadelphia and BWI. At December 31, 1995, USAir Express carriers served 176 airports in the United States, Canada and the Bahamas, including 76 also served by USAir. During 1995, USAir Express' combined operations enplaned approximately 9.6 million passengers, over half of whom connected to USAir flights. USAir also has a management agreement and code shares with Shuttle, Inc. operating under the name "USAir Shuttle." The USAir Shuttle operates frequent service between LaGuardia and Boston and between LaGuardia and Washington National.

  In January 1996, Stephen M. Wolf was appointed Chairman and Chief Executive Officer of USAir and of USAir Group. Mr. Wolf succeeded Seth E. Schofield, who retired after 38 years with USAir. Mr. Wolf has been a senior executive at United, Flying Tigers, Republic, Continental, Pan Am and American. In addition, in February 1996, USAir appointed Rakesh Gangwal as President and Chief Operating Officer of USAir and USAir Group and Lawrence M. Nagin as Executive Vice President--Corporate Affairs and General Counsel of USAir and USAir Group. Mr. Gangwal has been a senior officer at Air France and United and Mr. Nagin has held senior positions at United and Flying Tigers.


STRATEGY

  USAir recorded a net loss of $54.9 million for the first three months of 1996 compared to a $101.8 million loss for the first three months of 1995. USAir recorded net income of $33.0 million in 1995, its first profitable year since 1988. From 1989 through 1994, USAir incurred substantial losses. Its results of operations have been adversely affected by, among other factors, the growth of low cost, low fare competition, particularly in 1994, and its unit costs, which are among the highest of United States air carriers. USAir has been striving to improve its profitability and respond to the competitive environment that characterizes the United States airline industry by:

  --Rationalizing the level and geographic distribution of capacity;

  --Improving product and delivery; and

  --Reducing capital requirements and operating costs.

  Stephen M. Wolf, Chairman of the Board of Directors and Chief Executive Officer of both USAir Group and USAir, and Rakesh Gangwal, President and Chief Operating Officer of both companies, have held a series of employee meetings where they presented their assessment of USAir's competitive position. The focal point of these meetings was to communicate senior management's belief that USAir must lower its personnel costs, increase employee productivity, increase the quality of USAir's service and customer satisfaction and grow in size to ensure long-term viability. The Chairman made a similar presentation at USAir Group's annual meeting of stockholders in May 1996. USAir remains committed to reducing USAir's personnel costs and improving employee productivity. With regards to the growth of USAir, USAir believes that internal growth is preferable but has not excluded other alternatives.

CAPACITY AND ROUTE RATIONALIZATION

  Beginning in the spring of 1995, USAir instituted a significant rationalization of its capacity and routes with the goal of reducing less profitable non-hub (point-to-point) flying, emphasizing the quality of departures versus the quantity of flights, reducing excess capacity in strong markets and replacing low demand jet service with modern turboprop aircraft operated by USAir Express. The effect of USAir's rightsizing plan has been a reduction in the number of USAir's departures and its capacity. In the second half of 1995, departures decreased by 17% and capacity (as measured by ASMs) decreased 10.8% compared to the second half of 1994. Although USAir's traffic also declined as a result of this plan, USAir was successful in retaining a significant portion of the revenue and traffic from eliminated flights. In the second half of 1995, USAir achieved a record load factor of 66.2%. For the full year 1995, USAir's load factor also set a record at 64.7%. Load factors for the first quarters of 1996 and 1995 were 64.6% and 59.7%, respectively, a
4.9 point improvement. For fiscal year 1995, USAir's departures, capacity and traffic were down by 10%, 4.7% and 0.9%, respectively. In addition, by December 31, 1995, USAir non-hub flying represented less than 10% of its total flying, compared to approximately 18% at December 31, 1994.

  USAir has been seeking to broaden its route portfolio by leveraging its strong east coast franchise into expanded transcontinental and international service from the eastern United States. By diversifying its route structure in this way, USAir can enhance its long-haul service and increase its average length of haul. Increasing its average length of haul will enable USAir to increase the average value of tickets sold and reduce the unit cost of serving each passenger. In 1995, USAir's average length of haul increased 4.1% to 664 miles from 638 miles in 1994. Average lengths of haul were 673 and 659 miles for the first quarters of 1996 and 1995, respectively, an increase of 2.1% year-over-year. Domestically, USAir has added more flights to the west coast from its hubs. In 1995, USAir retired, sold, returned or otherwise disposed of 37 operating aircraft while adding seven Boeing 757-200s--an aircraft more suitable for transcontinental operations. At March 31, 1996, USAir operated 34 Boeing 757-200 aircraft and had orders for eight additional 757-200 aircraft to be delivered in 1998.

  Internationally, USAir has expanded service to the Caribbean and has realigned its international routes in an effort to further develop Philadelphia and Boston as transatlantic gateways. In this regard, the DOT recently granted USAir a two-year exemption authority to operate to Madrid, Spain from both Philadelphia and Boston. USAir began service to Madrid from Philadelphia on June 15, 1996. In addition, USAir recently re-aligned its Frankfurt service. It increased the number of weekly flights from the East Coast from 14 to 21 in June 1995 for the summer season and introduced non-stop service from Philadelphia and Boston. In February 1996, USAir received final approval from the DOT to serve Munich, Germany from Philadelphia. USAir inaugurated its service to Munich on May 23, 1996. The number of weekly USAir flights to Germany has recently increased to 28. In July 1996, USAir began code-sharing with German airline Deutsche BA on flights to Berlin and Dusseldorf from Munich. In April 1996, the DOT granted USAir authority to institute service to Rome, Italy from Philadelphia with through service from Los Angeles. USAir inaugurated its service to Rome on June 1, 1996. USAir estimates that its transatlantic capacity in 1996 (as measured by ASMs) has increased by approximately 54% compared to 1995. USAir believes that the further development of international service from Philadelphia and Boston will enable it to achieve a competitive advantage by leveraging USAir's existing domestic network with the strong local transatlantic demand and the favorable geographic position of these cities.

  In May 1996, USAir completed its "wet lease" arrangements with BA. Under the wet lease arrangements, USAir leased three Boeing 767-200ER aircraft, along with cockpit and cabin crews, to BA in order to serve three routes between the U.S. and London. USAir is utilizing the previously wet leased aircraft as part of USAir's expansion of international service, as discussed above. BA did not exercise its right on January 21, 1996 to purchase additional preferred stock in USAir Group, as discussed below in "British Airways Investment Agreement-- Provisions Regarding Additional BA Investments. BA Announcement Regarding No Additional Investment in USAir Group."

  USAir's reduction in jet aircraft and its continuing efforts to reduce costs and enhance revenue by eliminating less profitable routes have resulted in the cessation of or reduction in jet flying between certain city pairs. In some cases, existing or former jet routes have been turned over to USAir Express with the goal of maintaining portions of the revenue base (particularly the hub connecting traffic) with lower cost operations.

  In 1992, USAir reached an agreement with the creditors of the Trump Shuttle to manage and operate the Trump Shuttle under the name "USAir Shuttle" for a period of up to ten years. Under the agreement, USAir Group has an option to purchase the shuttle operation on or after October 10, 1996 with an exclusive right to do so until April 10, 1997. USAir believes that the USAir Shuttle fosters traveler loyalty towards USAir because of the USAir Shuttle's participation in USAir's FTP.

ENHANCED CUSTOMER SERVICE, PERFORMANCE AND RELIABILITY

  USAir has undertaken a number of initiatives to build brand loyalty among its customers with the goal of maintaining and enhancing its traditional unit revenue premiums over its competitors. USAir also hopes to increase its market share of business travelers and long-haul customers. The initiatives include:

  Focus on Business Traveler--USAir is expanding the first-class cabins on a significant portion of its aircraft, expanding "business centers" in certain airports, upgrading certain USAir Club facilities and installing GTE Airfone's on-board phone system to improve service. USAir also improved business passenger accessibility to the First Class cabin through expansion of a program which lets a passenger sit in First Class for the price of a full fare coach ticket. This product is now available in most transcontinental markets that USAir serves. USAir also believes that the introduction of its personal travel software, "Priority Travel-Works", will appeal to many high-volume business travelers by providing users with more information and greater control over their travel arrangements. In April 1996, USAir announced that it was discontinuing its Business Select service. Business Select was a business class product offered on certain short-haul flights on certain Boeing 737-200 aircraft. USAir will instead modify the cabins on those aircraft to increase the size of the first class cabin.

  Technology and New Facilities--In addition to "Priority TravelWorks," USAir is investing in technology to positively affect its marketing, operational performance and customer services. USAir introduced "ticketless travel" (i.e., electronic ticketing) in April 1996 in order to cut distribution costs and increase travelers' convenience. USAir is working to expand electronic ticketing to international service and USAir Shuttle flights. USAir is also working with major computer reservation systems to make electronic ticketing available to travel agents. In addition, USAir is exploring self-ticketing machines which, if expanded from the test phase, could further reduce distribution costs and save time for USAir's customers. USAir has also implemented a new inventory management system that allows it to better allocate seats within fare levels to maximize revenues. USAir has created a state-of-the-art operations control center in Pittsburgh. The center improves operational decision-making by more closely coordinating all flight-related functions such as dispatching, aircraft routing, maintenance and technical support, crew scheduling and passenger services.

  Improved Service Levels--USAir has improved both its operational performance and attention to customer services. In 1994, USAir ranked ninth in on-time performance among the ten major United States airlines. USAir substantially improved its on-time performance in 1995. USAir is also implementing customer service enhancements in its international operations and is investing in the training and development of its customer service employees through a "Core Curriculum Training Program."

  Safety--USAir recently implemented several additional safety initiatives. In November 1994, USAir created a new position of Vice President-Corporate Safety and Regulatory Compliance. In 1995, USAir established a committee of its board of directors, the Safety Committee, which has oversight of all corporate safety matters. In addition, USAir retained an aviation consulting firm, to conduct a full audit of USAir's safety operations. The audit was completed in early 1995. In the opinion of the safety auditors, USAir was being operated safely in compliance with FAA regulations.

COST REDUCTIONS

  Although USAir has recently demonstrated significantly improved financial performance, USAir believes that it must continue to lower its costs (including personnel costs) in order to compete effectively in a low fare environment.

  Operating Costs--USAir, whose operating costs are the highest among the major U.S. airlines, is actively pursuing several initiatives in an effort to reduce these costs significantly. USAir is working to achieve or has already achieved substantial cost savings through a combination of organizational and structural changes, reengineering and other initiatives including: centralization of its purchasing functions; realignment of customer services; improvements in operations performance to increase crew productivity; outsourcing of cargo and communications; and reengineering of its maintenance operations, finance, reservations, purchasing, accounts payable, payroll and human resources functions.

  USAir has also taken other cost-cutting actions. In October 1995, USAir closed its Reno, Nevada reservations office as part of its long-term strategy to reduce costs and improve productivity. The closing affected approximately 260 employees. USAir believes that the reservations office in San Diego is adequate to handle west coast customers as well as overflow calls from the East during irregular operations. USAir reduced the number of daily departures at Newark International Airport from 51 as of December 31, 1994 to 14 by December 1995. The changes have resulted in lower staffing levels in customer service and maintenance.

  In February 1995, USAir and several other major U.S. carriers, including Delta, American, Northwest and United, imposed limits on the base commissions they pay travel agents for domestic air fares. See "--Industry Restructuring and Cost-Cutting." The new limits on commissions are designed to reduce one of the airlines' largest expenses. USAir has experienced cost savings due to the new commission limits.

  In March 1994, in an attempt to reduce its annual labor personnel costs by approximately $500 million through concession agreements involving wage and benefit reductions, improved productivity and other cost savings, USAir Group began negotiating with the unions that represent certain of USAir's employees. USAir's wages and benefits are the largest single component of its operating costs (approximately 41% for 1995). In late

July 1995, USAir Group announced that it was ending discussions with the unions on a wage concession and restructuring package and that it would concentrate on reducing USAir's labor costs through traditional collective bargaining. See "--Employees". USAir remains committed to obtaining labor cost reductions.
  Aircraft Commitments--In an attempt to reduce aircraft ownership costs, facilitate its capacity rationalization plan and reduce its fleet size and number of fleet types, USAir has deferred certain new aircraft deliveries, pursued the sale or lease of certain jet aircraft and declined to renew leases for certain other aircraft upon lease expiry. In 1995, USAir sold, leased, retired or disposed of 37 operating aircraft (including the sale of thirteen Boeing 737-300 aircraft) and eliminated all Boeing 727-200s from its operating fleet. USAir recorded a small financial statement gain from the sales of the above-described 737-300 aircraft to leasing companies. USAir intends to lease, sublease, retire or return to the lessors additional Fokker F28-4000s and Douglas DC-9-30s in 1996 and 1997.


  USAir has no current plans to add new aircraft to its fleet until January 1998. In May 1994, USAir reached an agreement with Boeing, to reschedule the delivery of 40 737-series aircraft from the 1997 through 2000 time period to the years 2003 through 2005. As part of the same agreement, USAir relinquished all of its options to purchase 737-series, 757-series and 767-series aircraft during the 1996 through 2000 time period. In June 1995, USAir reached agreements with Boeing and Rolls Royce to reschedule the delivery dates for eight 757-200 aircraft from 1996 to 1998. As a result, USAir's capital commitments have been substantially reduced for the 1996 to 2000 time period. In addition, with application of the proceeds from the sale of the Old Notes on February 16, 1996, USAir has committed financing for a substantial portion of the purchase price for each of the scheduled 1998 deliveries.

  In May 1991, USAir ceased operating its fleet of British Aerospace BAe-146 ("BAe-146") aircraft and USAir has not resumed operation of these aircraft. USAir owns one and leases or subleases 17 BAe-146 aircraft. USAir has continued to pay rent, insure (or cause to be insured) the aircraft and perform (or cause to be performed) its other obligations under the BAe-146 leases, except that, for those BAe-146s that remain in storage, USAir has not performed mandatory airworthiness directives on certain of those aircraft as required by such leases. The stored BAe-146s are being preserved in accordance with FAA-approved procedures and manufacturer guidelines. In the fourth quarter of 1994, USAir recorded a non-recurring charge of approximately $132.8 million for the BAe-146 aircraft. During 1994, USAir again evaluated the secondary market for BAe-146 aircraft and determined that it was probable that USAir would not be successful in its efforts to sublease or otherwise dispose of these aircraft prior to lease expiry. Accordingly, USAir did not include a provision for any potential subleasing activity in determining the amount of the 1994 charge. USAir has had recent success, however, in remarketing the BAe-146 fleet. This change is based in large part on a favorable change in market conditions attributible to, among other factors, a shortage in certain markets of narrowbody aircraft that comply with applicable noise regulations and the engine manufacturer recently offering maintenance cost guarantees for the BAe-146s Avco-Lycoming engines. As of June 30, 1996, USAir had delivered seven BAe-146 aircraft to European airlines and, as of July 10, 1996, had entered into sublease agreements with foreign and domestic airlines for nine additional BAe-146 to be delivered in 1996. As a result of USAir's ability to sublease some of the grounded aircraft, USAir reversed $4.1 million of the 1994 charge of $132.8 million for BAe-146s during the fourth quarter of 1995. USAir projects that it will make additional reversals in the second, third and fourth quarters of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1995 Compared with 1994."

GENERAL INDUSTRY CONDITIONS

  Demand for air transportation historically has tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft and, secondarily, to the operation of certain major U.S. carriers under the protection of Chapter 11 of the Bankruptcy Code for extended periods. While industry capacity has leveled off and the general economy has improved, USAir expects that the airline industry will remain extremely competitive for the foreseeable future, primarily due to the dramatic change which has occurred in industry pricing and which has resulted in generally lower fares. See "--Significant Impact of Low Cost, Low Fare Competition."

  In 1995, the U.S. airline industry had its best year since the recession began in July 1990, with several airlines posting profits, although many of the major carriers continue to be burdened with large amounts of debt. Unlike the results of some of its competitors, USAir's results did not improve in 1994. USAir experienced a pre-tax loss of $716.2 million in 1994. The entire airline industry experienced further improved results in 1995. USAir's results improved in 1995 as well. Nonetheless, USAir believes that for the foreseeable future, while the demand for higher yield "business fares" will remain essentially flat and relatively inelastic, the lower yield "leisure" market, which is affected by the general economy, will remain highly price sensitive. This trend will make it more difficult for the domestic airlines, including USAir, to sustain meaningful yield increases in the long run. In addition, USAir recorded a net loss in the first quarter of 1996 while the other United States majors posted positive earnings for the same period. Therefore, USAir believes it must reduce its cost structure substantially in order to ensure its long-term financial stability.

SIGNIFICANT IMPACT OF LOW COST, LOW FARE COMPETITION

  Most of USAir's operations are in competitive markets. USAir experiences competition of varying degrees with other air carriers and with all forms of surface transportation. USAir competes with at least one major airline on most of its routes between major cities. Vigorous price competition exists in the airline industry, and competitors have frequently offered sharply reduced discount fares in many of these markets. Airlines, including USAir, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. Discount and promotional fares are often subject to various restrictions such as minimum stay requirements, advance ticketing, limited seating and refund penalties. USAir has often elected to match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets.

  The dramatic expansion of low fare competitive service in many of USAir's markets in the eastern United States during 1994 and USAir's competitive response of reducing its fares up to 70% in certain affected primary and secondary markets in order to preserve its market share contributed to large losses in 1994. In particular, Continental created a high frequency, low fare product called "Continental Lite." By late 1994, USAir competed with Continental in primary and secondary markets from which USAir then generated 46% of its passenger revenue with fare reductions of up to 70% in certain markets. As discussed below, in 1995 the airline industry did not generally experience the deep level of fare discounting prevalent during the last several years. Continental abandoned its Continental Lite strategy in 1995 and fare levels have somewhat recovered. Nonetheless, USAir does not believe that there has been a reduction in the public demand for generally lower air fares. The growth of the operations of low cost, low fare carriers in USAir's markets in domestic markets represents an intense competitive challenge for USAir, which has higher operating costs and fewer financial resources than many of its competitors. For example, the expansion of Southwest into BWI, Florida and the Northeast poses a competitive challenge for USAir. Southwest has a significant cost advantage over USAir. USAir believes that it must reduce its operating costs substantially if it is to ensure its long-term financial stability and that low-cost incursions into markets served by USAir could have a material and adverse affect on USAir's financial condition and results of operations.

  In addition, other low cost carriers may enter other USAir markets. For example, America West commenced service in April 1994 between Columbus, Ohio, where it operates a hub, and Philadelphia, where USAir has a hub operation. Other carriers, including some of the larger carriers, have also developed or indicated their intent to develop similar low fare short-haul service, such as United's low cost, low fare operation in the western United States. Delta has procured concessions from its pilot union that would enable Delta to start a low cost, short-haul service to compete with airlines such as Southwest. Delta is presently the second largest airline on the East Coast of the United States. It is possible that this service might be introduced in markets that USAir serves, which may result in greater competition and lower fares in those markets. USAir has stated that it will be competitive on routes that are important to USAir and has underscored the necessity of cutting costs to remain competitive with insurgents on these routes.

INDUSTRY RESTRUCTURING AND COST-CUTTING

  Major carriers that compete with USAir have implemented, or are in the process of implementing, measures to reduce their operating costs. For example, United has substantially reduced its personnel costs as part of a recapitalization transaction completed in July 1994. United initiated its low cost, low fare operation in the western U.S. in October 1994. Delta reached agreement with certain of its employees regarding concessions. Delta has also recently turned over several of its former routes to Delta Connection code-share carriers that have lower cost structures. American announced a restructuring of its non-union workforce and is still seeking substantial concessions and productivity gains from its pilot group. TWA has negotiated productivity improvements with its unionized employees and has recently emerged from bankruptcy for the second time pursuant to a "pre-packaged" reorganization plan approved by a bankruptcy court which reduces the carrier's debt by approximately 30%. Continental has reduced capacity and returned non-productive aircraft to lessors. In early 1995, Southwest announced that its pilots had ratified a 10-year labor contract that provides for no wage increases in the first five years, providing for grants of stock options to the pilots instead. USAir expects that the implementation of this labor contract will further enhance Southwest's low cost advantage over USAir and other carriers. These actions by certain of USAir's competitors illustrate the trend among the major U.S. airlines to restructure in order to reduce their operating costs and enable them to compete in a low fare environment. See "-- Strategy" and "--Capacity and Route Rationalization" above for a discussion of USAir's cost reduction initiatives.

  There are recent examples of companies in the airline industry which have obtained employee concessions in agreements that provided for the recapitalization of the companies, including employee ownership stakes and employee participation in corporate governance. Most recently, in July 1994, UAL, consummated the recapitalization noted above which resulted in majority ownership and board membership for certain employee groups in exchange for concessions. In other cases, airlines have filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code, and some airlines have ceased operation altogether when their operating costs remained excessive in relation to their revenues, and their liquidity became insufficient to sustain their operations.

  In 1995, various carriers, including USAir, implemented cutbacks in service in the eastern U.S. The "intra-east coast" area represents approximately 64% of USAir's departures and approximately 44% of its ASMs. USAir has implemented a plan to cut capacity throughout its system and to emphasize the strength of its hubs in Pittsburgh, Charlotte, Philadelphia and Baltimore, as well as other major east coast urban centers. See "--Strategy" and "--Capacity and Route Rationalization" above. The major carriers decreased service in the East by approximately 9.8% year-over-year. However, several smaller carriers increased the number of departures in this region during the same time period or have announced plans to introduce or increase service in this region. The net result was a decrease in jet capacity in the intra-east coast region of approximately 3.5% for the full year 1995 from 1994 levels.

  The trend toward globalization of the airline industry has accelerated in recent years as certain U.S. carriers, including USAir, have formed marketing and strategic alliances with foreign carriers. Certain foreign carriers have made substantial investments in U.S. carriers which have frequently been tied to marketing alliances or, less frequently, reciprocal investments by the U.S. carrier in its foreign partner. Foreign investment in U.S. air carriers is restricted by statute and may be subject to review by the DOT and, on antitrust grounds, by the DOJ.

  In February 1995, several major U.S. carriers, including Delta, American, Northwest, United and USAir, imposed limits on the base commissions they pay travel agents for domestic air fares. Formerly, most major airlines paid a fixed base commission of approximately 10% on the price of a ticket for the distribution of all domestic tickets. The new cap limits base commission payments to $50 for a round-trip domestic ticket with a base fare above $500 and $25 for a one-way domestic ticket with a base fare above $250. The new limits on commissions are designed to reduce one of the airlines' largest expenses. USAir has experienced cost savings through its implementation of a limit on the commissions it pays travel agents for domestic air fares. As a result of the new limits on commissions, some travel agents have filed lawsuits against the airlines that imposed commission caps, including USAir, claiming that the airlines violated antitrust laws. See "--Legal Proceedings."

DEFERRAL OF DIVIDENDS BY USAIR GROUP

  On September 29, 1994, USAir Group announced that it was deferring the quarterly dividend payment due September 30, 1994 on the 358,000 outstanding shares of its Series A Preferred Stock. The Series A Preferred Stock is owned by affiliates of Berkshire. USAir Group has also deferred quarterly dividend payments on all of its other outstanding series of preferred stock, including the Series F Preferred Stock and the Series T Preferred Stock which is owned by BA, as well as on the publicly held Series B Preferred Stock. On March 13, 1995, Berkshire announced that it had recorded a pre-tax charge of $268.5 million to recognize a decline in the value of its investment in the Series A Preferred Stock that had an original cost of $358 million. On May 22, 1995, BA announced that it had made a $200 million provision against its $400 million investment in preferred stock of USAir Group. USAir Group has not paid a dividend on its Common Stock, since the second quarter of 1990. As of June 28, 1996, the board of directors of USAir Group had not authorized the resumption of any dividends on USAir Group's preferred stock or Common Stock and there can be no assurance when or if such dividend payments will resume.

  Under the terms of the Series A Preferred Stock, Berkshire has the right to elect two additional directors to the board of directors of USAir Group after a scheduled dividend payment has not been paid for thirty days. Berkshire has informed USAir Group that it does not intend to exercise this right at this time. Berkshire's Chairman Warren E. Buffett and Vice Chairman Charles T. Munger served as directors on USAir Group's and USAir's boards of directors from January 27, 1993 until November 28, 1995. They did not stand for re-election as directors in November 1995. Under the terms of the Series B Preferred Stock, the holders of that security have the right to elect two additional directors to the board of directors of USAir Group if six quarterly dividends are not paid. That right became effective on February 15, 1996. In May 1996, Berkshire offered to sell the Series A Preferred Stock to USAir Group. Berkshire has advised that if USAir Group does not buy back the shares from Berkshire, Berkshire may sell the Series A Preferred Stock to third parties but Berkshire has stated it will not knowingly sell the shares to any person who would own 3% or more of a voting stake in USAir Group as a result of the purchase. As of March 31, 1996, USAir believes that USAir Group was legally prohibited from paying dividends on or redeeming its capital stock in accordance with Section 170 of the Delaware General Corporation Law. A requisite percentage of Series B Preferred Stockholders informed USAir Group that they would be pursuing the right to elect two additional directors to the Company's board of directors and they have provided the name of one such nominee to USAir Group. If Berkshire were also to exercise its right to elect two directors, BA would have the right to designate an additional nominee for election as director to the board of directors of USAir Group pursuant to the Investment Agreement.

LIKELIHOOD OF NO FUTURE INVESTMENTS BY BRITISH AIRWAYS

  As described in greater detail in "--British Airways Investment Agreement" below, on January 21, 1993, USAir Group and BA entered into the Investment Agreement. BA invested approximately $400 million in certain preferred stock of USAir Group in accordance with the Investment Agreement. The deadline for BA's election to purchase a certain series of preferred stock of USAir Group and therefore, to elect to make any further investment in USAir Group pursuant to the Investment Agreement, was January 21, 1996 (except that, if the DOT shall approve all of the transactions contemplated by the Investment Agreement on or before January 21, 1998, BA may make additional investments in USAir Group under certain circumstances). BA declined to make any further investment on or before the January 21, 1996 deadline. BA stated publicly that it was precluded from making additional investments under existing DOT policy and that it did not expect DOT approval to be forthcoming. Pursuant to the Investment Agreement, BA has the right to maintain its proportionate ownership of USAir Group's securities under certain circumstances by purchasing additional shares of certain series. British Airways has advised USAir Group that it would not exercise the right (triggered by the issuances of USAir Group Common Stock pursuant to certain USAir Group benefit plans during the nine months ended March 31, 1996) to buy additional shares of Series T Convertible Exchangeable Senior Preferred Stock. See "--Provisions Regarding Additional BA Investments; BA Announcement Regarding No Additional Investment in USAir Group".

EMPLOYEES

  At December 31, 1995, USAir employed approximately 39,900 full-time equivalent employees. USAir employed approximately 4,900 pilots, 9,200 maintenance and related personnel, 10,000 station personnel, 3,900 reservations personnel, 7,700 flight attendants and 4,200 personnel in other administrative and miscellaneous job categories. Approximately 26,100, or 65%, of the employees of USAir are covered by collective bargaining agreements with various labor unions, or will be covered by a collective bargaining agreement for which initial negotiations are in progress.

  After negotiating with the leaders of its labor groups since March 1994 in an attempt to reduce its annual personnel costs by approximately $500 million, USAir Group had reached an agreement in principle on March 29, 1995 with the negotiating committee of the Airline Pilots Association ("ALPA"), which represents USAir's pilots. During the second quarter of 1995, USAir Group reached agreements in principle with the International Association of Machinists and Aerospace Workers ("IAM"), the Association of Flight Attendants ("AFA") and the Transport Workers Union (the "TWU"). The agreements in principle provided for wage and other concessions in exchange for equity participation in USAir Group and representation on USAir Group's board of directors for USAir's employees. The IAM represents USAir's mechanical and related employees and USAir's fleet service employees. The AFA represents USAir's flight attendants. The TWU represents USAir's flight crew training instructors, flight simulator engineers and dispatch employees. The tentative agreement with the TWU was with respect to only the flight crew training instructors. Each of the tentative agreements was subject to many significant conditions, including union ratification, negotiation and ratification of acceptable agreements between USAir and its other labor groups, the restructuring of holdings by other parties and approval of the boards of directors of USAir Group and USAir and the stockholders of USAir Group. In July 1995, the members of the AFA voted against ratification of their agreement in principle. ALPA made significant additional demands which were unacceptable and negotiations were thereafter terminated by USAir Group.

  USAir continues to believe that its long-term future depends on reduced costs of operation, including especially lower personnel costs. USAir remains committed to obtaining labor cost reductions. Talks between USAir and the IAM's advisory counsel continued during the first two quarters of 1996. USAir's contract with ALPA became open for negotiations on April 30, 1996 and collective bargaining talks have begun. USAir cannot predict the outcome of these negotiations at this time or if USAir will be able to secure meaningful wage and benefit concessions and productivity improvements from its unionized employee groups.

HISTORICAL COST REDUCTION PROGRAMS

  In 1994, USAir implemented measures announced in September 1993 to reduce projected operating costs. These measures included a workforce reduction of approximately 2,500 full time positions. However, USAir's ability to implement additional workforce reductions is currently limited by its existing labor contracts. Due to the inclusion of "no furlough" provisions in its current labor agreements with ALPA and the AFA, USAir may not furlough employees covered by those agreements for specified periods of time.

  In 1992 and 1993, USAir reached agreement on new contracts with ALPA with respect to USAir's pilot employees, the IAM with respect to USAir's mechanics and related employees, the AFA with respect to its flight attendant employees, and the TWU with respect to 170 flight dispatch employees and approximately 60 USAir flight simulator engineers. Each contract (except the contract covering the flight dispatch employees) provided for wage reductions and suspension of longevity/step increases for a twelve-month period beginning shortly after the effective date of the contract. The wages of each such group of employees reverted to pre-reduction levels at the expiration of the relevant twelve-month period and were subsequently increased in accordance with the relevant contract. Pursuant to their contracts, the pilots, the IAM-represented employees, the flight attendants and the flight simulator engineers also agreed to participate in contributory managed care medical and dental programs. The flight dispatch employees also participated in wage reductions, suspensions of longevity/step increases and contributory managed care medical and dental programs because of their non-contract status when those measures were implemented for non-contract employees, as described in the following paragraph.

  None of the above groups of employees, other than a small group of flight simulator engineers, is currently scheduled to receive further wage increases under the terms of its contract. However, members of all such groups, including the mechanics and related employees and the flight dispatch employees, are entitled to wage increases based on longevity. Each contract provides for productivity improvements. The defined benefit pension plans for the flight dispatch employees and the flight simulator engineers have been frozen.

  In accordance with its previously announced policy, when ALPA agreed to the cost reduction program described above, USAir implemented wage reductions and suspension of longevity/step increases on its non-contract employees for the twelve-month period commencing in June 1992. Earlier in 1992, USAir had implemented the contributory managed care medical and dental programs for non-contract employees. Prior to January 1, 1992, USAir exclusively paid contributions to the basic defined benefit pension plan for its non-contract employees. USAir froze this pension plan at the end of 1991, which resulted in a one-time book gain of approximately $107 million for 1991. USAir implemented a defined contribution pension plan for these employees on January 1, 1993, which is composed of three components: contributions by USAir based on age and a percentage of salary, a partial match by USAir of employee contributions to a savings plan and a profit sharing plan.

  Taken together, the above measures provided for temporary wage reductions and suspension of longevity/step increases in wages that USAir estimates saved approximately $120 million during the period June 1992 through March 1994. These concessions provided for productivity improvements which saved USAir approximately $55 million during the same period. All employees affected by these changes also agreed to participate in contributory managed care medical and dental programs which result in savings for USAir. In exchange for the concessions agreed upon by its unionized employees, USAir included "no furlough" provisions in each of the new labor agreements with ALPA, the IAM and the AFA, which prohibit (or prohibited) USAir from furloughing employees hired on or before the effective date of the agreements through September 30, 1995 in the case of the agreement with the IAM for mechanics and related employees, through December 31, 1996 in the case of the agreement with the AFA, and through June 30, 1997 in the case of the agreement with ALPA.

  USAir recorded a non-recurring charge of approximately $36.8 million in the fourth quarter of 1993 based on a projection of the repayment of the amount of the temporary wage and salary reductions discussed above in the event that the employees who sustained the pay cuts leave the employ of USAir. USAir has adjusted and will adjust this accounting charge in subsequent periods to reflect the change in the present value of the liability and changes in actuarial assumptions including, among other things, actual experience with the rate of attrition for these employees and whether such employees have received payments under the profit sharing program discussed in the next paragraph.

  In exchange for the temporary wage and salary reductions and other concessions during a twelve month period in 1992 and 1993 described above, including the freeze of the defined benefit plan for non-contract employees, affected employees participate in a profit sharing program and have been granted options to purchase USAir Group Common Stock. The profit sharing program is designed to recompense those employees whose pay has been reduced in an amount equal to (i) two times salary foregone plus; (ii) one times salary foregone (subject to a minimum of $1,000) for the freeze of the pension plans described above. Estimated savings of approximately $23 million attributable to the suspension of longevity/step increases will not be subject to repayment through the profit sharing program. Until the maximum payout has been made, annual pre-tax profits, as defined in the program, of USAir Group would be distributed to participating employees as follows:

    25% of the first $100 million in pre-tax profits;
    35% of the next $100 million in pre-tax profits; and 40% of the pre-tax profits exceeding $200 million.

  Calculation of profits under the profit sharing plan excludes charges for postretirement benefit expenses other than for pensions (approximately $78.6 million for 1995) and certain unusual items. This program will be in effect until USAir employees are recompensed for two times salary foregone or three times for employees who also had pension benefits foregone. The plan is independent of the profit sharing plan which is an element of the new defined contribution pension plan for non-contract employees discussed above. Based on USAir Group's 1995 results and the provisions of the profit sharing plan, USAir recognized charges of approximately $49.7 million under this plan in 1995. Since certain amounts were expensed in prior years, even though 1995 was USAir's first profitable year since the inception of the plan, the cash payout for 1995 was approximately $73.7 million and was made to employees covered by the provisions of this plan in the first quarter of 1996.

  Under the stock option program, employees whose pay was reduced received options to purchase 50 shares of USAir Group Common Stock at $15 per share for each $1,000 of salary reduction. The options became exercisable following the twelve-month period of the salary reduction program for each group of employees. Generally, participating employees have five years from the grant date to exercise such options. As of December 31, 1995, USAir Group had granted options to purchase approximately five million shares of Common Stock to USAir employees under the program.

ALPA CONTRACT: EFFECTS OF A CHANGE OF CONTROL OF USAIR GROUP OR USAIR

  USAir's current labor contract with ALPA provides that in the event of a "change of control" of USAir Group or USAir, ALPA will have the right to extend the duration of the contract for one, two or three years at its option beyond the amendable date of the agreement with across-the-board wage increases of 4.5% on April 30, 1996 and on each anniversary thereof for the following three years. A "change of control" is defined as a single transaction or multi-step related transactions through which (i) securities which constitute and/or are then currently exchangeable into, exercisable for or convertible into 50% or more of the outstanding Common Stock (and Common Stock then currently issuable upon the exchange, exercise or conversion of securities) and/or (ii) 50% or more of the value of the assets of USAir Group or USAir, are acquired or held by a single purchaser or a group of purchasers acting in concert.

UNIONIZING EFFORTS

  During 1994, certain unions engaged in efforts to unionize USAir's fleet service employees. The RLA governs, and the NMB has jurisdiction over, campaigns to unionize workers. After the IAM won a runoff election, on July 22, 1994 the NMB certified the IAM to represent the fleet service class or craft. Under the RLA, which governs labor relations in the airline industry, USAir is obligated to negotiate a collective bargaining agreement with the IAM governing the terms and conditions of employment for the fleet service employees. This obligation does not require USAir to agree to any particular term or condition sought by the IAM.

  On June 3, 1994, after determining that the United Steel Workers of America ("USWA") had submitted a sufficient number of authorization cards, the NMB ordered an election among USAir's passenger service employees, a class or craft of approximately 10,000 workers consisting primarily of USAir's ticket counter/gate agents and reservations agents, to determine whether the USWA or other union would represent these employees. The NMB mailed ballots to eligible passenger service employees on July 19, 1994 and tabulated the ballots on August 18, 1994. Less than a majority of the eligible passenger service employees voted in favor of representation and, as a result, no union represents the passenger service employees at this time.

  Certain unions are again engaged in efforts to unionize USAir's passenger service employees. Under the RLA, the NMB could order an election among a class or craft of eligible employees if a union submitted an application to the NMB supported by the authorization cards from at least 35% of the applicable class or craft of employees. If the NMB ordered an election and a majority of the eligible employees voted for representation, USAir would be required to negotiate a collective bargaining agreement with the union that wins the election. On April 24 and 25, 1996, respectively, the IAM and the Communications Workers of America filed applications with the NMB requesting that an election be held among USAir's passenger service workers. The NMB is in the process of determining whether these applications are supported by sufficient authorization cards to warrant an election. USAir cannot predict whether an election will be held among the passenger service class or craft, or the outcome of the election, if held.

STATUS OF USAIR'S LABOR AGREEMENTS

  The following table presents the status of USAir's labor agreements as of December 31, 1995:

                                                                     EXPIRATION
                                           APPROXIMATE   DATE          DATE OF
                                            NUMBER OF  CONTRACT     "NO-FURLOUGH"
UNION             CLASS OR CRAFT            EMPLOYEES  AMENDABLE       CLAUSE
- -----             --------------           ----------- ---------    -------------
AFA...  flight attendants                     7,700         1/97      12/31/96
ALPA..  pilots                                4,900         5/96(2)    6/30/97
IAM...  mechanics and related employees       7,800        10/95(2)    9/30/95
IAM...  fleet service employees               5,400(1)          (3)        --
TWU...  flight crew training instructors,
         flight simulator engineers and
         dispatch employees                     270    8/96-8/97(4)        --

- --------
(1) Estimated number of employees who will be covered under this new contract.
(2) Currently in negotiations.
(3) Initial contract in negotiation.
(4) Separate contracts cover the flight crew training instructors, the flight simulator engineers and the dispatch employees.

COMPUTERIZED RESERVATION SYSTEMS

  At December 31, 1992, USAM Corp. ("USAM"), a subsidiary of USAir, owned 11% of the Covia Partnership ("Covia") which owned and operated a computerized reservation system ("CRS"). In September 1993, Covia purchased the assets of the corporation that owned and operated the Galileo CRS which provided CRS services to travel agent subscribers in Europe. Covia was then separated into three entities. As a result, at December 31, 1995, USAM owned 11% of the Galileo International Partnership, approximately 11% of the Galileo Japan Partnership and approximately 21% of the Apollo Travel Services Partnership. USAir's equity in the earnings of such partnerships for the first quarter of 1996 and for the years 1995 and 1994 was as follows:

                                                   1ST QTR 1996  1995    1994
                                                   ------------ ------- -------
                                                          ($ THOUSANDS)
Apollo Travel Services (ATS)......................    $6,338    $20,708 $20,089
Galileo International Partnership (GIP)...........     4,783     13,320   6,081
Galileo Japan Partnership (GJP)...................       141        518     365

  The Galileo International Partnership owns and operates the Galileo CRS. Galileo Japan Partnership markets CRS services in Japan. Apollo Travel Services markets CRS services in the U.S. and Mexico. Galileo CRS is the second largest of the four CRS systems in the U.S. based on revenues generated by travel agency subscribers. A subsidiary of United controls 38% of the partnership, and the other partners exclusive of USAir's interest are subsidiaries of BA, Swissair, KLM Royal Dutch Airlines, Alitalia, Air Canada, Olympic Airways, Austrian Airlines, Aer Lingus and TAP Air Portugal.

  USAM accounts for these investments using the equity method. Summarized financial information for ATS and GIP (combined, in millions):

                                                             AS OF DECEMBER 31,
                                                             -------------------
                                                               1995      1994
                                                             --------- ---------
     Current assets......................................... $     397 $     293
     Noncurrent assets......................................       508       541
                                                             --------- ---------
       Total assets.........................................       905       834
      Current liabilities...................................       292       246
      Long-Term liabilities.................................       227       337
                                                             --------- ---------
       Total liabilities....................................       519       583
                                                             --------- ---------
         Net assets......................................... $     386 $     251
                                                             ========= =========
                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1995      1994
                                                             --------- ---------
     Service revenues....................................... $   1,307 $   1,178
     Cost and expenses......................................     1,088     1,034
                                                             --------- ---------
         Net earnings....................................... $     219 $     144
                                                             ========= =========

                                     53--1

  CRSs play a significant role in the marketing and distribution of airline tickets. Travel agents issue tickets which generate the majority of USAir's passenger revenues. Most travel agencies use one or more CRSs to obtain information about airline schedules and fares and to book their clients' travel.

FREQUENT TRAVELER PROGRAM

  Under USAir's FTP, participants generally receive mileage credits equal to the greater of actual miles flown or 500 miles, effective May 1, 1995 (750 miles before May 1, 1995), for each paid flight segment on USAir or USAir Express, or actual miles flown on one of USAir's FTP airline partners. Participants generally receive a minimum of 500 mileage credits, effective May 1, 1995, for each paid flight on USAir Shuttle (1,000 miles prior to May 1, 1995). Participants flying on first or business class tickets generally receive additional credits. Participants may also earn mileage credits by utilizing certain credit cards, staying at participating hotels or by renting cars from participating car rental companies. Mileage credits earned by FTP participants, which do not expire under current program guidelines, can be redeemed for various travel awards, including fare discounts, first class upgrades and tickets on USAir or other airlines participating in USAir's FTP. Certain awards also include hotel and car rental awards. Awards may not be brokered, bartered or sold, and have no cash value.

  USAir and its airline partners limit the number of seats allocated per flight for award recipients through inventory management techniques. The number of seats available for frequent travelers varies depending upon flight, day, season and destination. Award travel for all but USAir's most frequent travelers generally is not permitted on blackout dates, which correspond to certain holiday periods in the United States or peak travel dates to foreign destinations. USAir reserves the right to terminate the FTP or portions of the program at any time, and the FTP's rules, partners, special offers, blackout dates, awards and mileage levels are subject to change without prior notice.

  USAir accounts for its FTP under the incremental cost method, whereby estimated future travel awards are valued at the estimated average incremental cost of carrying one additional passenger. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance and denied boarding compensation expenses. No profit or overhead margin is included in the accrual for incremental costs. The Company periodically reviews the assumptions made to calculate its FTP liability for reasonableness and makes adjustments to these assumptions as necessary. No liability is recorded for airline, hotel or car rental award certificates that are to be honored by other parties because there is no cost to USAir for such awards.

  Effective January 1, 1995, USAir increased the minimum mileage level required for a free domestic flight from 20,000 to 25,000. FTP participants had accumulated mileage credits for approximately 3,350,000 awards and 3,697,000 awards at December 31, 1995 and 1994, respectively, at the 25,000 mile level required to earn an award. Because USAir expects that some potential awards will never be redeemed, the calculations of the accrued liability for incremental costs at December 31, 1995 and 1994 were based on approximately 87% and 86%, respectively, of the accumulated credits. Mileage for FTP participants who have accumulated less than the minimum number of mileage credits necessary to claim an award is excluded from the calculation of the accrual. Incremental changes in FTP liability resulting from redeemed or additional mileage credits are recorded as part of the regular review process.

  USAir's customers redeemed approximately 1,160,000, 927,000 and 841,000 awards for free travel on USAir in 1995, 1994 and 1993, respectively, representing approximately 9.0%, 7.0% and 8.0% of USAir's RPMs in those years, respectively. USAir does not believe that usage of FTP awards results in any significant displacement of revenue passengers. USAir's exposure to the displacement of revenue passengers is not significant, as the number of USAir flights that depart 100% full is minimal. In the second quarter of 1995, the quarter when the highest number of free frequent traveler trips were flown for the year, for example, fewer than 6.5% of USAir's flights departed 100% full. During this same quarterly period, approximately 5.2% of USAir's flights departed 100% full and also had one or more passengers on board who were traveling on FTP award tickets.

  During 1995, four members of USAir's FTP filed class action lawsuits against USAir in Illinois, Pennsylvania, California and New Jersey state courts, alleging breach of contract relating to changes made to USAir's FTP effective December 31, 1989 and/or January 1, 1995. A similar lawsuit has been pending in California state court since 1989. The lawsuits seek unspecified damages and an injunction against allegedly objectionable changes to USAir's FTP and any subsequent retroactive changes to the FTP. See "--Legal Proceedings." USAir denies the allegations made in the lawsuits and intends to vigorously defend itself. In addition, the DOT has expressed concern about potential consumer fraud relating to frequent traveler programs and their restrictions on the use of awards. It is uncertain whether USAir will be named party in any further litigation or if the DOT will take any action with respect to frequent traveler programs. The ultimate resolution of these lawsuits or potential lawsuits or possible DOT actions and the potential impact on the Company's results of operations and financial condition cannot be predicted at this time.

MAINTENANCE MARKETING JOINT VENTURE WITH BA

  USAir and an affiliate of BA jointly organized Airline Technical Services L.L.C., a Delaware limited liability company, on October 12, 1995. The goal of this venture is the joint marketing in North America, Central America and South America of contract maintenance, engineering and technical services for USAir and BA. USAir hopes to enhance the utilization of maintenance personnel by taking on outside maintenance work, generating revenues associated with its excess maintenance capacity and BA's experience with contract maintenance. USAir also hopes that exposure to the competitive marketplace will lead to productivity improvements by its own maintenance personnel.

JET FUEL

  All petroleum product prices continue to be subject to unpredictable economic, political and market factors. Also, the balance among supply, demand and price has become more reactive to world market conditions. Accordingly, the price and availability of jet fuel, as well as other petroleum products, continues to be unpredictable. Because fuel costs constitute a major expenditure for USAir (approximately 9% of its operating costs for fiscal year
1995), significant increases in fuel costs could materially and adversely affect USAir's results of operations.

  USAir continues to adjust its jet fuel purchasing strategy to take advantage of the best available prices while attempting to ensure that supplies are secure. In addition, USAir has entered into agreements to hedge the price of a portion of its jet fuel needs, which may have the net effect of increasing or decreasing USAir's fuel expense.

  In August 1993, the United States increased taxes on domestic fuel, including aircraft fuel used on domestic routes, by 4.3 cents per gallon. Airlines were exempt from the tax increase until October 1, 1995, and pending legislation in Congress would reinstate the exemption through September 30, 1997, subject to termination of the exemption on September 30, 1996 if certain aviation trust funds are not extended. These aviation trust funds expired on December 31, 1995 and have not, as of July 10, 1996, been extended. There can be no assurance that the fuel tax exemption will be reinstated, or if reinstated, the terms on which and the period for which the exemption will be effective. The additional fuel tax is currently being paid. Non-reinstatement of the fuel tax exemption would increase the annual operating expenses of USAir by approximately $47 million based on projected domestic fuel consumption for 1996.

  The following table sets forth statistics about USAir's jet fuel consumption and cost for each of the last four fiscal years:

                             GALLONS                               PERCENTAGE OF
FISCAL                       CONSUMED   TOTAL COST   AVERAGE COST    OPERATING
 YEAR                       (MILLIONS) (MILLIONS)(1) PER GALLON(1)  EXPENSES(2)
- ------                      ---------- ------------- ------------- -------------
1995.......................   1,137       $605.0         $0.53          9.0%
1994.......................   1,205       $642.3         $0.53          9.4%
1993.......................   1,161       $677.9         $0.58         10.2%
1992.......................   1,183       $720.6         $0.61         11.1%

- --------
(1) Cost includes the base cost of fuel and transportation charges.
(2) Operating expenses have been adjusted to exclude non-recurring and unusual items and expenses generated under the BA wet lease arrangements.

  The cost of jet fuel per gallon for the first quarter of 1996 (58.61c) increased by 12.6% from first quarter of 1995 levels (52.06c).

INSURANCE

  USAir maintains insurance of the types and in amounts deemed adequate to protect itself and its property. Principal coverage includes liability for bodily injury to or death of members of the public, including passengers; damage to property of USAir and others; loss of or damage to flight equipment, whether on the ground or in flight; fire and extended coverage; and workers' compensation and employer's liability. Coverage for environmental liabilities is expressly excluded from USAir's insurance policies. In the third quarter of 1995, USAir's liability insurance was renewed. Rates increased due to a number of factors, including the two aircraft accidents in 1994.

INDUSTRY REGULATION AND AIRPORT ACCESS

  USAir operates under a certificate of public convenience and necessity issued by the DOT. Such certificate may be altered, amended, modified or suspended by the DOT if the public convenience and necessity so require, or may be revoked for intentional failure to comply with the terms and conditions of a certificate. The airline is also regulated by the FAA, a division of the DOT, under Subtitle VII of 49 U.S.C. 40101 et seq. (the "Act"), primarily in the areas of flight operations, maintenance, ground facilities and other technical matters. Pursuant to these regulations, USAir has established, and the FAA has approved, a maintenance program for each type of aircraft operated by USAir that provides for the ongoing maintenance of such aircraft, ranging from frequent routine inspections to major overhauls.

  Recently adopted regulations require phase-out of certain aircraft and ageing aircraft modifications. Such types of regulations can significantly increase costs and affect an airline's ability to compete.

  The DOT allows local airport authorities to implement procedures designed to abate special noise problems, provided such procedures do not unreasonably interfere with interstate or foreign commerce or the national transportation system. Certain airports, including the major airports at Boston, Washington, D.C., Chicago, Los Angeles, San Diego and San Francisco, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. In some instances these restrictions have caused curtailments in services or increases in operating costs and such restrictions could limit the ability of USAir to expand its operations at the affected airports. Local authorities at other airports are considering adopting similar noise regulations.

  In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspections and maintenance procedures to be conducted on older aircraft.

  Several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT regulations and judicial decisions. In addition, legislation which became effective June 1, 1992 allows public airports to impose passenger facility charges of up to $3 per departing or connecting passenger at such airports. With certain exceptions, these charges are passed on to the airlines' passengers.

  The FAA has designated John F. Kennedy, LaGuardia, O'Hare and Washington National airports as "high density traffic airports" and has limited the number of departure and arrival slots at those airports. Currently, slots at the high density traffic airports may be voluntarily sold or transferred between carriers. The DOT has in the past reallocated slots to other carriers and reserves the right to withdraw slots. Various amendments to the slot system, proposed from time to time by the FAA, members of Congress and others, could, if adopted, significantly affect operations at the high density traffic airports or expand slot controls to other airports. Certain of such proposals could restrict the number of flights, limit the ownership transferability of slots, increase the risk of slot withdrawal, or otherwise decrease the value of USAir slots. USAir holds a substantial number of slots at LaGuardia and Washington National. These slots are valuable assets and important in USAir's overall business strategy. USAir cannot predict whether any of these proposals will be adopted.

  The availability of international routes to United States carriers is regulated by agreements between the United States and foreign governments. The United States has in the past generally followed the practice of encouraging foreign governments to accept multiple carrier designation on foreign routes, although certain countries have sought to limit the number of carriers. Foreign route authorities may become less valuable to the extent that the United States and other countries adopt "open skies" policies liberalizing entry on international routes. In February 1995, the United States and Canada reached a formal agreement which deregulates airline services between Canada and the United States and provides that Canadian airlines have immediate "open skies" access to the United States and that U.S. airlines will have limited new route rights to Vancouver and Montreal for two years and to Toronto for three years and open skies thereafter. This agreement is expected to result in significant increased traffic between the United States and Canada. The agreement provides for two new Toronto designations in the first year. In October 1995, the DOT granted to USAir route authority for non-stop service between Pittsburgh and Toronto. On May 1, 1995, the DOT granted to USAir the temporary exemption authority to begin twice-daily roundtrip nonstop service between Washington National and Toronto once a Canadian carrier entered that market. Air Canada initiated service on that route beginning in June 1995. In February 1996, the DOT issued a show cause order awarding USAir final certification to serve the Washington National to Toronto route. USAir's authority will be effective pending the DOT's determination as to which U.S. carrier will receive the final certification to operate the route. The route will be open to all carriers in 1997. In addition, in October 1995, the DOT granted USAir a two-year exemption route authority to operate between Madrid, Spain and both Philadelphia and Boston. USAir commenced service from Philadelphia to Madrid on June 15, 1996. In April 1996, the DOT awarded USAir authority to institute service to Rome, Italy from Philadelphia with through service from Los Angeles. USAir inaugurated its service to Rome on June 1, 1996. In February 1996, USAir received final approval from the DOT to institute service to Munich, Germany from Philadelphia. USAir began its Munich service on May 23, 1996. In July 1996, the DOT approved a code-sharing arrangement between USAir and German airline Deutsche BA for connecting service from Munich to Berlin and Dusseldorf.

  Many aspects of USAir's operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future regulatory developments could affect operations and increase operating costs in the airline industry, including for USAir.

  Additional laws and regulations have been proposed or are contemplated that could significantly affect the cost of airline operations by, for example, raising fuel taxes, imposing additional requirements or restrictions on operations or impairing access to capital markets. For example, proposals are being considered that would provide that a portion of the appropriations for the FAA and other aviation governmental functions be funded pursuant to additional taxes on ticket and cargo revenue or fees for use of the air traffic control system. USAir cannot predict what laws and regulations may be adopted or their impact, but the impact could be significant. Certain regulatory changes, if proposed and adopted, could materially adversely affect USAir and could require charges to USAir's financial statements.

BRITISH AIRWAYS INVESTMENT AGREEMENT

  The following summary of certain terms of the Investment Agreement is subject to the specific terms of the Investment Agreement and the exhibits thereto, which have previously been filed with the Commission. BA has invested approximately $400 million in USAir Group preferred stock in accordance with the Investment Agreement. On March 7, 1994, BA announced it would make no additional investments in USAir Group until the outcome of measures by USAir Group to reduce costs and improve its financial results was known. On January 19, 1996, BA announced that it would not exercise its option to make any further investment in USAir prior to the January 21, 1996 deadline provided in the Investment Agreement. See "--Provisions Regarding Additional BA Investments; BA Announcement Regarding No Additional Investment in USAir Group." As of December 31, 1995, BA owned preferred stock in USAir Group constituting approximately 21.0% of the total voting interest in USAir Group.

TERMS OF THE SERIES F PREFERRED STOCK

  On January 21, 1993, USAir Group sold, pursuant to the Investment Agreement, 30,000 shares of USAir Group's Series F Preferred Stock to BA for an aggregate purchase price of $300 million. The Series F Preferred Stock is convertible into shares of Common Stock at a conversion price of $19.41 and has a liquidation preference of $10,000 per share plus an amount equal to accrued dividends. See "--Miscellaneous" for a discussion of an antidilution adjustment to the conversion price of the Series F Preferred Stock. The Series F Preferred Stock may be converted at the option of USAir Group at any time after January 21, 1998 if the average composite closing market price of Common Stock during any 30-day calendar period is at least 133% of the conversion price. The Series F Preferred Stock is entitled to cumulative quarterly dividends of 7% per annum when and if declared and to share in certain other distributions.

  USAir Group has deferred quarterly dividend payments on all its preferred stock beginning with payments due September 30, 1994. See "--Deferral of Dividends by USAir Group." The Series F Preferred Stock must be redeemed by USAir Group on January 15, 2008. Each share of the Series F Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible and votes with the Common Stock and USAir Group's Series A Preferred Stock and any other capital stock with general voting rights for the election of directors, as a single class. Subject to adjustment, 515.2950 shares of Common Stock are issuable on conversion per share of Series F Preferred Stock (determined by dividing the $10,000 liquidation preference per share of Series F Preferred Stock by the $19.41 conversion price), and 15,458,851 shares of Common Stock would be issuable on conversion of all Series F Preferred Stock. However, under the terms of any USAir Group preferred stock that is or will be held by BA ("BA Preferred Stock"), conversion rights (and as a result voting rights) may not be exercised to the extent that doing so would result in a loss of USAir Group's or any of its subsidiaries' operating certificates and authorities under Foreign Ownership Restrictions, as defined under "--Board Representation" below, and it is assumed for this purpose that Series F Preferred Stock will be fully converted before any other BA Preferred Stock. Under Foreign Ownership Restrictions, no more than 25% of USAir Group's voting interest may be held by persons other than U.S. citizens, including BA. With respect to dividend rights and rights on liquidation, dissolution and winding up, the Series F Preferred Stock ranks senior to USAir Group's Series B Preferred Stock, Junior Participating Preferred Stock, Series D, no par value, and Common Stock, and pari passu with BA Preferred Stock and Series A Preferred Stock. See "--Miscellaneous" for information regarding BA's purchase of two additional series of preferred stock from USAir Group pursuant to its exercise of optional and preemptive purchase rights under the Investment Agreement.

DOT ORDER REGARDING BA'S INVESTMENT IN USAIR GROUP

  On March 15, 1993, the DOT issued an order (the "DOT Order") finding, among other things, that "BA's initial investment of $300 million does not impair USAir's citizenship" under Foreign Ownership Restrictions as defined under "-- Board Representation" below. However, the DOT instituted a proceeding to consider whether USAir will remain a U.S. citizen if the transactions and acts contemplated by the Investment Agreement, including the transactions discussed under "--Provisions Regarding Additional BA Investments; BA

Announcement Regarding No Additional Investment in USAir Group" and "--Certain Governance Matters" below, are consummated. The DOT has suspended indefinitely the period for comments from interested parties to the proceeding pending its resolution of requests by other airlines for production of additional documents from USAir. The DOT Order states that the DOT expects and advises USAir Group and BA not to proceed with the Second Purchase and Final Purchase, as such terms are defined under "--Provisions Regarding Additional BA Investments; BA Announcement Regarding No Additional Investment in USAir Group," until the DOT has completed its review of USAir's citizenship. In any event, on March 7, 1994, BA announced that it would make no additional investments in USAir Group until the outcome of measures by USAir Group to reduce its costs and improve its financial results was known and on January 19, 1996, BA announced that it would not proceed with the Second Purchase.

BOARD REPRESENTATION

  USAir Group increased the size of its board of directors by three on January 21, 1993 and the board filled the newly created directorships with designees of BA (the size of the board of directors was subsequently decreased to 15 in 1995). Under the terms of the Investment Agreement, USAir Group must use its best efforts to cause BA to be proportionally represented on the board of directors (on the basis of its voting interest), up to a maximum representation of 25% of the total number of authorized directors ("Entire Board"), assuming that such proportional representation is permitted by then applicable U.S. statutory and DOT regulatory or interpretative foreign ownership restrictions ("Foreign Ownership Restrictions"), until the later of the closing of the Second Purchase, as defined under "--Provisions Regarding Additional BA Investments; BA Announcement Regarding No Additional Investment in USAir Group" below, and the date on which BA may exercise under Foreign Ownership Restrictions the rights described under "--Certain Governance Matters" below.

U.S.--U.K. ROUTES

  Under the Investment Agreement, USAir Group agreed that as promptly as commercially practicable it would divest or, if divestiture were not possible, relinquish, all licenses, certificates and authorities for each of its routes between the U.S. and the U.K. (the "U.K. Routes") at such time as BA and USAir implemented the code sharing arrangement contemplated by the Investment Agreement discussed below. USAir Group and BA have agreed that they should attempt to mitigate any negative impact on USAir employees or communities served by the U.K. Routes and to share any losses suffered as a result of such divestiture or relinquishment with due regard to their respective interests. Accordingly, BA has been operating and marketing certain routes formerly operated by USAir under a "wet lease." USAir has completed the wet lease arrangements with BA. Under the wet lease arrangements, USAir had leased three Boeing 767-200ER aircraft, along with cockpit and cabin crews, to BA in order to serve three routes between the U.S. and London. USAir is utilizing the previously wet leased aircraft as part of its 1996 expansion of international service (See "--Capacity and Route Rationalization" above). In conjunction with the termination of the wet lease arrangements and related to USAir's relinquishment or divestiture of the U.K. Routes, BA has agreed to pay USAir a total of $47 million in the form of periodic payments commencing with the termination of the three wet leases and continuing annually for nine years. The route authorities which USAir was required to sell or relinquish were the Philadelphia-London and BWI-London route authorities purchased by USAir from TWA in April 1992 for $50 million, and its route authority between Charlotte and London. Assets related to the U.K. Routes were carried on USAir's books at approximately $45 million at December 31, 1995.

CODE SHARING

  BA and USAir Group entered into a code share agreement on January 21, 1993 (the "Code Share Agreement") pursuant to which certain USAir flights carry the airline designator code of both BA and USAir. Code sharing is a common practice in the airline industry whereby one carrier places its designator code and sells tickets on the flights of another carrier (its code sharing partner).

  The DOT initially granted approval of the code sharing agreement between USAir and BA on March 17, 1993 for a period of one year. The authorizations to USAir and BA were expanded by a supplemental DOT order on November 12, 1993 to permit code sharing on flights serving an additional number of U.S. points through additional U.S. gateways for BA's transatlantic flights. In June 1995, the DOT renewed its approval of USAir's and BA's authority to operate code share service on flights serving 66 U.S. cities and Mexico City. USAir has ceased serving Mexico City. In addition, the DOT approved an expansion of the USAir/BA code share authority to 65 new U.S. cities, Bermuda, Nassau and five Canadian cities. The approval is valid for two years. As of December 31, 1995, USAir and BA had implemented code sharing to 70 of the 138 airports authorized by the DOT. BA has publicly stated that its relationship with USAir has contributed over $150 million in annual additional revenues and cost savings. USAir believes that the code share arrangements have also brought benefits to USAir through domestic feed from international BA flights.

  USAir believes that (i) the code share cities in the U.S. receive greater access to international markets; (ii) it has greater access to international traffic; and (iii) BA's and its customers benefit from better on-line connections as well as coordinated check-in and baggage checking procedures. USAir believes that the code sharing arrangements may continue to generate increased revenues although USAir is unable to quantify the magnitude of any such benefit or what the effect on USAir may be of the proposed alliance between BA and American, if consummated. The DOT may continue to link further renewals of the code share authorization to the U.K.'s liberalization of U.S. air carrier access to the U.K.; however, the code sharing arrangements contemplated by the Code Share Agreement are expressly permitted under the bilateral air services agreement between the U.S. and U.K. Accordingly, USAir expects that the existing code share authorization will continue to be renewed; however, there can be no assurance that this will occur. USAir does not believe that the DOT's failure to renew further the authorization would result in a material adverse change in its financial condition.

PROVISIONS REGARDING ADDITIONAL BA INVESTMENTS; BA ANNOUNCEMENT
REGARDING NO ADDITIONAL INVESTMENT IN USAIR GROUP

  On March 7, 1994, BA announced that it would not make any additional investments in USAir Group until the outcome of measures by USAir Group to reduce costs and improve its financial results was known. Under the terms of the Investment Agreement, assuming the Series F Preferred Stock or any shares issued upon conversion thereof were outstanding and BA had not sold any shares of preferred stock issued to it by USAir Group or any Common Stock or other securities received upon conversion or exchange of the preferred stock, BA had been entitled at its option to elect to purchase from USAir Group, on or prior to January 21, 1996, 50,000 shares of Series C Cumulative Convertible Senior Preferred Stock, without par value ("Series C Preferred Stock"), at a purchase price of $10,000 per share, to be paid by BA's surrender of the Series F Preferred Stock and a payment of $200 million (the "Second Purchase"). BA did not exercise that option.

  The Investment Agreement provides that, on or prior to January 21, 1998, assuming that BA had purchased (or was purchasing simultaneously in accordance with the terms of the Investment Agreement) Series C Preferred Stock, BA would have the option to purchase 25,000 (or more in certain circumstances) shares of Series E Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series E Preferred Stock"), at a purchase price of $10,000 per share (the "Final Purchase"). Series E Preferred Stock is exchangeable under certain circumstances at the option of USAir Group into certain USAir Group debt securities ("BA Notes"). Because BA did not elect prior to January 21, 1996, to make the Second Purchase, it cannot make the Final Purchase, except that if the DOT approves all the transactions and acts contemplated by the Investment Agreement on or prior to January 21, 1998, at the election of either BA or USAir Group, BA's purchase of the Series C Preferred Stock and the Series E Preferred Stock would be consummated under certain circumstances. Because BA did not elect to purchase the Series C Preferred Stock by January 21, 1996, USAir Group may at its option redeem, in whole or in part, Series F Preferred Stock and a like percentage of Series T Preferred Stock held by BA at the higher of market value or the price of $10,000 per share, plus accrued dividends. As of March 31, 1996, USAir believes that USAir Group was legally prohibited from paying dividends on or redeeming its capital stock in accordance with Section 170 of the Delaware General Corporation Law. USAir cannot predict whether or when the Second Purchase and Final Purchase will be consummated or whether or when it will repurchase or redeem its shares of capital stock.

TERMS OF THE SERIES C PREFERRED STOCK AND SERIES E PREFERRED STOCK

  The Series C Preferred Stock and Series E Preferred Stock are substantially similar to Series F Preferred Stock, except as follows. Series C Preferred Stock will be convertible into shares of Class B Common Stock or Non-Voting Class C Stock (as such terms are defined under "Terms of BA Common Stock" below) at an initial conversion price of approximately $19.79, subject to Foreign Ownership Restrictions. Each share of Series C Preferred Stock will be entitled to a number of votes equal to the number of shares of Class B Common Stock into which it is convertible, subject to Foreign Ownership Restrictions. If shares of Series C Preferred Stock are transferred to a third party, they convert automatically at the seller's option into either shares of Common Stock or a like number of shares of Series G Cumulative Convertible Senior Preferred Stock. Series E Preferred Stock will be convertible into shares of Common Stock or Non-Voting Class ET Stock (as defined under "Terms of BA Common Stock" below) at an initial conversion price of approximately $21.74, subject to increase if the Series E Preferred Stock is originally issued on or after January 21, 1997, subject to Foreign Ownership Restrictions. Each share of Series E Preferred Stock will be entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible, subject to Foreign Ownership Restrictions.

TERMS OF BA COMMON STOCK

  To the extent permitted by Foreign Ownership Restrictions, an amendment to USAir Group's charter, which would be filed with the Delaware Secretary of State immediately prior to the Second Purchase, which BA has announced it will not complete, would create three new classes of common stock: Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), Non-Voting Class C Common Stock, par value $1.00 per share ("Non-Voting Class C Stock"), and Non-Voting Class ET Common Stock, par value $1.00 per share ("Non-Voting Class ET Common Stock," collectively with Class B Common Stock and Non-Voting Class C Common Stock, "BA Common Stock"), all of which may be held only by BA or one of its wholly-owned subsidiaries. Except with respect to voting and conversion rights, the BA Common Stock would be identical to the Common Stock. Shares of BA Common Stock would convert automatically to shares of Common Stock upon their transfer to a third party. Subject to Foreign Ownership Restrictions, Class B Common Stock would be entitled to one vote per share. After the effectiveness of the above charter amendment, to the extent permitted by Foreign Ownership Restrictions, Class B Common Stock would vote as a single class with Series C Preferred Stock on the election of one-fourth of the directors and the approval of the holders of Class B Common Stock and Series C Preferred Stock voting as a single class would be required for certain matters.

CERTAIN GOVERNANCE MATTERS

  Following the Second Purchase, which BA has announced it will not complete, and assuming these changes are permitted under Foreign Ownership Restrictions, the above charter amendment would fix the size of USAir Group's board of directors at 16, one-fourth of whom would be elected by BA. In addition, the vote of 80% of the Entire Board of USAir Group would be required for approval of the following (with certain limited exceptions): (i) any agreement with the DOT regarding citizenship and fitness matters; (ii) any annual operating or capital budgets or financing plans; (iii) incurring capital expenditures not provided for in a budget approved by the vote of 80% of the Entire Board in excess of $10 million in the aggregate during any fiscal year; (iv) declaring and paying dividends on any capital stock of USAir Group or any of its subsidiaries (other than dividends paid only to USAir Group or any wholly-owned subsidiary of USAir Group and any dividends on preferred stock); (v) making investments in other entities not provided for in approved budgets in excess of $10 million in the aggregate during any fiscal year; (vi) incurring additional debt (other than certain debt specified in the Investment Agreement) not in an approved financing plan in excess of $450 million in the aggregate during any fiscal year; (vii) incurring off-balance sheet liabilities (e.g., operating leases) not in an approved financing plan in excess of $50 million in the aggregate during any fiscal year; (viii) appointment, compensation and dismissal of certain senior executives; (ix) acquisition, sale, transfer or relinquishment of route authorities or operating rights; (x) entering into material commercial or marketing agreements or joint ventures; (xi) issuance of capital stock (or debt or other securities convertible into or exchangeable for capital stock), other than (A) the stock options granted to employees in return for pay reductions under the USAir Group 1992 Stock Option Plan, as described under "--Employees" above,
(B) to USAir Group or any direct or indirect wholly owned subsidiary of USAir Group, (C) pursuant to the terms of USAir Group securities outstanding when a certain amendment to USAir Group's charter required in connection with consummation of the Second Purchase becomes effective, or (D) pursuant to the terms of securities the issuance of which was previously approved by the vote of 80% of the Entire Board; (xii) acquisition of its own equity securities other than from USAir Group or its subsidiaries, or pursuant to sinking funds or an approved financing plan; and (xiii) establishment of a board committee with power to approve any of the foregoing. This supermajority vote requirement would allow four directors, including those elected by BA, to withhold approval of the actions described above if they believe them to be contrary to the best interests of USAir. The supermajority vote would not be required with regard to the foregoing actions to the extent they involve the enforcement by USAir Group of its rights under the Investment Agreement.

  Following the Second Purchase, which BA has indicated it will not complete, to the extent permitted under Foreign Ownership Restrictions, USAir Group and BA would integrate certain of their respective business operations pursuant to certain "Integration Principles" included in the Investment Agreement. In addition, to the extent permitted by Foreign Ownership Restrictions or pursuant to specific DOT approval, an "Integration Committee," headed by the chief executive officers of USAir Group and BA and by an Executive Vice President--Integration of USAir Group, would oversee the integration subject to the ultimate discretion of USAir Group's board of directors. As of the Final Purchase, which BA has indicated it will not complete, to the extent permitted by Foreign Ownership Restrictions, the Investment Agreement provides for the establishment of a committee ("Appointments Committee") of the board of directors of USAir Group, composed of USAir Group's chief executive officer, BA's chief executive officer and another director serving on both USAir Group's and BA's board of directors, to handle all employment matters relating to managers at the level of vice president and above, except for certain senior executives.

  BA's governance rights after the Second Purchase and the Final Purchase, which BA has indicated it will not complete, would be subject to reduction if BA reduced its holding in USAir Group under the following circumstances. If BA sold or transferred, in one or more transactions, BA Preferred Stock, Common Stock or BA Common Stock (collectively, Common Stock and BA Common Stock are hereinafter referred to as "Non-Preferred Stock") issued directly or indirectly upon the conversion thereof such that the aggregate purchase price of the BA Preferred Stock, BA Notes, Non-Preferred Stock or other equity securities of USAir Group held by BA and its directly or indirectly wholly owned subsidiaries following such sale or transfer (the "BA Holding") was less than both two-thirds of the aggregate purchase price of all BA Preferred Stock, BA Notes, Non-Preferred Stock or other equity securities of USAir Group acquired by BA and its subsidiaries following January 21, 1993 and $750 million (or $500 million if the Final Purchase had not occurred), then (i) the number of directors elected by the Class B Common Stock and the Series C Preferred Stock, voting together as a single class, would be limited to two;
(ii) the directors elected by the Common Stock, Series A Preferred Stock, Series E Preferred Stock, Series T Preferred Stock, as defined under "-- Miscellaneous" below, and other capital stock with voting rights would no longer be required to include two directors selected from among the outside directors on the board of directors of BA; (iii) special class voting rights applicable to the Class B Common Stock and Series C Preferred Stock would no longer apply; and (iv) BA would no longer participate in the Appointments Committee. In addition, if the BA Holding became less than both one-third of the aggregate purchase price of all BA Preferred Stock, BA Notes, Non-Preferred Stock or other equity securities of USAir Group acquired by BA and its subsidiaries following January 21, 1993 and $375 million (or $250 million if the Final Purchase had not occurred), then the number of directors elected by the Class B Common Stock and the Series C Preferred Stock, voting together as a single class, would be reduced to one. If the BA Holding became less than $100 million, then the Class B Common Stock and the Series C Preferred Stock would no longer vote together as a single class with respect to the election of any directors of USAir Group, but would vote together with the Common Stock, the Series A Preferred Stock and any other class or series of capital stock with voting rights with respect to the election of directors of USAir Group.

MISCELLANEOUS

  Under the terms of the Investment Agreement, BA has the right to maintain its proportionate ownership of USAir Group's securities under certain circumstances by purchasing shares of certain series of Series T Preferred Stock, Common Stock or BA Common Stock. Pursuant to these provisions, on June 10, 1993, BA purchased (i) 152.1 shares of Series T-1 Preferred Stock for approximately $1.5 million as a result of certain issuances during the period January 21 through March 31, 1993 of Common Stock in connection with the exercise of certain employee stock options and to certain defined contribution retirement plans; and (ii) 9,919.8 shares of Series T-2 Preferred Stock for approximately $99.2 million as a result of USAir Group's issuance on May 4, 1993 of 11,500,000 shares of Common Stock for net proceeds of approximately $231 million pursuant to a public underwritten offering. Because BA partially exercised its preemptive right in connection with the Common Stock offering and the offering price was below a certain level, the conversion price of the Series F Preferred Stock was antidilutively adjusted on June 10, 1993 from $19.50 to $19.41 per share. As a result, the Series F Preferred stock is convertible into 15,458,851 shares of Common Stock or Non-Voting Class ET Common Stock. BA advised USAir Group that it would not exercise its optional purchase rights under the Investment Agreement to buy additional series of Series T Preferred Stock triggered by issuances of Common Stock of USAir Group pursuant to certain USAir Group benefit plans during 1994 and 1995.

  The Investment Agreement also imposes certain restrictions on BA's right to acquire additional voting securities, participate in solicitations with respect to USAir Group securities or otherwise propose or discuss extraordinary transactions concerning USAir Group. These restrictions remain in effect as long as BA or any of its affiliates or associates beneficially owns any BA Preferred Stock, BA Notes or BA Common Stock, and for two years thereafter. In addition, the Investment Agreement restricts BA's right to transfer certain securities and requires that prior to transferring such securities, BA must, in most cases, first offer to sell the securities to USAir Group. BA has certain rights to require USAir Group to register for sale USAir Group securities sold to it pursuant to the Investment Agreement.

PROPOSED ALLIANCE BETWEEN BRITISH AIRWAYS AND AMERICAN

  On June 11, 1996, American and BA jointly announced that they intend to enter into an extensive alliance and code-sharing arrangement, effective April 1, 1997, subject to United States and international regulatory approvals. American is the second largest domestic airline and a major competitor of USAir. The following description of the proposed BA/American alliance is based upon public statements by BA and American and other published reports. Under the proposed alliance, American and BA would jointly market, price and manage their North Atlantic airline services but neither airline would obtain an equity position in the other. The joint services would carry the designator codes of both airlines, and each airline also would code-share behind/beyond the other's international gateways. In addition, the two airlines would integrate their world-wide frequent flyer programs and enter into other cooperative arrangements in other areas, such as marketing, sales, facilities use and cargo. The BA/American alliance, as proposed, does not prevent either American or BA from continuing or entering into commercial arrangements with other airlines, including USAir. The alliance would be effective for a minimum period of five years, with either airline able to terminate thereafter upon giving one year's notice with a further five year wind-down period following any such termination.

  The proposed alliance is conditioned upon the grant of antitrust immunity by the DOT. The DOT also would have to approve the code-share agreements. Other United States or international regulatory reviews and approvals might be required, depending on the final structure of the transaction. As of July 10, 1996, USAir believed that no application for approval of any kind had been filed by American or BA. Both United Kingdom and European Union competition authorities have announced they are conducting investigations of the proposed alliance. The Department of Justice is reported to have made preliminary inquiries and issued civil investigative demands to third parties. Several airlines serving the North Atlantic have raised strong objections to the proposed alliance.

  USAir's only public statement regarding the proposed alliance was made on the date BA and American announced the venture at which time USAir stated:
"Today's proposal has the potential to provide USAir with the ability to pursue new and positive opportunities. In all events, USAir will act in the best interests of its shareholders, employees and communities served." At present, USAir is reviewing the proposed alliance and is unable to predict how, if approved, the BA/American alliance would affect USAir and its relationship with BA.

OPERATING STATISTICS

  USAir's operating statistics during the years 1991 through 1995 and for the first quarter of 1996 (compared to first quarter 1995) are set forth in the following tables (1):

YEARS ENDED DECEMBER 31,                 1995    1994    1993    1992    1991
- ------------------------                ------  ------  ------  ------  ------
Revenue Passengers (Thousands)*........ 56,674  59,495  53,678  54,655  55,600
Average Passenger Journey (Miles)*.....  663.7   637.7   656.2   642.2   613.7
Revenue Passenger Miles (Millions)*.... 37,618  37,941  35,221  35,097  34,120
Total Available Seat Miles**........... 58,678  61,540  59,841  60,052  58,574
Available Seat Miles (Millions)*....... 58,163  61,027  59,485  59,667  58,261
Passenger Load Factor(2)*..............   64.7%   62.2%   59.2%   58.8%   58.6%
Break Even Load Factor(3)(5)**.........   64.9%   67.3%   61.7%   63.2%   62.7%
Passenger Revenue Per ASM*.............  10.78c   9.70c  10.22c   9.70c   9.76c
Total Revenue Per ASM(4)(5)**..........  11.80c  10.59c  11.04c  10.38c  10.33c
Cost per ASM(4)(5)(6)**................  11.40c  11.02c  11.12c  10.85c  10.80c
Yield (Revenue Per RPM)*...............  16.66c  15.61c  17.27c  16.49c  16.67c

- --------
 * Scheduled service only (excludes charter flights).
** All service.
 c = cents

                                     63--1

THREE MONTHS ENDED MARCH 31,                                      1996    1995
- ----------------------------                                     ------  ------
Revenue Passengers (Thousands)*................................. 12,938  13,767
Average Passenger Journey (Miles)*..............................    673     659
Revenue Passenger Miles (Millions)*.............................  8,709   9,079
Total Available Seat Miles**.................................... 13,583  15,334
Available Seat Miles (Millions)*................................ 13,493  15,206
Passenger Load Factor(2)*.......................................   64.6%   59.7%
Break Even Load Factor(3)(5)**..................................   67.1%   64.0%
Passenger Revenue Per ASM*......................................  11.50c   9.78c
Total Revenue Per ASM(4)(5)**...................................  12.74c  10.75c
Cost per ASM(4)(5)(6)**.........................................  12.81c  11.08c
Yield (Revenue Per RPM)*........................................  17.81c  16.37c

- --------
 *  Scheduled service only (excludes charter flights).
**  All service.
    c = cents
(1) Statistics include free frequent travelers and the related miles flown.
(2) Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).
(3) Break even load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pre-tax income level, adjusted to exclude non-recurring and unusual items.
(4) Adjusted to exclude non-recurring and unusual items.
(5) Financial statistics for 1996, 1995, 1994 and 1993 exclude revenue and expense generated under the BA wet lease arrangement.
(6) Certain statistics have been recalculated to reflect expense reclassifications.

FLIGHT EQUIPMENT

  At December 31, 1995, USAir operated the following jet aircraft:

                                           PASSENGER AVG. AGE OWNED LEASED
   TYPE                                    CAPACITY  (YEARS)   (1)   (2)   TOTAL
   ----                                    --------- -------- ----- ------ -----
Boeing 767-200ER(3).......................    214       7.1      4     5      9
Boeing 757-200............................    182       5.3     23    11     34
Boeing 737-400............................    146       6.1     19    35     54
McDonnell Douglas MD-80...................    141      13.9     15    16     31
Boeing 737-300............................    127       8.8     11    74     85
Boeing 737-200............................    109      13.7     48    16     64
Douglas DC-9-30...........................    101      22.2     48    14     62
Fokker 100................................     98       5.1     36     4     40
Fokker F28-4000...........................     68      11.2      1    14     15
                                                       ----    ---   ---    ---
                                                       11.1    205   189    394
                                                       ====    ===   ===    ===

- --------
(1) Of the owned aircraft, 123 were pledged as collateral for various secured financing obligations aggregating $2.3 billion at December 31, 1995.
(2) The terms of the leases expire between 1996 and 2015.
(3) The above table excludes one owned and one leased 767-200ER aircraft which USAir leased to BA under a wet lease arrangement at December 31, 1995.

  USAir is a party to purchase agreements with Boeing and Rolls Royce that provide for the future acquisition of new jet aircraft and jet engines. USAir maintains inventories of spare engines, spare parts, accessories and other maintenance supplies sufficient to meet its operating requirements.

  USAir owned or leased the following aircraft as of December 31, 1995, which were parked in storage facilities and not included in the operating fleet table presented above.

                                                     AVG. AGE
     TYPE                                            (YEARS)  OWNED LEASED TOTAL
     ----                                            -------- ----- ------ -----
British Aerospace BAe-146-200.......................   10.8      1    14     15
Boeing 727-200......................................   17.1     --     6      6
Boeing 737-200......................................   27.0      4    --      4
Boeing 767-200ER(1).................................    5.7     --     1      1
Douglas DC-9-30.....................................   27.3     10    --     10
Fokker F28-1000.....................................   24.0      1    --      1
Fokker F28-4000.....................................   12.1      1     1      2
                                                       ----    ---   ---    ---
                                                       17.9     17    22     39
                                                       ====    ===   ===    ===

- --------
(1) The 767-200ER aircraft presented in the above table was returned to USAir by BA during December 1995 in connection with the phase-out of the wet lease arrangements with BA (See "Management's Discussion and Analysis of Financial Condition and Results of Operations"). The aircraft was returned to USAir's operating fleet in January 1996.

  In addition, as of December 31, 1995, USAir leased or subleased 16 owned F28-1000 aircraft; two leased Embraer EMB-120 aircraft; ten owned 737-200 aircraft; one owned and one leased 767-200ER; two owned
F28-4000 aircraft, and; three leased BAe-146-200 ("BAe-146") aircraft to third parties. In the first half of 1996, the two 767s were returned to USAir's operating fleet. USAir also subsequently leased or subleased two F28-4000 aircraft and four BAe-146-200s.

  USAir recorded substantial charges in 1994 associated with repair parts, inventory and future lease payments for certain parked aircraft (See "Management's Discussion and Analysis of Financial Condition and Results of Operations").

  USAir is a participant in the Civil Reserve Air Fleet ("CRAF"), a voluntary program administered by the Air Mobility Command (the "AMC"). The General Services Administration of the United States government also requires that airlines participate in CRAF in order to receive United States government business. The United States government is the largest customer of USAir. USAir will commit at least four 767-200ER aircraft in support of military operations, probably for aeromedical missions, as specified by the AMC. To date, the AMC has not requested USAir to activate any of its aircraft under CRAF.

GROUND FACILITIES

  USAir leases the majority of its ground facilities, including executive and administrative offices in Arlington, Virginia adjacent to Washington National; its principal operating, overhaul and maintenance bases at the Pittsburgh and Charlotte/Douglas International Airports; major training facilities in Pittsburgh and Charlotte; central reservations offices in several cities; and line maintenance bases and local ticket, cargo and administrative offices throughout its system. USAir owns a building and vacant land in Fairfax, Virginia, a training facility in Winston-Salem, North Carolina and reservations facilities in San Diego, California and Orlando, Florida. USAir's building in Fairfax, Virginia, which is leased to the U.S. government, and the vacant land are currently for sale.

TERMINAL CONSTRUCTION PROJECTS

  USAir utilizes public airports for its flight operations under lease arrangements with the government entities that own or control these airports. Airport authorities frequently require airlines to execute long-term leases to assist in obtaining financing for terminal and facility construction. Any future requirements for new or improved airport facilities and passenger terminals are likely to require additional expenditures and long-term commit-ments. Several significant projects which affect large airports on USAir's route system are discussed below.

  The new terminal at Pittsburgh International Airport commenced operation in October 1992. The construction cost of the new terminal, approximately $800 million, was financed largely through the issuance of airport revenue bonds. As the principal tenant of the new facility, USAir pays a substantial portion of the cost of the new terminal through rents and other charges pursuant to a use agreement which expires in 2018. USAir's terminal rental expense at Pittsburgh was approximately $44 million annually in 1995. The new facility has provided additional gate capacity for USAir and has enhanced the efficiency and quality of its hub services at Pittsburgh. In addition to the annual terminal rental expense, USAir is recognizing approximately $13 million in annual rental expense for property and equipment typically owned by USAir at other airports. The annual terminal rental expense is subject to adjustment, depending on the actual airport operating costs, among other factors.

  The East End Terminal at LaGuardia, which cost approximately $173 million to construct, opened in the third quarter of 1992. USAir, USAir Express and the USAir Shuttle operations at LaGuardia are conducted from this terminal and the adjoining USAir Shuttle terminal. The East End Terminal has 12 jet gates. USAir recognizes approximately $31 million in annual rental expense for this terminal and is responsible for all maintenance and operating costs.

  In 1993, USAir and the City of Philadelphia reached an agreement to proceed with certain capital improvements at Philadelphia International Airport, where USAir has its third largest hub. The improvements include approximately $109 million in various terminal renovations and a new $220 million commuter airline runway expansion project, exclusive of financing costs. Depending on the timing of certain federal environmental reviews, USAir expects construction on the terminal project will be completed in 1998. The runway expansion project is not expected to be completed until 2000. USAir expects that its annual costs of operations at Philadelphia International Airport will increase by approximately $14 million once construction is complete, representing more than a 40% increase.

  The Washington National Airport Authority is currently undertaking a $1 billion capital development project at Washington National, which includes construction of a new terminal currently expected to commence operation in the second quarter of 1997. Based on current projections, USAir estimates that its annual operating expenses at Washington National will increase by approximately $10 million to $12 million.

LEGAL PROCEEDINGS

  USAir is involved in legal proceedings arising out of its two aircraft accidents that occurred in July and September 1994 near Charlotte, North Carolina and Pittsburgh, Pennsylvania, respectively. The National Transportation Safety Board ("NTSB") held hearings beginning in September 1994 relating to the July accident and January 1995 relating to the September accident. In April 1995, the NTSB issued its finding of probable causes with respect to the accident near Charlotte. It assigned as probable causes flight crew errors and the failure of air traffic control to convey weather and windshear hazard information. The NTSB has not yet issued its final accident investigation report for the accident near Pittsburgh. The NTSB, Boeing, the FAA and USAir jointly conducted flight tests in October 1995 as part of the ongoing investigation into the cause of this accident. In this regard, USAir provided a 737-300 aircraft in the collective effort to simulate the conditions at the time of the accident. More public hearings were conducted in November 1995. The NTSB has indicated that a determination of the cause of the accident is not likely until sometime in 1996. USAir expects that it will be at least two to three years before the accident litigation and related settlements will be concluded. USAir is unable to estimate the potential liability arising from such accidents because the determination of liability and calculation of damages, if any, are subject to numerous factors such as the responsibility of co- and third-party defendants (ie. aircraft and engine manufacturers and certain governmental authorities) and the availability of defenses to the claims. USAir believes, however, that it is fully insured with respect to the litigation that has arisen or may arise from the Charlotte and Pittsburgh incidents. Among the factors considered by USAir in making this determination are reviews by USAir and by USAir's counsel of applicable insurance policies (including policy limits and the financial condition of its insurers) and detailed discussions among USAir, its insurance providers and litigation counsel. USAir has been specifically advised by litigation counsel that the magnitude of compensatory damages are not estimable but that for both the Charlotte and Pittsburgh incidents, aggregate damages will be well within policy limits. USAir's liability limits are reviewed at least annually by USAir and its insurance providers and liability insurance for accident liability is on a "per occurrence" basis. Therefore, USAir believes that the litigation will not have a material adverse effect on USAir's financial condition or results of operations, although any finding of fault on USAir's part could create negative publicity and could tarnish USAir's image.

                                     66--1

  In December 1995, USAir received a Civil Investigative Demand ("CID") from the DOJ relating to USAir's compliance with the terms of a consent decree entered into in December 1992, as amended in September 1994. The consent decree was entered into to resolve litigation concerning USAir's methods of disseminating fare data to the Airline Tariff Publishing Company. A CID is a request for information in the course of an antitrust investigation and does not constitute the institution of a civil or criminal action. The CID issued in December 1995 seeks information concerning USAir's use of travel dates in its fare filings, among other things.

  On March 19, 1993, the U.S. District Court in Atlanta, Georgia entered a settlement involving USAir and five other U.S. air carrier defendants in the Domestic Air Transportation Antitrust Litigation class action lawsuit. The class action suit, which was filed in July 1990, alleged that the airlines used ATPCo to signal and communicate carrier pricing intentions and otherwise limit price competition for travel to and from numerous hub airports. Under the terms of the settlement, the six air carriers paid $45 million in cash and issued $396.5 million in certificates valid for purchase of domestic air travel on any of the six airlines. USAir's share of the cash portion of the settlement, $5 million, was recorded in results of operations for the second quarter of 1992. The certificates, mailed to approximately 4.1 million claimants between December 15 and 31, 1994, provide a dollar-for-dollar discount against the cost of a ticket generally of up to a maximum of 10% per ticket, depending on the cost of the ticket. It is possible that this settlement could have a dilutive effect on USAir's passenger transportation revenue and associated cash flow. However, due to the interchangeability of the certificates among the six carriers involved in the settlement, the possibility that carriers not party to the settlement will honor the certificates, and the potential stimulative effect on travel created by the certificates, USAir cannot reasonably estimate the impact of this settlement on further passenger revenue and cash flows. USAir has employed the incremental cost method to estimate a range of costs attributable to the exercise of the certificates, based on the assumption that the estimated maximum number of certificates to be redeemed for travel on USAir will be related to USAir's market share relative to the total market share of the six carriers involved in the settlement. USAir's estimated percentage of such market share is less than 9%. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance, and denied boarding compensation expenses expected to be incurred on a per passenger basis. USAir has estimated that its incremental cost will not be material based on the equivalent free trips associated with the settlement.

  On October 11, 1994, USAir and seven other carriers entered into a settlement agreement with a group of State Attorneys General resolving similar issues with the states. The settlement entitles passengers traveling within the United States on state government business to a 10% discount off the published fares of each of the settling carriers and will be available for 18 months from August 16, 1995, or until the combined discount amount reaches $40 million, whichever first occurs. On May 10, 1995, a U.S. federal district court judge approved the settlement. USAir does not expect that this settlement will have a material adverse effect on its financial condition or results of operations. As was the case with the settlement of the private antitrust litigation, it is difficult to predict the amount of discounted state travel that will occur on USAir. Thus, a dollar impact of the settlement cannot be estimated.

  In February and March 1995, several class action lawsuits were filed in various federal district courts by travel agencies and a travel agency trade association alleging that most of the major U.S. airlines, including USAir, violated the antitrust laws when they individually capped travel agent base commissions at $50 for round-trip domestic tickets with base fares above $500 and at $25 for one-way domestic tickets with base fares above $250. The lawsuits have been consolidated in the federal district of Minnesota. The plaintiffs are seeking unspecified treble damages for restraint of trade. The case is expected to go to a jury trial in 1996. While USAir believes that its actions in establishing a commission cap were in full compliance with the antitrust laws, the Company is unable to predict at this time the ultimate resolution of the litigation or the potential impact on its financial condition and results of operations.

  In March 1992, USAir entered into an agreement with In-Fight Phone-Corporation ("IFPC") which contemplated the installation of IFPC's telephone and data system on substantially all of USAir's aircraft (although only 80 aircraft were in fact equipped). The phone system did not perform as required and IFPC otherwise breached the March 1992 agreement. Accordingly, in October 1995, USAir terminated its agreement with IFPC for cause. On December 6, 1995, IFPC filed suit in Cook County (Chicago), Illinois, against USAir seeking equitable relief and damages in excess of $186 million. On December 7, 1995, USAir successfully defended IFPC's emergency motion for a temporary restraining order. On December 13, 1995, IFPC's motion for a preliminary injunction was denied and IFPC has relinquished its right to appeal that decision. IFPC's claim for damages remains pending. In June 1996, USAir filed a counterclaim against IFPC seeking in excess of $25 million in damages. USAir is unable to predict at this time the ultimate resolution or potential financial impact on USAir's financial condition and results of operations of this lawsuit. In June 1996, USAir entered into an agreement with GTE Airfone to equip 397 aircraft with GTE Airfone's on-board telephone system.

  During 1995, four members of USAir's FTP filed class action lawsuits against USAir in Illinois, Pennsylvania, California and New Jersey state courts, alleging breach of contract relating to changes made to USAir's FTP effective December 31, 1989 and/or January 1, 1995. A similar lawsuit has been pending in California state court since 1989. The lawsuits seek unspecified damages and an injunction against the allegedly objectionable changes to USAir's FTP and any subsequent retroactive changes to the FTP. USAir denies the allegations made in the lawsuits and intends to vigorously defend itself. The ultimate resolution of these lawsuits and their potential impact on the Company's financial condition or results of operations cannot be predicted at this time.

  USAir has received notices from the U.S. Environmental Protection Agency and various state agencies that PRPs with respect to the remediation of existing sites of environmental concern. Only two of these sites have been included on the Superfund National Priorities List. USAir continues to negotiate with various governmental agencies concerning known and possible cleanup sites. USAir has made financial contributions for the performance of remedial investigations and feasibility studies at sites in Moira, New York; Escondido, California; and Elkton, Maryland. The contributions totalled approximately $200 thousand for 1995, 1994 and 1993 combined.

  Also, USAir has been identified as a PRP for environmental contamination at Boston Logan Airport. There are a number of other PRPs at the site. The Company is presently unable to assess its proportionate share of contribution, but does not expect any such contribution to have a material adverse effect on its financial condition or results of operations.

  Because of changing environmental laws and regulations, the large number of other potentially responsible parties and certain pending legal proceedings, it is not possible to reasonably estimate the amount or timing of future expenditures related to environmental matters. The Company provides for costs related to environmental contingencies when a loss is probable and the amount is reasonably estimable. Although management believes adequate reserves have been provided for all known contingencies, it is possible that additional reserves could be required in the future which could have a material effect on results of operations. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on its financial position or results of operations based on its experience with similar environmental sites.

  The Equal Employment Opportunity Commission and various state and local fair employment practices agencies are investigating charges by certain job applicants, employees and former employees of USAir involving allegations of employment discrimination in violation of Federal and state laws. The plaintiffs in these cases generally seek declaratory and injunctive relief and monetary damages, including back pay. In some instances they also seek classification adjustment, compensatory damages and punitive damages. Such proceedings are in various stages of litigation and investigation, and the outcome of these proceedings is difficult to predict. In the Company's opinion, however, the disposition of these matters is not likely to have a material adverse effect on its financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Directors and executive officers of USAir as of May 20, 1996 are as follows:

       NAME              AGE                            POSITION
       ----              ---                            --------
Bruce R. Aubin..........  65 Senior Vice President--Maintenance Operations
Robert Ayling...........  49 Director
Robert W. Bogle.........  57 Director
Edwin I. Colodny........  69 Director
Mathias J. DeVito.......  65 Director
Robert L. Fornaro.......  43 Senior Vice President--Planning
Rakesh Gangwal..........  42 Director; President and Chief Operating Officer
George J.W. Goodman.....  65 Director
John W. Harper..........  55 Senior Vice President--Finance and Chief Financial Officer
John W. Harris..........  48 Director
Edward A. Horrigan,       66 Director
 Jr. ...................
W. Thomas Lagow.........  54 Executive Vice President--Marketing
Robert LeBuhn...........  64 Director
John R. Long, III.......  47 Executive Vice President--Human Resources and Training
Roger P. Maynard........  53 Director
John G. Medlin, Jr. ....  62 Director
Hanne M. Merriman.......  54 Director
Lawrence M. Nagin.......  55 Executive Vice President--Corporate Affairs and General Counsel
Robert C. Oaks..........  60 Senior Vice President--Operations
Nancy R. Rohrbach.......  50 Senior Vice President--Public & Community Relations
Raymond W. Smith........  58 Director
Derek M. Stevens........  57 Director
Stephen M. Wolf.........  54 Director; Chairman of the Board and Chief Executive Officer

CERTAIN INFORMATION CONCERNING DIRECTORS AND OFFICERS

  There are no family relationships among any of the officers listed above. No officer was selected pursuant to any arrangement between him or her and any other person. Officers are elected annually to serve for the following year or until the election and qualification of their successors. All the executive officers except Ms. Rohrbach and Messrs. Wolf, Gangwal, Nagin, Lagow, Aubin, Fornaro and Harper have been actively engaged in the business and affairs of USAir during the past five years.

  Each of the Directors of USAir is also a Director of USAir Group. Messrs. Harper, Nagin and Wolf each holds the same office at USAir Group as each does at USAir. Ms. Rohrbach is Vice President--Public and Community Relations of USAir Group. Information with respect to the business experience and affiliations of the Directors and executive officers of USAir since at least January 1, 1991 is set forth below:

  Mr. Aubin was Executive Advisor to the Vice Chairman, President and Chief Executive Officer of Air Canada prior to joining USAir and, prior to that position, he served as Senior Vice President Technical Operations and Chief Technical Officer of Air Canada. He was elected Senior Vice President-- Maintenance Operations of USAir in January 1994.

  Mr. Ayling was appointed Chief Executive of BA in January 1996. He was Director of Marketing and Operations of BA from September 1991 until his appointment as Group Managing Director of BA in February 1993 and has been a member of the BA Board of Directors since 1991. Mr. Ayling is a Director of Sun Alliance and London Insurance Plc, and is a lawyer by profession.

  Mr. Bogle is President and Chief Executive Officer of The Philadelphia Tribune, the nation's oldest newspaper addressed to the African American community. He assumed his position in May 1989 and previously held other high-level positions at the newspaper. In June 1995, Mr. Bogle completed his tenure as President of the National Newspaper Publishers Association, a trade association comprising the publishers of 205 Black-owned newspapers from across the nation. Mr. Bogle is Chairman of the Council of Trustees at Cheyney University, serves on the Executive Committee of the greater Philadelphia Chamber of Commerce and is a board advisor to the United Negro College Fund. He is also a member of the Executive Committee of the Boy Scouts of America, a member of the Union League of Philadelphia and a life member of Kappa Alpha Psi fraternity. Mr. Bogle is Vice Chairman of The Hospitals and Higher Education Authority of Philadelphia and Vice Chairman of Amalgamated Publishers, Inc. He serves on the Board of Directors of The American Red Cross, Presbyterian Medical Center of Philadelphia, the Police Athletic League, the Christian Street YMCA and The American Heart Association. Mr. Bogle is also a founding member of United Media of Philadelphia, an organization comprised of media owned and operated by African Americans.

  Mr. Colodny is of counsel to the law firm of Paul, Hastings, Janofsky & Walker. Paul, Hastings, Janofsky & Walker provides legal services to USAir. Mr. Colodny retired as Chairman of the Board of USAir and USAir Group in July 1992. He served as Chief Executive Officer of USAir from 1975 until retiring as an employee of USAir in June 1991. Mr. Colodny is a Director of Lockheed Martin Corporation, Comsat Corporation and Esterline Technologies, Inc., and is a member of the Board of Trustees of the University of Rochester.

  Mr. DeVito is Chairman of the Board of The Rouse Company (real estate development and management). He also serves as a Director of First Maryland Bancorp, Allied Irish Bank plc, and subsidiaries of The Rouse Company. He is a member of the Board of the Maryland Institute, College of Art, Chairman of the Board of Empower Baltimore Management Corporation and former Chairman of the Greater Baltimore Committee.

  Mr. Fornaro was Vice President--Research of Jesup & Lamont Securities until February 1988, when he became Senior Vice President--Marketing of Braniff, Inc. In August 1988, Mr. Fornaro became Senior Vice President--Market Planning of Northwest, the position he held until February 1992. He was elected Senior Vice President--Planning of USAir in March 1992.

  Mr. Gangwal became President and Chief Operating Officer of USAir and USAir Group on February 19, 1996. Mr. Gangwal had served as Executive Vice President--Planning and Development of Air France since November 1994. Mr. Gangwal previously served in a variety of management roles at United over an eleven-year period, culminating in the role of Senior Vice President-- Planning.

  Mr. Goodman is President of Continental Fidelity, Inc., which provides editorial and investment services. He is the author of a number of books and articles on finance and economics under the pen name "Adam Smith" and is the host of a television series of that name seen on public broadcasting stations in the U.S. and on other networks abroad. He is a Director of Cambrex Corporation. Mr. Goodman also serves as a member of the Advisory Committee of the Center for International Relations at Princeton University and is a Trustee of the Urban Institute.

  Mr. Harper was Senior Vice President--Marketing and Information Systems at Axe-Houghton Management (investment management) until his election as Vice President and Controller of USAir in December 1991. He was elected Senior Vice President--Information Systems of USAir in October 1992 and Senior Vice President--Finance and Chief Financial Officer of USAir and USAir Group in 1994.

  Mr. Harris is President of The Harris Group (real estate development). From 1972 through 1991, he was President of The Bissell Companies, Inc. (real estate development). He is a Director of Southern Bell Telephone and Telegraph Company and Dominion Resources, Inc. Mr. Harris is former Chairman of the Greater Charlotte Chamber of Commerce and a member of the Board of Trustees of the University of North Carolina and serves on the boards of several community service organizations.

  Mr. Horrigan is the former Chairman of the Board of Directors of Liggett Group Inc. (consumer products), a position he had held from May 1993 until his retirement in December 1994. He is also the retired Vice Chairman of the Board of RJR Nabisco, Inc. and retired Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Company (consumer products). He is a Director of the Haggai Foundation.

  Mr. Lagow was Senior Vice President--Market Planning of Northwest until February 1988, when he became Senior Vice President--Planning of United. Mr. Lagow held that position until he was elected Executive Vice President-- Marketing of USAir in February 1992.

  Mr. LeBuhn was the Chairman of Investor International (U.S.), Inc. (investments) until his retirement in January 1995. He is now a private investor and is a Director of Acceptance Insurance Companies, Lomas Financial Corp., Cambrex Corporation and Enzon, Inc. He is Trustee and President of the Geraldine R. Dodge Foundation, Morristown, New Jersey, and is a member of the New York Society of Security Analysts.

  Mr. Long served as Senior Vice President--Administration of USAir until his election as Senior Vice President--Customer Operations of USAir in June 1989. He was elected Senior Vice President--Customer Services in March 1991 and Executive Vice President--Customer Services in May 1992 and appointed Executive Vice President--Human Resources and Training in May 1996.

  Mr. Maynard has been Director of Investments and Acquisitions of BA since December 1995. Previously, from 1987, he held various positions at BA, including Director of Corporate Strategy, Director of Investor Relations & Marketplace Performance and Executive Vice President North America. Mr. Maynard is a Director of Qantas Airways Limited.

  Mr. Medlin is Chairman of the Board and, until December 31, 1993, was Chief Executive Officer of Wachovia Corporation (bank holding company). Mr. Medlin also serves as a Director of BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., National Services Industries, Inc., RJR Nabisco Holdings Corp. and Nabisco Holdings Corp.

  Mrs. Merriman is the Principal in Hanne Merriman Associates (retail business consultants). Previously, she served as President of Nan Duskin, Inc. (retailing), President and Chief Executive Officer of Honeybee, Inc., a division of Spiegel, Inc., and President of Garfinckel's, a division of Allied Stores Corporation. Mrs. Merriman is a Director of CIPSCO, Inc., Central Illinois Public Service Company, State Farm Mutual Automobile Insurance Company, The Rouse Company, Ann Taylor Stores Corporation and T. Rowe Price Mutual Funds. She is a member of the National Women's Forum and a Trustee of The American-Scandinavian Foundation. She was a member of the board of directors of the Federal Reserve Bank of Richmond, Virginia from 1984 to 1990 and served as Chairman in 1989-1990.

  Mr. Nagin practiced law with Skadden, Arps, Slate, Meagher & Flom from August 1994 until he joined USAir in February 1996. He previously served in several executive positions at UAL and United from September 1988 to July 1994, culminating in the role of Executive Vice President--Corporate Affairs and General Counsel of UAL and United. From 1980-1988, Mr. Nagin was Senior Vice President and General Counsel of Flying Tigers.

  General Oaks is a retired United States Air Force General. He was commander of the Air Training Command, the service's organization responsible for all initial training, including flight training, prior to his last post in his 35-year career with the Air Force, as commander of U.S. Air Forces in Europe. He retired from the Air Force in 1994 and joined USAir in December 1994 as its Vice President--Corporate Safety and Regulatory Compliance. He was elected to his present position in February 1995.

  Ms. Rohrbach served as a member of the White House legislative liaison team (1981 to 1986) and as Assistant to the President and Secretary to the Cabinet (1987 to 1988). In 1989 and 1990, she was a resident fellow at Harvard University's Institute of Politics and a consultant to the Department of Energy. She was

Assistant Secretary of Labor for Policy during 1991 and 1992 and a public policy and communications consultant during 1993. Ms. Rohrbach was elected Vice President--Public and Community Relations of USAir Group and Senior Vice President--Public and Community Relations of USAir in January 1994.

  Mr. Smith is Chairman of the Board and Chief Executive Officer of Bell Atlantic Company (telecommunications). Previously, Mr. Smith had served as Vice Chairman and President of Bell Atlantic and Chairman of The Bell Telephone Company of Pennsylvania. He is a member of the Board of Directors of CoreStates Financial Company, a trustee of the Carnegie Mellon University and is active in many civic and cultural organizations.

  Mr. Stevens has been Chief Financial Officer and a Director of BA since 1989. From 1981 to 1989, he was Finance Director of TSB Group plc (financial institution). He is a Director of Commercial Union Plc.

  Mr. Wolf is Chairman of the Board of Directors and Chief Executive Officer of USAir Group and USAir and was elected to those positions in January 1996. Immediately prior to joining USAir, Mr. Wolf was a senior advisor to the investment bank Lazard Freres & Co. From 1987 to July 1994, Mr. Wolf was chief executive officer of UAL and United and became Chairman of each in 1988. From 1986 to 1987, Mr. Wolf was Chief Executive Officer of Tiger International, Inc. and Flying Tigers. From 1984 to 1986, Mr. Wolf was President and Chief Executive Officer of Republic. Prior to that time Mr. Wolf held senior management positions at Continental, Pan Am and American. Mr. Wolf is a Director of Philip Morris Companies, R.R. Donnelley & Sons Co. and the Alzheimer's Disease and Related Disorders Association. He is also a trustee of Northwestern University and Rush-Presbyterian-St. Luke's Medical Center.

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Tables below set forth the compensation paid during the years indicated to each of the Chief Executive Officer and the four remaining most highly compensated executive officers of USAir Group and USAir:

                          SUMMARY COMPENSATION TABLES

                                             ANNUAL
                                          COMPENSATION
                                        --------------------
                                         ANNUAL                      OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY      BONUS      COMPENSATION(E)
- ---------------------------        ---- --------    --------    ---------------
Seth E. Schofield................. 1995 $417,908(B) $212,500(D)    $228,949
 Chairman and Chief Executive      1994 $500,000    $      0       $116,136
  Officer
 of USAir Group and USAir          1993 $475,635(C) $      0       $275,601
Frank L. Salizzoni(A)............. 1995 $335,600(B) $136,000(D)    $ 96,970
 President and Chief Operating     1994 $385,769    $      0       $ 11,020
  Officer
 of USAir Group and USAir          1993 $317,558(C) $      0       $ 45,374
W. Thomas Lagow................... 1995 $325,000    $ 96,688(D)    $    --
 Executive Vice President--        1994 $325,000    $      0       $    --
  Marketing
 of USAir                          1993 $310,058(C) $      0       $    --
James T. Lloyd.................... 1995 $275,000    $ 81,813(D)    $ 22,417
 Executive Vice President, General 1994 $275,000    $      0       $ 18,705
  Counsel and
 Secretary of USAir Group;         1993 $257,365(C) $      0       $ 73,215
 Executive Vice President and
 General Counsel of USAir
John R. Long III.................. 1995 $275,000    $ 81,813(D)    $ 21,847
 Executive Vice President--        1994 $275,000    $      0       $ 36,458
  Customer Services
 of USAir                          1993 $254,808(C) $      0       $133,772

                                                LONG-TERM COMPENSATION
                                          -------------------------------------
                                          RESTRICTED
                                            STOCK                  ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR AWARDS(F)  OPTIONS    COMPENSATION(H)
- ---------------------------          ---- ---------- -------    ---------------
Seth E. Schofield................... 1995       --       --        $ 89,967
 Chairman and Chief Executive        1994       --       --        $ 74,821
  Officer
 of USAir Group and USAir            1993       --       --        $ 64,302
Frank L. Salizzoni(A)............... 1995       --       --        $134,926
 President and Chief Operating       1994       --   100,000(G)    $167,160(I)
  Officer
 of USAir Group and USAir            1993       --       --        $ 52,222
W. Thomas Lagow..................... 1995  $223,125      --        $301,410(J)
 Executive Vice President--Marketing 1994       --       --        $286,225(J)
 of USAir                            1993       --       --        $282,521(J)
James T. Lloyd...................... 1995  $223,125      --        $ 35,441
 Executive Vice President, General   1994       --       --        $ 40,424
  Counsel and
 Secretary of USAir Group; Executive 1993       --       --        $ 36,188
 Vice
 President and General Counsel of
 USAir
John R. Long III.................... 1995  $223,125      --        $ 31,467
 Executive Vice President--Customer  1994       --       --        $ 10,693
  Services
 of USAir                            1993       --       --        $    652

- --------
(A) Mr. Salizzoni was named President and Chief Operating Officer of the USAir Group and USAir effective April 1, 1994.
(B) Amounts disclosed reflect a voluntary pay reduction incurred by Messrs. Schofield and Salizzoni during 1995 of $82,092 and $64,400, respectively.
(C) Amounts disclosed reflect reductions in salary during 1993 of $24,365, $12,250, $14,942, $10,904 and $7,508 for Messrs. Schofield, Salizzoni,
    Lagow, Lloyd and Long, respectively, which were implemented for all USAir officers for a fifteen-month period commencing on January 1, 1992 and ending on March 29, 1993 pursuant to a comprehensive cost reduction program at USAir.
(D) Earned in 1995 but paid in 1996.
(E) Amounts disclosed include for (i) 1995, $221,911, $88,210, $22,417 and
    $16,870, (ii) 1994, $108,633, $10,391, $18,705, and $29,410 and (iii)
    1993, $271,288, $33,259, $73,215, and $133,772, received by Messrs.
    Schofield, Salizzoni, Lloyd and Long, respectively, to cover incremental tax liability resulting from income derived from the lapsing of restrictions on the disposition of Restricted Stock. Restricted Stock is Common Stock subject to certain restrictions on disposition. Any amounts disclosed in the column that are in excess of the amounts disclosed in the preceding sentence represent income derived from personal travel on USAir.
(F) On November 28, 1995, each of Messrs. Lagow, Lloyd and Long were awarded 17,500 shares of Restricted Stock. Amount shown is based on closing price ($12.75) on such date.
(G) Non-qualified stock option grant on April 1, 1994, the date Mr. Salizzoni was named President and Chief Operating Officer of USAir Group and USAir.
(H) Under USAir's split dollar life insurance plan, individual life insurance coverage is available to the named officers. In 1993, USAir commenced paying the premium associated with this coverage. In 1993, 1994 and 1995, USAir paid the remainder of the premium associated with the whole life component of the coverage. If all assumptions as to life expectancy and other factors occur in accordance with projections, USAir expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued during the years indicated, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the named officers (plus the dollar value of premiums paid by USAir with respect to term life insurance): 1995 Mr.Schofield--$54,135, Mr. Salizzoni--$38,111, Mr. Lagow--$36,780, Mr. Lloyd--$25,441 and Mr. Long--$20,794; 1994--Mr.
    Schofield--$31,194; Mr. Salizzoni--$27,722; Mr. Lagow--$10,225; Mr.
    Lloyd--$18,424 and Mr. Long--

    $644; 1993--Mr. Schofield--$29,328, Mr. Salizzoni--$26,010, Mr. Lagow--
    $9,716, Mr. Lloyd--$17,291 and Mr. Long--$652. During 1993, 1994 and 1995,
    USAir made contributions to the accounts of Messrs. Schofield, Salizzoni, Lagow, Lloyd and Long in certain defined contribution pension plans in the following amounts: 1995 $35,652, $96,815, $14,630, $10,000 and $10,673,
    respectively, 1994--$43,627, $38,192, $26,000, $22,000 and $10,049,
    respectively, and 1993--$34,974, $26,212, $22,805, $18,897 and $0,
    respectively.
(I) Amount disclosed also reflects $101,246 for reimbursement of relocation expenses.
(J) Upon the commencement of his employment, USAir agreed to pay Mr. Lagow $1 million over four years, which amount was intended to compensate him for restricted stock and stock options which he forfeited when he left his former employer. The amount disclosed includes the annual installment, $250,000, of the total payment.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on the number of USAir Group options held by the named executive officers at fiscal year-end 1995. None of the officers exercised any options during 1995. The unexercised options held by one officer were in-the-money based on the fair market value of the Common Stock on December 29, 1995 ($13.25).

                                                         NUMBER OF UNEXERCISED
                                                       OPTIONS/SARS AT YEAR END
                                                                  (#)
                                                       -------------------------
     NAME                                              EXERCISABLE UNEXERCISABLE
     ----                                              ----------- -------------
     Seth E. Schofield................................   390,569           0
     Frank L. Salizzoni...............................   177,800      75,000
     W. Thomas Lagow..................................   153,211           0
     James T. Lloyd...................................   169,742           0
     John R. Long III.................................   100,722           0

                                                         VALUE OF UNEXERCISED
                                                       IN-THE-MONEY OPTIONS/SARS
                                                          AT YEAR END ($)(1)
                                                       -------------------------
     NAME                                              EXERCISABLE UNEXERCISABLE
     ----                                              ----------- -------------
     Seth E. Schofield................................  $      0     $      0
     Frank L. Salizzoni...............................  $137,500     $412,500
     W. Thomas Lagow..................................  $      0     $      0
     James T. Lloyd...................................  $      0     $      0
     John R. Long III.................................  $      0     $      0

RETIREMENT BENEFITS

  Prior to 1993, USAir's Retirement Plan (the "Retirement Plan") for its salaried employees was comprised of two qualified plans. The Retirement Plan was designed so that the two plans, when aggregated, would provide noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. The primary plan is a defined benefit plan which provides a benefit based on the factors mentioned above. The primary plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. USAir's contributions to the primary plan are not allocated to the account of any particular employee. The primary plan was frozen on December 31, 1991, and accordingly, retirement benefits payable under the plan were determinable on that date.

  The secondary plan is a target benefit defined contribution plan. The secondary plan was established in 1983 as a result of changes to the Internal Revenue Code of 1986, as amended (the "Code"), which lowered the maximum benefit payable from a defined benefit plan. In the event that the benefit produced under the primary plan formula cannot be accrued for any employee covered by such plan because of the limit on benefits payable under defined benefit plans, contributions were made on behalf of such employee to the secondary plan. Such contributions were calculated to provide the benefit produced under the formula in the primary plan in excess of such limit, to the extent permitted under the Code's limitation on the contributions to defined contribution plans. USAir's contributions to the secondary plan are allocated to individual employees' accounts. During 1995, no contributions were made to any executive officer's account. The secondary plan was also frozen on December 31, 1991.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65. The Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers participate in the Retirement Plan on the same basis as other employees of USAir.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. USAir has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by USAir. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. Messrs. Schofield, Salizzoni, Lloyd and Long are currently entitled to receive retirement benefits in excess of the limitations established by the Code.

  The following table presents the noncontributory benefits payable per year for life to employees under the Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

   FINAL
  EARNINGS
 AS DEFINED                  NONCONTRIBUTORY PENSION BASED ON YEARS OF SERVICE
   IN THE                  -----------------------------------------------------
    PLAN                            15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
 ----------                10 YEARS -------- -------- -------- -------- --------
 $100,000................  $ 19,507 $ 29,261 $ 39,014 $ 48,768 $ 53,768 $ 53,768
 $200,000................    43,507   65,261   87,014  108,768  118,768  118,768
 $300,000................    67,507  101,261  135,014  168,768  183,768  183,768
 $400,000................    91,507  137,261  183,014  228,768  248,768  248,768
 $500,000................   115,507  173,261  231,014  288,768  313,768  313,768
 $600,000................   139,507  209,261  279,014  348,768  378,768  378,768
 $700,000................   163,507  245,261  327,014  408,768  443,768  443,768
 $800,000................   187,507  281,261  375,014  468,768  508,768  508,768

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table. The credited years of service under the Retirement Plan through the date of freezing of the plan (December 31, 1991) for each of the individuals included in the Summary Compensation Table are as follows: Mr. Schofield--30 years, Mr. Salizzoni--1 year, Mr. Lagow--none, Mr. Lloyd--5 years, and Mr. Long--16 years.

  USAir has entered into agreements with Messrs. Schofield, Salizzoni, Lagow, Lloyd and Long which provide for a supplement to their retirement benefits under the Retirement Plan. This supplement is designed to provide such persons with those benefits they would have received had they been employed by USAir for the minimum number of years to be entitled to full retirement benefits under the Retirement Plan and provides for pension benefits to be calculated using their salary of record rather than the salary in effect under various salary reduction programs.

EMPLOYMENT ARRANGEMENTS WITH MESSRS. WOLF, GANGWAL AND NAGIN

  Under his employment arrangements with USAir Group, Mr. Wolf is entitled to an annual base salary of $500,000. In addition, Mr. Wolf is eligible for an annual bonus pursuant to the terms of the Executive Incentive Plan. Bonus eligibility will be based on performance criteria established by the Human Resources Committee or payable at the Committee's discretion if they believe performance and circumstances are appropriate for such payment. If Mr. Wolf achieves his target, he will receive a bonus of 50% of annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 100% of base salary.

  Mr. Wolf is entitled to an award of stock options and restricted stock, as follows: (i) 1,300,000 stock options effective January 16, 1996, at an exercise price based on the fair market value of the stock on January 16, 1996 ($12.1875) with 500,000 options vesting immediately on January 16, 1996, 575,000 options vesting on January 16, 1997, 75,000 options vesting on January 16, 1998, 75,000 options vesting on January 16, 1999, and the remaining 75,000 options vesting on January 16, 2000, and (ii) 325,000 shares of restricted stock, effective January 16, 1996, vesting ratably on the first through fourth anniversaries of the effective grant date.

  USAir Group has entered into a supplemental retirement agreement with Mr. Wolf which will provide him with a pension benefit under the formula contained in USAir's frozen defined benefit pension plan for salaried employees, on the basis that he had "deemed credited service" under the plan for all of his 29 years of service within the airline industry and without regard to certain limitations set forth in the Code. Benefits will be calculated on the assumption that Mr. Wolf's annual compensation has been and will remain at the rate of the annual base salary set forth above and the maximum bonus described above has been earned. Mr. Wolf became vested in 25% of this supplemental benefit on the date of his employment and will become incrementally vested in the remainder of this supplemental benefit ratably over a period of three years from the date of his employment. This benefit is subject to an offset for benefits payable as a result of contributions from USAir to the tax-qualified and non-qualified defined contribution retirement program for salaried employees of USAir.

  Under their employment arrangements with USAir Group, Messrs. Gangwal and Nagin are entitled to annual base salaries of $400,000 and $340,000, respectively. Upon employment, Mr. Gangwal became entitled to the purchase and assignment by USAir of an annuity with an after-tax value of $1 million and Mr. Nagin received a $275,000 signing bonus. Both Mr. Gangwal and Mr. Nagin are eligible for an annual bonus pursuant to the terms of USAir Group's Executive Incentive Plan. Bonus eligibility will be based on performance criteria to be established by the Human Resources Committee or payable at the Committee's discretion if they believe performance and circumstances are appropriate for such payment. If Mr. Gangwal and Mr. Nagin achieve their targets, they will receive a bonus of 50% and 35% of their annual base salary, respectively, which may be increased for results in excess of the target up to a maximum bonus of 100% and 70% of their base salaries, respectively. Messrs. Gangwal and Nagin are entitled to awards of 850,000 and 225,000 stock options, respectively, effective January 31, 1996, at an exercise price of $14.875 (the fair market value on January 31, 1996), with 20% of the respective options vesting immediately on such dates and an additional 20% vesting on the first through fourth anniversaries of such dates.

  Messrs. Gangwal and Nagin received 250,000 and 50,000 shares, respectively, of restricted stock, with 50,000 and 10,000 shares, respectively, vesting immediately on February 19 and 6, 1996, respectively, and 20% of each such grant vesting on the first through fourth anniversaries of such dates.

  USAir has entered into supplemental retirement agreements with Messrs. Gangwal and Nagin which will provide each with a pension benefit under the formula contained in USAir's frozen defined benefit pension plan for salaried employees, on the basis that each had "deemed credited service" under the plan accruing at the rate of: (1) five (Mr. Gangwal) or four (Mr. Nagin) years of "deemed service" for each year of actual service up through the fifth year of employment of each; and (2) one year of service for each year of actual service after five years of employment; up to a maximum of 30 years of credited service. The benefits will be calculated on actual base salary and the assumption that the maximum bonus described above has been earned. This benefit is subject to an offset for benefits payable as a result of contributions from USAir to the tax-qualified and non-qualified defined contribution retirement program for salaried employees of USAir.

  In connection with their employment arrangements, each of Messrs. Wolf, Gangwal and Nagin also received relocation assistance (and, in the case of Messrs. Gangwal and Nagin, tax reimbursement related thereto) and became entitled to reimbursement of fees for certain tax and financial planning advice. Each of Messr. Wolf's, Gangwal's and Nagin's stock options and restricted stock and benefits under the supplemental retirement agreement will vest immediately upon a change-of-control, a termination of employment without cause or upon resignation for good reason.

  USAir Group will enter into agreements substantially similar to the Employment Contracts (described below) with each of Messrs. Wolf, Gangwal and Nagin.

ARRANGEMENTS CONCERNING TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

  In connection with their respective retirements, USAir Group entered into certain arrangements with Messrs. Schofield, Salizzoni and Lloyd.

  Pursuant to an agreement approved by the Board of Directors, in consideration for his past services to USAir and for services between the date of the letter agreement and the time of his retirement, USAir agreed to provide Mr. Schofield with (i) payments required under his employment agreement with USAir Group for termination upon mutual agreement paid as if such termination was by Mr. Schofield for "good reason", (ii) a six-month consulting arrangement and (iii) supplemental pension benefits based on his salary of record, as described below.

  Upon his retirement, Mr. Schofield received an aggregate of $1,719,231 pursuant to the terms of his Employment Agreement and became entitled to receive payment for his six-month consulting arrangement at his salary rate in effect on the date of his retirement ($500,000).

  Mr. Schofield's supplemental pension benefit will be calculated as follows:
(a) the pension benefit calculated under the benefit formula set forth in the USAir Retirement Plan as if the Retirement Plan had not been frozen in 1991 and using Mr. Schofield's salary of record, rather than reduced salary, for the years 1992, 1993, 1994 and 1995, less (b) the benefits payable to Mr. Schofield in the aggregate under any qualified and non-qualified pension plans of USAir (the "Pension Plans"), to the extent such benefits are attributable to contributions made by USAir, and (c) without regard to certain limitations set forth in the Code. The supplemental benefit payable shall be unfunded and shall be paid directly from USAir's general assets.

  In connection with their resignations as executive officers effective February 19, 1996 and February 5, 1996, respectively, Mr. Salizzoni and Mr. Lloyd agreed to remain employees of USAir through March 31, 1996 and April 4, 1996, respectively, to assist their successors in transition. During the period of employment from February 19 through March 31, 1996 in the case of Mr. Salizzoni and February 5, 1996 through April 4, 1996 in the case of Mr. Lloyd, each received (or will receive) his base salary and all other compensation and benefits applicable to his previous position as a senior officer. Upon their retirements, Mr. Salizzoni received an amount equal to his base salary payable from April 1, 1996 through the remainder of the "employment period" ending on November 12, 1999 (an aggregate of $1,446,000) and Mr. Lloyd received an amount equal to his base salary payable from April 4, 1996 through the remainder of the "employment period" ending on June 29, 1999 (an aggregate of $953,077).

  USAir agreed to provide Mr. Salizzoni and Mr. Lloyd with (a) service credit,
(b) age credit, and (c) earnings credit at their respective 1996 base salary rates, through the remainder of the Employment Period under their Employment Agreements (i.e., through November 12, 1999 for Mr. Salizzoni and June 29, 1999 for Mr. Lloyd) under their respective supplemental pension arrangements. In addition, certain options held by Mr. Salizzoni lapsed and certain unvested options (with respect to 75,000 shares) vested and certain shares of restricted stock held by Mr. Lloyd were forfeited and the restrictions on certain shares of restricted stock (with respect to 5,250 shares) lapsed.

  USAir currently has employment contracts (the "Employment Contracts") with the executive officers (the "Executives") named in the Summary Compensation Table who remain employees of USAir Group. The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof or the Executive's normal retirement date and are subject to automatic one-year annual extensions on each anniversary date (to the fourth anniversary of such anniversary date) unless advance written notice is given by USAir. In exchange for each Executive's commitment to devote his or her full business efforts to USAir, the agreements provide that each Executive will be re-elected to a responsible executive position with duties substantially similar to those in effect during the prior year and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth anniversary of the change of control date or the Executive's normal retirement date.

  The Employment Contracts provide that, should USAir or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to USAir to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, USAir or its successor would be required to pay the Executive a lump sum equal to his or her annual base salary for the then remaining term of the Employment Contract, and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus, (ii) a lump sum equal to the actuarial equivalent of the pension benefits which the Executive would have received had he or she remained employed by USAir until the end of the term of the Employment Contract, (iii) medical benefits until such time as the Executive qualifies for group medical benefits from another employer, (iv) travel benefits for the Executive's life,
(v) reimbursement of reductions in salary sustained by the Executive as a result of a comprehensive cost reduction program initiated by USAir in October 1991, and (vi) continuation of certain other benefits during the remainder of the term of the Employment Contract. In addition, except under certain circumstances, during the 30-day period immediately following the first anniversary of a change of control any Executive could elect to terminate his or her Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that if USAir breaches the Employment Contract, as described above, each Executive shall be entitled to recover from USAir reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he or she would incur as a result of such payments, the Executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code.

  Currently, under USAir Group's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") and 1988 Stock Incentive Plan (the "1988 Plan," and together with the 1984 Plan, the "Plans"), pursuant to which employees of USAir Group and its subsidiaries have been awarded stock options and stock appreciation rights with respect to Common Stock and, in the case of the 1988 Plan, shares of Restricted Stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof. In addition, grantees would be able, during the 60-day period immediately following a change of control, to surrender all unexercised stock options under the Plans to USAir Group for a cash payment equal to, in the case of options not issued in tandem with stock appreciation rights, the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options or, in the case of options issued in tandem with stock appreciation rights, the positive value of such stock appreciation rights.

                         BENEFICIAL SECURITY OWNERSHIP

  USAir Group owns all the outstanding stock of USAir. The following information pertains to Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and Depositary Shares ("Depositary Shares"), each representing 1/100 of a share of USAir Group's $437.50 Series B Cumulative Convertible Preferred Stock, without par value ("Series B Preferred Stock"), beneficially owned by all directors, nominees for director and executive officers of USAir Group as of January 31, 1996. Unless indicated otherwise, the information refers to ownership of Common Stock of USAir Group. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                        NUMBER OF                    PERCENT OF
            OWNER                        SHARES                       CLASS(1)
            -----                      -----------                   ----------
     DIRECTORS
     Robert J. Ayling.................         -- (2)                    (2)
     Robert W. Bogle..................       1,500
     Edwin I. Colodny.................      84,512(3)
     Mathias J. DeVito................         700
     Rakesh Gangwal...................         -- (4)
     George J. W. Goodman.............         200 Depositary Shares     (5)
     John W. Harris...................         400
     Edward A. Horrigan, Jr. .........         500
     Robert LeBuhn....................       8,000
     Roger P. Maynard.................         -- (2)                    (2)
     John G. Medlin, Jr. .............       2,000
     Hanne M. Merriman................       1,500
     Raymond W. Smith.................         500
     Derek M. Stevens.................         -- (2)                    (2)
     Stephen M. Wolf..................         -- (6)
     EXECUTIVE OFFICERS
     Seth E. Schofield................     482,889(7)
     Frank L. Salizzoni...............     192,800(8)
     W. Thomas Lagow..................     185,711(9)
     James T. Lloyd...................     208,992(10)
     John R. Long III.................     129,539(11)
     25 directors and executive
      officers of USAir Group as a
      group........................... 1,687,872.5(12)                  2.7%

- --------
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and, in the case of Common Stock holdings, are based on shares of Common Stock outstanding on January 31, 1996.
 (2) A wholly-owned subsidiary of BA is recordholder of 30,000 or 100% of the outstanding shares of Series F Preferred Stock, 152.1 or 100% of the outstanding shares of the Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of the Series T-2 Preferred Stock pursuant to the Investment Agreement dated as of January 21, 1993 with USAir Group (as amended, the "Investment Agreement"). Messrs. Ayling, Maynard and Stevens are Chief Executive, Director of Investments and Acquisitions and Chief Financial Officer, respectively, of BA and have been designated by BA to act as directors of USAir and USAir Group pursuant to the Investment Agreement. Messrs. Ayling, Maynard and Stevens each disclaims beneficial ownership of Series F Preferred Stock and Series T Preferred Stock. See the following table for information concerning the voting power of Series F Preferred Stock and Series T Preferred Stock.
 (3) The listing of Mr. Colodny's holding includes 40,000 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options.

 (4) See "--Employment Arrangements with Messrs. Wolf, Gangwal and Nagin" for a description of Mr. Gangwal's shares of Common Stock subject to certain restrictions upon disposition ("Restricted Stock") and stock options.

 (5) Mr. Goodman's holding of Depositary Shares is convertible into 498.5 shares of Common Stock.

 (6) See "--Employment Arrangements with Messrs. Wolf, Gangwal and Nagin" for a description of Mr. Wolf's shares of Restricted Stock and stock options.

 (7) The listing of Mr. Schofield's holdings includes 390,569 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options.
 (8) The listing of Mr. Salizzoni's holdings includes 177,800 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options.
 (9) The listing of Mr. Lagow's holding includes 153,211 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options.
(10) The listing of Mr. Lloyd's holding includes 163,992 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options.
(11) The listing of Mr. Long's holding includes 96,472 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options.
(12) The listing of all directors' and officers' holdings includes, in the case of Depositary Shares, the number of shares of Common Stock into which the Depositary Shares are convertible, and also includes 1,292,893 shares of Common Stock issuable within 60 days of January 31, 1996 upon exercise of stock options and 135,500 shares of Restricted Stock.

  Effective December 31, 1995 the retirement Plan for Outside Directors of USAir Group was terminated and the value of the accrued benefits for past service was converted into units of phantom stock of the Corporation ("Deferred Stock Units") based on the average price of the stock in the month of December 1995. Set forth below are the number of Deferred Stock Units held by each director and nominee for director. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.

  The only persons known to USAir (from Company records and reports on Schedules 13D and 13G filed with the Commission which owned, as of April 26, 1996, more than 5% of USAir Group's Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock are listed below:

                                                             AMOUNT AND
                         NAME AND ADDRESS OF BENEFICIAL NATURE OF BENEFICIAL PERCENT OF
TITLE OF CLASS                       OWNER                   OWNERSHIP        CLASS(1)
- --------------           ------------------------------ -------------------- ----------
Series A Preferred
 Stock.................. Berkshire Hathaway Inc.               358,000(2)       100%(3)
                         1440 Kiewit Plaza
                         Omaha, Nebraska 68131
Series F Preferred
 Stock.................. BritAir Acquisition Corp. Inc.         30,000(4)       100%(5)
                         75-20 Astoria Blvd.
                         Jackson Heights, NY 11370
Series T Preferred
 Stock.................. BritAir Acquisition Corp. Inc.        9,919.8(6)       100%(5)
                         75-20 Astoria Blvd.
                         Jackson Heights, NY 11370
Common Stock............ Tiger Management Corp.              6,000,000         9.36%
                         101 Park Avenue, 48th Floor
                         New York, New York 10178

                                                                         AMOUNT AND
                                                                    NATURE OF BENEFICIAL PERCENT OF
TITLE OF CLASS              NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP        CLASS(1)
- --------------              ------------------------------------    -------------------- ----------
Common Stock............ FMR Corp.                                       4,147,883(7)      6.47%
                         82 Devonshire Street
                         Boston, Massachusetts 02109
Common Stock............ Waddell & Reed                                  4,766,800(8)      7.44%
                         6300 Lamar
                         Shawnee Mission, Kansas 66201
Common Stock............ The Equitable Companies Incorporated            5,657,125(9)       9.0%
                         787 Seventh Avenue
                         New York, New York 10019
Series B Preferred
 Stock.................. Ryback Management                                 427,900         10.0%
                         7711 Carondelet
                         St. Louis, Missouri 63105
Series B Preferred
 Stock.................. Global Bermuda Limited/Merced Partners, MN        408,000         9.57%
                         601 Carlson Parkway, Ste. 200
                         Minnetonka, Minnesota 55305
Series B Preferred
 Stock.................. Everest Capital Limited                           252,399         5.92%
                         Comer House
                         20 Parliament Street
                         P.O. Box HM 2458
                         Hamilton, Bermuda HMJX
Series B Preferred
 Stock.................. Soros Fund Management                             218,600         5.13%
                         888 Seventh Avenue, 32nd Flr.
                         Suite 3300
                         New York, New York 10106

- --------
(1) Represents percent of class of stock outstanding on April 26, 1996.
(2) Number of shares as to which such person has shared voting power--358,000; shared dispositive power--358,000.
(3) These shares of Series A Preferred Stock are owned directly by affiliates of Berkshire, are convertible, under certain circumstances and subject to certain antidilution adjustments, into 9,239,944 shares of Common Stock and represent approximately 10.2% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, at the meeting. A number of Rights, equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible, is also owned by this person.
(4) Number of shares as to which BA has sole voting power and sole dispositive power--30,000.
(5) BritAir Acquisition Corp. Inc. is a wholly-owned subsidiary of BA and owns Series F Preferred Stock and Series T Preferred Stock pursuant to the Investment Agreement. Series F Preferred Stock and Series T Preferred Stock are convertible, under certain circumstances on or after January 21, 1997 and subject to certain antidilution adjustments and Foreign Ownership Restrictions, into a total of 15,458,851 and 3,831,695 shares of Common Stock, respectively. Together, the Series F Preferred Stock and Series T Preferred Stock represent approximately 21.2% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, at the meeting. A number of Rights, equal to the number of shares of Common Stock into which the Series F Preferred Stock and Series T Preferred Stock are convertible, are also owned by this person. As disclosed above, three directors of the Company, Messrs. Ayling, Maynard and Stevens, have been designated by BA to act as directors of USAir and USAir Group pursuant to the Investment Agreement and disclaim beneficial ownership of Series F Preferred Stock and Series T Preferred Stock.

(6) Reflects 152.1 or 100% of the outstanding shares of Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of Series T-2 Preferred Stock. BA has sole voting power and sole dispositive power as to all these outstanding shares of Series T Preferred Stock.
(7) As set forth in a Schedule 13D amendment dated February 28, 1996, FMR beneficially owns, through Fidelity Management & Research Company ("Fidelity"), as advisor to fifteen investment companies and other funds (the "Fidelity Funds"), 6,418,794 shares (including shares issuable upon the conversion of 71,000 Depositary Shares), and through Fidelity Management Trust Company, as trustee or managing agent for various private investment accounts (the "Accounts"), 733,218 shares (including shares issuable upon the conversion of 238,500 Depositary Shares). FMR has the sole power to dispose of the shares held by the Fidelity Funds and the Accounts. The power to vote or direct the voting of the shares held by the Fidelity Funds resides within the boards of trustees of such funds. Fidelity carries out the voting of such shares under written guidelines established by such trustees. FMR has sole power to vote or direct the voting of the shares held by the Accounts.
(8) As set forth in a Schedule 13G dated February 14, 1996, as of December 31, 1995, Waddell & Reed Investment Management Company has sole voting power and sole dispositive power over 3,880,300 of these shares. Each of Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc., United Investors Management Company, Liberty National Life Insurance Company and Torchmark Corporation claims sole voting and dispositive power over 5,385,301 shares.
(9) As set forth in a Schedule 13G dated February 9, 1996, as of December 31, 1995, the Equitable Life Assurance Society of the United States has sole voting power and sole dispositive power over 1,379,300 of these shares and Alliance Capital Management L.P. has sole voting power and sole dispositive power over 4,277,825 of these shares. Each of the Equitable Life Assurance Society of the United States and Alliance Capital Management L.P. is an indirect subsidiary of The Equitable Companies Incorporated.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Old Notes were originally issued and sold on February 16, 1996 to the Initial Purchasers (as defined in the Collateral Agency Agreement) who resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). In connection with the sale of the Old Notes, USAir and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which, USAir agreed to file with the Commission a registration statement relating to an exchange offer pursuant to which new notes covered by such registration statement and containing terms identical in all respects to the terms of the Old Notes would be offered in exchange for Old Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit USAir to effect such an exchange offer, USAir agreed, at its cost, to file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement") and use best efforts to have such Shelf Registration Statement declared effective and kept effective for a period of three years from the effective date thereof.

  The purpose of the Exchange Offer is to fulfill the Company's obligations with respect to the Registration Rights Agreement. Except as otherwise noted herein, this Prospectus may not be used by any holder of the Old Notes or any holder of the New Notes to satisfy the registration and prospectus delivery requirements under the Securities Act that may apply in connection with any resale of such Old Notes or New Notes. See "--Terms of the Exchange" below.

TERMS OF THE EXCHANGE

  The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of New Class A Notes for each $1,000 in principal amount of Old Class A Notes, $1,000 in principal amount of New Class B Notes for each $1,000 in principal amount of Old Class B Notes and $1,000 in principal amount of New Class C Notes for each $1,000 in principal amount of Old Class C Notes. The terms of the New Notes are identical in all respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the applicable Indenture. See "Description of the Notes".

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

  USAir has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, USAir believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of USAir within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

  Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered.

  Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on    , 1996, unless USAir in its
sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by USAir, shall expire. USAir reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to Wilmington Trust Company (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

  The Exchange Date will be the first business day following the Expiration Date. USAir expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by USAir and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes. Unless the Company terminates or extends the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, USAir will exchange the New Notes for the Old Notes on the Exchange Date.

HOW TO TENDER

  The tender to USAir of Old Notes by a Noteholder pursuant to one of the procedures set forth below will constitute an agreement between such holder and USAir in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  A Noteholder may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

  If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to USAir and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing, an "Eligible Institution"). If the New Notes are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

  The method of delivery of Old Notes and all other documents is at the election and risk of the Noteholder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

  The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's accounts with respect to the Old Notes at the book entry transfer facility in accordance with the book entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  If a Noteholder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent with the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), USAir may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  A tender will be deemed to have been received as of the date when (i) the tendering Noteholder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram, or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by USAir, whose determination will be final and binding. USAir reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of USAir, be unlawful. USAir also reserves the absolute right to waive any condition to the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of USAir, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to USAir and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, USAir will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or USAir to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by USAir and the issuance of New Notes in exchange therefor shall constitute performance in full by USAir of its obligations under the Registration Rights Agreement and that USAir shall have no further obligations or liabilities thereunder. All authority conferred by Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

  The Transferor certifies that it is not an "affiliate" of USAir within the meaning of Rule 405 under the Securities Act and that it is acquiring the New Notes offered herein in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such New Notes. Each transferor which is a broker-dealer receiving New Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. USAir will, for a period of 90 days after the Expiration Date, make this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

  Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered holder of such Old Notes, and must be signed by the Noteholder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to USAir that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. Any questions as to the validity of notice of withdrawals, including time of receipt, will be determined by USAir, and such will be final and binding on all parties.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and issuance of the New Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if USAir has given oral or written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving New Notes from USAir and causing Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes. Tendered Old Notes not accepted for exchange by USAir will be returned without expense to the tendering Noteholders promptly following the Expiration Date or, USAir terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to accept for exchange or exchange Old Notes for New Notes and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to any appropriate news agency), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events shall occur, which occurrence, in the sole judgment of the Company and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such event, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange or such exchange:

    (i) any injunction, order, or decree shall have been issued by any court or governmental agency or other governmental regulatory or administrative agency or commission of competent jurisdiction that would be violated by
  (ii) any statute, rule or regulation (including, without limitation, any applicable interpretation of the Staff of the Commission) shall be enacted, promulgated or deemed applicable to the Exchange Offer by any domestic or foreign government or governmental authority or any action shall have been taken, proposed or threatened by any domestic or foreign government or governmental authority that would be violated by the Exchange Offer.


  The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions. In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

  The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

  Wilmington Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed as follows: By Hand, Overnight Courier or Mail: Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890, Attention: David A. Vanaskey, Jr., Corporate Trust Administration.

SOLICITATION OF TENDERS; EXPENSES

  USAir has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. USAir will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. USAir will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

  No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by USAir. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of USAir since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, USAir may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of USAir by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Noteholders are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange offer, USAir will have fulfilled a covenant contained in the Registration Rights Agreement. Noteholders who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indentures, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of the Notes". All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indentures. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

  USAir may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. USAir has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

                           DESCRIPTION OF THE NOTES

  The following summaries of certain provisions of the Notes, the Indentures, the Collateral Agency Agreement, the Liquidity Agreements and the Registration Rights Agreement do not purport to be complete and are subject to reference to the specific provisions thereof. Copies of the foregoing documents have been filed with the Commission as exhibits to the Exchange Offer Registration Statement.

PAYMENT OF PRINCIPAL AND INTEREST

  The outstanding principal amount of each class of Notes will be due and payable on the Legal Maturity Date. Based upon the expected principal payments described below, it is expected that the principal amount of the Notes will have been paid in full on or prior to April 15, 2008. Interest on each Note will accrue from February 16, 1996 or the most recent date to which interest has been paid or provided for and will be payable on each Interest Payment Date. Payments of principal of the Notes are expected to be made on each Principal Payment Date. Payments by USAir of principal of and interest and premium, if any, on the Notes will be made by wire transfer in immediately available funds to the Collateral Agent. If any Payment Date is not a Business Day, payments to be made on such Payment Date will be made on the next Business Day, without additional interest.

  Except as provided in the applicable Indenture or in the Collateral Agency Agreement, all payments to be made by USAir, including all payments in respect of principal, interest, premium, Events of Loss and redemptions of the Notes, are payable to the Collateral Agent for application in accordance with the Collateral Agency Agreement. All payments on the Notes will be made in the order of priority described below under "--Priority of Distributions."

PRINCIPAL AMORTIZATION OF CLASS A, CLASS B AND CLASS C NOTES

  Principal of the Notes of each Class will be due and payable on the applicable Legal Maturity Date, although it is expected that payments of principal will be made prior to such date on the dates and in the amounts set forth below (to the extent that the Collateral Agent receives funds therefor from USAir):

                                                       CLASS A
        EXPECTED                                        NOTES     CLASS A NOTES
       PRINCIPAL                                      PRINCIPAL   EXPECTED POOL
      PAYMENT DATE                                     PAYMENTS      FACTOR
      ------------                                   ------------ -------------
     April 15, 1996................................. $          0   1.0000000
     October 15, 1996...............................    3,697,000   0.9740379
     April 15, 1997.................................    1,691,500   0.9621594
     October 15, 1997...............................    1,691,500   0.9502809
     April 15, 1998.................................    1,522,350   0.9395902
     October 15, 1998...............................    1,522,350   0.9288996
     April 15, 1999.................................    1,379,890   0.9192093
     October 15, 1999...............................    1,379,890   0.9095191
     April 15, 2000.................................    1,011,840   0.9024135
     October 15, 2000...............................    1,011,840   0.8953079
     April 15, 2001.................................      834,663   0.8894465
     October 15, 2001...............................    1,660,300   0.8777871
     April 15, 2002.................................    1,154,304   0.8696810
     October 15, 2002...............................      861,775   0.8636292
     April 15, 2003.................................    2,353,758   0.8471000
     October 15, 2003...............................    1,341,440   0.8376798
     April 15, 2004.................................    5,650,400   0.7980000
     October 15, 2004...............................    3,281,400   0.7749565
     April 15, 2005.................................    6,430,280   0.7298000
     October 15, 2005...............................    7,115,916   0.6798287
     April 15, 2006.................................    7,950,004   0.6240000
     October 15, 2006...............................    9,052,800   0.5604270
     April 15, 2007.................................    6,650,400   0.5137247
     October 15, 2007...............................    9,506,400   0.4469663
     April 15, 2008.................................   63,648,000   0.0000000
                                                     ------------
                                                     $142,400,000
                                                     ============

                                                        CLASS B
                                                         NOTES
        EXPECTED                                       EXPECTED   CLASS B NOTES
       PRINCIPAL                                       PRINCIPAL  EXPECTED POOL
      PAYMENT DATE                                     PAYMENTS      FACTOR
      ------------                                    ----------- -------------
     April 15, 1996.................................. $         0   1.0000000
     October 15, 1996................................   1,422,722   0.9740379
     April 15, 1997..................................     650,942   0.9621594
     October 15, 1997................................     650,942   0.9502809
     April 15, 1998..................................     585,848   0.9395902
     October 15, 1998................................     585,848   0.9288996
     April 15, 1999..................................     531,025   0.9192093
     October 15, 1999................................     531,025   0.9095191
     April 15, 2000..................................     389,388   0.9024135
     October 15, 2000................................     389,388   0.8953079
     April 15, 2001..................................     321,205   0.8894465
     October 15, 2001................................     638,936   0.8777871
     April 15, 2002..................................     444,212   0.8696810
     October 15, 2002................................     331,638   0.8636292
     April 15, 2003..................................     905,800   0.8471000
     October 15, 2003................................     516,228   0.8376798
     April 15, 2004..................................   2,174,452   0.7980000
     October 15, 2004................................   1,262,786   0.7749565
     April 15, 2005..................................   2,474,574   0.7298000
     October 15, 2005................................   2,738,428   0.6798287
     April 15, 2006..................................   3,059,412   0.6240000
     October 15, 2006................................   3,483,802   0.5604270
     April 15, 2007..................................   2,559,283   0.5137247
     October 15, 2007................................   3,658,362   0.4469663
     April 15, 2008..................................  24,493,754   0.0000000
                                                      -----------
                                                      $54,800,000
                                                      ===========

                                                        CLASS C
                                                         NOTES
        EXPECTED                                       EXPECTED   CLASS C NOTES
       PRINCIPAL                                       PRINCIPAL  EXPECTED POOL
      PAYMENT DATE                                     PAYMENTS      FACTOR
      ------------                                    ----------- -------------
     April 15, 1996.................................. $         0   1.0000000
     October 15, 1996................................   1,708,305   0.9740379
     April 15, 1997..................................     781,606   0.9621594
     October 15, 1997................................     781,606   0.9502809
     April 15, 1998..................................     703,445   0.9395902
     October 15, 1998................................     703,445   0.9288996
     April 15, 1999..................................     637,618   0.9192093
     October 15, 1999................................     637,618   0.9095191
     April 15, 2000..................................     467,550   0.9024135
     October 15, 2000................................     467,550   0.8953079
     April 15, 2001..................................     385,680   0.8894465
     October 15, 2001................................     767,189   0.8777871
     April 15, 2002..................................     533,379   0.8696810
     October 15, 2002................................     398,208   0.8636292
     April 15, 2003..................................   1,087,621   0.8471000
     October 15, 2003................................     619,851   0.8376798
     April 15, 2004..................................   2,610,929   0.7980000
     October 15, 2004................................   1,516,265   0.7749565
     April 15, 2005..................................   2,971,295   0.7298000
     October 15, 2005................................   3,288,113   0.6798287
     April 15, 2006..................................   3,673,527   0.6240000
     October 15, 2006................................   4,183,106   0.5604270
     April 15, 2007..................................   3,073,008   0.5137247
     October 15, 2007................................   4,392,704   0.4469663
     April 15, 2008..................................  29,410,382   0.0000000
                                                      -----------
                                                      $65,800,000
                                                      ===========

RATINGS OF THE OLD NOTES

  At the time of issuance, the Old Class A Notes were rated A2 by Moody's and A+ by S&P, the Old Class B Notes were rated Baa1 by Moody's and A- by S&P and the Old Class C Notes were rated Ba2 by Moody's and BBB- by S&P. The ratings of the Notes address the likelihood of the timely payment of interest on and the ultimate repayment of principal of the Notes. The ratings of the Notes were based primarily on the collateral value of the Aircraft, the availability of the Liquidity Facilities, the subordination provisions described herein, the protections afforded creditors under Section 1110 of the Bankruptcy Code and the ability of USAir to make expected payments of principal of and interest on the Notes. Ratings of Notes are not a recommendation to purchase, hold or sell Notes and do not comment as to market price or suitability for a particular investor. There is no assurance that the ratings of any Class of Notes will remain for any given period of time or that such ratings will not be lowered or withdrawn entirely by either rating agency. In the event that the rating initially assigned to any Note is subsequently lowered for any reason, there is no obligation for USAir to provide any additional credit enhancement. The reduction, suspension or withdrawal of the ratings of the Notes will not, in and of itself, constitute a Collateral Access Event.

REDEMPTION

  Upon 30 days' written notice to the Collateral Agent and the applicable Indenture Trustee, USAir may redeem, in whole or from time to time in part, any Class of Notes at a redemption price equal to the outstanding principal amount of such Class together with premium, if any, and accrued interest thereon if, on the redemption date, there is no Event of Loss with respect to an Aircraft and no Collateral Access Event has occurred and is continuing. Each partial redemption shall be effected by a pro rata reduction of the remaining principal payments of the Class of Notes being redeemed. The redemption price of any Notes redeemed before February 20, 2006 will include a Make Whole Premium. Thereafter, the Notes shall be redeemable at par.

  "Make Whole Premium" means, with respect to any Note (or portion thereof), the amount (as determined by an independent investment banker) by which (a) the present value of the remaining expected payments of principal and interest to the Final Expected Payment Date of such Note (or portion thereof) computed by discounting such payments on a semiannual basis on each Interest Payment Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield exceeds (b) the outstanding principal amount of such Note (or portion thereof) plus accrued interest.

  For purposes of determining the Make Whole Premium, "Treasury Yield" means, at the time of determination with respect to any Note (or portion thereof), the interest rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Note (or portion thereof), as defined below, and trading in the public securities markets either as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Note (or portion thereof) and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Note (or portion thereof), in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Note (or portion thereof) is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make Whole Premium shall be the third Business Day prior to the applicable Redemption Date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable Redemption Date.

  The "Average Life Date" for any Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life. The "Remaining Weighted Average Life" on a given date with respect to any Note shall be the number of days which is equal to the quotient obtained by dividing
(a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining expected payment of principal of such Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is expected to be made by (b) the then outstanding principal amount of such Note.

  Following an Event of Loss and so long as no Collateral Access Event has occurred and is continuing, Notes of every Class shall be redeemed, at par plus accrued interest, in a pro rata amount (based upon the ratio borne by the initial Appraised Value of the Aircraft subject to such Event of Loss to the initial Aggregate Appraised Value) resulting from such Event of Loss.

  All amounts paid to any Class of Notes in connection with any partial redemption shall be applied (i) to each Note within each Class pro rata in accordance with the then outstanding principal amount thereof and (ii) pro rata to each of the then unpaid installments of principal of such Notes expected to be paid on each Principal Payment Date.

  Prior to any redemption (whether optional or after an Event of Loss), all amounts (if any) then owing to the Liquidity Providers shall be paid in full. If a Collateral Access Event has occurred and is continuing, the proceeds may be subject to distribution as provided in the second paragraph of "--Priority of Distributions."

SUBSTITUTION OF COLLATERAL

  On five days' notice to the Collateral Agent and so long as, on the date of substitution, no Collateral Access Event has occurred and is continuing, USAir shall have the option to replace one or more Aircraft as Collateral under the Collateral Agency Agreement by substituting either cash or United States Treasury obligations (the "Alternative Collateral") for such replaced Aircraft, provided that the ratings of the Notes at such time are affirmed or raised by S&P and Moody's after taking into account such substitution. Upon any such substitution, the Alternative Collateral shall be deemed to be Collateral under the Collateral Agency Agreement. The amount of Alternative Collateral to be substituted for each Aircraft shall be equal to (i) an amount sufficient to pay expected principal, interest and Make Whole Premium until the Final Expected Payment Date of the Notes (or redemption date, if applicable), divided by (ii) the quotient obtained by dividing (x) the sum of the initial Appraised Values of the Aircraft then comprising the Collateral by
(y) the initial Appraised Value of the Aircraft for which the Alternative Collateral is being substituted.

LIQUIDITY FACILITIES

  USAir has entered into three separate Liquidity Agreements (one for each Class of Notes) with a Liquidity Provider pursuant to which such Liquidity Provider has agreed to make advances from time to time in an aggregate outstanding amount not to exceed three times the amount of interest due on the respective class of Notes on the next Interest Payment Date. Except as otherwise provided below, the Liquidity Facilities will enable the Collateral Agent to request Interest Advances on the fifth day following any Interest Payment Date in an amount sufficient to pay interest due on such Interest Payment Date on the applicable Class of Notes to the extent that the amount, if any, received by the Collateral Agent on or prior to such fifth day from USAir is not sufficient to pay such interest. The amounts initially available under the Class A, the Class B and the Class C Liquidity Facilities was $14,439,360, $6,165,000 and $8,813,910, respectively. Each Interest Advance by a Liquidity Provider under the applicable Liquidity Facility will reduce pro tanto the amount available to be advanced under such Liquidity Facility, until such Interest Advance is repaid by USAir thereunder. The available amount of the Liquidity Facility for each Class of Notes will be automatically reduced following a payment of principal of the Notes of such Class to an amount equal to three times the next interest payment due on such Class of Notes.

  The Collateral Agency Agreement provides that if at any time the short-term unsecured debt obligations of a Liquidity Provider are then revised to a rating lower than A-1 by S&P or lower than P-1 by Moody's, such Liquidity Provider must be replaced by a new liquidity provider whose short-term unsecured debt obligations are rated at least A-1 by S&P and P-1 by Moody's. In the event that any such Liquidity Facility is not replaced within 30 days of such downgrading and as otherwise provided in the Collateral Agency Agreement, the Collateral Agent shall request a Downgrade Advance in an amount equal to all available amounts under such Liquidity Facility and shall hold the proceeds thereof in the Cash Collateral Account for the same purposes and under the same circumstances as Interest Advances under the Liquidity Facility are to be used.

  The Collateral Agency Agreement will also provide for the replacement of each Liquidity Facility (other than a Liquidity Facility that expires no earlier than 15 days after the Legal Maturity Date of the applicable Class of Notes) in the event that it is not extended at least 30 days prior to its then scheduled expiration. In the event a Liquidity Facility is not so extended or replaced within 30 days prior to its then scheduled expiration date, the Collateral Agent shall request a Non-Extension Advance in an amount equal to all available amounts thereunder and hold the proceeds thereof in the Cash Collateral Account to be used for the same purposes and under the same circumstances as Interest Advances under the Liquidity Facilities are to be used.

  Each of the Liquidity Facilities provides that the Liquidity Provider's obligations thereunder will expire on the earliest of (i) February 14, 1997;
(ii) the date on which such Liquidity Provider is provided with certification from the Collateral Agent that all of the Notes of such Class shall have been paid in full; (iii) the date on which the applicable Liquidity Provider is provided with certification from the Collateral Agent that a replacement liquidity facility has been substituted for the applicable Liquidity Facility; and (iv) the date on which no amount is, or may become, available for borrowing under such Liquidity Facility, due to unreimbursed utilization thereof in accordance with the terms of such Liquidity Facility. Each Liquidity Facility provides that the scheduled expiration thereof may be extended, by agreement of the applicable Liquidity Provider and USAir, for additional periods of 364 days.

  Any replacement liquidity facility shall be an irrevocable liquidity facility for the same amount and in substantially the form of the Liquidity Facility being replaced thereby, or in such other form as shall permit Moody's and S&P to confirm their respective ratings of the Notes (before downgrading of such ratings, if any, as a result of a downgrading of a Liquidity Provider). The short-term unsecured debt of any replacement liquidity provider will be rated not lower than the above-described minimums for the Liquidity Facilities.

  Upon payment by a Liquidity Provider of the amount specified in any borrowing under a Liquidity Facility, such Liquidity Provider will be fully discharged of its obligations under the Liquidity Facility with respect to such advance and will not thereafter be obligated to make any further payments under such Liquidity Facility in respect of such advance to the Collateral Agent or any other person or entity who makes a demand for payment in respect of interest on the Notes.

  In the event of an acceleration of any Class of Notes, the Liquidity Provider for such Class of Notes shall advance the entire available amount under such Liquidity Agreement as an Acceleration Advance. The proceeds of an Acceleration Advance shall be held in the Cash Collateral Account as cash collateral to be used for the same purposes and under the same circumstances as Interest Advances under such Liquidity Facility are to be used.

  Amounts borrowed under a Liquidity Facility as an Interest Advance or Acceleration Advance will accrue interest at a rate equal to the sum of (i) 2.00% per annum and (ii) an interest rate determined on a daily basis pursuant to the terms of such Liquidity Facility or, at the option of USAir upon an Interest Advance, LIBOR, until repaid as specified therein. Amounts borrowed under a Liquidity Facility as a Downgrade Advance or a Non-Extension Advance will, until applied by the Collateral Agent in payment of interest due but unpaid on the applicable Notes, bear interest at a rate equal to LIBOR or, if greater, at a rate equivalent to the investment yield earned thereon while on deposit in the Cash Collateral Account. Any amounts in the Cash Collateral Account that are applied in payment of interest due but unpaid on the applicable Notes will, upon being so applied, bear interest until repaid at the rate described in the first sentence of this paragraph.

  The right of the Liquidity Providers to be repaid for Interest Advances and, following an acceleration of the Notes, Downgrade Advances, Non-Extension Advances and Acceleration Advances will rank senior in right of payment and distributions to the Notes, except to the extent described under "Priority of Distributions."

  The Liquidity Facilities are intended to enhance the likelihood of timely receipt by the Noteholders of the full amount of interest due on the Notes. The Liquidity Facilities will not provide protection against risks of loss with respect to the Collateral and will not provide for payment of any principal of or premium on the Notes, or more than three times the amount of interest due on the Notes on the next Interest Payment Date. If interest payment defaults occur which exceed the amount covered by or available under the Liquidity Facilities or the Cash Collateral Account, Noteholders will bear their allocable share of the deficiencies to the extent that there are no other sources of funds (including proceeds arising from the exercise of remedies under the Collateral Agency Agreement) and would need to pursue other remedies against USAir.

LIQUIDITY PROVIDER

  Westdeutsche Landesbank Girozentrale ("WestLB"), provides commercial and investment banking services regionally, nationally and internationally to public, corporate and bank customers. WestLB is the largest of the German State Banks and, on the basis of total assets at December 31, 1994, was the third largest bank in Germany. At December 31, 1994, WestLB had total assets of approximately DM 276.3 billion ($178.4 billion).

  WestLB New York is licensed and subject to supervision and regulation by the Superintendent of Banks of the State of New York. WestLB New York is examined by the New York State Banking Department and is subject to banking laws and regulations applicable to a foreign bank that operates a New York branch.

COLLATERAL

  Under the Collateral Agency Agreement, USAir's obligations to the Noteholders and to the Liquidity Providers is secured by a security interest in, among other things, (i) each of the Aircraft; (ii) all insurance and requisition proceeds and other similar payments with respect to each of the Aircraft; (iii) all monies and securities deposited or required to be deposited with the Collateral Agent; (iv) the purchase agreements and related documentation to the extent assignable for each of the Aircraft; (v) all logs, records and data relating to the Aircraft; and (vi) all proceeds of the foregoing. See "Description of the Aircraft and Appraisals" and "--Collateral Agency Agreement."

REGISTRATION

  USAir is required, except under certain circumstances, to keep the Aircraft registered under the provisions of the Act, and to record the Collateral Agency Agreement at the FAA registry or the aircraft registry of other Aeronautics Authorities. The Collateral Agency Agreement was filed at the FAA on February 16, 1996. Such recordation of the Collateral Agency Agreement and certain other documents (including supplements to the Collateral Agency Agreement) afforded the Collateral Agent a perfected first priority security interest in each of the Aircraft whenever any such Aircraft is located in the United States or any of its territories and possessions and, with certain exceptions, in those jurisdictions that have ratified or adhered to the Convention on the International Recognition of Rights in Aircraft (the "Convention"). There are no general geographical restrictions on the operation of the Aircraft by USAir (or by any lessee of USAir). Although USAir has no current intention to do so, USAir will also have the right, subject to certain conditions, to register, at its own expense, any of the Aircraft in certain countries other than the United States. Prior to any such change in the jurisdiction of registry, the Collateral Agent shall have received an opinion of counsel to the effect that (i) the laws of the new country of registration will recognize USAir's right of ownership and repossession and will give effect to the security interest in the Aircraft created by the Collateral Agency Agreement and (ii) the right to repossession by the Collateral Agent upon the exercise of remedies is valid under the laws of the country of registration. In addition, subject to certain limitations, the Aircraft may also be operated by persons other than USAir under lease or interchange arrangements with USAir in countries that are not parties to the Convention. In the case of a Collateral Access Event, the ability of the Collateral Agent to realize upon its security interest in any such Aircraft could be adversely affected as a legal or practical matter if such Aircraft is registered or located outside the United States. See "--Collateral Agency Agreement-- Registration, Leasing and Possession." The extent to which the Collateral Agent's security interest would be recognized in an Aircraft located in a country that is not a party to the Convention, and the extent to which such security interest would be recognized in a jurisdiction adhering to the Convention (including the United States) if such Aircraft is registered in a jurisdiction not a party to the Convention, is uncertain. Certain jurisdictions may not accord recognition to, or recognize the priority of, the Collateral Agency Agreement or may have no specific laws providing for the creation, recognition or registration of mortgages over aircraft such as the Collateral Agency Agreement, or may accord higher priority to certain other liens or other third party rights over the Aircraft. See "Risk Factors-- Foreclosure."

INTERCREDITOR RIGHTS

  At any time, only the Controlling Party may direct and control the exercise of remedies in respect of the Collateral. Such control will include the ability to direct the Collateral Agent or applicable Indenture Trustee as to when and in what manner to exercise remedies under the applicable Indenture or the Collateral Agency Agreement, including the remedy of foreclosing on the Collateral, for the benefit of the Noteholders or the Liquidity Providers. The New Class A Indenture Trustee will be the Controlling Party until all amounts outstanding and owing in respect of the New Class A Notes and any Old Class A Notes shall have been paid in full, whereupon the Class B Indenture Trustee shall be the Controlling Party until all amounts outstanding and owing in respect of the New Class B Notes and any Old Class B Notes shall have been paid in full, whereupon the Class C Indenture Trustee will be the Controlling Party. Notwithstanding the foregoing, if none of the Indenture Trustees acting as Controlling Party has taken action to exercise remedies in respect of the Collateral within 24 months following the earlier of the acceleration of the Notes and the unreimbursed utilization of the entire available amount under any of the Liquidity Facilities, the Liquidity Provider for the New Class A Notes shall thereupon become the Controlling Party for all purposes under the Collateral Agency Agreement until all amounts outstanding in respect of the Liquidity Facility for the New Class A Notes and any Old Class A Notes shall have been paid in full, whereupon the Liquidity Provider for the New Class B Notes shall become the Controlling Party until all amounts outstanding in respect of the Liquidity Facility for the New Class B Notes and any Old Class B Notes shall have been paid in full, whereupon the Liquidity Provider for the New Class C Notes shall become the Controlling Party until all amounts outstanding in respect of the Liquidity Facility for the New Class C Notes and any Old Class C Notes shall have been paid in full, whereupon the Controlling Party shall be the appropriate Indenture Trustee.

  For a period of nine months after the acceleration of the Notes, without the consent of the holders of a majority of the aggregate unpaid principal amount of each Class, if the Indenture Trustee for such Class is not the Controlling Party, no Aircraft may be sold if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft.

PRIORITY OF DISTRIBUTIONS

  Amounts received by the Collateral Agent from USAir shall be promptly distributed on each Payment Date in the following order or priority:

    (i) such payments as shall be required to pay all accrued and unpaid fees owed to the Liquidity Providers; (ii) such payments as shall be required to pay in full the aggregate amount of interest accrued under the Liquidity Agreements; (iii) such payments as shall be required to reimburse the Liquidity Providers for any Interest Advances or, if applicable, to replenish the Cash Collateral Account up to their maximum required amounts;
  (iv) such payments as shall be required to pay in full the amount of interest then due on or in respect of the New Class A Notes and any Old Class A Notes and the amount of principal expected to be paid in respect of the New Class A Notes and any Old Class A Notes; (v) such payments as shall be required to pay in full the amount of interest then due on or in respect of the New Class B Notes and any Old Class B Notes and the amount of principal expected to be paid in respect of the New Class B Notes and any Old Class B Notes; (vi) such payments as shall be required to pay in full the amount of interest then due on or in respect of the New Class C Notes and any Old Class C Notes and the amount of principal expected to be paid in respect of the New Class C Notes and any Old Class C Notes; (vii) such payments as shall be required to pay in full the aggregate unpaid amounts of fees and expenses then payable to the Collateral Agent and each Indenture Trustee pursuant to the terms of the Collateral Agency Agreement and the applicable Indenture, as the case may be; and (viii) the balance, if any, to USAir.

  Amounts held or received by the Collateral Agent after the Collateral Agent shall have received a Notice of Acceleration shall be promptly distributed in the following order of priority:

    (i) such payments as shall be required to reimburse the Collateral Agent for any tax, expense, charge or other loss incurred by the Collateral Agent in its capacity as such; (ii) such payment as shall be required to pay all accrued and unpaid fees owed to the Liquidity Providers; (iii) such payment as shall be required to pay in full the aggregate amount of interest owed to the Liquidity Providers; (iv) such payments as shall be required to pay in full all other amounts owed under the Liquidity Agreements; (v) such payments as shall be required to reimburse (a) the Indenture Trustees for any tax, expense, charge or other loss incurred by the Indenture Trustees in their capacity as such and (b) the Noteholders for certain payments owed under the Indenture; (vi) such payments as shall be required to pay in full the aggregate amount of fees and expenses payable to the Collateral Agent and each Indenture Trustee pursuant to the terms of the Collateral Agency Agreement and the Indentures, other than those amounts referred to under
  (i) and (v) above; (vii) such payments as shall be required to pay in full the aggregate amount of all accrued and unpaid interest on the New Class A Notes and any Old Class A Notes and then to pay in full the aggregate outstanding principal of the New Class A Notes and any Old Class A Notes and all other amounts due and owing to the Class A

  Noteholders; (viii) such payments as shall be required to pay in full the aggregate amount of all accrued and unpaid interest on the New Class B Notes and any Old Class B Notes and then to pay in full the aggregate outstanding principal of the New Class B Notes and any Old Class B Notes and all other amounts due and owing to the Class B Noteholders; and (ix) such payments as shall be required to pay in full the aggregate amount of all accrued and unpaid interest on the New Class C Notes and to pay in full the aggregate outstanding principal of the New Class C Notes and any Old Class C Notes and to pay in full the aggregate outstanding principal of the New Class C Notes and any Old Class C Notes and all other amounts due and owing to the Class C Noteholders. The balance, if any, shall be distributed to USAir.

  Interest Advances under the Liquidity Facilities and withdrawals from the Cash Collateral Account in respect of interest on the Notes will be distributed to the Noteholders notwithstanding the priority of distributions set forth above and otherwise described herein.

  Under certain circumstances, USAir shall have the right to redeem all or a portion of any Class of Notes without giving effect to the above-described priority of distributions. Upon the occurrence of an Event of Loss, Notes of each Class shall, except under certain circumstances, be redeemed on a pro rata basis. See "--Redemption."

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  USAir will be prohibited from consolidating with or merging into any other corporation or conveying, transferring or leasing substantially all its assets as an entirety to any corporation or person, unless, among other things, (i) such corporation or person is a U.S. citizen and a U.S. certificated air carrier within the meaning of the Act; (ii) such corporation or person assumes the due and punctual performance and observance of each agreement and condition of the Operative Documents to be performed or observed by USAir;
(iii) no Collateral Access Event would arise as a result of such transaction; and (iv) USAir shall have delivered to the Collateral Agent an opinion of counsel concerning certain matters. There are no provisions in the Indentures, Collateral Agency Agreement or other documents that would afford the Noteholders additional protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change of control of USAir.

COLLATERAL ACCESS EVENTS

  Collateral Access Events under each Indenture include: (a) the failure by USAir to make an expected payment of principal or any payment of interest or premium when due, and the continuation of such failure unremedied for 15 days,
(b) the failure to procure and maintain property and liability insurance in accordance with the provisions of the Collateral Agency Agreement and the continuation of such failure, in the case of maintenance of such insurance, until the earlier of (i) 30 days after notice to USAir or the Collateral Agent that such insurance is subject to lapse or cancellation or (ii) the date such lapse or cancellation is effective as to the Collateral Agent, (c) operation of the Aircraft after receipt of notice that the insurance required by the Collateral Agency Agreement has been canceled, (d) the failure by USAir to perform any covenants contained in the Collateral Agency Agreement and the continuation of such failure for a period of 30 days after notice to USAir by the Indenture Trustee or by holders of 25% of outstanding Notes under such Indenture, unless such failure is curable and USAir is diligently proceeding to correct such failure and shall in fact correct such failure within 180 days after delivery of such notice, (e) any representation or warranty made by USAir in any Indenture, the Collateral Agency Agreement or any Liquidity Agreement or in any document or certificate furnished to the Collateral Agent, an Indenture Trustee or the Noteholders under such Indenture shall be incorrect in any material respect as of the date made and shall be material at the time of determination and shall not have been remedied within 30 days after notice has been given to USAir by the Indenture Trustee or holders of 25% of outstanding Notes under such Indenture, (f) the occurrence of certain events of bankruptcy, reorganization or insolvency of USAir and (g) a Collateral Access Event under any other Indenture.


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

EVENTS OF DEFAULT

  Events of Default under each Indenture are (i) the failure to pay the principal outstanding on the relevant Class of Notes on the Legal Maturity Date thereof and the continuation of such failure for 15 days and (ii) the failure to pay interest on any Interest Payment Date on such Class of Notes and the continuation of such failure unremedied for 15 days (unless the Collateral Agent shall have borrowed an Interest Advance with respect thereto).

REMEDIES

  Each Indenture provides that upon the occurrence and during the continuance of any Collateral Access Event under such Indenture, the applicable Indenture Trustee may, or upon the instruction of the holders of a majority in aggregate principal amount of the relevant Class of Notes shall, declare the unpaid principal of all of the Notes of such Class outstanding at such date to be immediately due and payable, together with all accrued but unpaid interest thereon and all other amounts due in respect thereof (such declaration being an "acceleration" of the relevant Class of Notes). Each Indenture provides that upon any acceleration of either of the other Classes of Notes, the Notes issued under such Indenture shall be automatically accelerated. The Collateral Agency Agreement provides that upon the Collateral Agent's receipt of a Notice of Acceleration the Collateral Agent shall, upon the direction of the Controlling Party, exercise such remedies available to it under applicable law, including any of the remedies of a secured party under applicable law or otherwise provided in the applicable Indenture, as may be directed by the Controlling Party.

  Section 1110 of the Bankruptcy Code provides, among other things, that the right of a holder of a security interest in aircraft first placed in service after October 22, 1994 (such as the Aircraft) granted by a person that is a citizen of the United States holding an air carrier operating certificate, such as USAir, to repossess such aircraft in compliance with the terms of the security agreement is not affected in a Chapter 11 bankruptcy reorganization case with respect to such person by the automatic stay provisions of the Bankruptcy Code or any power of the bankruptcy court to enjoin such repossession unless, within 60 days after commencement of the case, the debtor agrees, with the court's approval, to perform obligations under the security agreement and cures all outstanding defaults, including Collateral Access Events, other than defaults, including Collateral Access Events, relating to financial condition or bankruptcy. USAir has been advised by Fulbright & Jaworski L.L.P. that, in the opinion of such counsel, the Collateral Agent, for the benefit of the Noteholders, would be entitled to the benefits of
Section 1110 of the Bankruptcy Code with respect to the Aircraft. It is unclear whether, after an Event of Loss of an engine subject to the lien of an Indenture or a voluntary substitution of an engine subject to the lien of an Indenture by USAir, any replacement engine subject to the lien of the related Indenture would have the benefits of Section 1110 of the Bankruptcy Code if such aircraft or engine had been first placed into service on or before October 22, 1994. The right of the Company to substitute an aircraft upon an Event of Loss with respect to an Aircraft is subject to the receipt of an opinion of counsel that the benefits of Section 1110 of the Bankruptcy Code would continue to be applicable.

PURCHASE RIGHTS OF NOTEHOLDERS

  At any time after the delivery to the Collateral Agent of a Notice of Acceleration which has not been rescinded or withdrawn, the Class B Noteholders shall have the right to purchase all, but not less than all, of the New Class A Notes and any Old Class A Notes and the Class C Noteholders shall have the right to purchase all, but not less than all, of the New Class A Notes, any Old Class A Notes, the New Class B Notes and any Old Class B Notes. The purchase price for any Class of Notes shall be equal to the aggregate principal amount of all Notes of such Class then outstanding, together with all accrued and unpaid interest (but without premium, if any) then due and payable to the holders of such Notes under the applicable Indenture and the other Operative Documents.

REPORTS TO NOTEHOLDERS

  Under the terms of the Collateral Agency Agreement and the Indentures, as applicable, the following reports are required to be filed with the Collateral Agent and promptly transmitted to the related Class of Noteholders

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

until the Notes are paid in full: (i) an annual report of USAir containing its financial statements audited by its independent certified public accountant, within 120 days after the end of each of its fiscal years and (ii) quarterly reports of USAir containing its unaudited financial statements, within 60 days after the end of each of the first three quarters of each of its fiscal years.

MODIFICATION OF AGREEMENTS

  Without the consent of the holders of 50% of the unpaid principal amount of the Notes under the applicable Indenture and, if required by the Liquidity Agreements, the applicable Liquidity Provider, the provisions of the Collateral Agency Agreement or the applicable Indenture may not be amended or modified, except that (i) certain provisions of each Indenture and the Collateral Agency Agreement may be supplemented, amended or modified without the consent of the Noteholders thereunder to the extent such supplement, amendment or modification, among other things, cures an ambiguity or subjects other collateral to the lien of the Collateral Agency Agreement and (ii) each Indenture Trustee may consent to any modification or amendment of, addition to or deletion from the Collateral Agency Agreement or applicable Indenture if such modification, amendment, addition or deletion does not materially adversely affect the interests of the Noteholders represented by such Indenture Trustee. Without the consent of each Noteholder in an affected Class of Notes, the Collateral Agent may not agree to any amendments or modifications of any of the Liquidity Agreements which are materially adverse to the Noteholders. Without the consent of each Noteholder in an affected Class of Notes and, if required by the Liquidity Agreements, the applicable Liquidity Provider, no amendment or modification of the applicable Indenture may, among other things, (i) reduce the percentage of the aggregate principal amount of the Notes of such Class necessary to modify or amend any provision of such Indenture or other Operative Document or to waive compliance therewith, (ii) reduce the principal amount of or interest payable on such Note or extend the time when any such principal or interest is due and payable or otherwise affect the terms of payment of such Note or (iii) make such Note payable in a currency other than U.S. dollars. Without the consent of each Noteholder in an affected Class and each applicable Liquidity Provider, no amendment or modification of the Collateral Agency Agreement may, among other things, modify certain provisions of the Collateral Agency Agreement relating to the distribution of principal, interest or premium or other monies received or realized by the Collateral Agent from the Collateral.

  USAir may from time to time be a Noteholder with respect to any of the Notes, but shall not be entitled to vote such Notes in respect of any matters coming before Noteholders.

CERTAIN PAYMENTS TO NOTEHOLDERS

  (a) No payment or distribution shall be made on or in respect of any obligation owed to a Noteholder under the Operative Documents, including any payment or distribution of cash, property or securities after commencement of a bankruptcy case involving USAir, except directly to the Collateral Agent for application as provided in the Collateral Agency Agreement. See "--Redemption" and "--Priority of Distributions."

  (b) In the event that a Noteholder shall receive any payment or distribution on or in respect of any such obligation which it is not entitled to receive under the applicable Indenture or the Collateral Agency Agreement, it will hold any amount so received in trust for the Senior Holders (as defined below) and will forthwith turn over such payment to the Collateral Agent in the form received to be applied or held as provided in the Collateral Agency Agreement. See "--Redemption" and "--Priority of Distributions."

  (c) In connection with any foreclosure sale of all or any part of the Collateral, no Noteholder may "bid-in" or purchase any part of such Collateral with any Notes held by such Noteholder unless prior to or contemporaneously with any such purchase by such Noteholder, the obligations owed to the Senior Holders under the Operative Documents have been or are being paid in full in dollars and in immediately available funds (or in such other form as shall be acceptable to the Senior Holders).

  (d) Each Noteholder (and the applicable Indenture Trustee on behalf of such Noteholder) shall be entitled to receive and retain any and all amounts paid or payable to such Noteholder with the proceeds of an Interest Advance under the Liquidity Facilities or a withdrawal from the Cash Collateral Account to the extent permitted by the terms of the Collateral Agency Agreement. See "-- Redemption" and "--Priority of Distribution."

  The term "Senior Holder" means, until the Liquidity Obligations (as defined in Appendix A to the Collateral Agency Agreement) have been paid in full and the commitment to make advances under the Liquidity Facilities and the Liquidity Agreements has expired or terminated, the Liquidity Providers, and
(i) with respect to the Class B Noteholders, thereafter, until the Class A Obligations (as defined in Appendix A to the Collateral Agency Agreement) have been paid in full, the Class A Noteholders and (ii) with respect to the Class C Noteholders, thereafter, until the Class A and the Class B Obligations (as defined in Appendix A to the Collateral Agency Agreement) have been paid in full, the Class A Noteholders and the Class B Noteholders.

COLLATERAL AGENCY AGREEMENT

 Registration, Possession, Leasing

  USAir may lease an Aircraft to any United States certificated air carrier or to foreign air carriers duly organized and operating pursuant to a license issued under the laws of certain countries with which the United States government maintains normal diplomatic relations (and Taiwan) (such United States and foreign air carriers being the "Permitted Air Carriers"). In addition, subject to certain limitations, USAir may lease any of the Aircraft to foreign air carriers that are not Permitted Air Carriers and may transfer possession of an Aircraft other than by lease, including transfers in connection with normal interchange and pooling arrangements with any air carrier, charters, transfers to the United States government or foreign governments and transfers in connection with maintenance or modifications. If the Aircraft are leased or the possession is otherwise transferred, such Aircraft will remain subject to the lien of the Collateral Agency Agreement.

  USAir is required, except under certain circumstances, to keep each Aircraft registered under the Act. USAir is also required to record the Collateral Agency Agreement at the FAA aircraft registry or the aircraft registry of permitted foreign aeronautical authorities. Such recordation of the Collateral Agency Agreement (including Collateral Agency Agreement supplements) provided the Collateral Agent a perfected security interest in the related Aircraft whenever it is located in the United States or any of its territories and possessions; the Convention provides that such security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention. Although USAir has no current intention to do so, USAir will have the right, subject to certain conditions, at its own expense to register any Aircraft in countries other than the United States. Prior to any such change in the jurisdiction of registry, the Collateral Agent shall have received an opinion of counsel that, among other things, the Collateral Agency Agreement and the Collateral Agent's right to repossession thereunder are valid and enforceable under the laws of such country in each case subject, in certain cases, to certain filings, recordations or other actions. Subject to certain limitations, each Aircraft may also be operated by USAir or under lease or interchange arrangements in countries that are not parties to the Convention. The extent to which the related Collateral Agent's security interest would be recognized in an Aircraft located in a country that is not a party to the Convention, and the extent to which such security interest would be recognized in a jurisdiction adhering to the Convention if the Aircraft is registered in a jurisdiction not a party to the Convention, is uncertain. Moreover, in the case of a Collateral Access Event, the ability of the Collateral Agent to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

 Liens

  The Aircraft will be maintained by USAir free of any liens, other than the rights of the Collateral Agent and certain limited liens permitted under the Collateral Agency Agreement, including liens for taxes either not yet due and payable or being contested in good faith; suppliers', mechanics' and other similar liens arising in the ordinary course of business and either not yet due and payable or being contested in good faith; judgment liens whose enforcement has been stayed; salvage and similar rights of insurers of the Aircraft; and any other lien with respect to which USAir shall have provided a bond or other security in an amount and under terms reasonably satisfactory to the Collateral Agent.

 Insurance

  USAir will, at its expense, maintain or cause to be maintained all-risk aircraft hull insurance covering the Aircraft, and, to the extent available at reasonable cost, all-risk property damage insurance covering engines and parts while temporarily removed from an Aircraft pending replacement, at all times in an amount not less than the sum of (i) the aggregate outstanding principal amount of the Notes and (ii) the scheduled amount of interest payable on the Notes on the next Interest Payment Date. During any period when an Aircraft is on the ground and not in operation USAir may carry or cause to be carried in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the scope of the risks covered and the type of insurance shall be the same as are from time to time applicable to aircraft owned or leased by USAir of the same type as such Aircraft similarly on the ground and not in operation, provided that in all cases full amounts shall not be less than that described in the immediately preceding sentence. All policies covering loss of or damage to an Aircraft shall be made payable to the Collateral Agent for any loss in excess of $5,000,000. USAir may self-insure a portion of these risks, but in no case will the self-insurance with respect to all of the aircraft in USAir's fleet (including the Aircraft) exceed the lesser of 50% of the largest replacement value of any single aircraft in USAir's fleet or 1 1/2% of the average aggregate insurable value (during the preceding calendar year) of all aircraft on which USAir carries insurance, unless an insurance broker of national standing selected by USAir and reasonably satisfactory to the Collateral Agent shall certify that the standard among all other major United States airlines is a higher level of self-insurance, in which case USAir may self-insure to such higher level. In addition, USAir will, at its expense, maintain or cause to be maintained comprehensive airline liability (including, without limitation, passenger, contractual, bodily injury and property damage liability) insurance (exclusive of manufacturer's product liability insurance) and cargo liability insurance with respect to each Aircraft (i) in amounts that are not less than the comprehensive airline liability insurance as is from time to time applicable to aircraft owned and operated by USAir of the same type as such Aircraft and (ii) of the types and covering the same risks as are from time to time applicable to aircraft owned or operated by USAir of the same type as such Aircraft and which is maintained in effect with insurers of recognized responsibility; provided that USAir need not maintain cargo liability insurance, or may maintain such insurance in an amount less than that specified above for the respective Aircraft as long as the amount of cargo liability insurance, if any, maintained with respect to such Aircraft is the same as the cargo liability insurance, if any, maintained for other aircraft of the same model as such Aircraft owned or operated by USAir. During any period when an Aircraft is on the ground and not in operation USAir may carry or cause to be carried, in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the amounts of coverage shall not be required to exceed the amounts of comprehensive airline liability insurance, and the scope of risks covered and type of insurance shall be the same, as are from time to time in effect with respect to aircraft owned or leased by USAir of the same type as such Aircraft similarly on the ground and not in operation. USAir may also self-insure a portion of these risks by means of a deductible or premium adjustment provisions subject to the same limitations described above for insurance for risks of loss or damage to such Aircraft. USAir is also permitted a deductible per occurrence not in excess of the prevailing standard market deductible for similar aircraft. The Collateral Agent, the Indenture Trustees and the Liquidity Providers will each be named as additional insured parties under all liability insurance policies required with respect to the Aircraft. In addition, the insurance policies will provide that, in respect of the respective interests of the Collateral Agent, the Indenture Trustees and the Liquidity Providers, the insurance shall not be invalidated by any action or inaction of USAir and shall insure the respective interests of the Collateral Agent, the Indenture Trustees and the Liquidity Providers as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by USAir. If and to the extent that USAir or a lessee operates an Aircraft (A) on routes where it maintains war risk insurance in effect with respect to other similar equipment, or (B) on routes other than routes within or between the United States, Canada, Mexico, Bermuda and islands other than Cuba in the Caribbean Basin where the custom in the industry is to carry such insurance, USAir or such lessee shall maintain such insurance with respect to the Aircraft in an amount not less than the lesser of the

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

aggregate unpaid principal of, together with accrued interest on, a ratable portion of the Notes of all Classes (based on the initial Appraised Value of such Aircraft) and the amount of such insurance customarily carried by corporations engaged in the same or similar business similarly situated with USAir and with respect to similar equipment on similar routes; provided that if the requirement to maintain war risk insurance arises solely by reason of clause (A) of this sentence, such insurance shall be maintained in an amount not less than that maintained by USAir or such lessee on other similar aircraft in its fleet. Unless an Aircraft is operated or used under a contract with the United States government pursuant to which the United States government assumes liability for damage or loss to such Aircraft and to other property or persons, USAir may not operate or locate any Aircraft outside the United States and Canada (i) in any war zone or recognized or, in USAir's reasonable judgment, threatened area of hostilities, unless such Aircraft is fully covered by war risk insurance, or (ii) in any area excluded from the insurance coverage required under the Collateral Agency Agreement. Insurance proceeds, if any, held from time to time by the Collateral Agent with respect to any Aircraft, prior to the distribution thereof, will be invested and reinvested by the Collateral Agent at the direction of USAir (except after the occurrence and during the continuance of a Collateral Access Event) in certain investments described in the Collateral Agency Agreement. The net amount of any loss resulting from any such investments will be paid by USAir.

 Events of Loss

  If an Event of Loss occurs with respect to an Aircraft, USAir shall either redeem a pro rata amount of the outstanding principal amount of the Notes or USAir shall subject a replacement aircraft to the lien created by the Collateral Agency Agreement. In the event USAir elects to replace an Aircraft, it must do so within 120 days of the Event of Loss with a Boeing 757 aircraft of the same or a more advanced model having a value and utility at least equal to, and in as good operating condition and repair and as airworthy as, the Aircraft subject to the Event of Loss, assuming such Aircraft was in the condition and repair required by the Collateral Agency Agreement immediately prior to the occurrence of the Event of Loss. In the event USAir elects not to replace such Aircraft, USAir is required to redeem, not later than 165 days after the occurrence of such Event of Loss, a pro rata amount (based on the ratio borne by the initial Appraised Value of such Aircraft to the initial Aggregate Appraised Value) of the outstanding principal amount of the Notes together with accrued and unpaid interest thereon. Upon such payment the lien of the Collateral Agency Agreement with respect to such Aircraft shall terminate. The payments made by USAir shall be deposited with the Collateral Agent.

  If an Event of Loss occurs with respect to an Engine (as defined in the Collateral Agency Agreement) alone, USAir shall replace such Engine with another engine of the same or an improved model of the same or another manufacturer and suitable for installation and use on the Aircraft.

  An Event of Loss with respect to the Aircraft or Engine means any of the following events: (i) payment of an insurance settlement with respect to such property on the basis of an actual or constructive total loss; (ii) destruction or damage beyond repair; provided that if it is not clear whether damage constitutes damage beyond repair, an Event of Loss will be deemed to occur when it is determined by USAir that such damage is beyond repair; (iii) theft or disappearance for a period in excess of 120 days, unless the location of the Aircraft is known and USAir is diligently pursuing its recovery; (iv) the condemnation or taking of title to such Aircraft by the United States government or any foreign government or instrumentality or agency thereof; (v) the requisition or taking of use of such Aircraft or airframe by a foreign government or instrumentality or agency for a continuous period of more than six months; (vi) with respect to an Engine only, the requisition for use by any government or the divestiture of title resulting from the installation of such Engine on an airframe leased to USAir or purchased by USAir subject to a conditional sale agreement; or (vii) "grounding" of such Aircraft for a period of twelve consecutive months (or such shorter period determined by USAir) due to an action by a governmental body, unless prior to the expiration of such period USAir is diligently carrying forward all necessary steps to permit normal use or in any event, if such "grounding" is for a period of more than 24 consecutive months.

INDEMNIFICATION

  Subject to certain exceptions, USAir has agreed to indemnify the Collateral Agent, the Liquidity Providers and the Indenture Trustees for certain liabilities, losses, fees and expenses and for certain other matters arising out of the transactions described herein or relating to the Aircraft.

THE INDENTURE TRUSTEES

  Wilmington Trust Company is the Indenture Trustee under each of the Indentures. USAir and its affiliates may from time to time enter into banking and trustee relationships with the Indenture Trustees and their affiliates. Wilmington Trust Company and its affiliates may hold Notes in their own names. The Indenture Trustee's address is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration. For purposes of meeting the legal requirements of any jurisdictions in which any part of the Collateral may at the time be located, each of the Indenture Trustees will have the power to appoint a co-trustee or separate trustee of all or any part of the Collateral. To the extent permitted by law, all rights, powers, duties and obligations conferred or imposed upon such Indenture Trustee will be conferred or imposed upon and exercised or performed by such Indenture Trustee and such separate trustee or co-trustee jointly, or, in any jurisdiction in which such Indenture Trustee will be incompetent or unqualified to perform certain acts, singly upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of such Indenture Trustee. Any Indenture Trustee may resign at any time, in which event a successor Indenture Trustee will be appointed as provided in the applicable Indenture. USAir may also remove any Indenture Trustee, if such Indenture Trustee ceases to be eligible to continue as such under the applicable Indenture or if the Indenture Trustee becomes insolvent. In such circumstances, a successor Indenture Trustee will be appointed as provided in the applicable Indenture. Any resignation or removal of any Indenture Trustee and appointment of a successor Indenture Trustee will not become effective until acceptance of the appointment by the successor Indenture Trustee.

  The Indenture Trustee has not participated in the preparation of this Prospectus and assumes no liability for its contents.

THE COLLATERAL AGENT

  Wilmington Trust Company is the Collateral Agent under the Collateral Agency Agreement. USAir and its affiliates may from time to time enter into banking and trustee relationships with the Collateral Agent and its affiliates. Wilmington Trust Company and its affiliates may hold Notes in their own names. The Collateral Agent's address is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

  For purposes of meeting the legal requirements of any jurisdictions in which any part of the Collateral may at the time be located, the Collateral Agent will have the power to appoint a co-trustee or separate trustee of all or any part of the Collateral. To the extent permitted by law, all rights, powers, duties and obligations conferred or imposed upon the Collateral Agent will be conferred or imposed upon and exercised or performed by the Collateral Agent and such separate trustee or co-trustee jointly, or, in any jurisdiction in which the Collateral Agent will be incompetent or unqualified to perform certain acts, singly upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of the Collateral Agent.

  The Collateral Agent may resign at any time, in which event a successor Collateral Agent will be appointed as provided in the Collateral Agency Agreement. The Liquidity Providers and the Indenture Trustees, acting together, may remove the Collateral Agent. USAir may also remove the Collateral Agent. In such circumstances, a successor Collateral Agent will be appointed as provided in the Collateral Agency Agreement. Any resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent will not become effective until acceptance of the appointment by the successor Collateral Agent.

  The Collateral Agent has not participated in the preparation of this Prospectus and assumes no liability for its contents.

GOVERNING LAW

  Each Indenture, the Old Notes, the Collateral Agency Agreement, the Liquidity Facilities and the Registration Rights Agreement are governed by, and construed in accordance with, New York State law. The New Notes will be governed by, and construed in accordance with, New York State law.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired as a result of market-making activities or other trading activities. USAir will, for a period of 90 days after the Expiration Date, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  USAir will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, USAir will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. USAir has agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and to indemnify any broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer as a result of market making or other trading activities against certain liabilities including liabilities under the Securities Act.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax consequences of the exchange of Old Notes for New Notes as of the date hereof. Except where noted, it deals only with New Notes held as "capital assets" and does not deal with special situations, such as those of dealers in securities, financial institutions, life insurance companies or foreign holders. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986 (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the exchange of Old Notes for New Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

EXCHANGE OF NOTES

  USAir has been advised by its tax counsel, Ginsburg, Feldman & Bress, Chartered, that the exchange of Old Notes for New Notes in the Exchange Offer should not constitute a taxable event to Noteholders. Consequently, in such firm's opinion, no gain or loss should be recognized by a Noteholder upon receipt of a New Note, the holding period of the New Note should include the holding period of the Old Note and the basis of the New Note should be the same as the basis of the Old Note immediately before the exchange.

                                 LEGAL MATTERS

  The validity of the New Notes will be passed upon for USAir by Lawrence M. Nagin, Executive Vice President--Corporate Affairs and General Counsel of USAir. Mr. Nagin's compensation arrangements with USAir are discussed in "Management--Compensation of Executive Officers."

                             INDEPENDENT AUDITORS

  The consolidated financial statements of USAir as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. The report of KPMG Peat Marwick LLP covering the aforementioned consolidated financial statements refers to a change in the method of accounting for post-employment benefits effective January 1, 1993.

                                    EXPERTS

  The references to AirClaims, AISI, and BK, and to their respective appraisal reports, each dated December 31, 1995, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

                                  USAIR, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
FINANCIAL STATEMENTS AS OF MARCH 31, 1996 (UNAUDITED)
Condensed Consolidated Statements of Operations for the Three Months
 Ended March 31, 1996 and 1995...........................................  F-2
Condensed Consolidated Balance Sheets as of March 31, 1996 and December
 31, 1995................................................................  F-3
Condensed Consolidated Statements of Cash Flows for the Three Months
 Ended March 31, 1996 and 1995...........................................  F-4
Notes to Condensed Consolidated Financial Statements.....................  F-5
FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995
Independent Auditors' Report.............................................  F-6
Consolidated Statements of Operations for the Years Ended December 31,
 1995, 1994 and 1993.....................................................  F-7
Consolidated Balance Sheets as of December 31, 1995 and 1994.............  F-8
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1994 and 1993.....................................................  F-9
Consolidated Statements of Changes in Stockholder's Equity (Deficit) for
 the Three Years Ended December 31, 1995, 1994 and 1993.................. F-10
Notes to Consolidated Financial Statements............................... F-11

                                  USAIR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                           1996        1995
                                                        ----------  ----------
                                                           (IN THOUSANDS)
Operating Revenues
  Passenger transportation............................. $1,551,579  $1,486,590
  Cargo and freight....................................     37,308      40,071
  Other................................................    150,728     137,829
                                                        ----------  ----------
    Total Operating Revenues...........................  1,739,615   1,664,490
Operating Expenses
  Personnel costs......................................    713,751     693,564
  Aviation fuel........................................    155,795     155,637
  Commissions..........................................    123,535     134,924
  Aircraft rent........................................    102,415     100,831
  Other rent and landing fees..........................     96,357     102,004
  Aircraft maintenance.................................     86,539      74,927
  Depreciation and amortization........................     77,738      83,659
  Other, net...........................................    392,395     369,248
                                                        ----------  ----------
    Total Operating Expenses...........................  1,748,525   1,714,794
                                                        ----------  ----------
Operating Income (Loss)................................     (8,910)    (50,304)
Other Income (Expense)
  Interest income......................................     13,410       7,154
  Interest expense.....................................    (71,447)    (73,105)
  Interest capitalized.................................      1,449       4,165
  Equity in earnings of affiliates.....................     11,262       9,650
  Other, net...........................................       (402)        616
                                                        ----------  ----------
    Other Income (Expense), Net........................    (45,728)    (51,520)
                                                        ----------  ----------
Income (Loss) Before Taxes.............................    (54,638)   (101,824)
Income Tax Provision (Credit)..........................        292         --
                                                        ----------  ----------
    Net Income (Loss).................................. $  (54,930) $ (101,824)
                                                        ==========  ==========


     See accompanying Note to condensed consolidated financial statements.

                                  USAIR, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                MARCH 31, 1996 (UNAUDITED) AND DECEMBER 31, 1995

                                                       MARCH 31,   DECEMBER 31,
                                                         1996          1995
                                                      -----------  ------------
                                                       (DOLLARS IN THOUSANDS
                                                      EXCEPT PER SHARE AMOUNT)
                       ASSETS
Current Assets
  Cash and cash equivalents.......................... $   782,712  $   879,613
  Short-term investments.............................      45,487       19,831
  Receivables, net...................................     444,680      321,755
  Materials and supplies, net........................     213,359      222,245
  Prepaid expenses and other.........................     120,647       97,922
                                                      -----------  -----------
    Total current assets.............................   1,606,885    1,541,366
Property and Equipment
  Flight equipment...................................   4,998,231    5,021,520
  Ground property and equipment......................   1,056,173    1,052,706
  Less accumulated depreciation and amortization.....  (2,259,371)  (2,222,814)
                                                      -----------  -----------
                                                        3,795,033    3,851,412
  Purchase deposits..................................      24,361       17,026
                                                      -----------  -----------
    Property and equipment, net......................   3,819,394    3,868,438
Other Assets
  Goodwill, net......................................     506,550      510,562
  Other intangibles, net.............................     312,792      312,539
  Other assets, net..................................     611,833      590,622
                                                      -----------  -----------
    Total other assets...............................   1,431,175    1,413,723
                                                      -----------  -----------
                                                      $ 6,857,454  $ 6,823,527
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current maturities of long-term debt............... $    83,874  $    77,496
  Accounts payable...................................     301,061      325,079
  Payable to parent company..........................     176,122      100,344
  Traffic balances payable and unused tickets........     875,442      638,019
  Accrued expenses...................................   1,308,529    1,435,194
                                                      -----------  -----------
    Total current liabilities........................   2,745,028    2,576,132
Long-term Debt, Net of Current Maturities
  Long-term debt.....................................   2,657,587    2,674,376
  Note payable--parent company.......................         --        67,556
                                                      -----------  -----------
    Total Long-term debt, net of current maturities..   2,657,587    2,741,932
Deferred Credits and Other Liabilities
  Deferred gains, net................................     376,392      382,995
  Postretirement benefits other than pensions, non-
   current...........................................   1,034,176    1,015,373
  Non-current employee benefit liabilities and
   other.............................................     410,374      418,268
                                                      -----------  -----------
    Total deferred credits and other liabilities.....   1,820,942    1,816,636
Stockholder's Equity (Deficit)
  Common stock, par value $1 per share, authorized
   1,000 shares, issued and outstanding 1,000
   shares............................................           1            1
  Paid-in capital....................................   2,416,131    2,416,131
  Retained earnings (deficit)........................  (2,704,240)  (2,649,310)
  Adjustment for minimum pension liability...........     (77,995)     (77,995)
                                                      -----------  -----------
    Total stockholder's equity (deficit).............    (366,103)    (311,173)
                                                      -----------  -----------
                                                      $ 6,857,454  $ 6,823,527
                                                      ===========  ===========

     See accompanying Note to condensed consolidated financial statements.

                                  USAIR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                           1996       1995
                                                         ---------  ---------
                                                           (IN THOUSANDS)
Cash and cash equivalents beginning of period........... $ 879,613  $ 428,925
Cash flows from operating activities
Net income (loss).......................................   (54,930)  (101,824)
Adjustments to reconcile net income (loss) to cash
 provided by (used for) operating activities
  Depreciation and amortization.........................    77,738     83,659
  Loss (gain) on disposition of property................     3,466     (1,329)
  Amortization of deferred gains and credits............    (6,603)    (6,603)
  Other.................................................    (3,448)    (1,876)
  Changes in certain assets and liabilities
  Decrease (increase) in receivables....................  (122,925)  (119,762)
  Decrease (increase) in materials, supplies, prepaid
   expenses and intangible pension assets...............   (11,564)   (13,675)
  Increase (decrease) in traffic balances payable and
   unused tickets.......................................   237,423    161,493
  Increase (decrease) in accounts payable and accrued
   expenses.............................................  (150,880)   (16,575)
  Increase (decrease) in postretirement benefits other
   than pensions,
   non-current..........................................    18,803     17,174
                                                         ---------  ---------
  Net cash provided by (used for) operating activities..   (12,920)       682
Cash flows from investing activities
  Aircraft acquisitions and purchase deposits, net......    (3,385)   (20,531)
  Additions to other property...........................   (27,979)   (17,337)
  Proceeds from disposition of property.................     3,483     36,617
  Change in short-term investments......................   (25,695)       --
  Change in restricted cash and investments.............       985      2,565
  Other.................................................   (11,903)       177
                                                         ---------  ---------
  Net cash provided by (used for) investing activities..   (64,494)     1,491
Cash flows from financing activities
  Issuance of debt......................................   103,002        --
  Reduction of debt.....................................  (122,489)   (15,240)
                                                         ---------  ---------
  Net cash provided by (used for) financing activities..   (19,487)   (15,240)
                                                         ---------  ---------
Net increase (decrease) in cash and cash equivalents....   (96,901)   (13,067)
                                                         ---------  ---------
Cash and cash equivalents end of period................. $ 782,712  $ 415,858
                                                         =========  =========
Noncash investing and financing activities
  Issuance of debt--refinancing of debt secured by
   aircraft............................................. $ 159,998  $     --
                                                         =========  =========
  Reduction of debt--refinancing of debt secured by
   aircraft............................................. $ 154,422  $     --
                                                         =========  =========
  Reduction of parent company debt--aircraft
   acquisitions......................................... $  68,641  $     --
                                                         =========  =========
  Issuance of debt--aircraft acquisitions............... $   4,585  $ 101,215
                                                         =========  =========
  Underwriter's fees--refinancing of debt secured by
   aircraft............................................. $   2,488  $     --
                                                         =========  =========

     See accompanying Note to condensed consolidated financial statements.

                                  USAIR, INC.

              NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying Condensed Consolidated Financial Statements include the accounts of USAir and its wholly-owned subsidiary USAM Corp. USAir is a wholly-owned subsidiary of USAir Group.

  Management believes that all adjustments necessary for a fair statement of results have been included in the Condensed Consolidated Financial Statements for the interim periods presented, which are unaudited. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain 1995 amounts have been reclassified to conform with 1996 classifications.

  These interim period Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements that follow for the year ended December 31, 1995.

                         INDEPENDENT AUDITORS' REPORT

The Stockholder and Board of Directors
USAir, Inc.:

  We have audited the consolidated balance sheets of USAir, Inc. and subsidiary ("USAir") as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows, and changes in stockholder's equity (deficit) for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of USAir's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USAir, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 9 to the consolidated financial statements, effective January 1, 1993, USAir changed its method of accounting for postemployment benefits.

                                          KPMG PEAT MARWICK LLP
Washington, D. C.
February 28, 1996

                                  USAIR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1995        1994        1993
                                            ----------  ----------  ----------
                                                     (IN THOUSANDS)
Operating Revenues
  Passenger transportation................  $6,267,762  $5,922,223  $6,081,788
  Cargo and freight.......................     153,651     160,364     170,500
  Other...................................     563,463     496,006     370,760
                                            ----------  ----------  ----------
    Total operating revenues..............   6,984,876   6,578,593   6,623,048
Operating Expenses
  Personnel costs.........................   2,751,437   2,753,269   2,698,039
  Aviation fuel...........................     605,027     642,305     677,859
  Commissions.............................     527,058     549,192     559,793
  Aircraft rent...........................     398,063     521,395     431,616
  Other rent and landing fees.............     388,866     422,190     431,591
  Aircraft maintenance....................     295,594     335,791     308,890
  Depreciation and amortization...........     337,066     387,211     325,214
  Other, net..............................   1,447,114   1,484,212   1,339,152
                                            ----------  ----------  ----------
    Total operating expenses..............   6,750,225   7,095,565   6,772,154
                                            ----------  ----------  ----------
    Operating income (loss)...............     234,651    (516,972)   (149,106)
Other Income (Expense)
  Interest income.........................      51,122      28,044      24,794
  Interest expense........................    (301,923)   (285,846)   (238,628)
  Interest capitalized....................       8,781      13,760      17,754
  Equity in earnings (loss) of
   affiliates.............................      34,546      26,535     (13,104)
  Other, net..............................      10,221      18,296     (16,758)
                                            ----------  ----------  ----------
    Other income (expense), net...........    (197,253)   (199,211)   (225,942)
                                            ----------  ----------  ----------
Income (loss) before taxes and cumulative
 effect of accounting changes.............      37,398    (716,183)   (375,048)
Income tax provision (credit).............       4,408         --          --
                                            ----------  ----------  ----------
Income (loss) before cumulative effect of
 accounting changes.......................      32,990    (716,183)   (375,048)
Cumulative effect of change in method of
 accounting for postemployment benefits in
 1993.....................................         --          --      (43,749)
                                            ----------  ----------  ----------
    Net income (loss).....................  $   32,990  $ (716,183) $ (418,797)
                                            ==========  ==========  ==========


          See accompanying Notes to consolidated financial statements.

                                  USAIR, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1995          1994
                                                    ------------  ------------
                                                      (DOLLARS IN THOUSANDS
                                                    EXCEPT PER SHARE AMOUNT)
                      ASSETS
Current Assets
  Cash and cash equivalents........................ $    879,613  $    428,925
  Short-term investments...........................       19,831        22,133
  Receivables, net.................................      321,755       326,012
  Materials and supplies, net......................      222,245       238,481
  Prepaid expenses and other.......................       97,922        77,111
                                                    ------------  ------------
    Total current assets...........................    1,541,366     1,092,662
Property and Equipment
  Flight equipment.................................    5,021,520     4,914,776
  Ground property and equipment....................    1,052,706     1,040,329
  Less accumulated depreciation and amortization...   (2,222,814)   (2,006,041)
                                                    ------------  ------------
                                                       3,851,412     3,949,064
  Purchase deposits................................       17,026       195,701
                                                    ------------  ------------
  Property and equipment, net......................    3,868,438     4,144,765
Other Assets
  Goodwill, net....................................      510,562       526,615
  Other intangibles, net...........................      312,539       319,229
  Other assets, net................................      590,622       592,689
                                                    ------------  ------------
    Total other assets.............................    1,413,723     1,438,533
                                                    ------------  ------------
                                                    $  6,823,527  $  6,675,960
                                                    ============  ============
  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities
  Current maturities of long-term debt............. $     77,496  $     80,714
  Accounts payable.................................      325,079       263,243
  Payable to parent company........................      100,344        85,175
  Traffic balances payable and unused tickets......      638,019       591,154
  Accrued expenses.................................    1,435,194     1,297,574
                                                    ------------  ------------
    Total current liabilities......................    2,576,132     2,317,860
Long-Term Debt, Net of Current Maturities
  Long-term debt...................................    2,674,376     2,849,488
  Note payable--parent company.....................       67,556           --
                                                    ------------  ------------
    Total long-term debt, net of current
     maturities....................................    2,741,932     2,849,488
Deferred Credits and Other Liabilities
  Deferred gains, net..............................      382,995       409,091
  Postretirement benefits other than pensions, non-
   current.........................................    1,015,373       958,706
  Non-current employee benefit liabilities and
   other...........................................      418,268       414,000
                                                    ------------  ------------
    Total deferred credits and other liabilities...    1,816,636     1,781,797
Stockholder's Equity (Deficit)
  Common stock, par value $1 per share, authorized
   1,000 shares, issued and outstanding 1,000
   shares..........................................            1             1
  Paid-in capital..................................    2,416,131     2,416,131
  Retained earnings (deficit)......................   (2,649,310)   (2,682,300)
  Adjustment for minimum pension liabilities.......      (77,995)       (7,017)
                                                    ------------  ------------
    Total stockholder's equity (deficit)...........     (311,173)     (273,185)
                                                    ------------  ------------
                                                    $  6,823,527  $  6,675,960
                                                    ============  ============

          See accompanying Notes to consolidated financial statements.

                                  USAIR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                  1995       1994       1993
                                                ---------  ---------  ---------
                                                       (IN THOUSANDS)
Cash and cash equivalents beginning of year.... $ 428,925  $ 367,835  $ 295,432
Cash flows from operating activities
 Net income (loss).............................    32,990   (716,183)  (418,797)
 Adjustments to reconcile net income (loss) to
  cash provided by (used for) operating
  activities
   Depreciation and amortization...............   337,066    387,211    325,214
   Loss (gain) on disposition of property......   (16,654)   (16,671)    10,405
   Amortization of deferred gains and credits..   (26,411)   (26,382)   (26,439)
   Other.......................................    (2,787)    (8,080)    26,052
   Changes in certain assets and liabilities
    Decrease (increase) in receivables.........     4,257    127,902    (59,916)
    Decrease (increase) in materials, supplies,
     prepaid expenses and intangible pension
     assets....................................   (68,415)    70,750     32,069
    Increase (decrease) in traffic balances
     payable and unused tickets................    46,865    (68,452)    37,178
    Increase (decrease) in accounts payable and
     accrued expenses..........................   214,707    326,855     80,838
    Increase (decrease) in postretirement
     benefits other than pensions, non-
     current...................................    56,667     51,613     65,833
                                                ---------  ---------  ---------
     Net cash provided by (used for) operating
      activities...............................   578,285    128,563     72,437
Cash flows from investing activities
 Aircraft acquisitions and purchase deposits,
  net..........................................   (61,689)   (46,022)  (125,981)
 Additions to other property...................   (80,644)  (128,874)  (150,793)
 Proceeds from disposition of property.........   219,762     55,540    176,019
 Change in short-term investments..............     2,430    (21,994)       --
 Change in restricted cash and investments.....    71,980      2,578    (14,221)
 Other.........................................    (1,134)     1,110     (4,378)
                                                ---------  ---------  ---------
     Net cash provided by (used for) investing
      activities...............................   150,705   (137,662)  (119,354)
Cash flows from financing activities
 Issuance of debt..............................       --     172,156    329,556
 Reduction of debt.............................  (278,302)  (101,967)  (210,236)
                                                ---------  ---------  ---------
     Net cash provided by (used for) financing
      activities...............................  (278,302)    70,189    119,320
                                                ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents...................................   450,688     61,090     72,403
                                                ---------  ---------  ---------
Cash and cash equivalents end of year.......... $ 879,613  $ 428,925  $ 367,835
                                                =========  =========  =========
Noncash investing and financing activities
 Issuance of debt for aircraft acquisitions,
  net.......................................... $ 169,725  $ 224,614  $ 343,188
 Issuance of parent company debt for aircraft
  acquisitions................................. $  68,640  $     --   $  76,094
 Issuance of debt for other property
  acquisitions................................. $     --   $     --   $     669
 Reduction of debt-aircraft purchase deposits.. $  70,837  $     --   $     --
 Reduction of debt-aircraft related............ $     --   $     --   $  47,685
 Reduction of parent company debt applied to
  inter-company receivable..................... $     --   $     --   $  79,539
 Aircraft acquisitions-transfer from affiliated
  company...................................... $     --   $   3,569  $  70,700
 Other property acquisitions-transfer from
  affiliated company........................... $     --   $   7,925  $     --
 Aircraft dispositions--transfer to affiliated
  company...................................... $     --   $  81,913  $     --
Supplemental Information
 Cash paid during the year for interest, net of
  amounts capitalized.......................... $ 290,560  $ 254,199  $ 221,811
                                                =========  =========  =========
 Cash received during the year for income tax
  refunds, net of taxes paid................... $  (6,329) $     --   $     --
                                                =========  =========  =========

          See accompanying Notes to consolidated financial statements.

                                  USAIR, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                 THREE YEARS ENDED DECEMBER 31, 1995
                          ---------------------------------------------------
                                                         ADJUSTMENT
                                                            FOR
                                             RETAINED     MINIMUM
                          COMMON  PAID-IN    EARNINGS     PENSION
                          STOCK   CAPITAL    (DEFICIT)   LIABILITY    TOTAL
                          ------ ---------- -----------  ---------- ---------
                                            (IN THOUSANDS)
Balance Dec. 31, 1992....  $ 1   $2,416,131 $(1,547,320)  $ (6,820) $ 861,992
Net income (loss)........  --           --     (418,797)       --    (418,797)
Adjustment for minimum
 pension liability.......  --           --          --     (35,144)   (35,144)
                           ---   ---------- -----------   --------  ---------
Balance Dec. 31, 1993....    1    2,416,131  (1,966,117)   (41,964)   408,051
Net income (loss)........  --           --     (716,183)       --    (716,183)
Adjustment for minimum
 pension liability.......  --           --          --      34,947     34,947
                           ---   ---------- -----------   --------  ---------
Balance Dec. 31, 1994....    1    2,416,131  (2,682,300)    (7,017)  (273,185)
Net income (loss)........  --           --       32,990        --      32,990
Adjustment for minimum
 pension liability.......  --           --          --     (70,978)   (70,978)
                           ---   ---------- -----------   --------  ---------
Balance Dec. 31, 1995....  $ 1   $2,416,131 $(2,649,310)  $(77,995) $(311,173)
                           ===   ========== ===========   ========  =========




          See accompanying Notes to consolidated financial statements.

                                  USAIR, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation and Nature of Operations

  The accompanying consolidated financial statements include the accounts of USAir, Inc. ("USAir") and its wholly-owned subsidiary USAM Corp. ("USAM"). USAir is a wholly-owned subsidiary of USAir Group, Inc. ("USAir Group" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

  USAir is a major United States air carrier whose primary business is transporting passengers, property and mail. USAir operates predominantly in the eastern United States with primary hubs at the major airports in Pittsburgh, Pennsylvania, Charlotte, North Carolina, Philadelphia, Pennsylvania and at Baltimore/Washington International Airport. USAir also maintains significant operations at the major airports in Boston, Massachusetts, New York, New York and Washington, D.C. USAir enplaned more than 57 million passengers during 1995 and is currently the fifth largest domestic air carrier, as measured by revenue passenger miles ("RPMs").

  In the fourth quarter of 1995, USAir and a subsidiary of British Airways plc ("BA") formed Airline Technical Services, LLC ("ATS"), a Delaware limited liability company, offering joint aviation maintenance, and technical and engineering expertise in the Americas. ATS will receive a commission on the contracts it brokers for USAir and BA. USAir accounts for ATS using the equity method because it is owned equally by each parent company. No material activity occurred in 1995.

  At December 31, 1992, USAM owned 11% of the Covia Partnership ("Covia") which owned and operated a computerized reservation system ("CRS"). In September 1993, Covia purchased the assets of the corporation that owned and operated the Galileo CRS which provided services to travel agent subscribers in Europe. Covia was immediately separated into three new entities and, as a result, USAM owns 11% of the Galileo International Partnership which owns and operates the Galileo CRS, approximately 11% of the Galileo Japan Partnership which markets the Galileo CRS in Japan and approximately 21% of the Apollo Travel Services Partnership which markets the Galileo CRS in the U.S. and Mexico. USAM accounts for these investments using the equity method because it is represented on the board of directors of each of the partnerships and therefore participates in policy making processes.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain 1994 and 1993 amounts have been reclassified to conform with 1995 classifications.

  (b) Cash and Cash Equivalents and Short-Term Investments

  For financial statement purposes, USAir considers all highly liquid investments purchased within three months of maturity to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market value. Short-term investments consist of certificates of deposit and commercial paper purchased with maturities greater than three months but less than one year. Short-term investments are stated at cost plus accrued interest, which approximates market value.

  (c) Materials and Supplies

  Inventories of materials and supplies are valued at average cost and are charged to operations as consumed. An allowance for obsolescence is provided for flight equipment expendable and repairable parts.

                                  USAIR, INC.

  (d) Property and Equipment

  Property and equipment is stated at cost or, if acquired under capital leases, at the lower of the present value of minimum lease payments or fair market value at the inception of the lease. Maintenance and repairs, including the overhaul of aircraft components, are charged to operating expense as incurred and costs of major improvements are capitalized for both owned and leased assets. Interest related to deposits on aircraft purchase contracts and facility and equipment construction projects is capitalized as additional cost of the asset or as leasehold improvement if the asset is leased. Depreciation and amortization for principal asset classifications is provided on a straight-line basis to estimated residual values over estimated depreciable lives. USAir periodically reviews estimated depreciable lives and residual values for reasonableness and revises its estimates, if necessary.

                                               DEPRECIABLE
                   ASSETS                         LIVES         RESIDUAL VALUES
                   ------                      -----------      ---------------
                                                 (YEARS)         (IN MILLIONS)
     Aircraft
       Boeing 767-200ER.................           20               $14.0
       Boeing 757-200...................           20                 8.0
       Boeing 737-300/400...............           20                 7.5
       Boeing 737-200...................          5-17              0.6-5.0
       McDonnell Douglas MD-80..........           20                 7.5
       Douglas DC-9-30..................           17                 3.0
       Fokker 100.......................           20                 5.0
       Fokker F28-4000..................            8                 2.0
       Fokker F28-1000..................            6                 1.0
       Turboprop aircraft...............           15                 1.5
       Improvements to leased aircraft..      life of lease           --
     Ground property, equipment and
      leasehold improvements............  1-10 or life of lease       --
     Buildings..........................           30                 --

  Property acquired under capital lease is amortized on a straight-line basis over the term of the lease and charged to Depreciation and Amortization Expense. When property and equipment is sold or retired, the cost and accumulated depreciation is removed from the accounts and any gain or loss recognized as Other Income (Expense).

  (e) Goodwill and Other Intangibles

  Goodwill, the cost in excess of fair value of identified net assets acquired, is being amortized on a straight-line basis over 40 years. The $629 million goodwill resulting from the acquisition of Pacific Southwest Airlines ("Pacific Southwest") and Piedmont Aviation, Inc. ("Piedmont Aviation"), both in 1987, is being amortized as Depreciation and Amortization Expense. Accumulated amortization at December 31, 1995 and 1994 related to the Pacific Southwest and Piedmont Aviation acquisitions was $128 million and $113 million, respectively. The $11 million goodwill resulting from USAM's CRS investments is being amortized as other non-operating expense, consistent with the classification of income or loss on the investments. USAM's related accumulated amortization at December 31, 1995 and 1994 was approximately $2 million. USAir evaluates whether or not goodwill is impaired by comparing the goodwill balances with estimated future undiscounted cash flows which, in USAir's judgment, are attributable to the goodwill. This analysis is performed separately for the goodwill which resulted from each acquisition.

                                  USAIR, INC.

  Intangible assets consist mainly of purchased operating rights at various airports, purchased route authorities, capitalized software costs and the intangible assets associated with the underfunded amounts of certain pension plans. The operating rights, valued at purchase cost or appraised value if acquired from Pacific Southwest or Piedmont Aviation, are being amortized over periods ranging from ten to 25 years as Depreciation and Amortization Expense. The purchased route authorities are being amortized over 25 years as Depreciation and Amortization Expense. Capitalized software costs are being amortized as Depreciation and Amortization Expense over five years, the expected period of benefit. Accumulated amortization related to intangible assets at December 31, 1995 and 1994 was $104 million and $80 million, respectively.

  Based on the most recent analyses, USAir believes that goodwill and other intangible assets were not impaired at December 31, 1995.

  (f) Other Assets, net

  Other Assets, net consists primarily of non-current pension assets, the unamortized balance of deferred compensation, restricted cash and investments and a long-term receivable from BA. Deferred compensation resulted mainly from USAir's establishment of an Employee Stock Ownership Plan in 1989 (see Note
8). Restricted cash and investments are deposits in trust accounts to collateralize letters of credit and workers' compensation policies and the long-term receivable from BA resulted from the relinquishment by USAir of two U.S. to London routes.

  In November 1995, USAir entered into a five-year transaction with a third party pursuant to which USAir agreed to pledge to such third party from time to time certain flight equipment and simulators as collateral for up to $70 million aggregate principal amount of letters of credit to be issued by the third party with respect to certain workers' compensation obligations of USAir. On December 15, 1995, USAir pledged ten aircraft to the third party, resulting in the release of $67.2 million in cash and securities that had been previously pledged by USAir to letter of credit providers.

  (g) Deferred Gains on Sale and Leaseback Transactions

  Gains on aircraft sale and leaseback transactions are deferred and amortized over the term of the leases as a reduction of rental expense.

  (h) Passenger Revenue Recognition

  Passenger ticket sales are recognized as revenue when the transportation service is rendered or the ticket otherwise expires. At the time of sale, a liability is established (Traffic Balances Payable and Unused Tickets) and subsequently eliminated either through carriage of the passenger, through billing from another carrier which renders the service or by refund to the passenger. Approximately $31 million and $23 million of amounts owed to wholly-owned subsidiaries of USAir Group for passenger transportation revenue are included in Traffic Balances Payable and Unused Tickets at December 31, 1995 and 1994, respectively.

  (i) Frequent Traveler Awards

  USAir accrues the estimated incremental cost of providing outstanding travel awards earned by participants in its Frequent Traveler Program ("FTP") when participants accumulate sufficient miles to be entitled to claim award certificates for travel.

                                  USAIR, INC.

  (j) Investment Tax Credit

  Investment tax credit benefits have been recorded using the "flow-through" method as a reduction of the Federal income tax provision.

  (k) Advertising Costs

  Advertising costs are expensed when incurred as other operating expense. Advertising expense for 1995, 1994 and 1993 was $67 million, $63 million and $59 million, respectively.

2. FINANCIAL INSTRUMENTS

  (a) Terms of Certain Financial Instruments

  USAir has entered into hedging arrangements designed to reduce its exposure to fluctuations in the price of jet fuel. Net settlements are recorded as adjustments to Aviation Fuel expense. The total notional number of gallons under these agreements was 38 million and 86 million at December 31, 1995 and 1994, respectively. Under these arrangements, USAir will pay $0.499 to $0.548 per notional gallon in 1996 and receive a floating rate per notional gallon based on current market prices. In 1995 USAir paid $0.496 to $0.521 per notional gallon and received a floating rate per notional gallon based on current market prices. Decreases in the market price of fuel to levels below the fixed prices require cash payments by USAir and cause an increase in USAir's Aviation Fuel expense. The hedging arrangements represented approximately 8% of USAir's actual 1995 fuel consumption. USAir is party to such hedging arrangements with several entities. Although the agreements, which expire in 1996, expose USAir to credit loss in the event of non-performance by the other parties to the agreements, USAir does not anticipate such non-performance because of the favorable creditworthiness status of the other parties. USAir may continue to enter into such arrangements, depending on market conditions.

  An aggregate of $32 million of future principal payments of the Equipment Financing Agreements due 1998 through 2000 are payable in Japanese Yen. This foreign currency exposure has been hedged to maturity by participation in foreign currency contracts. Net settlements will be recorded as adjustments to interest expense. Although USAir is exposed to credit loss in the event of non-performance by the counterparty to the contracts, USAir does not anticipate such non-performance because of the favorable credit-worthiness status of the other party.

  (b) Fair Value of Financial Instruments

  Unless a quoted market price indicates otherwise, the fair values of cash and cash equivalents, short-term investments and other investments generally approximates carrying values because of the short maturity of these instruments. USAir has estimated the fair value of long-term debt based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of similar remaining maturities. The fair values of energy swap agreements and foreign currency contracts are obtained from dealer quotes whereby these values represent the estimated amount USAir would receive or pay to terminate such agreements.

                                  USAIR, INC.

  The estimated fair values of USAir's financial instruments, none of which are held for trading purposes, are summarized as follows (brackets denote a liability):

                                            DECEMBER 31,
                           --------------------------------------------------
                                    1995                      1994
                           ------------------------  ------------------------
                            CARRYING     ESTIMATED    CARRYING     ESTIMATED
                             AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                           -----------  -----------  -----------  -----------
                                           (IN THOUSANDS)
Cash and cash
 equivalents.............. $   879,613  $   879,613  $   428,925  $   428,925
Short-term investments....      19,831       19,822       22,133       22,078
Restricted cash and
 investments*.............      98,742       98,539      170,686      170,581
Long-term note
 receivable*..............      45,433       33,277       47,000       31,537
Other long-term
 investments*.............       4,607        4,008        1,633        1,144
Long-term debt (excludes
 capital lease
 obligations).............  (2,753,932)  (2,564,514)  (2,847,878)  (2,435,786)
Energy swap agreements:
  In a net receivable
   position...............         --         1,845          --           259
Foreign currency
 contracts:
  In a net receivable
   position...............         --         4,050          --         5,352

- --------
*  Amounts are included in Other Assets on USAir's consolidated balance sheets.

3. LONG-TERM DEBT

  Details of long-term debt are as follows:

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1995       1994
                                                         ---------- ----------
                                                            (IN THOUSANDS)
   Senior Debt:
     12 7/8% Senior Debentures due 2000................. $      --  $   77,000
     10% Senior Notes due 2003..........................    300,000    300,000
     9 5/8% Senior Notes due 2001.......................    175,000    175,000
     12.15% to 15.23% U.S. Government Guaranteed
      Obligations.......................................        --       3,090
     5.7% to 12% Equipment Financing Agreements,
      Installments due 1996 to 2016.....................  2,180,430  2,090,064
     8.4% Intercompany Aircraft Loan with USAir Group
      due 1996 to 2014..................................     68,640        --
     8.6% Airport Facility Revenue Bond due 2022........     27,620     27,620
     4.0% to 7.1% Aircraft Purchase Deposit Financing...        --     172,301
     Other..............................................      2,242      2,803
                                                         ---------- ----------
                                                          2,753,932  2,847,878
   Capital Lease Obligations............................     65,496     82,324
                                                         ---------- ----------
     Total..............................................  2,819,428  2,930,202
   Less Current Maturities..............................     77,496     80,714
                                                         ---------- ----------
                                                         $2,741,932 $2,849,488
                                                         ========== ==========

                                  USAIR, INC.

  Maturities of long-term debt and debt under capital leases for the next five years are as follows:

                                               (IN THOUSANDS)
           1996...............................   $   77,496
           1997...............................       88,637
           1998...............................      157,287
           1999...............................       80,732
           2000...............................      125,820
           Thereafter.........................    2,289,456

  Interest rates on $492 million principal amount of long-term debt at December 31, 1995 are subject to adjustment to reflect prime rate and other rate changes.

  Equipment financings totaling $2.3 billion were collateralized by aircraft and engines with a net book value of approximately $2.4 billion at December 31, 1995.

  In February 1996, USAir sold $263 million principal amount of Enhanced Equipment Notes ("Enhanced Notes") through a private placement offering under Securities and Exchange Commission Regulation 144A. The Enhanced Notes are secured by nine 757-200 aircraft. The Enhanced Notes are not reflected in the above table because they were sold after December 31, 1995.

4. COMMITMENTS AND CONTINGENCIES

  (a) Operating Environment

  USAir's financial results for 1995 represent a significant improvement over 1994 results. The improvement is mainly attributable to a stable domestic economic climate, favorable capacity trends in USAir's markets, less fare discounting and low fare competition and the positive influence of USAir's cost-reduction efforts. However, USAir's financial condition, results of operations and future prospects are more susceptible to an economic downturn and competitive influences than most of its major competitors due to USAir's high cost structure amid the low cost, low fare environment which characterizes the domestic airline industry.

  Most of USAir's operations are in competitive markets, predominately in the Eastern United States. In recent years, air carriers with low costs of operations and fare structures have initiated and or expanded into markets served by USAir. In addition, several of the larger, mature air carriers have developed or indicated their intention to develop similar low cost, low fare service. In an effort to preserve market share, USAir has typically responded to the entry of a low cost, low fare competitor into its markets by matching fares and increasing the frequency of service in related markets, generally with the result of diluting USAir's yield in these markets. USAir currently has the highest operating costs among the major domestic air carriers and the growth and expansion of low cost, low fare carriers in USAir's markets has put considerable pressure on USAir to reduce operating costs in order to maintain competitiveness.

  USAir was able to significantly reduce certain non-labor related operating costs during 1995 through re-engineering efforts, structural changes and reducing or eliminating capacity in unprofitable markets, however, USAir has not been successful to date in achieving meaningful reductions in personnel costs. USAir believes that its long-term future depends on its success in further reducing its cost of operations, including personnel costs.

  At December 31, 1995, USAir employed approximately 39,900 full-time equivalent employees. Approximately 65% of USAir's workforce is covered by collective bargaining agreements with various unions, or will be covered by collective bargaining agreements for which initial negotiations are in progress. USAir's

                                  USAIR, INC.

contract with the International Association of Machinists and Aerospace Workers ("IAM"), which represents USAir's machinists group, is currently open for negotiation and USAir and the IAM have commenced the collective bargaining process. USAir's contract with the unions which represent its pilot's and flight attendant's groups become open for negotiations within the next year. USAir cannot predict the ultimate outcome of its negotiations with the IAM or if it will be successful in achieving meaningful wage and benefit concessions from the IAM and its other organized labor groups.

  Although a competitive strength, the concentration of significant operations in the eastern U.S. leaves USAir susceptible to certain regional conditions that may have an adverse affect on the USAir's results of operations and financial condition. For example, geographically isolated inclement weather and the recent partial Federal government shutdowns adversely effected operating revenues and expenses to a greater degree than some of USAir's competitors.

  The nature of USAir's operations results in reliance on the availability of aviation fuel. The availability and price of aviation fuel is largely dependent on the actions of the countries which compose the Oil Producing and Exporting Countries ("OPEC") cartel. OPEC, which currently controls a significant amount of the world's known crude oil reserves, can effect the availability and price of jet fuel through its production and price-targeting actions. In addition, jet fuel prices are affected by political events, seasonal factors and other factors that are generally outside of USAir's control. USAir has a diversified fuel supplier network and participates in fuel hedging transactions (see Note 2. Fair Value of Financial Instruments for additional information related to USAir's participation in fuel hedging contracts) in order to ensure fuel availability and partially protect USAir from temporary jet fuel price fluctuations.

  (b) Leases

  USAir leases certain aircraft, engines, computer and ground equipment, in addition to the majority of its ground facilities. Ground facilities include executive offices, overhaul and maintenance bases and ticket and administrative offices. Public airports are utilized for flight operations under lease arrangements with the municipalities or agencies owning or controlling such airports. Substantially all leases provide that the lessee shall pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property. Some leases also include renewal and purchase options.

  In addition, USAir subleases certain leased aircraft and ground facilities under noncancelable operating leases expiring in various years through 2021.

  The following amounts applicable to capital leases are included in property and equipment:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
     Flight equipment........................................ $192,775 $216,600
     Ground property and equipment...........................    4,767   10,961
                                                              -------- --------
                                                               197,542  227,561
     Less accumulated amortization...........................  140,212  151,217
                                                              -------- --------
                                                              $ 57,330 $ 76,344
                                                              ======== ========

                                  USAIR, INC.

  At December 31, 1995, obligations under capital and noncancelable operating leases for future minimum lease payments were as follows:

                                                            CAPITAL OPERATING
                                                            LEASES    LEASES
                                                            ------- ----------
                                                              (IN THOUSANDS)
     1996.................................................. $21,886 $  712,087
     1997..................................................  21,697    724,473
     1998..................................................  10,687    689,645
     1999..................................................  10,687    655,665
     2000..................................................   7,586    645,943
     Thereafter............................................  20,094  6,621,172
                                                            ------- ----------
       Total minimum lease payments........................  92,637 10,048,985
       Less sublease rental receipts.......................     --     178,901
                                                            ------- ----------
       Total minimum operating lease payments..............         $9,870,084
                                                                    ==========
       Less amount representing interest...................  27,141
                                                            -------
     Present value of future minimum capital lease
      payments.............................................  65,496
     Less current obligations under capital leases.........  14,085
                                                            -------
     Long-term obligations under capital leases............ $51,411
                                                            =======

  Rental expense under operating leases for 1995, 1994 and 1993 was $680 million, $703 million and $739 million, respectively. The $680 million rental expense for 1995 excludes a credit of $4.1 million related to the leasing of three of USAir's parked BAe-146 aircraft, recorded in the fourth quarter of 1995. The $703 million rental expense for 1994 excludes charges of $103 million related to USAir's grounded BAe-146 fleet and $13 million primarily related to USAir's decision to cease operations of its remaining Boeing 727-200 aircraft in 1995. See Note 14.--Non-Recurring and Unusual Items.

  USAir also leases certain owned aircraft under noncancelable operating leases which expire in various years through 2002 to both third and related parties, primarily subsidiaries of USAir Group. See Note 11.--Related Party Transactions. The minimum future rentals to be received by USAir on these leases are: $24.4 million-- 1996; $16.1 million--1997; $8.0 million--1998;
$6.2 million--1999; $5.4 million--2000; and $6.0 million--thereafter. The following amounts are applicable to aircraft leased under such agreements as reflected in flight equipment:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
     Flight equipment........................................ $192,198 $152,956
     Less accumulated depreciation...........................   75,089   43,283
                                                              -------- --------
                                                              $117,109 $109,673
                                                              ======== ========

  (c) Legal Proceedings

  USAir is involved in legal proceedings arising out of its two aircraft accidents that occurred in July and September 1994 near Charlotte, North Carolina and Pittsburgh, Pennsylvania, respectively. The National Transportation Safety Board ("NTSB") held hearings beginning in September 1994 relating to the July accident and January 1995 relating to the September accident. In April 1995, the NTSB issued its finding of probable

                                  USAIR, INC.

causes with respect to the accident near Charlotte. It assigned as probable causes the failure of air traffic control to convey weather and windshear hazard information and flight crew errors. The NTSB has not yet issued its final accident investigation report for the accident near Pittsburgh. The NTSB, The Boeing Company ("Boeing"), the Federal Aviation Administration ("FAA") and USAir jointly conducted flight tests in October 1995 as part of the ongoing investigation into the cause of this accident. In this regard, USAir provided a 737-300 aircraft in the collective effort to simulate the conditions at the time of the accident. More public hearings were conducted in November 1995. The NTSB has indicated that a determination of the cause of the accident is not likely until sometime in 1996. USAir expects that it will be at least two to three years before the accident litigation and related settlements will be concluded. USAir is unable to estimate the potential liability arising from such accidents because the determination of liability and calculation of damages, if any, are subject to numerous factors such as the responsibility of co- and third-party defendants (ie. aircraft and engine manufacturers and certain governmental authorities) and the availability of defenses to the claims. USAir believes, however, that it is fully insured with respect to the litigation that has arisen or may arise from the Charlotte and Pittsburgh incidents. Among the factors considered by USAir in making this determination are reviews by USAir and by USAir's counsel of applicable insurance policies (including policy limits and the financial condition of its insurers) and detailed discussions among USAir, its insurance providers and litigation counsel. USAir has been specifically advised by litigation counsel that the magnitude of compensatory damages are not estimable but that for both the Charlotte and Pittsburgh incidents, aggregate damages will be well within policy limits. USAir's liability limits are reviewed at least annually by USAir and its insurance providers and liability insurance for accident liability is on a "per occurrence" basis. Therefore, USAir believes that the litigation will not have a material adverse effect on USAir's financial condition or results of operations, although any finding of fault on USAir's part could create negative publicity and could tarnish USAir's image.

  In 1989 and 1990, a number of U.S. air carriers, including USAir, received two Civil Investigative Demands ("CIDs") from the Department of Justice ("DOJ") related to investigations of price fixing in the domestic airline industry. A CID is a request for information in the course of an antitrust investigation and does not constitute the institution of a civil or criminal action.

  The investigations by the DOJ culminated in the filing of a lawsuit against Airline Tariff Publishing Company ("ATPCo") and eight major air carriers, including USAir, alleging that the defendants had agreed to fix prices in violation of Section 1 of the Sherman Act through the methods used to disseminate fare data to ATPCo, an airline-owned fare publishing service. To avoid the costs associated with protracted litigation and an uncertain outcome, USAir and another carrier decided to settle the lawsuit by entering into a consent decree to modify their fare-filing practices in certain respects and to implement compliance programs that would include education of employees regarding the carrier's responsibilities under the consent decree. Accordingly, the consent decree and the U.S. government's complaint were filed contemporaneously in the United States District Court for the District of Columbia in December 1992. On November 1, 1993, after it had reviewed comments filed regarding the consent decree, the court entered the decree. In March 1994, the remaining six air carrier defendants agreed to the entry of a separate consent decree to settle the lawsuit. USAir petitioned the Court to have its consent decree amended to conform with the other settlement and the Court entered an amended consent decree on September 21, 1994. USAir has recently received a CID from the DOJ relating to USAir's compliance with the terms of the consent decree.

  On March 19, 1993, the U.S. District Court in Atlanta, Georgia entered a settlement involving USAir and five other U.S. air carrier defendants in the Domestic Air Transportation Antitrust Litigation class action lawsuit. The class action suit, which was filed in July 1990, alleged that the airlines used ATPCo to signal and communicate carrier pricing intentions and otherwise limit price competition for travel to and from numerous hub airports. Under the terms of the settlement, the six air carriers paid $45 million in cash and issued $396.5 million in certificates valid for purchase of domestic air travel on any of the six airlines. USAir's share of the

                                  USAIR, INC.

cash portion of the settlement, $5 million, was recorded in results of operations for the second quarter of 1992. The certificates, mailed to approximately 4.1 million claimants between December 15 and 31, 1994, provide a dollar-for-dollar discount against the cost of a ticket generally of up to a maximum of 10% per ticket, depending on the cost of the ticket. It is possible that this settlement could have a dilutive effect on USAir's passenger transportation revenue and associated cash flow. However, due to the interchange-ability of the certificates among the six carriers involved in the settlement, the possibility that carriers not party to the settlement will honor the certificates, and the potential stimulative effect on travel created by the certificates, USAir cannot reasonably estimate the impact of this settlement on further passenger revenue and cash flows. USAir has employed the incremental cost method to estimate a range of costs attributable to the exercise of the certificates, based on the assumption that the estimated maximum number of certificates to be redeemed for travel on USAir will be related to USAir's market share relative to the total market share of the six carriers involved in the

                                    F-19--1

                                  USAIR, INC.

settlement. USAir's estimated percentage of such market share is less than 9%. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance, and denied boarding compensation expenses expected to be incurred on a per passenger basis. USAir has estimated that its incremental cost will not be material based on the equivalent free trips associated with the settlement.

  On October 11, 1994, USAir and seven other carriers entered into a settlement agreement with a group of State Attorneys General resolving similar issues with the states. The settlement entitles passengers traveling within the United States on state government business to a 10% discount off the published fares of each of the settling carriers and will be available for 18 months from August 16, 1995, or until the combined discount amount reaches $40 million, whichever first occurs. On May 10, 1995, a U.S. federal district court judge approved the settlement. USAir does not expect that this settlement will have a material adverse effect on its financial condition or results of operations. As was the case with the settlement of the private antitrust litigation, it is difficult to predict the amount of discounted state travel that will occur on USAir. Thus, a dollar impact of the settlement cannot be estimated.

  In February and March 1995, several class action lawsuits were filed in various federal district courts by travel agencies and a travel agency trade association alleging that most of the major U.S. airlines, including USAir, violated the antitrust laws when they individually capped travel agent base commissions at $50 for round-trip domestic tickets with base fares above $500 and at $25 for one-way domestic tickets with base fares above $250. The lawsuits have been consolidated in the federal district of Minnesota. The plaintiffs are seeking unspecified treble damages for restraint of trade. The case is expected to go to a jury trial in 1996. While USAir believes that its actions in establishing a commission cap were in full compliance with the antitrust laws, USAir is unable to predict at this time the ultimate resolution of the litigation or the potential impact on USAir's financial condition and results of operations.

  In March 1995, a number of U.S. carriers, including USAir, received CIDs from the DOJ related to an investigation of incentives paid to travel agents over and above the base commission payments. USAir responded to an earlier CID on this topic during 1994. USAir has complied with the requirements of the CID by producing documents and responding to interrogatories. Because this matter is in the investigatory stage, USAir is unable to predict at this time its ultimate resolution or potential impact on USAir's financial condition or results of operations.

  In May 1995, a number of U.S. air carriers, including USAir, received CIDs from the DOJ relating to its investigation of incentive payments to travel agencies and a possible agreement among these carriers to implement a cap on travel agent base commissions, which is the subject matter of the suits recently brought by travel agencies, as discussed above. One of the CIDs received by USAir sought the production of transcripts of depositions of any USAir employees taken in connection with the private litigation relating to the commission caps, together with annexed exhibits. USAir has complied with the requirements of the CIDs. USAir does not expect these investigations to have a material effect on its financial condition and results of operations.

  In October 1995, USAir terminated for cause an agreement with In-Flight Phone Corporation ("IFPC"). IFPC was USAir's provider of on-board telephone and interactive data systems (the "IFPC System"). The agreement contemplated the eventual installation of the IFPC System on substantially all of USAir's aircraft. The IFPC System had been installed on approximately 80 aircraft prior to the date of termination of the agreement. On December 6, 1995, IFPC filed suit against USAir seeking equitable relief and damages in excess of $186 million. USAir believes that its termination of its agreement with IFPC was appropriate and that it is owed in excess of $5 million by IFPC. On December 7, 1995, USAir successfully defended IFPC's emergency motion for a temporary restraining order. On December 13, 1995, IFPC's motion for a preliminary injunction

                                  USAIR, INC.

was denied and IFPC has relinquished its right to appeal that decision. IFPC's claim for damages remains pending and USAir is presently preparing a counterclaim for amounts it is owed by IFPC. USAir is unable to predict at this time the ultimate resolution or potential financial impact on USAir's financial condition and results of operations of this lawsuit. USAir is presently in negotiations with other vendors of on-board telephone systems and currently expects to finalize an agreement in the first quarter of 1996.

  During 1995, four members of USAir's FTP filed class action lawsuits against USAir in Illinois, Pennsylvania, California and New Jersey state courts, alleging breach of contract relating to changes made to USAir's FTP effective December 31, 1989 and/or January 1, 1995. A similar lawsuit has been pending in California state court since 1989. The lawsuits seek unspecified damages and an injunction against the allegedly objectionable changes to USAir's FTP and any subsequent retroactive changes to the FTP. USAir denies the allegations made in the lawsuits and intends to vigorously defend itself. The ultimate resolution of these lawsuits and their potential impact on USAir's financial condition and results of operations cannot be predicted at this time.

  In May 1995, USAir Group, USAir and the Retirement Income Plan for Pilots of USAir, Inc. (the "Pilots' Pension Plan") were sued in federal district court for the District of Columbia by 469 active and retired USAir pilots. The lawsuit alleges that USAir has breached its fiduciary duty under the Employee Retirement Income Security Act ("ERISA") and otherwise violated ERISA by erroneously calculating benefits under the Pilots' Pension Plan. The plaintiffs seek, among other things, an injunction restraining USAir and the Pilots' Pension Plan from allegedly improperly calculating benefits under the Pilots' Pension Plan and payments to plaintiffs of benefits allegedly improperly withheld in an amount alleged to be equal to approximately $70 million, plus interest. USAir believes that it has properly calculated benefits under the Pilots' Pension Plan and intends to vigorously defend itself against the allegations made in the lawsuit. Because this lawsuit is in an early stage of litigation, USAir is unable to predict at this time its ultimate resolution or potential impact on USAir Group's pension liability or future funding requirements.

  USAir has received notices from the U.S. Environmental Protection Agency and various state agencies that it is a potentially responsible party with respect to the remediation of existing sites of environmental concern. Only two of these sites have been included on the Superfund National Priorities List. USAir continues to negotiate with various governmental agencies concerning known and possible cleanup sites. USAir has made financial contributions for the performance of remedial investigations and feasibility studies at sites in Moira, New York; Escondido, California; and Elkton, Maryland.

  Also, USAir has been identified as a potentially responsible party ("PRP") for environmental contamination at Boston Logan Airport. There are a number of other PRPs at the site. USAir is presently unable to assess its proportionate share of contribution, but do not expect any such contribution to have a material adverse effect on its financial condition or results of operations.

  Because of changing environmental laws and regulations, the large number of other potentially responsible parties and certain pending legal proceedings, it is not possible to reasonably estimate the amount or timing of future expenditures related to environmental matters. USAir provides for costs related to environmental contingencies when a loss is probable and the amount is reasonably estimable. Although management believes adequate reserves have been provided for all known contingencies, it is possible that additional reserves could be required in the future which could have a material effect on results of operations. However, USAir believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on USAir's financial position or results of operations based on USAir's experience with similar environmental sites.

  The Equal Employment Opportunity Commission and various state and local fair employment practices agencies are investigating charges by certain job applicants, employees and former employees of the Company's

                                  USAIR, INC.

subsidiaries involving allegations of employment discrimination in violation of Federal and state laws. The plaintiffs in these cases generally seek declaratory and injunctive relief and monetary damages, including back pay. In some instances they also seek classification adjustment, compensatory damages and punitive damages. Such proceedings are in various stages of litigation and investigation, and the outcome of these proceedings is difficult to predict. In the Company's opinion, however, the disposition of these matters is not likely to have a material adverse effect on its financial condition or results of operations.

  (d) Aircraft Commitments

  In June 1995, USAir entered into agreements with Boeing and Rolls Royce plc ("Rolls Royce") deferring the delivery of eight 757-200 aircraft from 1996 to 1998. As part of these agreements, the due dates for progress payments associated with the 1996 deliveries were likewise rescheduled. Accordingly, approximately $71 million of progress payments that had been paid by USAir were refunded to USAir in the third quarter of 1995. The related long-term debt which financed the deposits was dissolved.

  The following schedule of USAir's new aircraft deliveries and scheduled payments at December 31, 1995 (including progress payments, payments at delivery, buyer furnished equipment, spares, and capitalized interest) reflects USAir's agreements with Boeing and Rolls Royce discussed above:

                                            DELIVERY PERIOD--FIRM ORDERS
                                    --------------------------------------------
                                    1996 1997 1998 1999  2000  THEREAFTER TOTAL
                                    ---- ---- ---- ----- ----- ---------- ------
Boeing
  757-200.......................... --   --      8   --    --       --         8
  737-Series....................... --   --    --    --    --        40       40
                                    ---  ---  ---- ----- -----   ------   ------
    Total.......................... --   --      8   --    --        40       48
                                    ===  ===  ==== ===== =====   ======   ======
Payments (millions)................ $63  $74  $254 $ --  $ --    $1,855   $2,246
                                    ===  ===  ==== ===== =====   ======   ======

  In addition, USAir has a commitment to purchase hush kits for certain of its DC-9-30 aircraft and a substantial portion of its 737-200 aircraft. The installation of these hush kits will bring the aircraft into compliance with FAA Stage 3 noise level requirements. The projected payments associated with the purchase of the hush kits are: $43 million--1996; $30 million--1997; $30 million--1998; and $17.0 million--1999.

  USAir has the option of purchasing any other Boeing commercial aircraft type in satisfaction of its obligation to purchase forty 737-Series aircraft. Such satisfaction would be accomplished on an "equivalent-seat" basis.

  (e) Concentration of Credit Risk

  USAir invests available cash in money market securities of various banks, commercial paper of financial institutions and other companies with high credit ratings and securities backed by the United States government.

  At December 31, 1995, most of USAir's receivables related to tickets sold to individual passengers through the use of major credit cards (44%) or to tickets sold by other airlines (16%) and used by passengers on USAir or its regional airline affiliates. These receivables are short-term, generally being settled within 14 days after sale. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts. USAir does not believe it is subject to any significant concentration of credit risk.

                                  USAIR, INC.

  (f) Guarantees

  At December 31, 1995, USAir guaranteed payments of debt and lease obligations of Piedmont Airlines, Inc. and PSA Airlines, Inc., wholly-owned subsidiaries of USAir Group, amounting to $103 million.

5. SALE OF RECEIVABLES

  The revolving receivables sales facility ("Receivables Agreement") to which USAir had been a party, expired on December 21, 1994. USAir was unable to sell receivables under the Receivables Agreement during 1994 because it was in violation of certain financial covenants. USAir had no outstanding amounts due under the Receivables Agreement at expiry. The average dollar amount of outstanding receivable sales during 1993 was approximately $100 million. USAir has engaged in discussions to arrange a replacement facility but has elected not to pursue such a financing at this time.

6. INCOME TAXES

  Effective January 1, 1993, USAir adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 required a change from the deferred method under Accounting Principles Board Opinion No. 11 to the asset and liability method of accounting for income taxes. No cumulative adjustment at January 1, 1993, and no income tax credit for the years ended December 31, 1994 and 1993, were recognized due to the FAS 109 limitation in recognizing benefits for net operating losses. USAir files a consolidated Federal income tax return with its parent USAir Group. USAir Group and its wholly-owned subsidiaries have executed a tax sharing agreement which allocates tax and tax items, such as net operating losses and tax credits between members of the group based on their proportion of taxable income and other items. This tax sharing and allocation impacts the deferred tax assets and liabilities reported by each corporation on a separate company basis. Accordingly, USAir's tax expense is based on its taxable income (loss), taking into consideration its allocated tax loss carryforwards and tax credit carryforwards.

  The components of the provision for income taxes are as follows:

                                                              1995  1994  1993
                                                             ------ ----- -----
                                                               (IN THOUSANDS)
     Current provision:
       Federal.............................................. $4,107 $ --  $ --
       State................................................    301   --    --
                                                             ------ ----- -----
         Total current provision............................  4,408     0     0
                                                             ------ ----- -----
     Deferred provision:
       Federal..............................................    --    --    --
       State................................................    --    --    --
                                                             ------ ----- -----
         Total deferred provision...........................      0     0     0
                                                             ------ ----- -----
     Provision for income taxes............................. $4,408 $   0 $   0
                                                             ====== ===== =====

  In 1995, USAir was not subject to regular Federal income tax as a result of using $22 million in Federal net operating loss carryforwards. However, USAir was subject to Federal alternative minimum tax ("AMT") and environmental tax. Approximately $88 million in AMT net operating loss carryforwards and approximately $17 million in state net operating loss carryforwards were utilized to reduce the Federal and state tax liabilities.

                                  USAIR, INC.

  The significant components of deferred income tax expense (benefit) for the years ended December 31, 1995, 1994, and 1993, are as follows:

                                                   1995      1994       1993
                                                 --------  ---------  ---------
                                                        (IN THOUSANDS)
   Deferred tax expense (benefit) (exclusive of
    the other components listed below).........  $ 17,779  $(234,269) $(121,847)
   Adjustments to deferred tax assets and
    liabilities for enacted changes in tax laws
    and rates..................................       --         --      (9,429)
   Increase (decrease) for the year in the
    valuation allowance for deferred tax
    assets.....................................   (17,779)   234,269    131,276
                                                 --------  ---------  ---------
     Total.....................................  $      0  $       0  $       0
                                                 ========  =========  =========

  A reconciliation of taxes computed at the statutory Federal tax rate on earnings before income taxes to the provision (credit) for income taxes is as follows:

                                                   1995      1994       1993
                                                 --------  ---------  ---------
                                                        (IN THOUSANDS)
   Tax provision (credit) computed at Federal
    statutory rate.............................  $ 13,089  $(250,664) $(146,579)
   State income tax expense, net of Federal tax
    benefit....................................       196        --         --
   Book expenses not deductible for tax
    purposes...................................    15,088     15,691      9,348
   Limitation in recognizing tax benefit of net
    operating loss/credits.....................       --     234,973    146,660
   Utilization of Federal Net Operating Loss
    which reduced valuation allowance..........    (7,778)       --         --
   Adjustments to deferred tax assets and
    liabilities for enacted changes in tax laws
    and rates..................................       --         --      (9,429)
   Current year temporary differences which
    reduced valuation allowance................   (20,293)       --         --
   Alternative Minimum tax which increased
    valuation allowance........................     3,384        --         --
   Other.......................................       722        --         --
                                                 --------  ---------  ---------
   Provision for Income Taxes..................  $  4,408  $       0  $       0
                                                 ========  =========  =========
   Effective Tax Rate..........................        12%         0%         0%
                                                 ========  =========  =========

                                  USAIR, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995, 1994 and 1993 are presented below:

                                               1995        1994        1993
                                            ----------  ----------  ----------
                                                     (IN THOUSANDS)
   Deferred tax assets:
     Leasing transactions.................  $  168,813  $  164,513  $  129,276
     Tax benefits purchased/sold..........      67,348      76,784      79,434
     Gain on sale and lease-back
      transactions........................     146,387     154,246     162,400
     Employee benefits....................     487,050     484,347     429,312
     Net operating loss carryforwards.....     627,357     657,870     508,240
     Alternative minimum tax credit
      carryforwards.......................      25,819      20,881      20,881
     Investment tax credit carryforwards..      48,720      47,880      47,880
     Other deferred tax assets............     118,521      99,368      61,210
                                            ----------  ----------  ----------
       Total gross deferred tax assets....   1,690,015   1,705,889   1,438,633
     Less valuation allowance.............    (785,306)   (803,085)   (568,816)
                                            ----------  ----------  ----------
       Net deferred tax assets............     904,709     902,804     869,817
   Deferred tax liabilities:
     Equipment depreciation and
      amortization........................     871,056     866,356     840,584
     Other deferred tax liabilities.......      33,653      36,448      29,233
                                            ----------  ----------  ----------
       Total deferred tax liabilities.....     904,709     902,804     869,817
                                            ----------  ----------  ----------
       Net deferred tax liabilities.......  $        0  $        0  $        0
                                            ==========  ==========  ==========

  Included in "Other Deferred Tax Assets" above for 1995, 1994 and 1993 are approximately $22 million, $16 million and $0, respectively, of tax assets which originate from subsidiaries of USAir Group in accordance with USAir's Tax Sharing Agreement.

  The valuation allowance for deferred tax assets as of January 1, 1993, was $438 million. The valuation allowance increased $131 million in 1993, $234 million in 1994 and decreased $18 million in 1995.

  At December 31, 1995, USAir had unused net operating losses of $1.6 billion for Federal tax purposes, which expire in the years 2005 to 2009. USAir also has available, to reduce future taxes payable, $653 million alternative minimum tax net operating losses expiring in the years 2007 to 2009, $49 million of investment tax credits expiring in the years 2002 to 2003, and $26 million of alternative minimum tax credits which do not expire. The Federal income tax returns of USAir through 1986 have been examined and settled with the Internal Revenue Service.

7. STOCKHOLDER'S EQUITY AND DIVIDEND RESTRICTIONS

  USAir Group owns all of the outstanding common stock of USAir. USAir's board of directors has not authorized the payment of dividends to USAir Group since 1988. In addition, USAir, organized under the Laws of the State of Delaware, may be subject to certain legal prohibitions on the payment of dividends on its capital stock. At December 31, 1995, USAir believes that it was legally prohibited from paying dividends to USAir Group due to the provisions of
Section 170 of Delaware General Corporation Law ("Delaware Law"), which require a company to maintain a capital surplus in order to pay dividends on its capital stock. In addition, as of December 31, 1995, USAir does not believe that it can comply with certain provisions of Delaware Law which permit a company with a capital deficit to pay dividends under special circumstances. In order for USAir to return to a capital surplus position it must realize substantial profits or increase its equity through other measures such as the sale of addition common stock.

                                  USAIR, INC.

  Covenants related to USAir's 10% and 9 5/8% Senior Unsecured Notes currently do not permit the payment of dividends by USAir to USAir Group. However, these covenants do not restrict USAir from loaning or advancing funds to USAir Group.

  The provisions of Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions," require the recognition of an additional minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. This amount has been recognized by USAir as a long-term liability with an offsetting intangible asset (see Note 1.(e)). Because the intangible asset recognized may not exceed the amount of unrecognized prior service cost on an individual plan basis, the balance is reported as a separate reduction of Stockholder's Equity (Deficit) at December 31, 1995 and 1994. See also Note 9.

8. EMPLOYEE STOCK OWNERSHIP PLAN

  In August 1989, USAir established an Employee Stock Ownership Plan ("ESOP"). USAir Group sold 2,200,000 shares of its Common Stock to an Employee Stock Ownership Trust (the "Trust") to hold on behalf of USAir's employees, exclusive of officers, in accordance with the terms of the Trust and the ESOP. The trustee placed those shares in a suspense account pending their release and allocation to employees. USAir provided financing to the Trust in the form of a 9 3/4% loan for $111.4 million for its purchase of shares and USAir contributed an additional $2.2 million to the Trust. USAir makes a yearly contribution to the Trust sufficient to cover the Trust's debt service requirement. The contributions are made in amounts equal to the periodic loan payments as they come due, less dividends available for loan payment. Since the Company did not pay dividends on any shares held by the Trust for the years ended December 31, 1995, 1994 and 1993, the Trust did not utilize dividends to service its debt during those periods. The initial maturity of the loan is 30 years. As the loan is repaid over time, the trustee systematically releases shares of the common stock from the suspense account and allocates them to participating employees. Each participant's allocation is based on the participant's compensation, the total compensation of all ESOP participants and the total number of shares being released. For each year after 1989, a minimum of 71,933 shares are released from the suspense account and allocated to participant accounts. If USAir's return on sales equals or exceeds four percent in a given year, more shares are released and repayment of the loan is accelerated. Annual contributions made by USAir, and therefore loan repayments made by the Trust, were $11.4 million in each of 1995, 1994 and 1993. The interest portion of these contributions was $10.4 million in 1995, $10.5 million in 1994 and $10.5 million in 1993. Approximately 510,000 shares of USAir Group Common Stock have been released or committed to be released as of December 31, 1995. USAir recognized approximately $4 million of compensation expense related to the ESOP in each of 1995, 1994 and 1993 based on shares allocated to employees (the "shares allocated" method). Deferred compensation related to the ESOP amounted to approximately $87 million, $91 million and $95 million at December 31, 1995, 1994 and 1993, respectively.

  In October 1995, the Financial Accounting Standards Board adopted Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"). This statement establishes the fair value based method of accounting for stock-based compensation. USAir has elected to continue using the intrinsic value based method of accounting prescribed in Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees", as permitted by FAS 123.

9. EMPLOYEE BENEFIT PLANS

  (a) Pension Plans

  USAir has several pension plans in effect covering substantially all employees. One qualified defined benefit plan covers USAir maintenance employees and provides benefits of specified amounts based on periods of service. Qualified defined benefit plans for substantially all other employees provide benefits based on years of

                                  USAIR, INC.

service and compensation. The qualified defined benefit plans are funded, on a current basis, to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

  The defined benefit pension plan for USAir non-contract employees was frozen at the end of 1991 for all non-contract participants, resulting in a one-time book gain of approximately $107 million in 1991. All non-contract plan participants became 100% vested at the time of the freeze. As a result of this plan curtailment, the accrual of service costs related to defined benefits for USAir non-contract and certain other employees ceased at the end of 1991. USAir implemented a defined contribution pension plan for non-contract employees in January 1993.

  The funded status of the qualified defined benefit plans at December 31, 1995 and 1994 was as follows:

                                   1995 PLANS IN WHICH     1994 PLANS IN WHICH
                                 ----------------------- -----------------------
                                 PLAN ASSETS ACCUMULATED PLAN ASSETS ACCUMULATED
                                   EXCEED     BENEFITS     EXCEED     BENEFITS
                                 ACCUMULATED EXCEED PLAN ACCUMULATED EXCEED PLAN
                                  BENEFITS     ASSETS     BENEFITS     ASSETS
                                 ----------- ----------- ----------- -----------
                                                  (IN MILLIONS)
Fair value of plan assets......    $  993      $1,419      $1,690       $183
Actuarial present value of:
  Vested benefit obligation....       929       1,603       1,513        242
  Nonvested benefit
   obligation..................        29          22          27         17
                                   ------      ------      ------       ----
    Accumulated benefit
     obligation based on
     salaries to date..........       958       1,625       1,540        259
    Additional benefits based
     on estimated future salary
     levels....................       130         598         470        --
                                   ------      ------      ------       ----
      Projected benefit
       obligation..............     1,088       2,223       2,010        259
                                   ------      ------      ------       ----
Projected benefit obligation in
 excess of fair value of plan
 assets........................       (95)       (804)       (320)       (76)
Unrecognized net transition
 asset.........................        (2)        (34)        (29)       (12)
Unrecognized prior service
 cost..........................       --           66         (15)        69
Unrecognized net loss..........       312         571         358         15
                                   ------      ------      ------       ----
  Pension (liability) pre-paid
   before adjustment...........       215        (201)         (6)        (4)
Adjustment to recognize minimum
 liability*....................       --         (149)        --         (72)
                                   ------      ------      ------       ----
  Pension (liability) pre-paid
   as adjusted and recognized
   in consolidated balance
   sheets......................    $  215      $ (350)     $   (6)      $(76)
                                   ======      ======      ======       ====

- --------
* See Note 7.

  The weighted average discount rate used to determine the actuarial present value of the projected benefit obligation was 7.25% and 9.00% as of December 31, 1995 and 1994, respectively. The expected long-term rate of return on plan assets used in 1995 was 9.0% to 9.5% and 9.5% in 1994. Rates of 3% to 6% were used to estimate future salary levels. As of December 31, 1995, plan assets consisted of approximately 7% in cash equivalents and short-term debt investments, 26% in equity investments, and 67% in fixed income and other investments. As of December 31, 1994, plan assets consisted of approximately 10% in cash equivalents and short-term debt investments, 27% in equity investments, and 63% in fixed income and other investments. Plan assets as of December 31, 1995 included 205 shares of USAir Group Common Stock. Plan assets as of December 31, 1994 did not include shares of USAir Group Common Stock.

                                  USAIR, INC.

  The following items are the components of the net periodic pension cost for the qualified defined benefit plans:

                                                           1995   1994   1993
                                                           -----  -----  -----
                                                             (IN MILLIONS)
     Service cost (benefits earned during the period)..... $  92  $ 124  $  90
     Interest cost on projected benefit obligation........   216    216    188
     Actual return on plan assets.........................  (539)    48   (224)
     Net amortization and deferral........................   371   (254)    40
                                                           -----  -----  -----
     Net periodic pension cost............................ $ 140  $ 134  $  94
                                                           =====  =====  =====

  Net pension cost for 1993 presented above excludes a charge of approximately $33.9 million related to "early-out" incentive programs offered to a limited number of USAir employees during the years. No such charges were incurred in 1995 or 1994.

  Non-qualified supplemental pension plans are established for certain employee groups, which provide incremental pension payments from USAir's funds so that total pension payments equal amounts that would have been payable from USAir's principal pension plans if it were not for limitations imposed by Federal income tax regulations.

  The following table sets forth the non-qualified plans' status at December 31, 1995 and 1994:

                                                                 1995   1994
                                                                 -----  -----
                                                                     (IN
                                                                  MILLIONS)
     Fair value of plan assets.................................. $ --   $ --
     Actuarial present value of:
       Vested benefit obligation................................    30     30
       Nonvested benefit obligation.............................     2      2
                                                                 -----  -----
       Accumulated benefits based on salaries to date...........    32     32
       Additional benefits based on estimated future salary
        levels..................................................     2      1
                                                                 -----  -----
       Projected benefit obligation.............................    34     33
                                                                 -----  -----
     Projected benefit obligation in excess of fair value of
      plan assets...............................................   (34)   (33)
     Unrecognized prior service cost............................     3      1
     Unrecognized net loss......................................     8      2
                                                                 -----  -----
       Pension (liability) prepaid before adjustment............   (23)   (30)
     Adjustment to recognize minimum liability*.................   (11)    (5)
                                                                 -----  -----
     Unfunded accrued supplementary costs as adjusted and
      recognized in consolidated balance sheets................. $ (34) $ (35)
                                                                 =====  =====

- --------
* See Note 7.

                                  USAIR, INC.

  Net periodic supplementary pension cost for the non-qualified supplemental pension plans included the following components:

                                                            1995   1994  1993
                                                            -----  ----- -----
                                                              (IN MILLIONS)
     Service cost (benefits earned during the period)...... $ --   $ --  $ --
     Interest cost on projected benefit obligation.........     2      2     2
     Actual return on plan assets..........................   --     --    --
     Net amortization and deferral.........................    (1)    21    12
                                                            -----  ----- -----
     Net periodic supplementary pension cost............... $   1  $  23 $  14
                                                            =====  ===== =====

  The discount rate used to determine the actuarial present value of the projected benefit obligation was 7.25% and 9.00% as of December 31, 1995 and 1994, respectively. A rate of 3% was used to estimate future salary levels.

  In addition to the qualified and non-qualified defined benefit plans described above, USAir also contributes to certain defined contribution plans. USAir contributions are based on a formula which considers the age and pre-tax earnings of each employee and the amount of employee contributions. In addition, certain qualified defined contribution plans contain a component for profit sharing contributions if USAir Group achieves certain pre-tax margin levels. USAir's expense related to the defined contribution plans, excluding expense for the ESOP Plan, was $64 million, $43 million and $42 million for 1995, 1994 and 1993, respectively. The 1995 contribution expense reflects a new employer match contribution for certain collective bargaining groups. USAir made no contributions to its defined contribution plans related to profit sharing in 1995, 1994 or 1993, since USAir Group did not achieve the prescribed pre-tax margin level.

  (b) Postretirement Benefits Other Than Pensions

  USAir offers medical and life insurance benefits to employees hired prior to March 29, 1993 who retire from the Company and their eligible dependents. The medical benefits provided by USAir are coordinated with Medicare benefits. Retirees generally contribute amounts towards the cost of their medical expenses based on years of service with USAir. USAir provides uninsured death benefit payments to survivors of retired employees for stated dollar amounts, or in the case of retired pilot employees, death benefit payments determined by age and level of pension benefit. The plans for postretirement medical and death benefits are funded on the pay-as-you-go basis.

  The following table sets forth the financial status of the plans as of December 31, 1995 and 1994:

                                                                   1995   1994
                                                                  ------  -----
                                                                      (IN
                                                                   MILLIONS)
     Accumulated Postretirement Benefit Obligation (APBO):
       Retirees.................................................. $  338  $ 245
       Fully eligible active plan participants...................    176    144
       Other plan participants...................................    482    306
                                                                  ------  -----
         Total APBO..............................................    996    695
       Unrecognized prior service credit.........................    155    167
       Unrecognized net gain (loss)..............................   (112)   123
                                                                  ------  -----
     Accrued postretirement benefit cost......................... $1,039  $ 985
                                                                  ======  =====

                                  USAIR, INC.

  The components of net periodic postretirement benefit cost are as follows:

                                                             1995  1994  1993
                                                             ----  ----  ----
                                                             (IN MILLIONS)
     Service cost (benefits attributed to employee service
      during the period).................................... $ 29  $ 36  $ 31
     Interest cost on APBO..................................   65    60    56
     Net amortization and deferral..........................  (15)  (12)  (12)
                                                             ----  ----  ----
       Net periodic postretirement benefit cost............. $ 79  $ 84  $ 75
                                                             ====  ====  ====

  The postretirement benefit expense for 1993 presented above excludes a charge of approximately $15.5 million related to "early-out" programs offered to a limited number of employees during the year. No such charges were incurred in 1995 or 1994.

  The discount rate used to determine the APBO was 7.25%, 9.00% and 7.75% at December 31, 1995, 1994 and 1993, respectively. The average rates of annual compensation increase used to calculate the APBO ranged from 3% to 6% at December 31, 1995, 1994 and 1993. The assumed health care cost trend rate used in measuring the APBO was 8.5% in 1995, declining by 1% per year after 1995 to an ultimate rate of 4.5%. If the assumed health care cost trend rates were increased by 1 percentage point, the APBO at December 31, 1995 would be increased by 10% and 1995 periodic postretirement benefit costs would increase 13%.

  (c) Postemployment Benefits

  USAir adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"), during 1993. FAS 112 requires the use of an accrual method to recognize postemployment benefits such as disability-related benefits. The cumulative effect at January 1, 1993 of adopting FAS 112 was $43.7 million.

10. PROFIT SHARING

  In exchange for temporary wage and salary reductions and other concessions during a twelve month period in 1992 and 1993, including certain ongoing work rule and medical benefits concessions and the freeze of the defined benefit plan for non-contract employees, certain USAir employees participate in a profit sharing program and have been granted options to purchase USAir Group common stock. The profit sharing program is designed to recompense those USAir employees whose pay had been reduced in an amount equal to (i) two times salary forgone plus (ii) one time salary forgone (subject to a minimum of $1,000) for the freeze of the pension plans for non-contract employees. Until the maximum payout has been made, annual pre-tax profits, as defined in the program, of USAir Group will be distributed to participating employees as follows: 25% of the first $100 million in pre-tax profits; 35% of the next $100 million in pre-tax profits; and 40% of the pre-tax profits exceeding $200 million.

  The calculation of pre-tax profits under the profit sharing plan excludes FAS 106 charges (approximately $78.6 million for 1995) and certain unusual items. This program will be in effect until USAir employees are recompensed for salary and pension benefits foregone. Because USAir Group recorded a pre-tax profit for 1995, USAir recognized charges of approximately $49.7 million under this plan in 1995 (certain amounts have been expensed in prior years even though 1995 was USAir's first profitable year since inception of the plan). Under the terms of the plan, the cash payout for 1995 of approximately $73.7 million was made to employees covered by the provision of this plan in the first quarter of 1996.

                                  USAIR, INC.

  USAir's ESOP and Defined Contribution Retirement Program each have profit sharing components. Under the ESOP, each eligible USAir employee receives a certain number of USAir Group Common Stock shares based on each participant's compensation relative to the total compensation of all participants and the number of USAir Group Common Stock shares in the allocation pool. When USAir's return on sales equals or exceeds certain prescribed levels, USAir increases its contribution, which effectively increases the number of USAir Group Common Stock shares in the allocation pool (see Note 8.--Employee Stock Ownership
Plan). Under the Defined Contribution Retirement Program, USAir makes additional contributions to a participant's account when USAir Group achieves certain prescribed pre-tax margin levels (see Note 9.--Employee Benefit Plans). USAir did not make any profit sharing contributions in connection with the profit sharing components of the ESOP or the Defined Contribution Retirement Program in 1995, 1994 or 1993.

11. RELATED PARTY TRANSACTIONS

  (a) Parent Company

  As of December 31, 1995, USAir had a $68.6 million 8.4% note payable to USAir Group related to USAir Group's purchase of aircraft-secured debt obligations of USAir. USAir repaid the note in February 1996. During 1994, USAir Group financed three aircraft for USAir. USAir repaid this obligation, including interest, in December 1994.

  USAir's balance sheet line item, Payable to Parent Company, includes intercompany loans from USAir Group which arise in the normal course of business. These loans bear interest at market rates which are reset quarterly.

  Net interest expense related to the notes payable and intercompany loans was $7.8 million, $11.3 million and $1.3 million for the years 1995, 1994 and 1993, respectively.

  (b) Regional Airline Subsidiaries of USAir Group

  USAir engages in certain transactions with Allegheny Airlines, Inc. ("Allegheny"), Piedmont Airlines, Inc., and PSA Airlines, Inc., wholly-owned regional airline subsidiaries of USAir Group. USAir provides various services to these entities including passenger handling, contract training and catering. USAir recognized other operating revenues of approximately $46.5 million, $43.5 million and $50.3 million related to these services for the years 1995, 1994 and 1993, respectively. These regional airlines also perform passenger and ground handling for USAir at certain airports for which USAir recognized other operating expenses of approximately $21.0 million and $15.3 million for the years 1995 and 1994, respectively.

  USAir leases or subleases certain turboprop aircraft to these entities. USAir recognized other operating revenues related to these arrangements of approximately $18.7 million, $22.0 million and $14.1 million for the years 1995, 1994 and 1993, respectively. USAir entered into a sale-leaseback arrangement with Allegheny during 1994 involving certain turboprop aircraft (in return, USAir subleases these same aircraft back to Allegheny). USAir recognized other operating expenses related to the lease of these aircraft from Allegheny of approximately $9.8 million and $3.1 million for 1995 and 1994, respectively.

  USAir's receivables from and payables to these regional airlines were approximately $9.6 million and $1.6 million, respectively, at December 31, 1995 and $8.7 million and $1.3 million, respectively, at December 31, 1994. USAir's Traffic Balances Payable liability included $30.8 million and $22.9 million at December 31, 1995 and 1994, respectively, representing passengers flown by the regional subsidiaries on behalf of USAir during the month of December in each of those years.

                                  USAIR, INC.

  (c) Other USAir Group Subsidiaries

  USAir leases certain aircraft to USAir Group's wholly-owned subsidiary USAir Leasing and Services, Inc. ("Leasing"). Leasing subleases these aircraft to third parties. USAir recognized other operating revenues related to these arrangements of approximately $4.6 million, $2.2 million and $0.7 million for the years 1995, 1994 and 1993, respectively.

  USAir purchases a portion of its aviation fuel from USAir Group's wholly-owned subsidiary USAir Fuel Corporation ("Fuel Corp."), which acts as a fuel wholesaler to USAir in certain circumstances. USAir's aviation fuel purchases were approximately $104.9 million, $57.8 million and $9.7 million for the years 1995, 1994 and 1993, respectively. USAir's accounts payable to Fuel Corp. was $20.7 million and $5.6 million at December 31, 1995 and 1994, respectively.

  (d) British Airways plc

  On January 21, 1993, USAir Group and BA entered into an Investment Agreement under which a wholly-owned subsidiary of BA purchased certain series of convertible preferred stock and BA entered into code sharing and wet lease arrangements with USAir. At December 31, 1995, BA's total voting interest in USAir Group was approximately 21.0%.

  USAir wet leases 767-200ER aircraft, including cockpit and cabin crews, to BA in order to serve three routes between the U.S. and London. The wet lease arrangements are scheduled to end by May 31, 1996 (the first of the three wet lease arrangements ended in December 1995 and a second wet lease ended in February 1996). USAir recognized other operating revenues of approximately $63.6 million, $60.7 million and $17.1 million for the years 1995, 1994, and 1993, respectively, related to the wet lease arrangements. These revenues were offset by an equal amount of other operating expense.

  USAir also has various agreements with BA for ground handling at certain airports, contract training and other services. USAir recognized other operating revenues of approximately $4.9 million, $6.4 million and $2.4 million for the years 1995, 1994 and 1993, respectively, related to the services USAir performed for BA.

  USAir's current receivables from and payables to BA were approximately $11.5 million and $5.3 million, respectively, at December 31, 1995 and $11.0 million and $4.5 million, respectively, at December 31, 1994.

  USAir also had a long-term receivable from BA related to two U.S. to London routes that USAir relinquished at the time of implementation of a code sharing arrangement with BA. The balance of the receivable was approximately $45.4 million and $47.0 million at December 31, 1995 and 1994, respectively. Payments began in December 1995 in conjunction with the termination of the first wet lease arrangement and continue annually for nine years.

                                  USAIR, INC.

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following table presents selected quarterly financial data for 1995 and 1994:

                                               FIRST   SECOND   THIRD   FOURTH
                                              QUARTER  QUARTER QUARTER  QUARTER
                                              -------  ------- -------  -------
                                                       (IN MILLIONS)
   1995
     Operating revenues...................... $1,664   $1,852  $1,743   $1,725
     Operating income (loss)................. $  (50)  $  135  $   66   $   84
     Net income (loss)....................... $ (102)  $   85  $   17   $   34
                                              ======   ======  ======   ======
   1994
     Operating revenues...................... $1,589   $1,763  $1,642   $1,584
     Operating income (loss)................. $ (135)  $   60  $ (164)  $ (278)
     Net income (loss)....................... $ (190)  $    1  $ (196)  $ (332)
                                              ======   ======  ======   ======

  See Note 14.--Non-Recurring and Unusual Items.

  Note: The sum of the four quarters may not equal yearly totals due to rounding of quarterly results.

13. SUPPLEMENTAL BALANCE SHEET INFORMATION

  The components of certain accounts in the accompanying balance sheets are as follows:

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1995       1994
                                                         ---------- ----------
                                                            (IN THOUSANDS)
     (a)Cash and cash equivalents:
        Cash............................................ $   11,298 $   16,946
        Cash equivalents, at cost which approximates
         market.........................................    868,315    411,979
                                                         ---------- ----------
                                                         $  879,613 $  428,925
                                                         ========== ==========
     (b)Receivables, net:
        Accounts receivable............................. $  333,859 $  335,234
        Less allowance for doubtful accounts............     12,104      9,222
                                                         ---------- ----------
                                                         $  321,755 $  326,012
                                                         ========== ==========
     (c)Materials and supplies, net:
        Materials and supplies.......................... $  383,910 $  408,308
        Less allowance for obsolescence.................    161,665    169,827
                                                         ---------- ----------
                                                         $  222,245 $  238,481
                                                         ========== ==========
     (d)Accrued expenses:
        Salaries and wages.............................. $  342,391 $  258,426
        Rents...........................................    479,749    477,972
        All other.......................................    613,054    561,176
                                                         ---------- ----------
                                                         $1,435,194 $1,297,574
                                                         ========== ==========

  Note: Certain 1994 amounts have been reclassified to conform with 1995 classifications.

                                  USAIR, INC.

14. NON-RECURRING AND UNUSUAL ITEMS

  (a) 1995

  In the fourth quarter of 1995, USAir reversed $4.1 million of the $132.8 million non-recurring charge related to its grounded BAe-146 fleet that was recorded in the fourth quarter of 1994 (see Note 14.(b) below). The reversal reflects the successful remarketing by USAir of three of these aircraft. USAir will reverse additional amounts related to the 1994 non-recurring charge in future periods dependent upon its success and the terms at which the remaining 15 grounded BAe-146 aircraft are subleased or otherwise disposed.

  (b) 1994

  USAir's results for 1994 include (i) a $132.8 million charge related to its grounded BAe-146 fleet, recorded in the fourth quarter of 1994; (ii) a $54.0 million charge for obsolete inventory and rotables to reflect market value, recorded in the fourth quarter of 1994; (iii) a $50 million addition to Passenger Transportation revenue in the fourth quarter of 1994 to adjust estimates made during the first three quarters of 1994; (iv) a $40.1 million charge primarily related to USAir's decision to cease operations of its remaining Boeing 727-200 aircraft in 1995, recorded in the third quarter of 1994; (v) a $25.9 million charge related to USAir's decision to substantially reduce service between Los Angeles and San Francisco and close its San Francisco crew base, recorded in the third quarter of 1994; and (vi) an $18.6 million gain resulting from the accounting treatment of the hull insurance recovery on the aircraft lost in the September accident, recorded in the third quarter of 1994. USAir presently owns one and leases seventeen BAe-146-200 aircraft. The seventeen operating leases were entered into in 1984 and 1985 by Pacific Southwest Airlines. Each of the leases expires in either 1999 or 2000. Pacific Southwest Airlines was merged with and into USAir in 1987. In late 1990, USAir determined that the BAe-146 aircraft were uneconomical to operate and decided to remove the planes from USAir's operating fleet in May 1991 with the intention of terminating the leases early through buy-out clauses or subleasing the aircraft to other airlines. USAir recorded a $44 million charge in 1990 to reflect the lease payments required to be made between May 1991 and the early lease termination dates in 1992 and 1993 plus additional costs expected to be incurred in terminating the leases. In 1991, USAir was unsuccessful in its efforts to sublease the aircraft. USAir then contemplated returning the aircraft to its operating fleet and recorded a $21 million unusual item in 1991 in connection with estimated return-to-service expenses.

  In 1992, USAir decided not to return its BAe-146 aircraft to service, and USAir also determined that there were no imminent remarketing possibilities and that it would be uneconomical to terminate the leases early in 1992 and 1993 as previously envisioned. However, USAir believed that the narrowbody market might recover by 1995. Accordingly, at the end of 1992, USAir recorded a $72 million charge equal to the unreserved 1993 and 1994 rent payments. In addition, USAir was contingently liable for future rent payments beyond 1994 in the approximate amount of $100 million if the BAe-146-200 aircraft could not be successfully remarketed. At the end of 1994, USAir re-examined the likelihood of remarketing the aircraft and the economics involved in terminating the leases. USAir determined that, in light of economic conditions and the worldwide glut of narrowbody aircraft (and particularly the significant number of grounded BAe-146s), it was appropriate from an accounting perspective to take a $132.8 million charge. This amount consisted of $102.7 million for the present value of the remaining lease payments, $42.6 million to reduce the value of spare parts to their estimated fair market value, a $15.5 million credit to reverse the previously accrued early termination costs, and a $3 million write-off of a warranty claim against the manufacturer. In the latter part of 1995 and in 1996, USAir began to witness favorable changes in market conditions for BAe-146 aircraft. This change is attributable to, among other factors, a shortage in certain markets of narrowbody aircraft that comply with applicable noise regulations and the engine manufacturer recently offering maintenance cost guarantees for the aircraft's Avco-Lycoming engines. During the first six months of 1996, USAir delivered seven BAe-146 aircraft to other airlines and as of July 10, 1996, has entered into sublease agreements with foreign and domestic airlines for eight additional aircraft to be

                                  USAIR, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

delivered in 1996. USAir's success in remarketing the aircraft resulted in a $4.1 million reversal of the previous accrual in the fourth quarter of 1995. USAir anticipates that it will make additional reversals in the second, third and fourth quarters of 1996.

  (c) 1993

  USAir's results for 1993 include non-recurring charges of (i) $43.7 million for the cumulative effect of an accounting change, as required by FAS 112 which was adopted during the third quarter of 1993, retroactive to January 1, 1993; (ii) $68.8 million for severance, early retirement and other personnel-related expenses recorded primarily during the third quarter of 1993 in connection with a workforce reduction of approximately 2,500 full-time positions between November 1993 and the first quarter of 1994; (iii) $36.8 million based on a projection of the repayment of certain employee pay reductions, recorded in the fourth quarter of 1993; (iv) $13.5 million for certain airport facilities at locations where USAir has, among other things, discontinued or reduced its service, recorded in the fourth quarter of 1993;
(v) $8.8 million for a loss on USAir's investment in the Galileo International Partnership, which operates a computerized reservation system, recorded in the fourth quarter of 1993; and (vi) $18.4 million credit related to non-operating aircraft, recorded in the second quarter of 1993.

                         [LOGO OF USAIR APPEARS HERE]

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS
             --------------------------------------

Item 20.     Indemnification of Directors and Officers
             -----------------------------------------

     Section 145 of the Delaware Statute provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and proceeding if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or to the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably occurred in connection with the defense of settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determinate upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses when the Court of Chancery or such other court shall deem proper.

      Section 102(b)(7) of the Delaware Statute permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a direction, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violations of law, (iii) under Section 174 of the Delaware Statute (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit, USAir's certificate of incorporation includes such a provision.


Item 21.    Exhibits and Financial Statement Schedules
            ------------------------------------------

     (a)    The following documents are filed as part as this Registration
            Statement:

      1.    Financial Statements
            --------------------

     The following consolidated financial statements of USAir are included in
Part II, Item 8B. of this report:

  - Consolidated Statements of Operations for the Three Months Ended March 31, 1996 and 1995 (unaudited)

  - Consolidated Statements of Operations for each of the Three Years Ended December 31, 1995

  -  Consolidated Balance Sheets as of December 31, 1995 and 1994

  - Consolidated Statements of Cash Flows for each of the Three Years Ended December 31, 1995

  - Consolidated Statements of Changes in Stockholder's Equity (Deficit) for each of the Three Years Ended December 31, 1995

  -  Notes to Consolidated Financial Statements

                     (this space intentionally left blank)








        3.  Exhibits
            --------

Designation                     Description
- -----------                     -----------

3.1 Restated Certificate of Incorporation of USAir (incorporated by reference to Exhibit 3.1 to USAir's Registration Statement on Form 8-B dated January 27, 1983).

3.2 By-laws of USAir (incorporated by reference to Exhibit 3.5 to USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

4.1 Amended Certificate of Designation, Preferences, and Rights of the Series D of Junior Preferred Stock of USAir Group (incorporated by reference to Exhibit 4(c) to USAir Group's Current Report on Form 8-K dated August 11, 1989).

4.2 Certificate of Designation of Series A Cumulative Convertible Preferred Stock of USAir Group (incorporated by reference to
                Exhibit 4(b) to USAir Group's Current Report on Form 8-K dated August 11, 1989).

4.3 Certificate of Designation of Series B Cumulative Convertible Preferred Stock of USAir Group (incorporated by reference to
                Exhibit 3.3 to Amendment No. 4 to USAir Group's Registration Statement on Form S-3 (Registration No. 33-39540) dated May 17,
                1991).

  4.4 Agreement between USAir Group and Berkshire Hathaway Inc. dated August 7, 1989 (incorporated by reference to Exhibit 4(a) to USAir Group's Current Report on Form 8-K dated August 11, 1989).

  4.5 Certificate of Designation of Series F Cumulative Convertible Senior Preferred Stock of USAir Group (incorporated by reference to Exhibit
           28.2 to USAir Group's Current Report on Form 8-K dated January 21,
           1993).

  4.6 Form of Certificate of Designation of Series T Cumulative Exchangeable Convertible Senior Preferred Stock of USAir Group (incorporated by reference to Appendix VII to USAir Group's Proxy Statement dated April 26, 1993). USAir is not filing any instrument (with the exception of holders of exhibits 10.1(a-c)) defining the rights of holders of long-term debt because the total amount of securities authorized under each such instrument does not exceed ten percent of the total assets of USAir. Copies of such instruments will be furnished to the Securities and Exchange Commission upon request.

**4.7 Consolidated Financial Statements of Galileo International Partnerships for the years ended December 31, 1995 and 1994 and the Consolidated Financial Statements of Appolo Travel Services Partnership for the years ended December 31, 1995 and 1994.

* 5.1 Purchase Agreement dated February 9, 1996 among USAir and the Initial Purchasers.

* 5.2 Registration Rights Agreement, dated as of February 15, 1996, among USAir and the Initial Purchasers.

* 5.3 Collateral Agency Agreement, dated as of February 15, 1996, among USAir, the Collateral Agent, the Class A, B and C Indenture Trustees and the Class A, B and C Liquidity Providers.

* 5.4 Class A Indenture, dated as of February 15, 1996, between USAir and the Class A Indenture Trustee.

* 5.5 Class B Indenture, dated as of February 15, 1996, between USAir and the Class B Indenture Trustee.

* 5.6 Class C Indenture, dated as of February 15, 1996, between USAir and the Class C Indenture Trustee.

* 5.7 Liquidity Agreement, dated as of February 15, 1996, among USAir, the Class A Liquidity Provider and the Collateral Agent.

____________________
 *  previously filed
**  filed herewith

*    5.8     Liquidity Agreement, dated as of February 15, 1996
             among USAir, the Class B Liquidity Provider and the Collateral
             Agent.

*    5.9     Liquidity Agreement, dated as of February 15, 1996, among USAir, the Class C Liquidity Provider and the Collateral Agent.

*    5.10    Opinion of Lawrence M. Nagin, as to the legality of the New Notes.


*    5.11    Tax opinion of Ginsburg, Feldmen and Bress.

*    5.12    Opinion of Fulbright & Jaworski, L.L.P.

*    5.13    Form T-1 of Wilmington Trust Company with respect to the Class A
             Notes. (Statement of Eligibility under the Trust Indenture Act of
             1939 of a Corporation Designated to Act as Trustee).

*    5.14    Form T-1 of Wilmington Trust Company with respect to the Class B
             Notes. (Statement of Eligibility under the Trust Indenture Act of
             1939 of a Corporation Designated to Act as Trustee).

*    5.15    Form T-1 of Wilmington Trust Company with respect to the Class C
             Notes. (Statement of Eligibility under the Trust Indenture Act of
             1939 of a Corporation Designated to Act as Trustee).


**   5.16    Appraisals of Airclaims, AISI and BK.

    10.1(a) Supplemental Agreement No. 16, dated July 19, 1990, to Purchase Agreement No. 1102 between USAir and The Boeing Company (incorporated by reference to Exhibit 10.2(a) to USAir Group's Annual Report on Form 10-K of the year ended December 31, 1990).

    10.1(b) Supplemental Agreement No. 17, dated November 28, 1990, to Purchase Agreement No. 1102, between USAir and The Boeing Company (incorporated by reference to Exhibit 10.2(b) to USAir Group's Annual Report on Form 10-K for the year ended December 31, 1990).

    10.1(c) Supplemental Agreement No. 18, dated December 23, 1991, to Purchase Agreement No. 1102 between USAir and The Boeing Company (incorporated by reference to Exhibit 10.2(c) to USAir Group's Annual Report on Form 10-K for the year ended December 31, 1991).

    10.2 Purchase Agreement No. 1725 dated December 23, 1991 between USAir and The Boeing Company (incorporated by reference to Exhibit 10.3 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1991).

    10.3 Executive Incentive Compensation Plan of USAir Group, Inc. as amended and restated December 1, 1995 (incorporated by reference to Exhibit 10.4 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995.

    10.4 USAir, Inc. Officers' Supplemental Benefit Plan (incorporated by reference to Exhibit 10.5 to USAir's Annual Report on Form 10-K for the year ended December 31, 1980).

10.5    USAir, Inc. Supplementary Retirement Benefit Plan
        (incorporated by reference to Exhibit 10.5 to USAir
        Group's Annual Report on Form 10-K for the year ended
        December 31, 1989).

10.6    USAir, Inc. Supplemental Executive Defined Contribution
        Plan (incorporated by reference to Exhibit 10.6 to USAir
        Group's Annual Report on Form 10-K for the year ended
        December 31, 1994).

10.7    USAir Group's 1984 Stock Option and Stock Appreciation
        Rights Plan (incorporated by reference to Exhibit A to
        USAir Group's Proxy Statement dated March 30, 1984).

10.8 USAir Group's 1988 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to USAir Group's Annual
        Report on Form 10-K for the year ended December 31,
        1987).

10.9 USAir Group's 1992 Stock Option Plan (incorporated by reference to Exhibit A to USAir Group's Proxy Statement dated March 30, 1992).

10.10 USAir Group's 1996 Stock Incentive Plan (incorporated by reference to Exhibit A to USAir Group's Proxy Statement dated April 15, 1996).

10.11 Employment Agreement between USAir and its Chief Execu-tive Officer (incorporated by reference to Exhibit 10.11 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.12 Employment Agreement between USAir and its President and Chief Operating Officer (incorporated by reference to
        Exhibit 10.12 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.13 Employment Agreement between USAir and its Executive Vice President-Corporate Affairs and General Counsel (incorporated by reference to Exhibit 10.13 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.14 Agreement between USAir and its Chief Executive Officer with respect to certain employment arrangements
        (incorporated by reference to Exhibit 10.14 to USAir
        Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.15 Agreement between USAir and its President and Chief Operating Officer with respect to certain employment arrangements (incorporated by reference to Exhibit 10.15 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.16 Agreement between USAir and its Executive Vice Presi-dent-Corporate Affairs and General Counsel with respect to certain employment arrangements (incorporated by reference to Exhibit 10.16 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.17 Employment Agreement between USAir and its former Chief Executive Officer, as amended by a severance agreement (incorporated by reference to Exhibit 10.17 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.18    Employment Agreement between USAir and its former
         President and Chief Operating Officer, as amended by a severance agreement (incorporated by reference to Exhibit 10.18 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.19 Employment Agreement between USAir and its former Executive Vice President, General Counsel and Secretary, as amended by a severance agreement (incorporated by reference to Exhibit 10.19 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.20 Employment Agreement between USAir and its Executive Vice President-Marketing (incorporated by reference to Exhibit 10.20 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.21 Trust Agreement dated as of April 1, 1992 between USAir and Wachovia Bank of North Carolina, N.A. providing for certain compensation arrangements for the Executive Vice President-Marketing (incorporated by reference to
         Exhibit 10.21 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.22 Employment Agreement between USAir and its Executive Vice President-Customer Services (incorporated by reference to Exhibit 10.22 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.23 Agreement between USAir and its Chief Executive Officer providing supplemental retirement benefits (incorporated by reference to Exhibit 10.23 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.24 Agreement between USAir and its President and Chief Operating Officer providing supplemental retirement benefits (incorporated by reference to Exhibit 10.24 to USAir Group's and USAir's Annual Report on
           Form 10-K for the year ended December 31, 1995).

10.25 Agreement between USAir and its Executive Vice President-Corporate Affairs and General Counsel providing supplemental retirement benefits (incorporated by reference to Exhibit 10.25 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.26 Agreement between USAir and its former Chief Executive Officer providing supplemental retirement benefits (incorporated by reference to Exhibit 10.26 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.27 Agreement between USAir and its former President and Chief Operating Officer providing supplemental retirement benefits (incorporated by reference to Exhibit 10.27 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.28 Agreement between USAir and its former Executive Vice President, General Counsel and Secretary providing supplemental retirement benefits (incorporated by reference to Exhibit 10.28 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.29 Agreement between USAir and its Executive Vice President-Marketing providing supplemental retirement benefits (incorporated by reference to Exhibit 10.29 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31, 1995).

10.30 Employment Agreement between USAir and its Executive Vice President-Customer Services providing retirement benefits (incorporated by reference to Exhibit 10.30 to USAir Group's and USAir's Annual Report on Form 10-K for the year ended December 31,
           1995).

  * 21       Subsidiary of USAir.

 ** 23.1 Consent of KPMG Peat Marwick LLP to the incorporation of their report concerning certain financial statements of USAir in this registration statement.

  * 23.2 Consent of Fulbright & Jaworski, L.L.P. to the incorporation of their legal opinion covering certain matters of New York law and
             Section 1110 of the Federal Bankruptcy Code.


  * 23.3 Consent of Lawrence M. Nagin as to the incorporation of his legal opinion (included within Exhibit 5.10).

  * 23.4 Consent of Ginsburg, Feldman & Bress to the incorporation of their tax opinion (included within Exhibit 5.11).

  * 23.5 Consent of BK, AISI and Airclaims to the references to their aircraft appraisals and to their inclusion as exhibits.

  **23.6 Consent of KPMG Peat Marwick LLP to the incorporation of their report of certain financial statements of Galileo International Partnership in an exhibit to this registration statement.

  **23.7 Consent of Arthur Andersen LLP the incorporation of their report of certain financial statements of Apollo Travel Services in an exhibit to this registration statement.

  * 24.1 Powers of Attorney signed by the directors of USAir, Inc. authorizing their signatures on this registration statement.

  * 27.1     Valuation and Qualifying Accounts and Reserves

    99.1     Letter of Transmittal


 Item 22.  Undertakings
           ------------

      (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              i)  To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933:

             ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent port-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change to such information in the Registration Statement;

            iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, partner or controlling person of any of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements to the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Arlington, Virginia on July 16, 1996.

                                  USAir, Inc.

                                  By:  /s/ Stephen M. Wolf
                                     ----------------------------
                                        Stephen M. Wolf
                                       Chairman and Chief
                                       Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons on behalf of USAir, Inc. and in the capacities and on the dates indicated.


July 16, 1996                           By: /s/ Stephen M. Wolf
                                           ------------------------------
                                                  Stephen M. Wolf
                                                 Chairman and Chief
                                                 Executive Officer
                                            (Principal Executive Officer)

July 16, 1996                           By: /s/ John W. Harper
                                           ------------------------------
                                                  John W. Harper
                                           Senior Vice President-Finance
                                            and Chief Financial Officer
                                           (Principal Financial Officer)

July 16, 1996                           By: /s/ James A. Hultquist
                                           ------------------------------
                                                  James A. Hultquist
                                                     Controller
                                            (Principal Accounting Officer)

July 16, 1996                           By:             *
                                           ------------------------------
                                                Robert J. Ayling
                                                    Director

July 16, 1996                     By:           *
                                     _________________________
                                          Robert W. Bogle
                                             Director

July 16, 1996                     By:           *
                                     _________________________
                                         Edwin I. Colodny
                                             Director

July 16, 1996                     By:           *
                                     ________________________
                                        Mathias J. DeVito
                                           Director

July 16, 1996                     By:           *
                                     ________________________
                                          Rakesh Gangwal
                                             Director

July 16, 1996                     By:           *
                                     ________________________
                                       George J. W. Goodman
                                            Director

July 16, 1996                     By:           *
                                     ________________________
                                          John W. Harris
                                             Director

July 16, 1996                     By:           *
                                     ________________________
                                      Edward A. Horrigan, Jr.
                                            Director

July 16, 1996                     By:           *
                                     ________________________
                                          Robert LeBuhn
                                            Director

July 16, 1996                     By:           *
                                     ________________________
                                         Roger P. Maynard
                                             Director

July 16, 1996                             By:               *
                                              -----------------------------
                                                   John G. Medlin, Jr.
                                                       Director

July 16, 1996                             By:               *
                                              -----------------------------
                                                   Hanna M. Merriman
                                                       Director

July 16, 1996                             By:               *
                                              -----------------------------
                                                   Raymond W. Smith
                                                       Director

July 16, 1996                             By:               *
                                              -----------------------------
                                                   Derek M. Stevens
                                                       Director



By: /s/ Lawrence M. Nagin
    ------------------------
       Lawrence M. Nagin
       Attorney-In-Fact